    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1997
                                                    REGISTRATION NO.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                    REVLON WORLDWIDE (PARENT) CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   DELAWARE
                       (STATE OR OTHER JURISDICTION OF
                        INCORPORATION OR ORGANIZATION)

                                     2844
                         (PRIMARY STANDARD INDUSTRIAL
                         CLASSIFICATION CODE NUMBER)

                                  13-3933701
                               (I.R.S. EMPLOYER
                       IDENTIFICATION NUMBER)

                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 527-4000

             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            GLENN P. DICKES, ESQ.
                    REVLON WORLDWIDE (PARENT) CORPORATION
                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 527-4000

          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  Copies to:
                            STACY J. KANTER, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------


                                                                       PROPOSED
                                                     PROPOSED      MAXIMUM AGGREGATE
      TITLE OF EACH CLASS         AMOUNT TO BE   MAXIMUM OFFERING      OFFERING           AMOUNT OF
OF SECURITIES TO BE REGISTERED     REGISTERED     PRICE PER UNIT      PRICE(1)(2)     REGISTRATION FEE
--------------- ............... --------------  ----------------  -----------------  ------------------
Series B Senior Secured
 Discount Notes due 2001.......   $770,000,000        65.59%         $505,043,000          $153,044


-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee.
(2) Exclusive of any accrued original issue discount.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED MARCH 17, 1997

PROSPECTUS

       OFFER FOR ALL OUTSTANDING SENIOR SECURED DISCOUNT NOTES DUE 2001
       IN EXCHANGE FOR SERIES B SENIOR SECURED DISCOUNT NOTES DUE 2001
                                      OF
                    REVLON WORLDWIDE (PARENT) CORPORATION

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

              NEW YORK CITY TIME, ON      1997, UNLESS EXTENDED

   Revlon Worldwide (Parent) Corporation, a Delaware corporation (the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of up to $770,000,000 of its Series B Senior Secured Discount Notes due 2001 (the "New Notes") of the Issuer, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of its issued and outstanding Senior Secured Discount Notes due 2001 (the "Old Notes" and, with the New Notes, the "Notes"), of the Issuer from the holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by the 180th day following the Deposit Date (as defined herein), interest will accrue on the Old Notes (in addition to the accrual of Original Issue Discount (as defined herein)) from and including such 180th day until but excluding the date of consummation of the Exchange Offer payable in cash seminannually in arrears on March 15 and September 15, commencing September 15, 1997, at a rate per annum equal to .50% of the Accreted Value (as defined herein) of the Old Notes as of the September 15 or March 15 immediately preceding such interest payment date. The Old Notes were issued pursuant to an offering (the "Offering"), which was exempt from registration under the Securities Act, on March 5, 1997.

The Issue Price of each of the Old Notes was $655.90 per $1,000 principal amount at maturity (65.59% of principal amount at maturity), and, except as set forth above, there will be no periodic payments of interest on the Old Notes. The Notes will mature on March 15, 2001. The Issue Price of each Old Note represents a yield to maturity of 10 3/4% per annum (computed on a semiannual bond equivalent basis) calculated from March 5, 1997.

The Old Notes were offered by the Issuer to fund, in part, the defeasance of $1,115,760,000 aggregate principal amount at maturity of Senior Secured Discount Notes Due 1998 (the "Revlon Worldwide Notes") of Revlon Worldwide Corporation, a wholly owned subsidiary of the Issuer ("Revlon Worldwide"). The Revlon Worldwide Notes are secured by a pledge of approximately 83.1% of the shares (representing approximately 97.4% of the voting power) of Common Stock (as defined herein) of Revlon, Inc., a subsidiary of Revlon Worldwide ("Revlon, Inc."). Pursuant to the indenture governing the Revlon Worldwide Notes, the defeasance of the Revlon Worldwide Notes is expected to be effective on the 124th day after Revlon Worldwide irrevocably deposits (the "Deposit") in trust money or government obligations in an amount sufficient to pay the principal amount of the Revlon Worldwide Notes and any accrued interest thereon due at maturity provided that certain other conditions are satisfied. Following the defeasance of the Revlon Worldwide Notes (the "Revlon Worldwide Notes Defeasance"), Revlon Worldwide will be merged with and into the Issuer (the "Revlon Worldwide Merger") and the Issuer will directly own all the shares of Common Stock of Revlon, Inc. that are currently pledged to secure the Revlon Worldwide Notes.

Prior to the date Revlon Worldwide makes the Deposit (the "Deposit Date"), the proceeds of the Offering are being held in escrow. The Notes are subject to mandatory redemption in the event that (i) the Deposit is not made on or prior to June 5, 1997 or (ii) the payment of the Revlon Worldwide Notes is accelerated prior to such date. The mandatory redemption price is equal to the Accreted Value on the Mandatory Redemption Date (as defined herein). Concurrently with the closing of the Offering, the Issuer deposited with an escrow agent (the "Escrow Agent") an amount of cash or Treasury Securities (as defined herein) sufficient to pay when due the mandatory redemption price for the Notes. Such funds either will be used by the Issuer to make a capital contribution to Revlon Worldwide, which capital contribution will be used to fund, in part, the Deposit, or will be released to the Paying Agent (as defined herein) to fund the mandatory redemption of the Notes.

The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on and after March 15, 2000 at a redemption price equal to 102.6875% of the Accreted Value on the date of redemption. Upon a Change of Control (as defined herein), the Issuer will have the option to redeem the Notes in whole at a redemption price equal to the Accreted Value on the date of redemption plus the Applicable Premium (as defined herein) and, subject to certain conditions, each holder of the Notes will have the right to require the Issuer to repurchase all or a portion of such holder's Notes at a price equal to the Put Amount (as defined herein) on the date of repurchase.

The Old Notes are, and the New Notes will be, senior secured obligations of the Issuer and will rank pari passu in right of payment with all future senior indebtedness of the Issuer, if any, and senior to all future subordinated indebtedness of the Issuer, if any. The Old Notes are, and the New Notes will be, secured by a pledge of 47.1% of the shares of common stock of Revlon Worldwide and, simultaneously with the Revlon Worldwide Merger, will be secured by a pledge of 20,000,000 shares of Common Stock of Revlon, Inc., representing approximately 39.1% of the outstanding shares of Common Stock of Revlon, Inc. The only outstanding indebtedness of the Issuer (other than the Non-Recourse Guaranty (as defined herein)) are the Notes, and all of the Issuer's consolidated liabilities (other than the Notes and certain liabilities incurred in connection with the Offering) are liabilities of its subsidiaries. The Issuer is a holding company and therefore the Old Notes are, and the New Notes will be, effectively subordinated to all existing and future indebtedness and other liabilities of the Issuer's subsidiaries. As of December 31, 1996, after giving pro forma effect to the Offering, the Capital Contribution (as defined herein), the Deposit and the Revlon Worldwide Merger, the outstanding indebtedness and other liabilities of such subsidiaries would have been approximately $2,118.0 million. Prior to the Revlon Worldwide Merger, the Old Notes are, and the New Notes will be, effectively subordinated to the Revlon Worldwide Notes. See "Description of the Notes."

For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount on the New Notes will accrue from March 5, 1997, the date of original issuance of the Old Notes. Holders whose Old Notes are accepted for exchange may, in the limited circumstances described above, have the right to receive, in cash, accrued interest (if any) thereon to, but not including, the date of consummation of the Exchange Offer, such interest to be payable on the September 15 or March 15 next following such date of consummation. Holders of Old Notes accepted for exchange will be deemed to have waived the right to receive any other payments or accrued interest on the Old Notes.

The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuer contained in the Registration Agreement dated March 5, 1997 among the Issuer and the other signatories thereto (the "Registration Agreement"). See "The Exchange Offer--Consequences of Exchanging Old Notes" for a discussion of the Issuer's belief, based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") as set forth in no action letters issued to third parties, as to the transferability of the New Notes upon satisfaction of certain conditions. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The Issuer will not receive any proceeds from the Exchange Offer. The Issuer will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Issuer terminates the Exchange Offer and does not accept for exchange any Old Notes, the Issuer will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Chase Securities Inc. and Smith Barney Inc. (the "Initial Purchasers") have advised the Issuer that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Issuer does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

   SEE "RISK FACTORS" COMMENCING ON PAGE 17 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is      , 1997.

                            AVAILABLE INFORMATION

   The Issuer has filed with the SEC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

   The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Issuer is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Exchange Offer, the Issuer will become subject to such requirements, and in accordance therewith will file periodic reports and other information with the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Issuer, that file electronically with the SEC and the address of such site is http://www.sec.gov. In the event the Issuer is not required to be subject to the reporting requirements of the Exchange Act in the future, the Issuer will be required under the Indenture, dated as of March 1, 1997 (the "Indenture"), between the Issuer and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Old Notes have been, and the New Notes will be, issued, to continue to file with the SEC and to furnish to holders of the Notes the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Form 10-K, 10-Q and 8-K, for so long as any Notes are outstanding.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and the financial statements and the notes thereto contained elsewhere in this Prospectus. Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus to (i) the "Issuer" mean Revlon Worldwide (Parent) Corporation, (ii) the "Company" or "Revlon" mean Revlon Worldwide (Parent) Corporation and its subsidiaries and
(iii) "Revlon, Inc." mean Revlon, Inc. and its subsidiaries. All market share and market position data in this Prospectus for the Company's brands and specific products is based upon retail dollar sales which are derived from A.C. Nielsen data. A.C. Nielsen measures retail sales volume of products sold in the United States self-select distribution channel, which is defined as the following channels of distribution: independent and chain drug stores, mass-volume retailers, supermarkets and combination supermarket/drug stores. Such data represents A.C. Nielsen's estimates based upon data gathered by A.C. Nielsen from market samples. Such data is therefore subject to some degree of variance.

                                  THE ISSUER

   The Issuer is a holding company whose only significant asset is all of the common stock, par value $1.00 per share, of Revlon Worldwide, a holding company that owns approximately 83.1% of the shares (representing approximately 97.4% of the voting power) of common stock of Revlon, Inc. As such, the Issuer's principal business operations are conducted by Revlon, Inc. and its subsidiaries. The Issuer is indirectly wholly owned by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. See "Relationship with MacAndrews & Forbes" and "Ownership of Common Stock." Upon the Revlon Worldwide Notes Defeasance, Revlon Worldwide will be merged with and into the Issuer in the Revlon Worldwide Merger.

                                 THE COMPANY

   REVLON is one of the world's best known names in cosmetics and is a leading mass market cosmetics brand. The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. To pursue this vision, the Company's management team combines the creativity of a cosmetics and fashion company with the marketing, sales and operating discipline of a consumer packaged goods company. The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world, with products sold in approximately 175 countries and territories. The Company's products are marketed under such well-known brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY and ULTIMA II in cosmetics; MOON DROPS, ETERNA 27, REVLON RESULTS, ALMAY TIME-OFF, ULTIMA II, JEANNE GATINEAU and NATURAL HONEY in skin care; CHARLIE, FIRE & ICE, CIARA, CHERISH and JONTUE in fragrances; FLEX, OUTRAGEOUS, AQUAMARINE, MITCHUM, COLORSILK, JEAN NATE, BOZZANO and COLORAMA in personal care products; and ROUX FANCI-FULL, REALISTIC, CREME OF NATURE, FERMODYL, VOILA, COLOMER, CREATIVE NAIL DESIGN SYSTEMS and AMERICAN CREW in professional products. To further strengthen its consumer brand franchises, the Company markets each core brand with a distinct and uniform global image including packaging and advertising, while retaining the flexibility to tailor products to local and regional preferences.

   Revlon, Inc. was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors 65 years ago. Today, the Company has leading market positions in many of its principal product categories in the United States self-select distribution channel, which the Company believes is the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. The Company's leading market positions for its REVLON brand products include the number one positions in lip makeup and nail enamel (which the Company has occupied for the past 20 years), and for 1996 the number one and two selling brands of lip makeup. The Company's market share in lip makeup and nail enamel has increased from 24.3% and

21.2%, respectively, for 1992, to 32.6% and 24.7%, respectively, for 1996. The Company has the number two position in face makeup (including the number one and two selling brands of foundation), where its market share has increased from 10.8% for 1992 to 19.1% for 1996. Propelled by the success of its new product launches and share gains in its existing product lines, the Company has captured the number one position overall in color cosmetics (consisting of lip, eye and face makeup and nail enamel) in the United States self-select distribution channel, where its market share has increased from 14.7% for 1992 to 21.4% for 1996. The Company also has leading market positions in several product categories in certain markets outside of the United States, including in Brazil, Canada, South Africa and Australia.

   The Company believes that it is an industry leader in the development of innovative and technologically advanced consumer and professional products. In June 1994, the Company launched COLORSTAY lipcolor, which uses patented transfer-resistant technology that provides long wear. COLORSTAY lip makeup achieved a 14.5% market share in the United States self-select distribution channel for 1996, making it the number one selling lip makeup in that channel, with a market share of more than twice that of any competitor's brand. The success of COLORSTAY lip makeup boosted the Company's total lip makeup market share to more than twice the market share of the next largest competitor. To capitalize on the highly successful launch of COLORSTAY lipcolor, the Company introduced a collection of COLORSTAY cosmetics in 1995, including foundation, eye colors, eye liners and lip pencils, and COLORSTAY lashcolor mascara in 1996. COLORSTAY foundation, which was introduced late in the third quarter of 1995, was the number one selling foundation in the United States self-select distribution channel in 1996 and achieved a 9.3% market share for such period. The Company has also introduced the COLORSTAY collection in international markets, where it has increased the Company's color cosmetics sales in such markets. The Company has applied the proprietary transfer-resistant technology developed by the Company for COLORSTAY to the ALMAY AMAZING collection, which is part of the Company's line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products.

   In April 1994, the Company introduced REVLON AGE DEFYING foundation, which uses proprietary technology designed to meet the needs of women in the over 35 age bracket. REVLON AGE DEFYING foundation was the number two selling foundation in the United States self-select distribution channel for 1996 and achieved an 8.2% market share for such period. The Company capitalized on this highly successful launch by introducing a collection of REVLON AGE DEFYING color cosmetics, including eye makeup, blush and pressed powder. In the fourth quarter of 1996, the Company introduced NEW COMPLEXION compact makeup. With the addition of NEW COMPLEXION compact makeup, NEW COMPLEXION foundations achieved a 6.8% market share in the United States self-select distribution channel for the fourth quarter of 1996, giving Revlon the number one, two and three selling brands of foundation for such period. In 1997, the Company intends to continue to introduce new products under its COLORSTAY and REVLON AGE DEFYING brands, including a relaunching of COLORSTAY lipcolor with a new and improved formula that delivers moisture while retaining transfer resistance. In addition, the Company intends to launch in the second quarter of 1997 ALMAY TIME-OFF REVITALIZER, a skin care product which uses a proprietary technology to visibly rejuvenate skin. In 1997, the Company also intends to introduce new products targeted to the "trend" consumer under its STREETWEAR brand to capitalize on the successful launch of its STREETWEAR nail enamel in 1996.

   In the United States and increasingly in international markets, the Company's products are sold principally in the expanding self-select distribution channel. The trend in the cosmetics, skin care and fragrance industry has been the shift of consumer purchases from the demonstrator-assisted channel to the self-select distribution channel. The Company believes that it is well-positioned to continue to take advantage of the shifting consumer shopping patterns in international markets towards the self-select distribution channel, particularly in Western Europe, Latin America and the Far East. The Company also is expanding its presence in the new and emerging markets of Eastern Europe, Russia, India, China, Thailand, Vietnam, South Korea and Africa.

   In the United States, the self-select distribution channel, in which consumers select their own purchases without the assistance of an in-store demonstrator, includes independent drug stores and chain drug stores (such as Walgreens, CVS Drug stores, Eckerd Drug stores and Revco), mass volume retailers (such as Wal-Mart, Target Stores and Kmart) and supermarkets and combination supermarket/ drug stores (such as Pathmark, Albertson's, Kroger's and Smith's). Internationally, the self-select distribution channel includes retailers such as Boots in the United Kingdom and Western Europe, and Shoppers Drug Mart in Canada. The foregoing retailers, among others, sell the Company's products.

Business Strategy

   The Company's business strategy, which implements its vision and is intended to continue to improve operating performance, is to:

   o Strengthen and broaden its core brands through globalization of marketing and advertising, product development and manufacturing and through increasing its emphasis on advertising and promotion.

   o Lead the industry in the development and introduction of technologically advanced innovative products that set new trends.

   o Expand the Company's presence in all markets in which the Company competes and enter new and emerging markets.

   o Continue to reduce costs and improve operating efficiencies, customer service and product quality by reducing overhead, rationalizing factory operations, upgrading management information systems, globally sourcing raw materials and components and carefully managing working capital.

   o Continue to expand market share and product lines through possible strategic acquisitions or joint ventures. See "Business -- Business Strategy."

   As a result of the implementation of its strategy, the Company has achieved 13 consecutive quarters of increased net sales, operating income and EBITDA (as defined herein) compared with the corresponding quarter of the prior year. Net sales, operating income and EBITDA increased 11.8%, 36.6% and 26.3%, respectively, for 1996 over 1995 and 11.8%, 35.2% and 25.3%, respectively, for 1995 over 1994. Gross profit as a percentage of net sales was 66.5% for 1996 compared with 66.3% for 1995 and 65.5% for 1994. In addition, the Company's net loss decreased from $191.7 million for 1994 to $139.3 million for 1995 and $86.6 million for 1996 (excluding in 1996 the $187.8 million gain from the Revlon IPO (as defined herein) and the $6.6 million extraordinary charge incurred in connection with the repayment of indebtedness with the proceeds therefrom) (the "Adjusted Net Loss"). The Company has also reduced the relative amount of working capital necessary to support net sales. The ratio of average quarterly combined inventory and accounts receivable balances to net sales was 32.3% for 1996 compared with 33.2% for 1995 and 34.9% for 1994. The Company has increased its investment in advertising and consumer directed promotion while decreasing its selling, general and administrative ("SG&A") expenses as a percentage of net sales to 57.3% for 1996 compared with 58.8% for 1995 and 59.3% for 1994.

Background

   On June 24, 1992, Revlon, Inc., through its wholly owned subsidiary Revlon Consumer Products Corporation ("Products Corporation"), succeeded to assets and liabilities of the cosmetics and skin care, fragrance and personal care products business of Revlon Holdings Inc. ("Holdings"). Holdings retained certain small brands that historically had not been profitable (the "Retained Brands") and certain other assets and liabilities. Unless the context otherwise requires, references to the Company or Revlon relating to dates or periods prior to the formation of Revlon, Inc. mean the cosmetics and skin care, fragrance and personal care products business of Holdings to which Revlon, Inc. has succeeded.

   On March 5, 1996, Revlon, Inc. completed an initial public offering (the "Revlon IPO") in which it issued and sold 8,625,000 shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), for $24.00 per share. Revlon, Inc. contributed the net proceeds of $187.8 million (net of underwriters' discount and related fees and expenses) to Products Corporation, which in turn used such funds to repay borrowings outstanding under its then existing credit agreement (the "Former Credit Agreement") and to pay fees and expenses related to entering into its existing credit agreement (the "Credit Agreement"). Additionally, the Company recognized a $187.8 million gain in connection with the Revlon IPO.

   The Company's principal executive offices are located at 625 Madison Avenue, New York, New York 10022, and its telephone number is (212) 527-4000. The Issuer was incorporated in Delaware in 1997.

   The following sets forth a summary organizational chart for the Company.

                               Mafco Holdings Inc.
                               ("Mafco Holdings")

                                        100%

                               MacAndrews & Forbes
                                  Holdings Inc.
                             ("MacAndrews Holdings")

                                        100%

                              Revlon Holdings Inc.
                                  ("Holdings")

                                        100%

                                     REVLON
                               WORLDWIDE (PARENT)
                                   CORPORATION
                                 (THE "ISSUER")

                                        100%

                                     Revlon

                                    Worldwide
                                   Corporation
                              ("Revlon Worldwide")

                                       83.1%*

                                  Revlon, Inc.
                                ("Revlon, Inc.")

                                        100%

                                 Revlon Consumer
                              Products Corporation
                       (including operating subsidiaries)
                            ("Products Corporation")
---------
* Revlon Worldwide beneficially owns 11,250,000 shares of Class A Common Stock of Revlon, Inc. (representing 56.6% of the outstanding shares of Class A Common Stock) and all of the outstanding 31,250,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of Revlon, Inc., which together represent approximately 83.1% of the outstanding shares of Common Stock and approximately 97.4% of the combined voting power of the outstanding shares of Common Stock of Revlon, Inc. See "Ownership of Common Stock."

                               THE TRANSACTIONS

   Upon consummation of the Offering and prior to the Revlon Worldwide Merger, the Notes will be secured by a pledge of 47.1% of the shares of common stock of Revlon Worldwide. Concurrently with the closing of the Offering, the Issuer deposited with the Escrow Agent an amount in cash or Treasury Securities consisting of the net proceeds of the Offering and certain other funds provided by MacAndrews & Forbes sufficient to pay when due the mandatory redemption price of the Notes on the Mandatory Redemption Date. The Escrow Agent will release such escrowed funds to the Issuer upon the satisfaction of certain conditions, including presentation of an Officers' Certificate certifying that, among other things (i) the conditions to covenant defeasance contained in the Revlon Worldwide Notes Indenture (as defined herein) to be complied with on the date of the Deposit (other than the Deposit) have been satisfied or waived, (ii) the Issuer has funds in the amount required, when added to the escrowed funds, to make the Deposit and
(iii) following the release, such escrowed funds will be used, together with other funds provided by MacAndrews & Forbes, to fund the Deposit.

   The Issuer will contribute the escrowed funds, together with other funds provided by MacAndrews & Forbes, to Revlon Worldwide (collectively, the "Capital Contribution") to finance the Deposit for the Revlon Worldwide Notes Defeasance. The Issuer expects to receive such other funds pursuant to a capital contribution to be made by MacAndrews & Forbes no later than June 5, 1997. Immediately following the Capital Contribution, the Issuer will cause Revlon Worldwide to make the Deposit. The Revlon Worldwide Notes Defeasance will be effective on the 124th day following the date of the Deposit so long as certain events of bankruptcy, insolvency or reorganization affecting Revlon Worldwide do not exist on such 124th day.

   The Issuer expects to guaranty on a non-recourse basis the obligations of an affiliate under a credit facility (the "Non-Recourse Guaranty") and to pledge as security therefor the shares of common stock of Revlon Worldwide that are not pledged as security for the Notes. Borrowings under such credit facility are expected to finance a portion of the capital contribution to be made by MacAndrews & Forbes to the Issuer.

   If either the Deposit is not made on or prior to June 5, 1997 or the payment of the Revlon Worldwide Notes is accelerated prior to such date, the escrowed funds will be used to fund the mandatory redemption of the Notes. The mandatory redemption price is equal to the Accreted Value on the Mandatory Redemption Date.

   The Revlon Worldwide Notes Defeasance will constitute "covenant defeasance" for purposes of the Revlon Worldwide Notes Indenture. As a result, following the Revlon Worldwide Notes Defeasance, Revlon Worldwide may omit to comply with substantially all its covenants and other obligations, other than payment, under the Revlon Worldwide Notes Indenture. See "Description of Other Indebtedness -- Revlon Worldwide Notes."

   Following the Revlon Worldwide Notes Defeasance, Revlon Worldwide will be merged with and into the Issuer in the Revlon Worldwide Merger, and the Issuer will directly own all of the shares of Common Stock of Revlon, Inc. that are currently owned by Revlon Worldwide and pledged to secure the Revlon Worldwide Notes. Simultaneously with the Revlon Worldwide Merger, (i) the Notes will be secured by a pledge of all of the 11,250,000 shares of Class A Common Stock and 8,750,000 shares of Class B Common Stock, in each case, owned by Revlon Worldwide, representing in the aggregate approximately 39.1% of the outstanding shares of Common Stock of Revlon, Inc. and (ii) the Non-Recourse Guaranty will be secured by a pledge of the remaining shares of Class B Common Stock of Revlon, Inc., in each case, in substitution for the respective pledges of the Revlon Worldwide common stock. Following the Revlon Worldwide Notes Defeasance and in connection with the Revlon Worldwide Merger, the Issuer will assume the obligations of Revlon Worldwide, thereby becoming the primary obligor under the Revlon Worldwide Notes and the Revlon Worldwide Notes Indenture.

                              THE EXCHANGE OFFER

SECURITIES OFFERED ............  Up to $770,000,000 aggregate principal amount at maturity of Series B Senior Secured
                                 Discount Notes due 2001, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by the 180th day following the Deposit Date (or if such day is not a business day, the first business day thereafter), interest will accrue on the Old Notes (in addition to the accrual of Original Issue Discount) from and including such date until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on March 15 and September 15, commencing September 15, 1997, at a rate per annum equal to .50% of the Accreted Value of the Old Notes as of the September 15 or March 15 immediately preceding such interest payment date.

THE EXCHANGE OFFER ............  The New Notes are being offered in exchange for a like principal amount at maturity of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Issuer contained in the Registration Agreement. For procedures for tendering, see "The Exchange Offer."

TENDERS; EXPIRATION DATE;
 WITHDRAWAL ...................  The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on     , 1997, or such
                                 later date and time to which it is extended.
                                 The tender of Old Notes pursuant to the
                                 Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

FEDERAL INCOME TAX
 CONSEQUENCES .................  The exchange pursuant to the Exchange Offer should not result in gain or loss to the holders or the Issuer for federal income tax purposes. See "Certain Tax Aspects."

USE OF PROCEEDS ...............  There will be no proceeds to the Issuer from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT ................  The Bank of New York is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

                     CONSEQUENCES OF EXCHANGING OLD NOTES

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer -- Consequences of Exchanging Old Notes" and "Description of the Notes -- Registration Rights."

                     SUMMARY DESCRIPTION OF THE NEW NOTES

   The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by the 180th day following the Deposit Date (or if such day is not a business day, the first business day thereafter), interest will accrue on the Old Notes (in addition to the accrual of Original Issue Discount) from and including such date until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on March 15 and September 15, 1997, commencing September 15, 1997, at a rate per annum equal to .50% of the Accreted Value of the Old Notes as of the September 15 or March 15 immediately preceding such interest payment date.

SECURITIES OFFERED ............  Up to $770,000,000 aggregate principal amount at maturity of Series B Senior
                                 Secured Discount Notes due 2001, which have been registered under the Securities Act.

MATURITY DATE .................  March 15, 2001.

YIELD TO MATURITY .............  10 3/4% per annum (computed on a semiannual bond equivalent basis) calculated from March
                                 5, 1997.

ORIGINAL ISSUE DISCOUNT .......  The Old Notes were issued on March 5, 1997 at an issue price of $655.90 per $1,000
                                 principal amount at maturity. Because the New Notes will be treated as a continuation of the Old Notes, which were issued at an original issue discount ("Original Issue Discount") for federal income tax purposes, the New Notes will have Original Issue Discount. Prospective holders of the New Notes should be aware that, although there will be no periodic payments of interest on the New Notes, accrued Original Issue Discount will be includable, periodically, in a holder's gross income for United States federal income tax purposes prior to redemption or other disposition of such holder's New Notes, whether or not such New Notes are ultimately redeemed, sold (to the Company or otherwise) or paid at maturity. See "Certain Tax Aspects."

OPTIONAL REDEMPTION ...........  The Notes may be redeemed at the option of the Issuer in whole or from time to time in part at any time on and after March 15, 2000 at a redemption price equal to 102.6875% of the Accreted Value on the date of redemption. See "Description of the Notes -- Optional Redemption."

CHANGE OF CONTROL .............  Upon a Change of Control the Issuer will have the option to redeem the Notes in whole at a redemption price equal to the Accreted Value on the date of redemption plus the Applicable Premium and, subject to certain conditions, each holder of the Notes will have the right to require the Issuer to repurchase all or a portion of such holder's Notes at a price equal to the Put Amount on the date of repurchase.

SPECIAL REDEMPTION AND ESCROW
 OF PROCEEDS OF OFFERING ......  The Notes are subject to mandatory redemption in the event that (i) the Deposit is not made on or prior to June 5, 1997 or
                                 (ii) the payment of the Revlon Worldwide
                                 Notes is accelerated prior to such date. The mandatory redemption price is equal to the Accreted Value on the Mandatory Redemption Date. Concurrently with the closing of the Offering, the Issuer deposited with the Escrow Agent an amount of cash or Treasury Securities sufficient to pay when due the mandatory redemption price for the Notes. Such funds either will be used by the Issuer to make a capital contribution to Revlon Worldwide, which capital contribution will be used to fund, in part, the Deposit, or will be released to the Paying Agent to fund the mandatory redemption of the Notes. See "Risk Factors -- Escrow of Proceeds Pending the Deposit Date and Special Redemption" and "Description of the Notes -- Escrow of Proceeds; Special Mandatory Redemption."

COLLATERAL ....................  Prior to the Revlon Worldwide Merger, the
                                 Notes will be secured by a pledge of 47.1% of the shares of common stock of Revlon Worldwide. Following the Revlon Worldwide Notes Defeasance, Revlon Worldwide will be merged with and into the Issuer and the Issuer will directly own all of the shares of common stock of Revlon, Inc. that are currently pledged to secure the Revlon Worldwide Notes. Simultaneously with the Revlon Worldwide Merger, the Notes will be secured by a pledge of all of the 11,250,000 shares of Class A Common Stock and 8,750,000 shares of Class B Common Stock, in each case, owned by Revlon Worldwide, representing in the aggregate approximately 39.1% of the outstanding shares of Common Stock of Revlon, Inc. No additional shares of Common Stock of Revlon, Inc. will be pledged by the Issuer as security for the Notes irrespective of the value of such Common Stock at any time.

                                 The Issuer may withdraw shares of Common
                                 Stock of Revlon, Inc. constituting
                                 Collateral (as defined herein), in whole or in part, by substituting therefor with the Trustee cash or U.S. Government Obligations that will be sufficient for the payment at maturity of the principal on the Notes, or the pro rata portion thereof, respectively. In addition, the pro rata portion of shares of Common Stock of Revlon, Inc. constituting Collateral may be released following the delivery of less than all the Notes for cancellation. There can be no assurance as to the value of the Collateral at any time or that the proceeds from the sale or sales of all such Collateral would be sufficient to satisfy the amounts due on the Notes, whether at maturity or otherwise. In addition, the ability of the Trustee or the holders of the Notes to realize upon the Collateral may be subject to certain limitations, and there can be no assurance that the Trustee or such holders would be able to sell the Collateral at the then current market price of Common Stock of Revlon, Inc., as sales of substantial amounts of Common Stock of Revlon, Inc. could adversely affect market prices. See "Description of the Notes -- Collateral."

RANKING AND HOLDING COMPANY
 STRUCTURE ....................  The Old Notes are, and the New Notes will be, senior secured obligations of the Issuer and will rank pari passu in right of payment with all future senior indebtedness of the Issuer, if any, and senior to all future subordinated indebtedness of the Issuer, if any. The only outstanding indebtedness of the Issuer (other than the Non-Recourse Guaranty) are the Notes, and all the Issuer's consolidated liabilities (other than the Notes and certain liabilities incurred in connection with the Offering) are liabilities of its subsidiaries. Following the Revlon Worldwide Merger, the Issuer will also be the primary obligor under the Revlon Worldwide Notes and the Revlon Worldwide Notes Indenture until the defeasance trust is paid out to holders of the Revlon Worldwide Notes at maturity. The Issuer is a holding company and therefore the Old Notes are, and the New Notes will be, effectively subordinated to all existing and future indebtedness and other liabilities of the Issuer's subsidiaries, including trade payables. As of December 31, 1996, after giving pro forma effect to the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger, the outstanding indebtedness and other liabilities of such subsidiaries, including trade payables and accrued expenses, would have been approximately $2,118.0 million. Prior to the Revlon Worldwide Merger, the Notes will also be effectively subordinated to the Revlon Worldwide Notes. See "Risk Factors -- Holding Company Structure and Ability to Pay Principal of the Notes," "Risk Factors -- Subordination to Subsidiary Liabilities," "Risk Factors -- Substantial Level of Indebtedness" and "Description of the Notes."

CERTAIN COVENANTS .............  The indenture governing the Notes (the
                                 "Indenture") will require the Issuer to hold at all times the Minimum Collateral Percentage (as defined herein) of Common Stock of Revlon, Inc. and to not be or become an investment company under the Investment Company Act of 1940, as amended. In addition, the Indenture will contain covenants that, among other things, limit
                                 (i) the issuance of additional debt and
                                 redeemable stock by the Issuer, Revlon
                                 Worldwide, or Revlon, Inc. and the issuance of preferred stock by Revlon, Inc. or Revlon Worldwide, (ii) the issuance of debt and preferred stock by Products Corporation and its subsidiaries, (iii) the payment of dividends on capital stock of the Issuer and its subsidiaries and the redemption of capital stock of the Issuer, (iv) the sale of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all the Issuer's assets. The Indenture also will prohibit certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Notes."

USE OF PROCEEDS ...............  The Issuer will not receive any proceeds from the Exchange Offer. The Issuer will use the net proceeds of the Offering, which were approximately $489.5 million, together with a capital contribution from MacAndrews & Forbes, to make the Capital Contribution. Revlon Worldwide will use the proceeds of the Capital Contribution to finance the Deposit for the Revlon Worldwide Notes Defeasance. See "Use of Proceeds."

EXCHANGE OFFER; REGISTRATION
 RIGHTS .......................  Holders of New Notes are not entitled to any registration rights with respect to the New
                                 Notes. Pursuant to the Registration
                                 Agreement, the Issuer agreed to file, at its cost, a registration statement with respect to the Exchange Offer. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer. See "Description of the Notes -- Registration Rights."

                                 RISK FACTORS

   Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

   The summary historical financial data for, and as of the end of, each of the years in the five year period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The pro forma data for the year ended December 31, 1996 give pro forma effect to the Revlon IPO and the application of the net proceeds therefrom, the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger as if such transactions had been consummated on January 1, 1996, and the pro forma balance sheet data as of December 31, 1996 give pro forma effect to the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger as if such transactions had been consummated on December 31, 1996. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

   The following summary financial data should be read in conjunction with "Capitalization," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                     YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------
                                    1996 (A)    1995 (A)    1994 (A)     1993 (A)      1992
                                  ----------  ----------  -----------  ----------  -----------
                                                      (DOLLARS IN MILLIONS)
HISTORICAL STATEMENTS OF
 OPERATIONS DATA:
Net sales .......................   $2,167.0    $1,937.8    $1,732.5     $1,588.3    $1,632.2
Gross profit.....................    1,441.3     1,285.7     1,135.2      1,019.5     1,076.8
Selling, general and
 administrative expenses ........    1,241.1     1,139.1     1,026.8        969.6       996.7
Restructuring charges............         --          --          --           --       162.7 (b)
                                  ----------  ----------  -----------  ----------  -----------
Operating income (loss)..........      200.2       146.6       108.4         49.9       (82.6)
Interest expense, net............      236.7       232.6       214.9        171.7        94.0
Amortization of debt issuance
 costs...........................       12.5        15.2        12.6         11.2         6.7
Other, net.......................       12.1        12.7        21.0         39.3        26.0
Gain on sale of subsidiary
 stock(c) .......................      187.8          --          --           --          --
                                  ----------  ----------  -----------  ----------  -----------
Income (loss) before income
 taxes...........................      126.7      (113.9)     (140.1)      (172.3)     (209.3)
Provision for income taxes ......       25.5        25.4        22.8         19.0        14.7
                                  ----------  ----------  -----------  ----------  -----------
Income (loss) before
 extraordinary item and
 cumulative effect of accounting
 changes.........................      101.2      (139.3)     (162.9)      (191.3)     (224.0)
Extraordinary items--early
 extinguishments of debt.........       (6.6)         --          --         (9.5)       (2.9)
Cumulative effect of accounting
 changes.........................         --          --       (28.8)(d)     (6.0)(e)      --
                                  ----------  ----------  -----------  ----------  -----------
Net income (loss)................   $   94.6    $ (139.3)   $ (191.7)    $ (206.8)   $ (226.9)
                                  ==========  ==========  ===========  ==========  ===========
OTHER DATA:
Ratio of earnings to fixed
 charges (f) ....................       1.47x         --          --           --          --
EBITDA (g).......................   $  282.8    $  224.0    $  178.8     $  118.9    $  150.1
Cash interest expense ...........      139.0       148.2       138.5        109.8       110.4
Ratio of EBITDA to interest
 expense, net ...................       1.19x       0.96x       0.83x        0.69x       1.60x
Ratio of EBITDA to cash interest
 expense ........................       2.03x       1.51x       1.29x        1.08x       1.36x
PRO FORMA DATA (H)(I):
Operating income.................   $  200.2
Interest expense, net ...........      229.6
Net income ......................       97.8
Ratio of earnings to fixed
 charges (j) ....................         --
Cash interest expense............      136.4
Ratio of EBITDA to cash interest
 expense.........................       2.07x

                                                 DECEMBER 31, 1996
                                           ---------------------------
                                                          AS ADJUSTED
                                              ACTUAL         (I)(K)
                                           -----------  --------------
                                                   (IN MILLIONS)
BALANCE SHEET DATA:
Total assets .............................   $ 1,626.3      $2,684.5
Long-term debt, excluding current
 portion..................................     2,321.8       2,826.8
Total stockholders' deficiency............    (1,461.3)       (908.1)

See Notes to Summary Historical and Pro Forma Financial Data.

           NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) Effective January 1, 1996, Products Corporation acquired from Holdings substantially all of the assets of its Tarlow Advertising Division ("Tarlow"). Products Corporation assumed substantially all of the liabilities and obligations of Tarlow. Net liabilities assumed were approximately $3.4 million. The assets acquired and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements beginning with January 1, 1993 have been restated as if the acquisition took place at the beginning of such period. In addition to the liabilities assumed, Products Corporation paid $4.1 million to Holdings, which payment was accounted for as an increase to capital deficiency.
(b) Represents restructuring charges of $162.7 million in 1992, which included (i) consolidation of certain worldwide manufacturing and warehouse facilities, (ii) consolidation and improvements in management information systems, (iii) vacating premises under lease, (iv) personnel reductions and (v) discontinuance of certain product lines.
(c) Represents the gain on sale of subsidiary stock recognized as a result of the Revlon IPO. On March 5, 1996, Revlon, Inc. issued and sold in the Revlon IPO 8,625,000 shares of its Class A Common Stock for $24.00 per share. Revlon, Inc. contributed the net proceeds of $187.8 million (net of underwriters' discount and related fees and expenses) to Products Corporation, which in turn used such funds to repay borrowings outstanding under the Former Credit Agreement and to pay fees and expenses related to entering into the Credit Agreement.
(d) Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company recognized a charge of $28.8 million in the first quarter of 1994 to reflect the cumulative effect of the accounting change, net of income tax benefit.
(e) Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plan in the United States. Accordingly, the Company recognized a charge of $6.0 million in the 1993 first quarter to reflect the cumulative effect of the accounting change.
(f) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not the loss relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings before fixed charges by $113.9 million in 1995, $140.1 million in 1994, $172.3 million in 1993 and $209.3 million in 1992. Excluding the $187.8 million gain on sale of subsidiary stock in the Revlon IPO from 1996 earnings (the "Adjusted Earnings"), fixed charges would have exceeded Adjusted Earnings before fixed charges by $61.1 million in 1996.
(g) EBITDA is defined as operating income (loss) before restructuring charges, plus depreciation and amortization other than that relating to early extinguishment of debt, debt discount and debt issuance costs. EBITDA is presented here not as a measure of operating results but rather as a measure of debt service ability. EBITDA should not be considered in isolation or as a substitute for net income or cash flow from operations prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Net cash used for operating activities was $10.2 million, $51.7 million, $1.3 million, $150.5 million and $244.9 million for 1996, 1995, 1994, 1993 and 1992, respectively. Net cash used for investing activities was $65.1 million, $72.5 million, $51.0 million, $8.7 million and $48.1 million for 1996, 1995, 1994, 1993 and 1992, respectively. Net cash provided by (used for) financing activities was $78.5 million, $125.2 million, $(48.8) million, $266.8 million and $286.2 million for 1996, 1995, 1994, 1993 and 1992, respectively.
(h) Reflects the reduction in interest expense of $2.6 million related to the Revlon IPO and the application of the net proceeds therefrom, the Offering, the Capital Contribution, the Deposit and related interest income on such deposit of $60.3 million (assuming a yield to maturity of approximately 5.7%) and the Revlon Worldwide Merger as if such transactions had occurred on January 1, 1996. Interest expense and amortization of debt issuance costs related to the Notes were $55.8 million and $3.9 million, respectively.
(i) In accordance with Statement of Financial Accounting Standards No. 125, which is effective for transactions occurring after December 31, 1996, the covenant defeasance of the Revlon Worldwide Notes is not considered an extinguishment of debt for accounting purposes. Therefore, the accreted value of the Revlon Worldwide Notes of $969.6 million at December 31, 1996, interest expense on the Revlon Worldwide Notes of $106.7 million and amortization of debt issuance costs of $4.2 million were not removed from the Company's pro forma financial data as the Revlon Worldwide Notes will not be considered extinguished for accounting purposes until the defeasance trust is paid out to holders of the Revlon Worldwide Notes upon maturity of the Revlon Worldwide Notes. Assuming that the Revlon Worldwide Notes had been repaid as of January 1, 1996 and Revlon Worldwide relieved of its obligation for such liability, interest expense, net, and net income (excluding the impact of an extraordinary item of $78.1 million resulting from the repayment of the Revlon Worldwide Notes), would have been $183.2 million and $148.4 million, respectively. Assuming that the Revlon Worldwide Notes had been repaid as of January 1, 1996 and Revlon Worldwide relieved of its obligation for such liability, pro forma fixed charges would have exceeded Adjusted Earnings before fixed charges by $7.3 million in 1996. Assuming that the Revlon Worldwide Notes had been repaid as of December 31, 1996 and Revlon Worldwide relieved of its obligation for such liability, total assets, long-term debt (excluding current portion) and stockholders' deficiency would have been $1,636.8 million, $1,857.2 million and $986.2 million, respectively. See "Use of Proceeds."
(j) As adjusted to reflect the Revlon IPO and the application of the net proceeds therefrom, the Offering, the Capital Contribution, the Deposit and related interest income and the Revlon Worldwide Merger as if such transactions had occurred on January 1, 1996, fixed charges would have exceeded Adjusted Earnings before fixed charges by $57.9 million in 1996.
(k) Reflects the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger as if such transactions had occurred on December 31, 1996. The pro forma adjustments reflect (i) an increase in other assets of $1,058.2 million, including restricted cash of $1,042.7 million (the Deposit) and debt issuance costs of $15.5 million, (ii) an increase in debt of $505.0 million and a (iii) reduction in stockholders' deficiency attributable to a capital contribution of $553.2 million. See "Capitalization" and "Use of Proceeds."

                                 RISK FACTORS

   Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "--Consequences of Failure to Exchange and Requirements for Transfer of New Notes") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW
NOTES

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Issuer, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer -- Consequences of Exchanging Old Notes."

HOLDING COMPANY STRUCTURE AND ABILITY TO PAY PRINCIPAL OF NOTES

   The Issuer is a holding company with no business operations of its own. The Issuer's only significant asset is all of the outstanding capital stock of Revlon Worldwide, a holding company that owns approximately 83.1% of the shares (representing approximately 97.4% of the voting power) of Common Stock of Revlon, Inc., through which the Company conducts its business operations. Accordingly, the Issuer's only source of cash to pay the principal amount at maturity of the Notes is distributions with respect to its ownership interest in Revlon, Inc. from the net earnings and cash flow generated by Revlon, Inc. The Company currently expects that the earnings and cash flow of Revlon, Inc. will be retained and used in the business of Revlon, Inc., including for debt service. There can be no assurance that Revlon, Inc. will generate sufficient cash flow to pay dividends or distribute funds to the Issuer or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of Products Corporation, the operating subsidiary of Revlon, Inc., will permit such dividends or distributions. The terms of the Credit Agreement and three of the four issues of the Products Corporation Notes (as defined herein) currently restrict Products Corporation from paying dividends or making distributions, except to Revlon, Inc. under certain limited circumstances. Accordingly, the Issuer does not anticipate that it will receive any distributions from Revlon, Inc. See "--Restrictions Imposed by the Terms of the Company's Indebtedness" and "Description of Other Indebtedness."

   The Issuer currently anticipates that, in order to pay the principal amount at maturity of the Notes or upon the occurrence of an Event of Default or to redeem or repurchase the Notes upon a Change of Control, the Issuer will be required to adopt one or more alternatives, such as refinancing its indebtedness, selling its equity securities or the equity securities or assets of Revlon, Inc., or seeking capital contributions or loans from its affiliates. None of the affiliates of the Issuer are required to make any capital contributions, loans or other payments to the Issuer with respect to the Issuer's obligations on the Notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Issuer to pay the principal amount of the Notes or that any of such actions would be permitted by the terms of the Indenture or any other debt instruments of the Issuer or the Issuer's subsidiaries then in effect. See "--Restrictions Imposed by the Company's Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

SUBSTANTIAL LEVEL OF INDEBTEDNESS

   The Company has a substantial amount of outstanding indebtedness. As of December 31, 1996, after giving pro forma effect to the Offering, on an unconsolidated basis the Issuer's total indebtedness (excluding the Non-Recourse Guaranty) would have been approximately $505.0 million, consisting of the initial accreted value of the Notes. See "Consolidated Capitalization." Following the Revlon Worldwide Merger, the Issuer will also be the primary obligor under the Revlon Worldwide Notes and the Revlon Worldwide Notes Indenture until the defeasance trust is paid out to holders of the Revlon Worldwide Notes at maturity. In addition, subject to the restrictions imposed by the Indenture, the Issuer may incur from time to time additional indebtedness that ranks pari passu with, or is subordinated in right of payment to, the Notes. See "Description of the Notes -- Certain Covenants."

   As of December 31, 1996, after giving pro forma effect to the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger, the consolidated indebtedness of the Issuer's subsidiaries would have been approximately $1,388.1 million. This level of consolidated indebtedness could have important consequences to the holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on such indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. However, the Company believes that to date its subsidiaries' level of indebtedness has not impaired their ability to obtain capital for capital expenditures, acquisitions or investments nor has the level of indebtedness reduced their flexibility to respond to business or economic conditions. Subject to certain limitations contained in its outstanding debt instruments, the Issuer's subsidiaries may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. See "--Restrictions Imposed by the Terms of the Company's Indebtedness" and "Description of Other Indebtedness."

   As of December 31, 1996, the Company had an accumulated deficit of approximately $1,461.3 million. The Company's Adjusted Net Loss was $86.6 million in 1996 and the Company experienced net losses of $139.3 million, $191.7 million, $206.8 million and $226.9 million (in part as a result of a restructuring charge of $162.7 million) for 1995, 1994, 1993 and 1992, respectively. On a historical basis, the Company's Adjusted Earnings before fixed charges were insufficient to cover fixed charges by approximately $61.1 million in 1996 and the Company's earnings before fixed charges were insufficient to cover fixed charges by approximately $113.9 million, $140.1 million, $172.3 million and $209.3 million for 1995, 1994, 1993 and 1992, respectively. On a pro forma basis, assuming that the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger occurred on January 1, 1996, the Company's Adjusted Earnings before fixed charges for the year ended December 31, 1996 would have been insufficient to cover fixed charges by $57.9 million. Assuming that the Revlon Worldwide Notes had been repaid as of January 1, 1996 and Revlon Worldwide relieved of its obligations for such liability, pro forma fixed charges would have exceeded Adjusted Earnings before fixed charges by $7.3 million in 1996. As a result, on a historical and a pro forma basis, the Company would have had to achieve growth in its earnings before fixed charges at least equal to the amounts of such insufficiencies in order to cover its fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs but not the loss relating to the early extinguishment of debt) and 33% of rental expense (considered by the Company to be representative of the interest factor).

   Based upon the Company's current level of operations and anticipated growth in net sales and earnings as a result of its business strategy, the Company expects that cash flows from operations and funds from currently available subsidiary credit facilities and refinancings of existing subsidiary indebtedness will be sufficient to enable the Company's subsidiaries to satisfy their anticipated cash requirements, including debt service. As of December 31, 1996, there was approximately $379.3 million available for borrowing under the Credit Agreement, including $200.0 million under a revolving acquisition facility and $16.5 million under a special standby letter of credit facility. The ability of the Company's subsidiaries to borrow the full amount available under the Credit Agreement is not restricted by the Company's other debt instruments, and continued borrowings under the Credit Agreement will not affect the Company's ability to comply with the terms of such other debt instruments. Other than the Revlon Worldwide Notes Defeasance and the refinancing of the Company's Japanese yen-denominated credit agreement (the "Yen Credit Agreement"), which is permitted with borrowings under the Credit Agreement, the Issuer does not have any current plans with respect to the refinancing of its other subsidiary indebtedness, although it believes that it will be able to refinance such indebtedness upon maturity. However, there can be no assurance that the Company will be able to refinance such other indebtedness or that net sales or earnings will grow as a result of the continued implementation of the Company's business strategy (see "--Implementation of Business Strategy"). As a result, there can be no assurance that the Company will be able to satisfy anticipated cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, restructuring its indebtedness, selling assets or operations, seeking capital contributions or loans from affiliates of the Company, selling equity securities of the Issuer or issuing additional shares of Revlon, Inc. capital stock. There can be no assurance that any of such actions could be effected, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted under the terms of the Company's various debt instruments then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources" and "Description of Other Indebtedness."

SUBORDINATION TO SUBSIDIARY LIABILITIES

   Any right of the Issuer and its creditors, including holders of the Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors (except to the extent the Issuer may itself be a creditor of such subsidiary). Accordingly, the Notes will be effectively subordinated to liabilities, including trade payables, of the Issuer's subsidiaries. The Issuer is a holding company and substantially all of the Issuer's liabilities (other than, upon issuance, the Notes) are liabilities of its subsidiaries. As of December 31, 1996, after giving pro forma effect to the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger, subsidiaries of the Issuer would have had outstanding indebtedness of $1,388.1 million and other outstanding liabilities, including trade payables and accrued expenses, of $729.9 million. Prior to the Revlon Worldwide Merger, the Notes will also be effectively subordinated to the Revlon Worldwide Notes. See "--Substantial Level of Indebtedness" and "Description of Other Indebtedness."

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

   The terms and conditions of the debt instruments of the Company, including the Indenture, the Credit Agreement and the four issues of debt securities of Products Corporation (the "Products Corporation Notes"), and prior to the Revlon Worldwide Notes Defeasance, the Revlon Worldwide Notes Indenture, impose restrictions on the ability of the Issuer and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments or acquisitions. The terms of the Credit Agreement require Products Corporation to maintain specified financial ratios and meet certain tests, including minimum net worth, minimum EBITDA and minimum interest coverage and impose restrictions on the ability of the Issuer and its subsidiaries to make capital expenditures. All of the capital stock of Products Corporation, substantially all of the non-real property domestic assets of Products Corporation, Products Corporation's facility located in Phoenix, Arizona and certain assets outside the United States are pledged as collateral for the obligations under the Credit Agreement. See "Description of Other Indebtedness -- Credit Agreement." In addition, the occurrence of a change of control (as defined in the relevant agreement) of the Company would be an event of default under the Credit Agreement and would give the holders of three of the four issues of the Products Corporation Notes and, prior to the Revlon Worldwide Notes Defeasance, the holders of the Revlon Worldwide Notes, the right to require repurchase of their notes. See "Description of Other Indebtedness."

   The ability of the Issuer and its subsidiaries to comply with the terms of their respective debt instruments can be affected by events beyond their control, including events such as prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, which could have the effect of impairing the Company's operating performance, and there can be no assurance that the Issuer and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by Products Corporation with the financial ratios and tests contained in the Credit Agreement. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under their debt instruments to be due and payable immediately. There can be no assurance that the assets or cash flow of the Issuer or the Issuer's subsidiaries, as the case may be, would be sufficient to repay in full borrowings under their outstanding debt instruments whether upon maturity or if such indebtedness were to be accelerated upon an event of default or, in the case of three of the four issues of the Products Corporation Notes, upon a required repurchase in the event of a change of control, or that the Company would be able to refinance or restructure its payments on such indebtedness. In the case of the Credit Agreement, if such indebtedness were not so repaid, refinanced or restructured, the lenders could proceed to realize on their collateral. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of the Company's other debt instruments including, prior to the Revlon Worldwide Notes Defeasance, the Revlon Worldwide Notes. See "--Substantial Level of Indebtedness" and "Description of Other Indebtedness."

ESCROW OF PROCEEDS PENDING THE DEPOSIT DATE AND SPECIAL REDEMPTION

   The Issuer expects to obtain the other funds necessary to fund the Deposit no later than June 5, 1997. Although management believes that MacAndrews & Forbes and its affiliates will be able to obtain the additional funding required to defease the Revlon Worldwide Notes, there can be no assurance that the required funding will be obtained or that the Issuer will not be required to redeem the Notes.

   Prior to the Deposit Date, the proceeds of the Offering are being held in escrow. The Notes are subject to mandatory redemption in the event that (i) the Deposit is not made on or prior to June 5, 1997 or (ii) the payment of the Revlon Worldwide Notes is accelerated prior to such date. The mandatory redemption price is equal to the Accreted Value on the Mandatory Redemption Date. Concurrently with the closing of the Offering, the Issuer deposited with the Escrow Agent an amount of cash or Treasury Securities sufficient to pay when due the mandatory redemption price for the Notes, based on the assumption that the mandatory redemption occurs on June 25, 1997. Such funds either will be used by the Issuer to make, in part, the Capital Contribution, which Capital Contribution will be used to fund the Deposit, or will be released to the Paying Agent to fund the mandatory redemption of the Notes. If the mandatory redemption of the Notes occurs prior to June 25, 1997, however, there can be no assurance that the amounts held in escrow will be sufficient to fund the mandatory redemption of the Notes. See "Description of the Notes -- Escrow of Proceeds; Special Mandatory Redemption."

SECURITY FOR THE NOTES

   The Old Notes are, and the New Notes will be, secured by a pledge of 47.1% of the common stock of Revlon Worldwide. Following the Revlon Worldwide Notes Defeasance, Revlon Worldwide will be merged with and into the Issuer in the Revlon Worldwide Merger and the Issuer will directly own all of the shares of common stock of Revlon, Inc. that are currently pledged to secure the Revlon Worldwide Notes. Simultaneously with the Revlon Worldwide Merger, the Notes will be secured by a pledge of all of the 11,250,000 shares of Class A Common Stock and 8,750,000 shares of Class B Common Stock, in each case, owned by Revlon Worldwide, representing in the aggregate approximately 39.1% of the outstanding shares of Common Stock of Revlon, Inc. The Class A Common Stock of Revlon, Inc. is currently listed on the NYSE. Since the Revlon IPO, the high and low reported closing prices were $42 3/8 per share and $23 1/2 per share, respectively. There is currently no market for the common stock of Revlon Worldwide. Additionally, because the principal asset of Revlon Worldwide is approximately 42,500,000 shares of Common Stock of Revlon, Inc., all of which have been pledged to secure the Revlon Worldwide Notes prior to the Revlon Worldwide Notes Defeasance, the value of the Revlon Worldwide common stock pledged to secure the Notes will depend, in part, upon the extent, if any, by which the value at any time of such shares of Revlon, Inc. Common Stock exceeds the accreted value at such time of the Revlon Worldwide Notes. There can be no assurance that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the Notes in the event of a default. In addition, the ability of the holders of the Notes to realize upon the collateral may be subject to certain limitations and there can be no assurance that the Trustee or the holders of the Notes would be able to sell the shares (including shares of Revlon, Inc.) pledged as collateral at the then current market value. Sales of substantial amounts of the Revlon, Inc. Common Stock (whether by the Trustee or other secured lenders or otherwise) could adversely affect market prices. See "Description of the Notes -- Collateral."

   If the Trustee under the Indenture or the holders of the Notes or the lenders to which the remaining shares of common stock of Revlon Worldwide or Revlon, Inc., as the case may be, are pledged to secure the Non-Recourse Guaranty, were to foreclose upon the common stock of Revlon Worldwide or Revlon, Inc., as the case may be, such foreclosure could, under certain circumstances, constitute a change of control under certain debt instruments of Revlon, Inc. and its subsidiaries. Such occurrence of a change of control would result in an event of default permitting acceleration under the Credit Agreement and would enable the holders of three of the four issues of the Products Corporation Notes to require that Products Corporation repurchase their Products Corporation Notes. There can be no assurance that the assets of the Issuer's subsidiaries would be sufficient to repay in full borrowings under such debt instruments if they became due, and in such event no assets of the subsidiaries of the Issuer would be available to the holders of the Notes. In such event the value of the common stock of Revlon Worldwide and Revlon, Inc. that is the collateral securing the Notes would be substantially diminished or eliminated. In addition, the stock of Products Corporation and certain of its subsidiaries is pledged to secure indebtedness and certain guarantees under the Credit Agreement and other indebtedness of the subsidiaries of the Issuer. If creditors of the subsidiaries of the Issuer were to foreclose upon the stock of Products Corporation and its subsidiaries, the value of the common stock of Revlon Worldwide and Revlon, Inc. would likewise be substantially diminished or eliminated.

   Simultaneously with the Revlon Worldwide Merger, the Notes will be secured solely by 20,000,000 shares of Common Stock of Revlon, Inc. No additional shares of Revlon, Inc. Common Stock or other collateral will be pledged irrespective of the market value of such shares at any time. In addition, the Indenture permits the Issuer, under certain circumstances, to grant liens on its assets, if any, other than the shares of Revlon Worldwide or Revlon, Inc., as the case may be, pledged to secure the Notes. Furthermore, because the shares of Revlon, Inc. Common Stock pledged to secure the Notes will not be pledged simultaneously with the issuance of the Notes, but rather simultaneously with the Revlon Worldwide Merger, in certain circumstances such pledge could be deemed to have been made in respect of an antecedent debt and could constitute a preference under the United States Bankruptcy Code. Under applicable provisions of the United States Bankruptcy Code, if the Issuer were to become the subject of a bankruptcy case within the 90-day period following the Revlon Worldwide Notes Defeasance (or within one year thereof to the extent that a holder of the Notes is deemed to be an insider of the Issuer), a bankruptcy court could avoid the pledge of some or all of the Revlon, Inc. Common Stock as a preference (if the Issuer was insolvent at the time thereof). For these purposes, the Issuer would be presumed insolvent for the 90 days preceding bankruptcy. There can be no assurance as to the relative values of the shares of Revlon Worldwide common stock and Revlon, Inc. Common Stock pledged to secure the Notes on the date of the Revlon Worldwide Merger. In addition, following the Deposit but prior to the Revlon Worldwide Defeasance, the funds used to make the deposit could be subject to the claims of creditors of Revlon Worldwide.

CERTAIN ASPECTS OF THE NOTES

   Under the Indenture, in the event of an acceleration of the maturity of the Notes upon the occurrence of an Event of Default (as defined herein), the holders of the Notes will be entitled to recover only the amount that may be declared due and payable pursuant to the Indenture, which will be less than the principal amount at maturity of such Notes. See "Description of the Notes -- Defaults."

   If a bankruptcy case is commenced by or against the Issuer under the United States Bankruptcy Code, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of
(i) the Issue Price of the Notes and (ii) that portion of the Original Issue Discount which has been amortized and, therefore, is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Accordingly, holders of the Notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest by the same method as that used for the calculation of Original Issue Discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

IMPLEMENTATION OF BUSINESS STRATEGY

   The Company's business strategy is to (i) strengthen and broaden its core brands through globalization of marketing and advertising, product development and manufacturing and through increasing its emphasis on advertising and promotion; (ii) lead the industry in the development and introduction of technologically advanced innovative products that set new trends; (iii) expand the Company's presence in all markets in which the Company competes and enter new and emerging markets; (iv) continue to reduce costs and improve operating efficiencies, customer service and product quality by reducing overhead, rationalizing factory operations, upgrading management information systems, globally sourcing raw materials and components and carefully managing working capital; and (v) continue to expand market share and product lines through possible strategic acquisitions or joint ventures. See "Business--Business Strategy." The Company believes that it has made progress in implementing its business strategy with respect to the United States operations, although it is in the early stages of implementing its business strategy with respect to its International operations and its professional products business. As a result of the implementation of its strategy, Revlon, Inc. has achieved increased net sales and profitability. The Company's ability to implement its strategy successfully will be dependent on business, financial and other factors, including prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, beyond the Company's control. There can be no assurance that the Company will continue to be successful in the implementation of its strategy. The inability of the Company to successfully implement its business strategy could significantly affect the value of the Common Stock of Revlon, Inc. pledged to secure the Notes. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Offering Memorandum.

COMPETITION

   The cosmetics and skin care, fragrance and personal care and professional products business is highly competitive. The Company competes in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than the Company. See "Business -- Competition."

SOCIAL, POLITICAL AND ECONOMIC RISKS AFFECTING FOREIGN OPERATIONS
AND EFFECTS OF FOREIGN CURRENCY FLUCTUATIONS

   The Company has operations based in 26 foreign countries and its products are sold in approximately 175 countries and territories. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations, including changes in the laws and policies that govern foreign investment in countries where it has operations as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. In addition, the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates, which may favorably or adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which the Company and foreign competitors sell their products in the same market. For 1996 and 1995, 42.0% and 42.6%, respectively, of the Company's net sales were outside the United States. In addition, the cost of certain items required in the Company's operations may be affected by changes in the value of the relevant currencies. The Company enters into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources"). The Company generally does not use derivative instruments to manage currency fluctuations. In addition, the Company's operations in Brazil (which accounted for approximately 6.1% of the Company's net sales for 1996) were subject to hyperinflationary conditions. There can be no assurance as to the future effect of changes in social, political and economic conditions on the Company's business or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LACK OF PUBLIC MARKET FOR THE NOTES

   The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on March 5, 1997 to a small number of institutional investors and institutional accredited investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Although the Initial Purchasers have informed the Issuer that they currently intend to make a market in the New Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. As a result, the market price of the New Notes could be adversely affected. The Issuer does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

CONTROL BY MACANDREWS & FORBES

   The Issuer is indirectly owned through MacAndrews & Forbes by Ronald O. Perelman. As a result MacAndrews & Forbes will be able to direct and control the policies of the Issuer and its subsidiaries, including mergers, sales of assets and similar transactions. See "Ownership of Common Stock" and "Relationship with MacAndrews & Forbes." The shares of common stock of the Issuer and shares of common stock of intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates. A foreclosure upon any such shares of common stock could constitute a change of control under the Indenture and certain debt instruments of the Issuer's subsidiaries. See "--Security for the Notes."

FORWARD-LOOKING STATEMENTS

   This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward looking statements are principally contained in the sections "Prospectus Summary," "Business -- Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and include, without limitation, the Company's expectation and estimates as to introduction of new products, future financial performance, including growth in net sales and earnings, cash flows from operations, capital expenditures, the ability to refinance indebtedness, capital contributions or loans from affiliates, the sale of assets or additional shares of Revlon, Inc. and the sale of equity securities of the Issuer. In addition, in those and other portions of this Prospectus, the words "anticipate," "believe," "estimate," "expect," "plans," "intends" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described in this Prospectus, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the
Company: (i) difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings; (ii) changes in consumer preferences, including reduced consumer demand for the Company's color cosmetics and other current products; (iii) difficulties or delays in the Company's continued expansion into the self-select distribution channel and development of new markets; (iv) unanticipated costs or difficulties or delays in completing projects associated with the Company's strategy to improve operating efficiencies, including information system upgrades; (v) effects of and changes in economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in countries outside of the United States in which the Company operates, including Brazil; (vi) actions by competitors, including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (vii) combinations among significant customers or the loss, insolvency or failure to pay its debts by a significant customer or customers; and (viii) the inability to refinance indebtedness, secure capital contributions or loans from affiliates or sell assets or additional shares of Revlon, Inc. or equity securities of the Issuer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                               USE OF PROCEEDS

   The Issuer will not receive any proceeds from the Exchange Offer. The Issuer will use the net proceeds of the Offering, which are estimated to be approximately $489.5 million, together with a capital contribution from MacAndrews & Forbes, to make the Capital Contribution. Revlon Worldwide will use the proceeds of the Capital Contribution to finance the Deposit for the Revlon Worldwide Notes Defeasance. The Revlon Worldwide Notes mature on March 15, 1998 and original issue discount thereon accretes at the rate of 12% per annum, compounded on a semiannual basis. As of December 31, 1996, the accreted value of the Revlon Worldwide Notes was approximately $969.6 million. See "Description of Other Indebtedness -- Revlon Worldwide Notes."

                                CAPITALIZATION

   The following table sets forth (i) the actual capitalization of the Company as of December 31, 1996 and (ii) the capitalization of the Company as of December 31, 1996, as adjusted to reflect the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger. This table should be read in conjunction with "Selected Historical and Pro Forma Financial Data" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                                                        DECEMBER 31, 1996
                                                                   --------------------------
                                                                      ACTUAL      AS ADJUSTED
                                                                   -----------  -------------
                                                                      (DOLLARS IN MILLIONS)
Short-term borrowings--third parties .............................   $    27.1     $   27.1
Current portion of long-term debt--third parties .................         8.8          8.8
                                                                   -----------  -------------
                                                                     $    35.9     $   35.9
                                                                   ===========  =============
Long-term debt:
 Working capital lines............................................   $   187.2     $  187.2
 Bank mortgage loan agreement due 1997............................        41.7         41.7
 9 1/2% Senior Notes due 1999.....................................       200.0        200.0
 9 3/8% Senior Notes due 2001.....................................       260.0        260.0
 10 1/2% Senior Subordinated Notes due 2003.......................       555.0        555.0
 10 7/8% Sinking Fund Debentures due 2010.........................        79.6         79.6
 Advances from Holdings ..........................................        30.4         30.4
 Senior Secured Discount Notes Due 1998...........................       969.6        969.6 (a)
 Senior Secured Discount Notes due 2001...........................          --        505.0 (b)
 Other mortgages and notes payable (8.6%-13.0%) due through 2001 .         7.1          7.1
                                                                   -----------  -------------
 Long-term debt including current portion ........................     2,330.6      2,835.6
 Less current portion.............................................         8.8          8.8
                                                                   -----------  -------------
  Total long-term debt............................................     2,321.8      2,826.8 (a)
                                                                   -----------  -------------
Stockholders' deficiency:
 Common stock, par value $1.00 per share, 1,000 shares
  authorized, issued and outstanding..............................          --           --
 Capital deficiency...............................................      (971.0)      (417.8)
 Accumulated deficit since June 24, 1992..........................      (472.1)      (472.1)
 Adjustment for minimum pension liability.........................       (12.4)       (12.4)
 Currency translation adjustment..................................        (5.8)        (5.8)
                                                                   -----------  -------------
  Total stockholders' deficiency..................................    (1,461.3)      (908.1)(a)
                                                                   -----------  -------------
   Total long-term debt and stockholders' deficiency .............   $   860.5     $1,918.7
                                                                   ===========  =============

------------

(a) In accordance with Statement of Financial Accounting Standards No. 125, which is effective for transactions occurring after December 31, 1996, the covenant defeasance of the Revlon Worldwide Notes is not considered an extinguishment of debt for accounting purposes. Therefore, the Revlon Worldwide Notes will not be considered extinguished for accounting purposes until the defeasance trust is paid out to holders of the Revlon Worldwide Notes upon maturity of the Revlon Worldwide Notes. Assuming that the Revlon Worldwide Notes had been repaid as of December 31, 1996 and Revlon Worldwide relieved of its obligation for such liability, total long-term debt and stockholders' deficiency would have been $1,857.2 million and $986.2 million, respectively.

(b) Reflects the issuance of the Notes, net of Original Issue Discount of $265.0 million.

             PRICE RANGE OF CLASS A COMMON STOCK OF REVLON, INC.

   Since the Revlon IPO, the Class A Common Stock has been traded on the NYSE under the symbol "REV." The following table sets forth for the periods indicated the high and low closing prices per share of the Class A Common Stock as reported by the NYSE.

                                                HIGH     LOW
                                         ----------- -----------
1996
---------------------------------------
First Quarter (February 29 to March
 31)....................................     $28 1/4     $25 1/2
Second Quarter..........................      31 3/8      24 3/4
Third Quarter...........................      31 1/8      23 1/2
Fourth Quarter..........................      36 1/2      28 5/8
1997
---------------------------------------
First Quarter (through March 13) .......      42 3/8      29 5/8

   On March 13, 1997, the last reported sales price of the Class A Common Stock on the New York Stock Exchange was $41 1/4 per share.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

   The selected historical financial data for, and as of the end of, each of the years in the five year period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The pro forma data for the year ended December 31, 1996 give pro forma effect to the Revlon IPO and the application of the net proceeds therefrom, the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger as if such transactions had been consummated on January 1, 1996, and the pro forma balance sheet data as of December 31, 1996 give pro forma effect to the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger as if such transactions had been consummated on December 31, 1996. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

   The following selected financial data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                    YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------
                                   1996 (A)    1995 (A)    1994 (A)     1993 (A)      1992
                                 ----------  ----------  -----------  ----------  ----------
                                                     (DOLLARS IN MILLIONS)
HISTORICAL STATEMENTS OF
 OPERATIONS DATA:
Net sales ......................   $2,167.0    $1,937.8    $1,732.5     $1,588.3    $1,632.2
Gross profit ...................    1,441.3     1,285.7     1,135.2      1,019.5     1,076.8
Selling, general and
 administrative expenses .......    1,241.1     1,139.1     1,026.8        969.6       996.7
Restructuring charges...........         --          --          --           --       162.7(b)
                                 ----------  ----------  -----------  ----------  ----------
Operating income (loss) ........      200.2       146.6       108.4         49.9       (82.6)
Interest expense, net ..........      236.7       232.6       214.9        171.7        94.0
Amortization of debt issuance
 costs .........................       12.5        15.2        12.6         11.2         6.7
Other, net .....................       12.1        12.7        21.0         39.3        26.0
Gain on sale of subsidiary
 stock (c) .....................      187.8          --          --           --          --
                                 ----------  ----------  -----------  ----------  ----------
Income (loss) before income
 taxes .........................      126.7      (113.9)     (140.1)      (172.3)     (209.3)
Provision for income taxes  ....       25.5        25.4        22.8         19.0        14.7
                                 ----------  ----------  -----------  ----------  ----------
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes ............      101.2      (139.3)     (162.9)      (191.3)     (224.0)
Extraordinary items--early
 extinguishments of debt .......       (6.6)         --          --         (9.5)       (2.9)
Cumulative effect of accounting
 changes .......................         --          --       (28.8)(d)     (6.0)(e)      --
                                 ----------  ----------  -----------  ----------  ----------
Net income (loss) ..............   $   94.6    $ (139.3)   $ (191.7)    $ (206.8)   $ (226.9)
                                 ==========  ==========  ===========  ==========  ==========
OTHER DATA:
Ratio of earnings
 to fixed charges (f) ..........       1.47x         --          --           --          --
EBITDA (g) .....................   $  282.8    $  224.0    $  178.8     $  118.9    $  150.1
Cash interest expense ..........      139.0       148.2       138.5        109.8       110.4
Ratio of EBITDA to
 interest expense, net .........       1.19x       0.96x       0.83x        0.69x       1.60x
Ratio of EBITDA to cash
 interest expense ..............       2.03x      1.51x        1.29x        1.08x       1.36x
PRO FORMA DATA (H)(I):
Operating income ...............   $  200.2
Interest expense, net ..........      229.6
Net income .....................       97.8
Ratio of earnings to fixed
 charges (j) ...................         --
Cash interest expense ..........      136.4
Ratio of EBITDA to cash
 interest expense ..............       2.07x

                                       DECEMBER 31, 1996                         DECEMBER 31,
                                 ---------------------------  -------------------------------------------------
                                                AS ADJUSTED
                                    ACTUAL         (I)(K)         1995         1994         1993         1992
                                 -----------  --------------  -----------  -----------  -----------  ----------
                                                                  (IN MILLIONS)
BALANCE SHEET DATA:
Total assets ...................   $ 1,626.3      $2,684.5      $ 1,544.5    $ 1,431.5    $ 1,566.3    $1,438.3
Long-term debt, excluding
 current portion ...............     2,321.8       2,826.8        2,330.4      2,095.5      1,887.3       969.0
Total stockholders' deficiency      (1,461.3)       (908.1)      (1,555.7)    (1,411.1)    (1,221.2)     (443.1)

See Notes to Selected Historical and Pro Forma Financial Data.

          NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
(a) Effective January 1, 1996, Products Corporation acquired from Holdings substantially all of the assets of its Tarlow Advertising Division ("Tarlow"). Products Corporation assumed substantially all of the liabilities and obligations of Tarlow. Net liabilities assumed were approximately $3.4 million. The assets acquired and abilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements beginning with January 1, 1993 have been restated as if the acquisition took place at the beginning of such period. In addition to the liability assumed, Products Corporation paid $4.1 million to Holdings, which payment was accounted for as an increase to capital deficiency.
(b) Represents restructuring charges of $162.7 million in 1992, which included (i) consolidation of certain worldwide manufacturing and warehouse facilities, (ii) consolidation and improvements in management information systems, (iii) vacating premises under lease, (iv) personnel reductions and (v) discontinuance of certain product lines.
(c) Represents the gain on sale of subsidiary stock recognized as a result of the Revlon IPO. On March 5, 1996, Revlon, Inc. issued and sold in the Revlon IPO 8,625,000 shares of its Class A Common Stock for $24.00 per share. Revlon, Inc. contributed the net proceeds of $187.8 million (net of underwriters' discount and related fees and expenses) to Products Corporation, which in turn used such funds to repay borrowings outstanding under the Former Credit Agreement and to pay fees and expenses related to entering into the Credit Agreement.
(d) Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company recognized a charge of $28.8 million in the first quarter of 1994 to reflect the cumulative effect of the accounting change, net of income tax benefit.
(e) Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plan in the United States. Accordingly, the Company recognized a charge of $6.0 million in the 1993 first quarter to reflect the cumulative effect of the accounting change.
(f) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not the loss relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings before fixed charges by $113.9 million in 1995, $140.1 million in 1994, $172.3 million in 1993 and $209.3 million in 1992. Excluding the $187.8 million gain on sale of subsidiary stock in the Revlon IPO from 1996 earnings (the "Adjusted Earnings"), fixed charges would have exceeded Adjusted Earnings before fixed charges by $61.1 million in 1996.
(g) EBITDA is defined as operating income (loss) before restructuring charges, plus depreciation and amortization other than that relating to early extinguishment of debt, debt discount and debt issuance costs. EBITDA is presented here not as a measure of operating results but rather as a measure of debt service ability. EBITDA should not be considered in isolation or as a substitute for net income or cash flow from operations prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Net cash used for operating activities was $10.2 million, $51.7 million, $1.3 million, $150.5 million and $244.9 million for 1996, 1995, 1994, 1993 and 1992, respectively. Net cash used for investing activities was $65.1 million, $72.5 million, $51.0 million, $8.7 million and $48.1 million for 1996, 1995, 1994, 1993 and 1992, respectively. Net cash provided by (used for) financing activities was $78.5 million, $125.2 million, $(48.8) million $266.8 million and $286.2 million for 1996, 1995, 1994, 1993 and 1992, respectively.
(h) Reflects the reduction in interest expense of $2.6 million related to the Revlon IPO and the application of the net proceeds therefrom, the Offering, the Capital Contribution, the Deposit and related interest income on such deposit of $60.3 million (assuming a yield to maturity of approximately 5.7%) and the Revlon Worldwide Merger as if such transactions had occurred on January 1, 1996. Interest expense and amortization of debt issuance costs related to the Notes was $55.8 million and $3.9 million, respectively.

(i) In accordance with Statement of Financial Accounting Standards No. 125, which is effective for transactions occurring after December 31, 1996, the covenant defeasance of the Revlon Worldwide Notes is not considered an extinguishment of debt for accounting purposes. Therefore, the accreted value of the Revlon Worldwide Notes of $969.6 million at December 31, 1996, interest expense on the Revlon Worldwide Notes of $106.7 million and amortization of debt issuance costs of $4.2 million were not removed from the Company's pro forma financial data as the Revlon Worldwide Notes will not be considered extinguished for accounting purposes until the defeasance trust is paid out to holders of the Revlon Worldwide Notes upon maturity of the Revlon Worldwide Notes. Assuming that the Revlon Worldwide Notes had been repaid as of January 1, 1996 and Revlon Worldwide relieved of its obligation for such liability, interest expense, net and net income (excluding the impact of an extraordinary item of $78.1 million resulting from the repayment of the Revlon Worldwide Notes), would have been $183.2 million and $148.4 million, respectively. Assuming that the Revlon Worldwide Notes had been repaid as of January 1, 1996 and Revlon Worldwide relieved of its obligation for such liability, pro forma fixed charges would have exceeded Adjusted Earnings before fixed charges by $7.3 million in 1996. Assuming that the Revlon Worldwide Notes had been repaid as of December 31, 1996 and Revlon Worldwide relieved of its obligation for such liability, total assets, long-term debt (excluding current portion) and stockholders' deficiency would have been $1,636.8 million, $1,857.2 million and $986.2 million, respectively. See "Use of Proceeds."
(j) As adjusted to reflect the Revlon IPO and the application of the net proceeds therefrom, the Offering, the Capital Contribution, the Deposit and related interest income and the Revlon Worldwide Merger as if such transactions had occurred on January 1, 1996, fixed charges would have exceeded Adjusted Earnings before fixed charges by $57.9 million in 1996.
(k) Reflects the Offering, the Capital Contribution, the Deposit and the Revlon Worldwide Merger as if such transactions had occurred on December 31, 1996. The pro forma adjustments reflect (i) an increase in other assets of $1,058.2 million, including restricted cash of $1,042.7 million (the Deposit) and debt issuance costs of $15.5 million, (ii) an increase in debt of $505.0 million and (iii) a reduction in stockholders' deficiency attributable to a capital contribution of $553.2 million. See "Capitalization" and "Use of Proceeds."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The Issuer is a holding company with no independent business operations of its own. Accordingly, except as other wise indicated, the following discussion of the Company relates to the operations of Revlon, Inc.

OVERVIEW

   The Company operates in a single business segment with many different products, which include an extensive array of glamorous, exciting and innovative cosmetics and skin care, fragrance and personal care products, and professional products, consisting of hair and nail care products for use principally in and resale by professional salons. In addition, the Company also operates retail outlet stores and has a licensing group.

   In the United States and increasingly in international markets, the Company's products are sold principally in the self-select distribution channel, which the Company believes is the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. In addition, the trend in the cosmetics, skin care and fragrance industry has been the shift of consumer purchases from the demonstrator-assisted channel to the self-select distribution channel.

   The Company's net sales in the United States are made primarily in the self-select distribution channel, which for 1996 represented approximately 86% of the Company's net sales in the United States. In the United States, the Company also sells ULTIMA II products in the demonstrator-assisted distribution channel and consumer and professional products to United States Government military exchanges and commissaries. Outside the United States, the Company sells consumer products in the self-select distribution channel and through department stores and specialty stores, such as perfumeries, and sells professional products.

   The Company is making substantial improvements in its global sourcing, materials management and distribution capabilities, which have contributed to an improvement in the Company's gross profit margin. Such improvements include the utilization of the Company's large purchasing capacity to maximize cost savings in raw materials and components, improvement in the percentage of timely order fulfillment and improvement in the timeliness and accuracy of new product and promotion deliveries. See "Business -- Manufacturing and Related Operations and Raw Materials." The Company continues to upgrade its management information systems to provide an integrated system for forecasting, production, inventory management, distribution, procurement and accounting. The Company is rationalizing and increasing the efficiency of its manufacturing operations worldwide by centralizing production of some product categories for sale throughout the world within designated facilities and by shifting production of certain other product categories to more cost effective manufacturing sites. Shifts of production may result in the closing of certain of the Company's less significant manufacturing facilities, and the Company continually reviews its needs in this regard. In addition, as part of its efforts to continuously improve operating efficiencies, the Company attempts to ensure that a significant portion of its capital expenditures are devoted to improving operating efficiencies.

   The Company has increased its emphasis on advertising and promotion. The Company increased advertising expenditures by 17.3% for 1996 over 1995 levels and by 26.2% for 1995 over 1994 levels. The level of advertising expenditures in any period is based upon the Company's assessment of advertising and promotional support required by each of the Company's products in light of expected volume, competitive pressures and the dynamics of the markets for such products during such period. For 1997, the Company intends to increase its advertising expenditures over 1996 levels.

   The Company has achieved 13 consecutive quarters of increased net sales, operating income and EBITDA compared with the corresponding quarter of the prior year. Net sales, operating income and EBITDA increased 11.8%, 36.6% and 26.3%, respectively, for 1996 over 1995 and increased 11.8%, 35.2% and 25.3%, respectively, for 1995 over 1994. In addition, the Company's net loss decreased from $191.7 million for 1994 to $139.3 million for 1995 and an Adjusted Net Loss of $86.6 million for 1996. Through careful management of working capital, the Company has also reduced the relative amount of working capital necessary to support net sales. The ratio of average quarterly combined inventory and accounts receivable balances to net sales was 32.3% for 1996 compared with 33.2% for 1995 and 34.9% for 1994.

   To reflect the integration of management reporting responsibilities culminating in the third quarter of 1996, the Company presents its business geographically as its United States operation, which comprise the Company's business in the United States, and its International operation, which comprise its business outside of the United States. The Company previously presented its business as the Consumer Group, which comprised the Company's consumer products operations throughout the world (except principally Spain, Portugal and Italy) and professional products operations in certain markets, principally in South Africa and Argentina, and the Professional Group, which comprised the Company's professional products operations throughout the world (except principally South Africa and Argentina) and consumer products operations in Spain, Portugal and Italy. The Company has restated the management's discussion and analysis data for prior periods to conform to the presentation for 1996.

RESULTS OF OPERATIONS

   The following table sets forth the Company's net sales by operation for each of the last three years:

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                  1996        1995        1994
                                               ----------  ----------  ---------
                                                         (IN MILLIONS)
Net sales:
 United States  ..............................  $1,257.2    $1,113.2    $  983.2
 International  ..............................     909.8       824.6       749.3
                                               ----------  ----------  ---------
                                                $2,167.0    $1,937.8    $1,732.5
                                               ==========  ==========  =========

   The following sets forth certain statements of operations data as a percentage of net sales:

                                                 YEAR ENDED DECEMBER 31,
                                               -------------------------
                                                 1996     1995     1994
                                               -------  -------  -------
Cost of sales ................................   33.5%    33.7%    34.5%
Gross profit .................................   66.5     66.3     65.5
Selling, general and administrative expenses     57.3     58.8     59.3
Operating income..............................    9.2      7.5      6.2
EBITDA .......................................   13.1     11.6     10.3

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Net sales

   Net sales were $2,167.0 million and $1,937.8 million for 1996 and 1995, respectively, an increase of $229.2 million, or 11.8%, primarily as a result of successful new product introductions worldwide, increased demand in the United States, acquisitions of certain exclusive line professional product businesses, increased distribution internationally into the expanding self-select distribution channel and the further development of new international markets.

   United States. The United States operation's net sales increased to $1,257.2 million for 1996 from $1,113.2 million for 1995, an increase of $144.0 million, or 12.9%. Net sales improved for 1996 primarily as a result of continued consumer acceptance of new product offerings, general improvement in consumer demand for the Company's color cosmetics in the United States and acquisitions of certain exclusive line professional product businesses, partially offset by overall softness in the fragrance industry and lower sales of one of the Company's prestige brands. The Company improved the dollar share of its REVLON branded cosmetics in the color cosmetics business in the United States self-select distribution channel to 21.4% for 1996 from 19.8% for 1995, moving into the leading position in market share. Market share, which is subject to a number of conditions, can vary from quarter to quarter as a result of such things as timing of new product introductions and advertising and promotional spending. New product introductions (including, in 1996, certain products launched during 1995) generated incremental net sales in 1996, principally as a result of launches of products in the COLORSTAY collection, including COLORSTAY foundation, lip makeup, eye makeup and COLORSTAY lashcolor mascara, launches of products in the ALMAY AMAZING collection, including lip makeup, eye makeup, face makeup and concealer, and launches of CHERISH fragrance and MITCHUM CLEAR and ALMAY CLEAR COMPLEXION MAKEUP and TREATMENT line extensions.

   International. The International operation's net sales increased to $909.8 million for 1996 from $824.6 million for 1995, an increase of $85.2 million, or 10.3% on a reported basis or 12.6% on a constant U.S. dollar basis. Net sales improved principally as a result of successful new product introductions, including the continued roll-out of the COLORSTAY cosmetics collection and REVLON AGE DEFYING makeup, increased distribution into the expanding self-select distribution channel, the further development of new international markets, partially offset, on a reported basis, by the unfavorable effect on sales of a stronger U.S. dollar against certain foreign currencies, primarily the South African rand, Japanese yen, and several European currencies. The International operation's sales are divided into the following geographic areas: Europe, which is comprised of Europe, the Middle East and Africa (in which net sales increased to $404.0 million for 1996 from $374.6 million for 1995, an increase of $29.4 million, or 7.8%); the Western Hemisphere, which is comprised of Canada, Mexico, Central America, South America and Puerto Rico (in which net sales increased to $311.9 million for 1996 from $275.4 million for 1995, an increase of $36.5 million, or 13.3%); and the Far East (in which net sales increased to $193.9 million for 1996 from $174.6 million for 1995, an increase of $19.3 million, or 11.1%).

   The Company's operations in Brazil are significant and, along with operations in certain other countries, have been subject to, and may continue to be subject to, significant political and economic uncertainties. In Brazil, net sales, operating income and income before taxes were $132.7 million, $25.1 million and $20.0 million, respectively, for 1996 compared to $118.6 million, $22.8 million and $19.8 million, respectively, for 1995. In Mexico, net sales for 1996 and 1995 were adversely affected by the December 1994 devaluation of the Mexican peso and related economic weakness. Additionally, Mexico will be considered a hyperinflationary economy beginning in 1997. In Venezuela, net sales and income before taxes for 1996 and 1995 were adversely affected by high inflation and in the 1996 period by a currency devaluation.

 Cost of sales

   As a percentage of net sales, cost of sales was 33.5% for 1996 compared to 33.7% for 1995, respectively. The improvement for 1996 resulted from the benefits of improved overhead absorption against higher production volumes and more efficient global production and purchasing. This improvement was partially offset by changes in product mix involving an increase in sales of the Company's higher cost technology-based products, an increase in export sales, and lower margin products (such as those products sold in Brazil), the effect of weaker local currencies on the cost of imported purchases and competitive pressures on the Company's toiletries business in certain international markets. The aforementioned increases in sales that negatively impacted cost of sales were, however, more profitable to the Company's overall operating results.

 Selling, general and administrative expenses

   As a percentage of net sales, SG&A expenses were 57.3% for 1996, an improvement from 58.8% for 1995. SG&A expenses other than advertising expense, as a percentage of net sales, improved to 40.9% for 1996 compared with 43.2% for 1995 primarily as a result of reduced general and administrative expenses, improved productivity and lower distribution costs in 1996 compared with 1995. In accordance with its business strategy, the Company increased advertising and consumer-directed promotion in 1996 compared with 1995 to support growth in existing product lines, new product launches and increased distribution in the self-select distribution channel in many of the Company's markets in the International operation. Advertising expense increased by 17.3% to $355.2 million, or 16.4% of net sales, for 1996 compared to $302.7 million, or 15.6% of net sales, for 1995.

 Operating income

   As a result of the foregoing, operating income increased by $53.6 million, or 36.6%, to $200.2 million for 1996 from $146.6 million for 1995.

 Other expenses/income

   Interest expense was $240.1 million for 1996 compared to $237.5 million for 1995. The increase was attributable to the higher accretion of the Revlon Worldwide Notes, partially offset by lower average outstanding borrowings as a result of the paydown of debt under the Credit Agreement and under the Former Credit Agreement with the use of proceeds from the Revlon IPO in the 1996 period and lower interest rates under the Credit Agreement than under the Former Credit Agreement.

   Foreign currency losses, net, were $5.7 million for 1996 compared to $10.9 million for 1995. The reduction in the foreign currency loss in 1996 as compared to 1995 was due to lower foreign currency losses primarily in Mexico and Venezuela and the Company's simplification of its international corporate structure, which resulted in $2.1 million of gains, previously deferred in the currency translation account, partially offset by the strengthening of the U.S. dollar against the Spanish peseta and the strengthening of the U.K. pound against several European currencies.

   Miscellaneous, net was $6.4 million for 1996 compared to $1.8 million for 1995. The increase relates primarily to the Company's continued investment in certain emerging markets.

   Gain on sale of subsidiary stock in the amount of $187.8 million was recognized as a result of the Revlon IPO.

 Extraordinary item

   The extraordinary item resulted from the write-off recorded in the first quarter of 1996 of deferred financing costs associated with the extinguishment of the Former Credit Agreement prior to its maturity with the net proceeds from the Revlon IPO and borrowings under the Credit Agreement.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

 Net sales

   Net sales were $1,937.8 million and $1,732.5 million for 1995 and 1994, respectively, an increase of $205.3 million, or 11.8%, primarily as a result of successful new product introductions worldwide, increased demand in the United States, increased distribution internationally into the expanding self-select distribution channel, the development of new international markets and a weaker U.S. dollar versus most foreign currencies.

   United States. The United States operation's net sales increased to $1,113.2 million for 1995 from $983.2 million for 1994, an increase of $130.0 million, or 13.2%. Net sales improved primarily as a result of continued consumer acceptance of new product offerings and general improvement in consumer demand for the Company's color cosmetics in the United States, contributing to the Company's improved share of the color cosmetics business in the United States self-select distribution channel, as well as increased net sales at the retail outlet stores. New product introductions (including, in 1995, certain products launched during 1994) generated incremental net sales in 1995, principally as a result of the June 1994 launch of COLORSTAY lipcolor, the 1994 first quarter launch of REVLON AGE DEFYING makeup, the 1995 second and third quarter launches of COLORSTAY lip makeup line extensions and eye and face makeup, respectively, which are part of the COLORSTAY collection, the 1995 second quarter launches of REVLON AGE DEFYING line extensions, CHARLIE WHITE fragrance and ALMAY CLEAR COMPLEXION MAKEUP, and the 1995 third quarter launches of ALMAY TIME-OFF line extensions and LASTING fragrance.

   International. The International operation's net sales increased to $824.6 million for 1995 from $749.3 million for 1994, an increase of $75.3 million, or 10.0%. Net sales improved principally as a result of successful new product introductions, increased distribution into the expanding self-select distribution channel, the development of new international markets and the favorable effect on sales of a weaker U.S. dollar versus most foreign currencies, partially offset by lower unit volume in Mexico and Argentina resulting from recessionary conditions. Net sales were also favorably affected by the continued roll-out of COLORSTAY lipcolor, REVLON AGE DEFYING makeup and CHARLIE WHITE fragrance into various international markets, the continued expansion during the third quarter of 1994 of the ALMAY cosmetics line outside the United States and the expansion during the third quarter of 1994 of the CHARLIE RED fragrance outside the United States. Introduction of the COLORSTAY cosmetics collection began in the fourth quarter of 1995 and continued in the first part of 1996. The International operation's sales are divided into the following geographic areas: Europe, which is comprised of Europe, the Middle East and Africa (in which net sales increased to $374.6 million for 1995 from $334.8 million for 1994, an increase of $39.8 million, or 11.9%); the Western Hemisphere, which is comprised of Canada, Mexico, Central America, South America and Puerto Rico (in which net sales increased to $275.4 million for 1995 from $269.7 million for 1994, an increase of $5.7 million, or 2.1%); and the Far East (in which net sales increased to $174.6 million for 1995 from $144.8 million for 1994, an increase of $29.8 million, or 20.6%).

   The Company's operations in Brazil and Mexico have been subject to significant political and economic uncertainties. Operations in Brazil were significantly improved for 1995 over 1994 primarily as a result of higher unit volume in the first half of 1995. Unit volume in the second half of 1995 declined from the unit volume for the second half of 1994 due to the strong unit volume in the second half of 1994 as a result of the Brazilian government's July 1, 1994 introduction of a new economic and monetary policy, which resulted in increased consumer purchasing. In Brazil, net sales, operating income and income before taxes were $118.6 million, $22.8 million and $19.8 million, respectively, for 1995 compared with $108.1 million, $29.5 million and $14.9 million, respectively, for 1994. However, net sales and operating income for 1994 benefited from the hyperinflationary pricing component included in these accounts until the Brazilian government's July 1, 1994 introduction of a new economic and monetary policy and related issuance of a new currency, which significantly reduced inflation. The Company's income before taxes and cash flow from operations in Brazil for 1994 were not affected to the same extent as operating income because of a corresponding charge in the foreign currency translation account. In Mexico, net sales and operating income were $20.5 million and $1.6 million, respectively, for 1995 compared with $31.1 million and $3.2 million, respectively, for 1994. While the December 1994 devaluation of the Mexican peso did not have a significant adverse effect on 1994 operating results in Mexico, 1995 operating results in Mexico were, and future operating results may continue to be, adversely affected by this devaluation and other factors such as decreases in unit volume, limitations on price increases and higher relative costs of products sourced outside of Mexico. The Company has taken measures to mitigate the effect of these conditions by increasing prices in line with inflation, where possible, and efficiently managing its working capital levels.

 Cost of sales

   As a percentage of net sales, cost of sales was 33.7% for 1995, an improvement from 34.5% for 1994. This improvement resulted from the benefits on overhead absorption of higher production volumes allocated over a fixed manufacturing base, and globalization benefits such as more efficient production and purchasing performance in 1995 compared with 1994, partially offset by changes in the product mix involving increases in 1995 compared to 1994 in sales of lower margin products sold in Brazil and by the Company's retail outlet stores. The first half of 1994 included the benefit of the inflationary component of pricing in Brazil, partially offset by the adverse impact of higher transition costs associated with factory consolidations charged to cost of sales for inventory produced in 1993 and sold during 1994.

 Selling, general and administrative expenses

   As a percentage of net sales, SG&A expenses were 58.8% for 1995 and 59.3% for 1994. SG&A expenses, other than advertising expense, as a percentage of net sales improved to 43.2% for 1995 compared with 45.4% for 1994, primarily as a result of reduced general and administrative expenses and improved productivity in 1995 compared with 1994, partially offset by higher European regional headquarters expenses and severance costs in 1995. The Company increased advertising and consumer directed promotion during 1995 compared with 1994, principally in the United States and Europe, to support growth in existing product lines, new product launches and increased distribution in the self-select distribution channel in Europe in 1995. Advertising expense increased by 26.2% to $302.7 million, or 15.6% of net sales, for 1995 from $239.9 million, or 13.8% of net sales, for 1994. In the fourth quarter of 1995, consistent with the management of its business, the Company reclassified certain advertising expenses for prior periods to conform to the presentation for 1995.

Operating income

   As a result of the foregoing, operating income increased by $38.2 million, or 35.2%, to $146.6 million for 1995 from $108.4 million for 1994.

 Other expenses/income

   Interest expense was $237.5 million for 1995 and $221.2 million for 1994, an increase of $16.3 million, or 7.4%. The increase in 1995 was due to higher outstanding borrowings under the Company's credit facilities and the higher accretion of the Revlon Worldwide Notes.

   Foreign currency losses, net, were $10.9 million for 1995 and $18.2 million for 1994. Results improved in 1995 primarily as a result of reduced inflation associated with the Brazilian government's July 1, 1994 introduction of a new economic and monetary policy and related issuance of a new currency and the January 1995 repayment of approximately $26.9 million under the Yen Credit Agreement, partially offset by the adverse effect of currency devaluation in Venezuela primarily in the fourth quarter of 1995.

 Provision for income taxes

   The provision for income taxes was $25.4 million and $22.8 million for 1995 and 1994, respectively. The increase in the provision for income taxes was primarily attributable to higher taxable earnings of certain foreign operations.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

   Net cash used for operating activities was $10.2 million, $51.7 million and $1.3 million for 1996, 1995 and 1994, respectively. The decrease in net cash used for operating activities for 1996 compared with 1995 resulted primarily from higher operating income, lower restructuring payments ($13.3 million for 1996 compared with $24.2 million for 1995) and improved management of inventory relative to business growth, partially offset by higher trade receivable balances as a result of higher net sales and increased spending on merchandise display units in connection with the Company's continued expansion into the self-select distribution channel. The increase in net cash used for operating activities for 1995 compared with 1994 resulted primarily from an increase in inventories associated with expected sales volume, higher trade receivable balances, increased spending on merchandise display units in connection with the Company's continued expansion into the self-select distribution channel and higher income taxes paid, net of refunds, offset in part by higher operating income, lower restructuring payments ($24.2 million for 1995 compared with $37.2 million for 1994) and lower severance payments.

   Net cash used for investing activities was $65.1 million, $72.5 million and $51.0 million for 1996, 1995 and 1994, respectively. Net cash used for investing activities for 1996, 1995 and 1994 consisted primarily of capital expenditures and in 1996 and 1995 included $7.1 million and $21.2 million, respectively, used for acquisitions. The Company's capital expenditures for 1996, 1995 and 1994 were $58.0 million, $54.3 million and $52.5 million, respectively. The increase in capital expenditures through 1996 was primarily attributable to significant information system enhancements in accordance with the Company's business strategy. See "Business -- Strategy."

   Net cash provided by (used for) financing activities was $78.5 million, $125.2 million and $(48.8) million for 1996, 1995 and 1994, respectively. Net cash provided by financing activities for 1996 included the net proceeds from the Revlon IPO, cash drawn under the Former Credit Agreement and under the Credit Agreement, partially offset by the repayment of borrowings under the Former Credit Agreement, the payment of fees and expenses related to the Credit Agreement and repayment of approximately $5.2 million under the Yen Credit Agreement. Net cash provided by financing activities for 1995 consisted primarily of borrowings under the credit agreement of Products Corporation in effect at that time and borrowings under the Former Credit Agreement, partially offset by repayments of cash drawn under those credit agreements, repayment of $26.9 million under the Yen Credit Agreement and payment of debt issuance costs under the Former Credit Agreement. Net cash used for financing activities for 1994 consisted primarily of repayments of borrowings under the credit agreement of Products Corporation in effect at that time and a repayment of $12.0 million under the Yen Credit Agreement.

   In February 1995, Products Corporation entered into the Former Credit Agreement, which provided up to $500.0 million comprised of three senior secured facilities: a $100.0 million term loan facility, a $225.0 million revolving credit facility and a $175.0 million multi-currency facility. Borrowings under the Former Credit Agreement were used to refinance Products Corporation's previous $150.0 million credit agreement, refinance then existing lines of credit outside of the United States and refinance approximately $26.9 million paid under the Yen Credit Agreement in January 1995. The Former Credit Agreement was scheduled to terminate on June 30, 1997. The net proceeds of $187.8 million from the Revlon IPO were contributed to Products Corporation and were used to repay borrowings under the Former Credit Agreement and to pay fees and expenses related to the Credit Agreement.

   In January 1996, Products Corporation entered into the Credit Agreement, which became effective upon consummation of the Revlon IPO on March 5, 1996. The Credit Agreement provides, among other things, (i) an extension of the term of the facilities from June 30, 1997 to December 31, 2000, subject to earlier termination in certain circumstances, (ii) a reduction of the interest rates, (iii) an increase in the aggregate amount of the credit facilities from $500 million to $600 million and (iv) the release of security interests in assets of certain foreign subsidiaries of Products Corporation which were then pledged. The Credit Agreement is comprised of four senior secured facilities: a $130.0 million term loan facility, a $220.0 million multi-currency facility, a $200.0 million revolving acquisition facility and a $50.0 million special standby letter of credit facility. As of December 31, 1996, Products Corporation had approximately $130.0 million outstanding under the term loan facility, $57.2 million outstanding under the multi-currency facility, nothing outstanding under the revolving acquisition facility and $33.5 million outstanding under the special standby letter of credit facility. In January 1997, the Credit Agreement was amended to, among other things, permit the merger of Products Corporation's subsidiary, Prestige Fragrance & Cosmetics, Inc. ("PFC"), which operates approximately 200 retail outlet stores throughout the United States, with and into The Cosmetic Center, Inc. ("Cosmetic Center") and to generally exclude Cosmetic Center (as the survivor of such merger) from the definition of "subsidiary" under the Credit Agreement. See "Business -- Distribution" and Note 7(a) to the Consolidated Financial Statements of the Company included elsewhere in this Offering Memorandum.

   A subsidiary of Products Corporation is the borrower under the Yen Credit Agreement, which had a principal balance of approximately yen 4.8 billion as of December 31, 1996 (approximately $41.7 million U.S. dollar equivalent as of December 31, 1996). In accordance with the terms of the Yen Credit Agreement, approximately yen 2.7 billion (approximately $26.9 million U.S. dollar equivalent) was paid in January 1995 and approximately yen 539 million (approximately $5.2 million U.S. dollar equivalent) was paid in January 1996. A payment of approximately yen 539 million (approximately $4.6 million U.S. dollar equivalent as of December 31, 1996) was paid in January 1997 and the balance of the Yen Credit Agreement of approximately yen 4.3 billion (approximately $37.1 million U.S. dollar equivalent as of December 31, 1996) is currently due on December 31, 1997. Products Corporation is currently renegotiating an extension of the term of the Yen Credit Agreement. In the event that such extension is not obtained, Products Corporation is able and intends to refinance the Yen Credit Agreement under existing long-term credit facilities. Accordingly, Products Corporation's obligation under the Yen Credit Agreement has been classified as long-term as of December 31, 1996.

   The $61.0 million aggregate principal amount of Products Corporation's 10 7/8% Sinking Fund Debentures due 2010 (the "Sinking Fund Debentures") previously purchased on the open market by Products Corporation (which was not previously used for sinking fund payments, including the payment in July
1996) and no longer outstanding will be used to meet future sinking fund requirements of such issue. $9.0 million aggregate principal amount of previously purchased debentures was used for the sinking fund payment due July 15, 1996.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings at interest rates more favorable to Products Corporation than interest rates under the Credit Agreement. No such borrowings were outstanding as of December 31, 1996.

   In June 1996, $10.9 million in notes due to Products Corporation from Holdings under the Financing Reimbursement Agreement was offset against an $11.7 million demand note payable by Products Corporation to Holdings. See "Relationship with MacAndrews & Forbes --Financing Reimbursement Agreement" and "Relationship with MacAndrews & Forbes -- Other."

   The Company's principal sources of funds are expected to be cash flow generated from operations and borrowings under the Credit Agreement and other existing working capital lines. The Company's principal uses of funds are expected to be the payment of operating expenses, working capital and capital expenditure requirements and debt service payments.

   The Company estimates that capital expenditures for 1997 will be approximately $60 million, including approximately $10 million for upgrades to the Company's management information systems. In addition, cash payments related to the 1991 and 1992 restructuring charges are estimated to be approximately $9 million for 1997. Pursuant to tax sharing agreements, Revlon Worldwide and Revlon, Inc. may be required to make tax sharing payments to Mafco Holdings as if Revlon Worldwide or Revlon, Inc., as the case may be, were filing separate income tax returns, except that no payments are required by Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. See "Relationship with MacAndrews & Forbes -- Tax Sharing Agreement." The Credit Agreement prohibits Products Corporation from making any cash tax sharing payments other than in respect of state and local income taxes. The Company anticipates that, with respect to Revlon, Inc. as a result of net operating tax losses and prohibitions under the Credit Agreement and with respect to Revlon Worldwide as a result of the absence of business operations or source of income of its own, no federal tax payments or payments in lieu of taxes pursuant to the tax sharing agreements will be required for 1997.

   As of December 31, 1996, Products Corporation was party to a series of interest rate swap agreements (which expire at various dates through December
2001) totaling a notional amount of $225.0 million in which Products Corporation agreed to pay on such notional amount a variable interest rate equal to the six month London Inter-Bank Offered Rate (5.602% per annum at February 11, 1997) to its counterparties and the counterparties agreed to pay on such notional amounts fixed interest rates averaging approximately 6.03% per annum. Products Corporation entered into these agreements in 1993 and 1994 (and in the first quarter of 1996 extended a portion equal to a notional amount of $125.0 million through December 2001) to convert the interest rate on $225.0 million of fixed-rate indebtedness to a variable rate. If Products Corporation had terminated these agreements, which Products Corporation considers to be held for other than trading purposes, on December 31, 1996, a loss of approximately $3.5 million would have been realized. Certain other swap agreements were terminated in 1993 for a gain of $14.0 million. The amortization of the realized gain on these agreements for 1996 and 1995 was approximately $3.2 million in each of the years. The remaining unamortized gain, which is being amortized over the original lives of the agreements, is $3.1 million as of December 31, 1996. Although cash flow from the presently outstanding agreements was positive for 1996, future positive or negative cash flows from these agreements will depend upon the trend of short-term interest rates during the remaining lives of such agreements. Based on current interest rate levels, Products Corporation expects to have a positive cash flow of $0.6 million from these agreements in 1997, although no assurances can be given. In the event of nonperformance by the counterparties at any time during the remaining lives of the agreements, Products Corporation could lose some or all of any possible future positive cash flows from these agreements. However, Products Corporation does not anticipate nonperformance by such counterparties, although no assurances can be given.

   Products Corporation enters into forward foreign exchange contracts from time to time to hedge certain cash flows denominated in foreign currencies. At December 31, 1996, Products Corporation had forward foreign exchange contracts denominated in various currencies, predominantly the U.K. pound, of approximately $62.0 million (U.S. dollar equivalent). If Products Corporation had terminated these contracts on December 31, 1996, no material gain or loss would have been realized.

   Based upon the Company's current level of operations and anticipated growth in net sales and earnings as a result of its business strategy, the Company expects that cash flows from operations and funds from currently available subsidiary credit facilities and refinancings of existing subsidiary indebtedness will be sufficient to enable the Company to meet its anticipated cash requirements for the foreseeable future, including debt service of its subsidiaries. If the Company is unable to satisfy such cash requirements from these sources, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, restructuring subsidiary indebtedness, selling assets or operations, selling its equity securities, seeking capital contributions or loans from affiliates of the Company or selling additional shares of capital stock of Revlon, Inc. There can be no assurance that any of such actions could be effected, that they would enable the Issuer's subsidiaries to continue to satisfy their capital requirements or that they would be permitted under the terms of the Company's various debt instruments then in effect. The Issuer, as a holding company, will be dependent on distributions with respect to its approximately 83.1% indirect ownership interest in Revlon, Inc. from the net earnings generated by Products Corporation to pay its expenses and to pay the principal amount at maturity of the Notes. The terms of the Credit Agreement, the Senior Subordinated Notes, the 1999 Senior Notes and the Senior Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as SEC filing fees and other miscellaneous expenses related to being a public holding company and to pay dividends or make distributions up to $5.0 million per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. 1996 Stock Plan (the "Revlon, Inc. Stock Plan"). However, there can be no assurance that cash flow from operations and funds from existing credit facilities and refinancing of existing indebtedness will be sufficient to meet the Company's cash requirements on a consolidated basis.

   The Issuer currently anticipates that cash flow generated from operations will be insufficient to pay the principal amount at maturity of the Notes. Accordingly, the Issuer currently anticipates that it will be required to adopt one or more alternatives to pay the principal amount at maturity of the Notes, such as refinancing its indebtedness, selling its equity securities or the equity securities or assets of Revlon, Inc. or seeking capital contributions or loans from its affiliates. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Issuer to pay the principal amount at maturity of the Notes or that any of such actions would be permitted by the terms of the Indenture or any other debt instruments of the Issuer or the Issuer's subsidiaries then in effect. See "Risk Factors -- Holding Company Structure and Ability to Pay Principal of Notes."

INFLATION

   In general, costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes, however, that such effects have not been material to the Company during the past three years in the United States or foreign non-hyperinflationary countries. The Company operates in certain countries around the world, such as Brazil, that have experienced hyperinflation in the past three years. This hyperinflation has had a material effect on the Company's results of operations in Brazil and may, in the future, have a material effect on results of operations in Mexico. Mexico will be considered a hyperinflationary economy beginning in 1997. In hyperinflationary foreign countries, the Company attempts to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing its working capital levels. See "Risk Factors -- Social, Political and Economic Risks Affecting Foreign Operations and Effects of Foreign Currency Fluctuations."

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

   Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on         , 1997; provided, however, that if the Issuer,
in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

   As of the date of this Prospectus, $770,000,000 aggregate principal amount at maturity of the Old Notes was outstanding. This Prospectus, together with
the Letter of Transmittal, is first being sent on or about         , 1997, to
all holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

   The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

   Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

   The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer." The Issuer will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

   The tender to the Issuer of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York, as Exchange Agent, at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

   If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

   If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

   By tendering, each holder will represent to the Issuer that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Issuer that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

   Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

   For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount on the New Notes will accrue from March 5, 1997, the date of original issuance of the Old Notes. If the Exchange Offer is not consummated by the 180th day following the Deposit Date (or if such day is not a business day, the first business day thereafter), interest will accrue on the Old Notes (in addition to the accrual of Original Issue Discount) from and including such date until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on March 15 and September 15 commencing September 15, 1997, at a rate per annum equal to .50% of the Accreted Value of the Old Notes as of the September 15 or March 15 immediately preceding such interest payment date. Payments of such interest, if any, on Old Notes in exchange for which the New Notes were issued will be made to the persons who, at the close of business on March 1 or September 1 next preceding the interest payment date, are registered holders of such Old Notes if such record date occurs prior to such exchange, or are registered holders of the New Notes if such record date occurs on or after the date of such exchange, even if Notes are cancelled after the record date and on or before the interest payment date.

   In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

   The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

   If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

   Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

   For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

   Notwithstanding any other provision of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

     (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Issuer, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

     (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

     (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole that, in the sole judgment of the Issuer, is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the sole judgment of the Issuer, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the sole judgment of the Issuer in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

   The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, the Issuer will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

   The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

           Delivery To: The Bank of New York, Exchange Agent

             By Mail:                  By Overnight Courier or Hand:

       The Bank of New York                The Bank of New York
   101 Barclay Street--(7 East)        101 Barclay Street--(7 East)
      Reorganization Section              Reorganization Section
     New York, New York 10286         Corporate Trust Services Window
     Attention: Arwen Gibbons            New York, New York 10286
                                         Attention: Arwen Gibbons

                             By Facsimile:
                             (212) 571-3080
                         Confirm by Telephone:
                             (212) 815-6333


   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

   The Issuer will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

   The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer and are estimated in the aggregate to be
$    .

TRANSFER TAXES

   Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Issuer does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Issuer, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Issuer currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                                   BUSINESS

OVERVIEW

   REVLON is one of the world's best known names in cosmetics and is a leading mass market cosmetics brand. The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. To pursue this vision, the Company's management team combines the creativity of a cosmetics and fashion company with the marketing, sales and operating discipline of a consumer packaged goods company. The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world, with products sold in approximately 175 countries and territories. The Company's products are marketed under such well-known brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY and ULTIMA II in cosmetics; MOON DROPS, ETERNA 27, REVLON RESULTS, ALMAY TIME-OFF, ULTIMA II, JEANNE GATINEAU and NATURAL HONEY in skin care; CHARLIE, FIRE & ICE, CIARA, CHERISH and JONTUE in fragrances; FLEX, OUTRAGEOUS, AQUAMARINE, MITCHUM, COLORSILK, JEAN NATE, BOZZANO and COLORAMA in personal care products; and ROUX FANCI-FULL, REALISTIC, CREME OF NATURE, FERMODYL, VOILA, COLOMER, CREATIVE NAIL DESIGN SYSTEMS and AMERICAN CREW in professional products. To further strengthen its consumer brand franchises, the Company markets each core brand with a distinct and uniform global image including packaging and advertising, while retaining the flexibility to tailor products to local and regional preferences.

   Revlon, Inc. was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors 65 years ago. Today, the Company has leading market positions in many of its principal product categories in the United States self-select distribution channel, which the Company believes is the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. The Company's leading market positions for its REVLON brand products include the number one positions in lip makeup and nail enamel (which the Company has occupied for the past 20 years), and for 1996 the number one and two selling brands of lip makeup. The Company's market share in lip makeup and nail enamel has increased from 24.3% and 21.2%, respectively, for 1992, to 32.6% and 24.7%, respectively, for 1996. The Company has the number two position in face makeup (including the number one and two selling brands of foundation), where its market share has increased from 10.8% for 1992 to 19.1% for 1996. Propelled by the success of its new product launches and share gains in its existing product lines, the Company has captured the number one position overall in color cosmetics (consisting of lip, eye and face makeup and nail enamel) in the United States self-select distribution channel, where its market share has increased from 14.7% for 1992 to 21.4% for 1996. The Company also has leading market positions in several product categories in certain markets outside of the United States, including in Brazil, Canada, South Africa and Australia.

   The Company believes that it is an industry leader in the development of innovative and technologically advanced consumer and professional products. In June 1994, the Company launched COLORSTAY lipcolor, which uses patented transfer-resistant technology that provides long wear. COLORSTAY lip makeup achieved a 14.5% market share in the United States self-select distribution channel for 1996, making it the number one selling lip makeup in that channel, with a market share of more than twice that of any competitor's brand. The success of COLORSTAY lip makeup boosted the Company's total lip makeup market share to more than twice the market share of the next largest competitor. To capitalize on the highly successful launch of COLORSTAY lipcolor, the Company introduced a collection of COLORSTAY cosmetics in 1995, including foundation, eye colors, eye liners and lip pencils, and COLORSTAY lashcolor mascara in 1996. COLORSTAY foundation, which was introduced late in the third quarter of 1995, was the number one selling foundation in the United States self-select distribution channel in 1996 and achieved a 9.3% market share for such period. The Company has also introduced the COLORSTAY collection in international markets, where it has increased the Company's color cosmetics sales in such markets. The Company has applied the proprietary transfer-resistant technology developed by the Company for COLORSTAY to the ALMAY AMAZING collection, which is part of the Company's line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products.

   In April 1994, the Company introduced REVLON AGE DEFYING foundation, which uses proprietary technology designed to meet the needs of women in the over 35 age bracket. REVLON AGE DEFYING foundation was the number two selling foundation in the United States self-select distribution channel for

1996 and achieved an 8.2% market share for such period. The Company capitalized on this highly successful launch by introducing a collection of REVLON AGE DEFYING color cosmetics, including eye makeup, blush and pressed powder. In the fourth quarter of 1996, the Company introduced NEW COMPLEXION compact makeup. With the addition of NEW COMPLEXION compact makeup, NEW COMPLEXION foundations achieved a 6.8% market share in the United States self-select distribution channel for the fourth quarter of 1996, giving Revlon the number one, two and three selling brands of foundation for such period. In 1997, the Company intends to continue to introduce new products under its COLORSTAY and REVLON AGE DEFYING brands, including a relaunching of COLORSTAY lipcolor with a new and improved formula that delivers moisture while retaining transfer resistance. In addition, the Company intends to launch in the second quarter of 1997 ALMAY TIME-OFF REVITALIZER, a skin care product which uses a proprietary technology to rejuvenate skin. In 1997, the Company also intends to introduce new products targeted to the "trend" consumer under its STREETWEAR brand to capitalize on the successful launch of its STREETWEAR nail enamel in 1996.

   In the United States and increasingly in international markets, the Company's products are sold principally in the expanding self-select distribution channel. The trend in the cosmetics, skin care and fragrance industry has been the shift of consumer purchases from the demonstrator-assisted channel to the self-select distribution channel. The Company believes that it is well-positioned to continue to take advantage of the shifting consumer shopping patterns in international markets towards the self-select distribution channel, particularly in Western Europe, Latin America and the Far East. The Company also is expanding its presence in the new and emerging markets of Eastern Europe, Russia, India, China, Thailand, Vietnam, South Korea and Africa.

   The self-select distribution channel, in which consumers select their own purchases without the assistance of an in-store demonstrator, includes in the United States independent drug stores and chain drug stores (such as Walgreens, CVS Drug stores, Eckerd Drug stores and Revco), mass volume retailers (such as Wal-Mart, Target Stores and Kmart) and supermarkets and combination supermarket/ drug stores (such as Pathmark, Albertson's, Kroger's and Smith's). Internationally, the self-select distribution channel includes retailers such as Boots in the United Kingdom and Western Europe and Shoppers Drug Mart in Canada. The foregoing retailers, among others, sell the Company's products.

BUSINESS STRATEGY

   The Company's business strategy, which implements its vision and is intended to continue to improve operating performance, is to:

   o Strengthen and broaden its core brands through globalization of marketing and advertising, product development and manufacturing and through increasing its emphasis on advertising and promotion.

   o Lead the industry in the development and introduction of technologically advanced innovative products that set new trends.

   o Expand the Company's presence in all markets in which the Company competes and enter new and emerging markets.

   o Continue to reduce costs and improve operating efficiencies, customer service and product quality by reducing overhead, rationalizing factory operations, upgrading management information systems, globally sourcing raw materials and components and carefully managing working capital.

   o Continue to expand market share and product lines through possible strategic acquisitions or joint ventures.

   As a result of the implementation of its strategy, the Company has achieved 13 consecutive quarters of increased net sales, operating income and EBITDA compared with the corresponding quarter of the prior year. Net sales, operating income and EBITDA increased 11.8%, 36.6% and 26.3%, respectively, for 1996 over 1995 and increased 11.8%, 35.2% and 25.3%, respectively, for 1995 over 1994. Gross profit as a percentage of net sales was 66.5% for 1996, compared with 66.3% for 1995 and 65.5% for 1994. In addition, the Company's net loss decreased from $191.7 million for 1994 to $139.3 million for 1995 and an Adjusted Net Loss of $86.6 million for 1996. The Company has also reduced the relative amount of working capital necessary to support net sales. The ratio of average quarterly combined inventory and accounts receivable balances to net sales was 32.3% for 1996 compared with 33.2% for 1995 and 34.9% for 1994. The Company has increased its investment in advertising and consumer directed promotion while decreasing its SG&A expenses as a percentage of net sales to 57.3% for 1996 compared with 58.8% for 1995 and 59.3% for 1994.

   Key steps in implementing the Company's business strategy are as follows:

   Strengthen and Broaden Core Brands. The Company believes that its brand names are widely recognized among consumers and retailers throughout the world. The Company intends to continue to strengthen and broaden its portfolio of core brands, including REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY, ULTIMA II, CHARLIE, FLEX, OUTRAGEOUS and MITCHUM, by, among other things, continuing to globalize its marketing and advertising, product development and manufacturing to provide a uniform image and product throughout the world. Each core brand is marketed with a distinct and uniform global image, including packaging and advertising. The Company has formed Global Marketing Committees, consisting of managers from the Company's marketing, research and development, operations, advertising and finance departments from the United States and abroad, which develop strategies for the Company's current and new brands and products. The Global Marketing Committees coordinate the Company's globalization efforts while allowing sufficient flexibility to tailor the Company's products to local and regional preferences. As part of the Company's globalizing efforts, major United States product successes, such as COLORSTAY and REVLON AGE DEFYING, are introduced into international markets, and major international product successes, such as CHARLIE RED and CHARLIE WHITE, are introduced into the United States.

   As part of the strategy to strengthen and broaden its core brands, the Company has increased its investment in advertising and promotion. The Company increased advertising expenditures by 17.3% for 1996 over 1995 levels and by 26.2% for 1995 over 1994 levels. In 1997, the Company intends to increase its advertising expenditures over 1996 levels. The Company intends to target the increased advertising and promotion to support new product introductions as well as certain of the Company's existing brands. The Company also has developed unique marketing materials such as the "Revlon Report," a glossy color pamphlet distributed in magazines and on merchandising units, available in 30 countries and 16 languages, which highlights seasonal and other fashion and color trends, describes the Company's products that address those trends and contains coupons, rebate offers and other promotional material to encourage consumers to try the Company's products. The Company has created two Color Mobiles, which are on-the-road beauty sampling and information vehicles patterned on the innovative vehicles that launched COLORSTAY lipstick, that travel to major retailers in the United States, at which Company trainers educate consumers on the COLORSTAY and REVLON AGE DEFYING collections and the latest product and shade offerings. In addition, the uniform global image of the Company's core brands is reinforced through the visibility of Halle Berry, Cindy Crawford, Daisy Fuentes, Melanie Griffith, Claudia Schiffer and Vendela, among others, who act as celebrity spokespersons for the Company's brands throughout the world in all areas of the Company's marketing efforts, including appearing in the Company's print and television advertisements.

   Lead the Industry in Product Innovation and Trends. The Company intends to continue to lead the industry in developing and marketing trend-setting products that incorporate proprietary technologies. The Company's recent product introductions include the breakthrough COLORSTAY makeup, which uses proprietary transfer-resistant technology that provides long wear. COLORSTAY has effectively created an entirely new product category -long wearing, transfer-resistant lip makeup -that has driven substantially all growth in lip makeup sales in the United States self-select distribution channel since its introduction. In 1996, a number of the Company's competitors began producing long wearing, transfer-resistant lipcolor. In 1997, the Company will relaunch COLORSTAY lipcolor with a new and improved formula that delivers moisture while retaining transfer resistance. Launched in June 1994, COLORSTAY achieved a 13.9% and 14.5% market share in the United States self-select distribution channel for 1995 and 1996, respectively, making it the number one selling lip makeup in that channel, with a market share of more than twice that of any competitor's brand. The success of COLORSTAY lip makeup boosted the Company's total lip makeup market share to 32.6%, more than twice the market share of the next largest competitor. To capitalize on the highly successful launch of COLORSTAY lipcolor, the Company introduced a collection of COLORSTAY cosmetics, including foundation, eye colors, eye liners and lip pencils, which address consumers' desire for cosmetic products that can be applied once and will remain fresh during the entire day, and introduced COLORSTAY lashcolor mascara in 1996. COLORSTAY foundation, which was introduced late in the third quarter of 1995, was the number one selling foundation in the United States self-select distribution channel in 1996 and achieved a 9.3% market share for that period. The Company introduced REVLON AGE DEFYING foundation which uses proprietary technology that does not settle in but instead conceals fine facial lines and is designed to meet the needs of women in the over 35 age bracket. Launched in April 1994, REVLON AGE DEFYING foundation achieved an 8.2% market share in the United States self-select distribution channel for 1996, making it the number two selling foundation in that channel. The Company capitalized on this highly successful launch by introducing a collection of REVLON AGE DEFYING color cosmetics, including eye makeup, blush and pressed powder. The Company has introduced new fragrances, such as FIRE & ICE and CHARLIE RED in 1994 followed by CHARLIE WHITE in 1995. The launch of CHARLIE RED and CHARLIE WHITE returned the CHARLIE fragrance collection to a leading position in market share in the self-select distribution channel in the United States. In addition, the Company launched the new fragrance CHERISH in 1996 and the new fragrances FIRE & ICE COOL, CHARLIE SUNSHINE and STREETWEAR SCENTS in the first quarter of 1997. Other innovative product introductions include MITCHUM CLEAR roll-on anti-perspirant and NEW COMPLEXION compact makeup. In the second quarter of 1997, the Company intends to introduce ALMAY TIME-OFF REVITALIZER, a skin care product which uses a proprietary technology to visibly rejuvenate skin. In 1997, the Company intends also to introduce new products targeted to the "trend" consumer under its STREETWEAR brand to capitalize on the successful launch of its STREETWEAR nail enamel in 1996.

   Expand Presence in All Markets. The Company believes that the self-select distribution channel in the United States represents the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. The Company intends to capitalize on its established presence and experience in marketing into the self-select distribution channel to increase market share in this channel. The Company believes that it can attract consumers from department stores and specialty stores, existing consumers in the self-select distribution channel and new cosmetics consumers by providing them with glamour, excitement and innovation through quality products at affordable prices. The Company reinforces this effort with its unique marketing materials such as the "Revlon Report"; the Color Mobiles, which create consumer and retail excitement about the Company's new products and encourage trial and purchase by consumers; and magazine inserts containing samples of the Company's newest products, trial size products and "shade samplers," a collection of trial size products in different shades, which allow the consumer to sample the Company's newest face, eye and lip makeup and nail enamel in coordinated colors. The Company also provides point-of-sale testers on the Company's display units which provide information about the Company's products and permit consumers to test the products, thereby achieving the benefits of an in-store demonstrator without the corresponding cost. The Company develops jointly with retailers carefully tailored advertising, point of purchase and other focused marketing programs. The Company believes that strong relationships with retailers and consumer traffic generated by its innovative marketing programs will enable the Company to increase its presence in the expanding self-select distribution channel by, among other things, increasing the permanent display space devoted to the Company's products.

   The Company intends to capitalize on its experience in the self-select distribution channel in the United States to realize growth opportunities in the international markets for cosmetics and skin care, fragrance and personal care products. The Company believes that the worldwide recognition of the REVLON name, the Company's existing international presence and the Company's strengths in the self-select distribution channel are platforms from which to gain further significant international penetration. Pursuant to its strategy, the Company introduced the COLORSTAY collection in international markets and as a result increased its color cosmetics sales in such markets. In addition, the Company intends to achieve growth through increasing distribution into the expanding self-select distribution channels in Western Europe, Latin America and the Far East, expanding the distribution of certain regional international brands and entering new and emerging markets. Such new and emerging markets include Eastern Europe; Thailand; South Korea; Vietnam; India; and China; and northern and central Africa, where the Company intends to expand the distribution of its products by capitalizing on its market strengths in South Africa.

   The Company intends to strengthen its professional products business by introducing a portfolio of innovative, technologically advanced professional products for exclusive salon use under the REVLON brand, such as REVLONISSIMO, VOILA hair color and PERFECT PERM permanent wave and line extensions of the SYNAPLEX, FERMODYL and SENSOR PERM brands. The Company has strengthened its exclusive line professional distributor network and intends to capitalize on this strength to develop a line of home use maintenance products for purchase in salons. The Company will also further strengthen its leadership position in the supply of professional and retail ethnic hair care products through, among other things, the introduction of new products tailored to the specific needs of the ethnic customer, such as the HERBA RICH hair relaxer system and the AROSCI line of hair care products. The Company has recently entered the new markets of Scandinavia, South Korea, Japan, Turkey and Greece. In addition, the Company intends to expand its presence in existing markets, such as the Caribbean, United Kingdom and Africa. In Africa, the Company has established distributors with direct sales forces.

   As part of its business strategy, the Company acquired in 1995 Creative Nail, a leading United States designer, manufacturer and supplier of nail care and other products, including nail care treatment, nail extensions and hand creams and lotions for the professional nail industry. In April 1996, the Company acquired American Crew, Inc. ("American Crew"), which manufactures and distributes men's shampoos, conditioners, gels and other hair care products for use and resale by professional salons. The Company believes that these acquisitions have broadened the Company's professional products range and enhanced its distribution capabilities.

   Improve Operating Efficiencies. The Company is rationalizing and increasing the efficiency of its manufacturing operations worldwide by centralizing production of some product categories for sale throughout the world within designated facilities and by shifting production of certain other product categories to more cost effective manufacturing sites. The Company is making substantial improvements in its global sourcing, materials management and distribution capabilities, which have contributed to an improvement in the Company's gross profit margin. The Company intends to continue to globally source raw materials and components from accredited vendors, which allows the Company to utilize its large purchasing capacity to maximize cost savings and ensure the quality of its raw materials and components. The Company continues to upgrade its management information systems to provide an integrated system for forecasting, production, inventory management, distribution, procurement and accounting. As part of its efforts to continuously improve operating efficiencies, the Company attempts to ensure that a significant portion of its capital expenditures are devoted to improving operating efficiencies. Improvements in manufacturing, sourcing and systems have contributed to improved customer service levels, improved product quality, an increase in gross profit as a percentage of net sales and improved management of working capital, as evidenced by the reduction in the relative amount of working capital necessary to support the Company's net sales. Gross profit as a percentage of net sales was 66.5% for 1996 compared with 66.3% for 1995 and 65.5% for 1994. The ratio of average quarterly combined inventory and accounts receivable balances to net sales was 32.3% for 1996 compared with 33.2% for 1995 and 34.9% for 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company also measures the improvement in operating performance by tracking key performance indicators, such as the percentage of timely order fulfillment which was approximately 99% for the Company's major United States facilities in 1996.

   Strategic Acquisitions. The Company intends to pursue acquisitions of brands and businesses which expand the Company's market share and product lines. The Company does not currently have any agreements with respect to any material acquisition other than the merger with Cosmetic Center in the PFC Merger (as defined herein). See "--Distribution."

PRODUCTS

   The Company's products include consumer products consisting of cosmetics and skin care, fragrance and personal care products, and professional products consisting of hair care products principally for use in and resale by professional salons. The Company manufactures and markets a variety of products worldwide. The following table sets forth the Company's principal brands.

                                                                            PERSONAL CARE      PROFESSIONAL
      BRAND          COSMETICS          SKIN CARE         FRAGRANCES          PRODUCTS           PRODUCTS
---------------  -----------------  -----------------  ----------------- -----------------  -----------------
REVLON           Revlon,            Moon Drops,        Charlie, Charlie  Flex, Flex         Revlon
                 ColorStay, Revlon  Revlon Results,    Red, Charlie      Balsam,            Professional,
                 Age Defying,       Eterna 27          White, Charlie    Outrageous,        Roux Fanci-full,
                 Super Lustrous,                       Sunshine, Fire &  Aquamarine,        Realistic, Creme
                 Moon Drops,                           Ice, Fire & Ice   Mitchum, Lady      of Nature,
                 Velvet Touch, New                     Cool, Cherish,    Mitchum, Hi &      Arosci, Sensor
                 Complexion, Touch                     Lasting, Jontue,  Dri, Colorsilk,    Perm, Perfect
                 & Glow, Lashful,                      StreetWear        Frost & Glow,      Perm, Fermodyl,
                 Lengthwise,                           Scents, Ciara     Revlon Shadings,   Perfect Touch,
                 Naturally                                               Jean Nate, Roux  Salon Perfection,
                 Glamorous, Custom                                       Fanci-full,        Revlonissimo,
                 Eyes, Softstroke                                        Realistic, Creme   Voila, Young
                 Timeliner,                                              of Nature, Herba   Color, Creative
                 StreetWear,                                             Rich, Fabu-laxer   Nail Design
                 Revlon Implements                                                          Systems,
                                                                                            Contours,
                                                                                            American Crew,
                                                                                            R PRO,
                                                                                            True Cystem
ALMAY            Almay, Time-Off,   Time-Off,                            Almay
                 Almay Clear        Moisture Balance,
                 Complexion         Moisture Renew,
                 Makeup, Amazing,   Almay Clear
                 One Coat           Complexion
                                    Treatment,
ULTIMA II        Ultima II,         Ultima II,         Madly, UII
                 Wonderwear,        Interactives, CHR
                 The Nakeds
SIGNIFICANT      Colorama(b),       Jeanne             Floid(b),         Bozzano(b),        Colomer(b),
REGIONAL BRANDS  Juvena(b),         Gatineau(b),       Versace(a),       Juvena(b),         Intercosmo(b),
                 Jeanne             Natural Honey      Charlie Gold,     Geniol(b),         Personal Bio
                 Gatineau(b)                           Myrurgia(a)       Colorama(b),       Point, Natural
                                                                         Llongueras(b),     Wonder,
                                                                         Bain de            Llongueras(b)
                                                                         Soleil(b), ZP-11
---------------  -----------------  -----------------  ----------------- -----------------  -----------------

(a)     License held for distribution outside the United States.
(b)     Trademark owned in certain markets outside the United States.

   Cosmetics and Skin Care. The Company sells a broad range of cosmetics and skin care products designed to fulfill specifically identified consumer needs, principally priced in the upper range of the self-select distribution channel, including lip makeup, nail color and nail care products, eye and face makeup and skin care products such as lotions, cleansers, creams, toners and moisturizers. Many of the Company's products incorporate patented, patent-pending or proprietary technology.

   The Company markets several different lines of REVLON lip makeup (which includes lipstick, lipcolor and liner), and has the number one and two selling brands of lip makeup in the United States self-select distribution channel. The Company's breakthrough COLORSTAY lipcolor, which uses patented transfer-resistant technology that provides long wear, is produced in 40 shades and is the number one brand in the United States self-select distribution channel. SUPER LUSTROUS, the Company's flagship lipstick brand, is produced in 57 shades and is the number two brand in the United States self-select distribution channel. MOON DROPS, a moisturizing lipstick, is also produced in 57 shades.

   The Company's nail color and nail care lines include enamels, cuticle preparations and enamel removers. The Company's flagship REVLON nail enamel is produced in 85 shades and uses a patented formula that provides consumers with improved wear, application, shine and gloss in a toluene-free and formaldehyde-free formula. REVLON nail enamel is the number one brand in the United States self-select distribution channel. STREETWEAR nail enamel launched in August 1996 is produced in 19 shades targeted at the "trend" consumer. STRONG WEAR is a patented strengthening nail enamel formula produced in 19 shades, which contains ingredients that provide protection against splitting, chipping and breaking. The Company sells nail strengtheners, hardeners and fortifiers and quick dry nail products, including CALCIUM GEL NAIL BUILDER strengthener and TOP SPEED quick dry base coat and top coat.

   The Company sells face makeup, including foundation, powder, blush and concealers, under such REVLON brand names as REVLON AGE DEFYING, which is targeted to women in the over 35 age bracket; COLORSTAY foundation, introduced late in the third quarter of 1995, which uses proprietary transfer-resistant technology that provides long wear; and NEW COMPLEXION, for consumers in the 25 to 49 age bracket. COLORSTAY foundation was the number one selling foundation in the United States self-select distribution channel in 1996. REVLON AGE DEFYING was the number two foundation in the United States self-select distribution channel for 1996. The Company was number two in sales of face makeup in the United States self-select distribution channel with a 19.1% share for 1996.

   The Company's eye makeup products include mascaras, eye shadows and liners. COLORSTAY Eyecolor, COLORSTAY lashcolor mascara, LASHFUL and LENGTHWISE mascaras, SOFTSTROKE eyeliners and CUSTOM EYES and OVERTIME SHADOW eye shadows are targeted towards women in the 18 to 49 age bracket, and REVLON AGE DEFYING eye color is targeted to women over 35. For 1996, the Company had a 12.7% market share in eye makeup for the United States self-select distribution channel.

   The Company's ALMAY brand consists of a complete line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products targeted to consumers who want "healthy looking skin." The Company positions the ALMAY brand as the clean, natural and healthy choice. ALMAY products include lip makeup, nail color and nail care products, eye and face makeup, skin care products, and sunscreen lotions and creams, including TIME-OFF skin care and makeup, the AMAZING collection, which uses long wear transfer-resistant technology and includes AMAZING LASH mascara, ALMAY AMAZING eye makeup, ALMAY AMAZING LASTING makeup and ALMAY CLEAR COMPLEXION MAKEUP and TREATMENT and ALMAY EASY-TO-WEAR eyecolor and ONE COAT mascara. The Company targets ALMAY to value conscious consumers by offering benefits equal or superior to higher priced products, such as Clinique, at affordable prices. ALMAY is the leading brand in the hypo-allergenic market in the United States self-select distribution channel. The Company intends to launch in the second quarter of 1997 ALMAY TIME-OFF REVITALIZER, a skin care product which uses a proprietary technology to visibly rejuvenate skin.

   The Company sells implements which include nail and eye grooming tools such as clippers, scissors, files, tweezers and eye lash curlers. The Company's implements are sold individually and in sets under the REVLON brand name and are the number one brand in the United States self-select distribution channel with a market share of 36.3% for 1996, which is more than two times that of the next largest competitor.

   The Company also sells cosmetics in international markets under regional brand names including COLORAMA, which is the top selling popular priced cosmetics line in Brazil, and JUVENA.

   The Company's skin care products, including moisturizers, are sold under the brand names ETERNA 27, MOON DROPS and REVLON RESULTS. In addition, the Company sells skin care products in international markets under internationally recognized brand names and under regional brands, including NATURAL HONEY.

   The Company's premium priced cosmetics and skin care products are sold under the ULTIMA II brand name, the Company's flagship premium priced brand sold throughout the world, and the JEANNE GATINEAU brand name, which is sold outside the United States. The ULTIMA II line includes the WONDERWEAR collection, which includes a long wearing foundation that uses proprietary technology, cheek and eyecolor products that use patented technology and WONDERWEAR LIPSEXXXY lipstick, which uses patented transfer-resistant technology that provides long wear, and THE NAKEDS makeup, a trend-setting line of makeup emphasizing neutral colors.

   Fragrances. The Company sells a selection of moderately priced and premium priced fragrances, including perfumes, eau de toilettes and colognes. The Company's portfolio includes fragrances such as CHARLIE, FIRE & ICE, JONTUE, and CIARA; highly successful line extensions such as CHARLIE RED and CHARLIE WHITE and new additions such as CHERISH, CHARLIE SUNSHINE, FIRE & ICE COOL and STREETWEAR SCENTS. The Company's CHARLIE fragrance has been a market leader since the mid-1970's and, the

Company believes, one of the top selling fragrances worldwide. CHARLIE fragrances are currently the number two women's fragrance collection in the United States self-select distribution channel. In international markets, the Company distributes under license certain brands including VERSACE, VAN GILS and MYRURGIA.

   Personal Care Products. The Company sells a broad line of personal care consumer products which complements its core cosmetics lines and enables the Company to meet the consumer's broader beauty care needs. In the self-select distribution channel, the Company sells haircare, anti-perspirant and other personal care products, including the FLEX, OUTRAGEOUS and AQUAMARINE haircare lines throughout the world and the COLORAMA, JUVENA, LLONGUERAS and NATURAL HONEY brands outside the United States; the COLORSILK, REVLON SHADINGS, FROST & GLOW and ROUX FANCI-FULL hair coloring lines in the United States; and the MITCHUM, LADY MITCHUM and HI & DRI anti-perspirant brands throughout the world. Certain hair care products, including ROUX FANCI-FULL hair coloring and PERFECT TOUCH and SALON PERFECTION home permanents, were originally developed for professional use. The Company also markets hypo-allergenic personal care products, including sunscreens, moisturizers and anti-perspirants, under the ALMAY brand.

   Professional Products. The Company sells a comprehensive line of salon products, including permanent wave preparations, hair relaxers, temporary and permanent hair coloring products, shampoos, conditioners, styling products and hair conditioners, to professional salons and beauty supply stores under the REVLON brand as well as other brand names such as ROUX FANCI-FULL, REALISTIC, FERMODYL, VOILA, REVLONISSIMO, CREME OF NATURE, COLOMER, FABULAXER, LOTTABODY, NATURAL WONDER, SENSOR and INTERCOSMO. Most of the Company's salon products in the United States currently are distributed in the non-exclusive distribution channels, in contrast to those products that are distributed exclusively to professional salons. The Company is developing several new, exclusive salon lines, the first of which, VOILA, was introduced in 1995. R PRO, launched in 1996, is a professionally targeted cosmetic line being distributed through open line channels. Through Creative Nail, which was acquired in November 1995, the Company sells nail enhancement systems and nail color and treatment products and services for use by the professional salon industry under the brand name of CREATIVE NAIL DESIGN SYSTEMS. Through American Crew, which was acquired in April 1996, the Company sells men's shampoos, conditioners, gels, and other hair care products for use by professional salons under the brand name of AMERICAN CREW. The Company also sells retail hair care products under the LLONGUERAS, PERSONAL BIO POINT, GENIOL, FIXPRAY and LANOFIL brands outside the United States. The Company markets in salons, beauty supply stores and the self-select distribution channel several lines of hair relaxers, styling products, hair conditioners and other hair care products under such names as FABU-LAXER and CREME OF NATURE designed for the particular needs of ethnic consumers. The Company has also developed a new exclusive line of ethnic products, AROSCI, which was successfully launched in 1996. The Company also sells wigs and hair pieces to retail outlets and certain professional salons under the REVLON brand and, pursuant to a license, under the ADOLFO brand.

MARKET SHARE

   The Company has leading market positions for its REVLON brand products in many of its principal product categories in the United States self-select distribution channel, including the number one position in lip makeup and nail enamel (which the Company has occupied for the past 20 years), and for 1996 the number one and two selling brands of lip makeup. The Company's market share in lip makeup and nail enamel has increased from 24.3% and 21.2%, respectively, for 1992, to 32.6% and 24.7%, respectively, for 1996. The Company has the number two position in face makeup (including the number one and two selling brands of foundation), where its market share has increased from 10.8% for 1992 to 19.1% for 1996. Propelled by the success of its new product launches and share gains in its existing product lines, the Company has captured the number one position overall in color cosmetics (consisting of lip, eye and face makeup and nail enamel) in the United States self-select distribution channel, where its market share has increased from 14.7% for 1992 to 21.4% for 1996.

   The trend in the cosmetics and skin care and fragrance industry has been the shift of consumer purchases from department and specialty stores (demonstrator-assisted distribution channels) to the self-select distribution channel. The Company anticipated this trend and shifted its distribution accordingly.

   The market for color cosmetics in the United States self-select distribution channel was approximately $2.6 billion in 1996. The Company's REVLON brand had the number one position in color cosmetics in 1996 and its market share for 1994, 1995 and 1996 is as follows:

                                COLOR COSMETICS


                               [GRAPHIC OMITTED]


   The market for lip makeup in the United States self-select distribution channel was approximately $689.0 million in 1996. The Company's REVLON brand had the number one position in lip makeup in 1996 and its market share for 1994, 1995 and 1996 is as follows:

                                   LIP MAKEUP


                               [GRAPHIC OMITTED]


   The market for nail enamel in the United States self-select distribution channel was approximately $285.3 million in 1996. The Company's REVLON brand had the number one position in nail enamel in 1996 and its market share for 1994, 1995 and 1996 is as follows:

                                  NAIL ENAMEL


                               [GRAPHIC OMITTED]

   The market for face makeup (which includes foundation) in the United States self-select distribution channel was approximately $916.6 million in 1996. The Company's REVLON brand had the number two position in face makeup in 1996 and its market share for 1994, 1995 and 1996 is as follows:

                                  FACE MAKEUP


                               [GRAPHIC OMITTED]


   The market for foundation in the United States self-select distribution channel was approximately $467.8 million in 1996. The Company's REVLON brand had the number two position in foundation in 1996 and its market share for 1994, 1995 and 1996 is as follows:

                                   FOUNDATION


                               [GRAPHIC OMITTED]


   The market for eye makeup in the United States self-select distribution channel was approximately $760.1 million in 1996. The Company's REVLON brand had the number three position in eye makeup in 1996 and its market share for 1994, 1995 and 1996 is as follows:

                                   EYE MAKEUP


                               [GRAPHIC OMITTED]

   The Company's growth in retail sales in the United States self-select distribution channel for all of its color cosmetics and for its lip makeup, face makeup, nail enamel and eye makeup compared with the overall growth in retail sales in such product categories for 1996, compared with 1995, is as follows:

             GROWTH IN REVLON BRAND RETAIL SALES VERSUS CATEGORY

                               [GRAPHIC OMITTED]

   The market for implements in the United States self-select distribution channel was approximately $214.4 million in 1996. The Company's REVLON brand had the number one position in implements in 1996 and its market share for 1994, 1995 and 1996 is as follows:

                                  IMPLEMENTS

                               [GRAPHIC OMITTED]

   ALMAY is the leading brand in color cosmetics in the hypo-allergenic market in the United States self-select distribution channel. The ALMAY brand was the number five brand in the overall color cosmetics market in the United States self-select distribution channel for 1996 with a 6.1% market share.

MARKETING

   The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. The Company's marketing efforts are designed to implement this vision. The Company has formed Global Marketing Committees, consisting of managers from the Company's marketing, research and development, operations, advertising and finance departments from the United States and abroad, which develop strategies for the Company's current and new brands and products. The Global Marketing Committees coordinate the Company's globalization efforts while allowing sufficient flexibility to tailor the Company's products to local and regional preferences.

   Consumer Products. The Company markets extensive consumer product lines at a range of retail prices primarily through the self-select distribution channel and markets select premium lines through demonstrator-assisted channels. Each line is distinctively positioned and is marketed globally with consistently recognizable logos, packaging and advertising designed to differentiate it from other brands. The Company's existing consumer product lines are carefully segmented, and new product lines are developed, to target specific consumer needs as measured by focus groups and other market research techniques.

   The Company uses print and television advertising and point-of-sale merchandising, including displays and samples. The Company has shifted a significant portion of its marketing to appeal to a broader audience and has increased media advertising, particularly national television advertising. The Company increased advertising expenditures by 17.3% for 1996 over 1995 levels and by 26.2% for 1995 over 1994 levels. In 1997, the Company intends to increase its advertising expenditures over 1996 levels. The Company's marketing emphasizes a uniform global image and product for its portfolio of core brands, including REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY, ULTIMA II, FLEX, CHARLIE, OUTRAGEOUS and MITCHUM. The Company coordinates advertising campaigns with in-store promotional and other marketing activities. The Company develops jointly with retailers carefully tailored advertising, point-of-purchase and other focused marketing programs. The Company has devoted greater resources to promotional sales of its permanent line of products and reduced the number of promotional sales of non-recurring products, which historically have had a higher cost of sales and resulted in larger sales returns. In addition, Halle Berry, Cindy Crawford, Daisy Fuentes, Melanie Griffith, Claudia Schiffer and Vendela, among others, act as celebrity spokespersons for the Company's brands throughout the world in all areas of the Company's marketing efforts, including appearing in the Company's print and television advertising. The visibility of such spokespersons reinforces the global image of the Company's core brands. In the self-select distribution channel, the Company uses network and spot television advertising, national cable advertising and print advertising in major general interest, women's fashion and women's service magazines, as well as coupons, magazine inserts and point-of-sale testers. In the demonstrator-assisted distribution channel, the Company principally uses cooperative advertising programs with retailers, supported by Company-paid or Company-subsidized demonstrators and coordinated in-store promotions and displays.

   The Company also has developed unique marketing materials such as the "Revlon Report," a glossy, color pamphlet distributed in magazines and on merchandising units, available in 30 countries and 16 languages, which highlights seasonal and other fashion and color trends, describes the Company's products that address those trends and contains coupons, rebate offers and other promotional material to encourage consumers to try the Company's products. The Company has created two Color Mobiles, which are on-the-road beauty sampling and information vehicles patterned on the innovative vehicles that launched COLORSTAY lipcolor, that travel to major retailers in the United States, at which Company trainers educate consumers on the COLORSTAY and REVLON AGE DEFYING collections and the latest product and shade offerings. The Color Mobiles create consumer and retail excitement about the Company's new products and encourage trial and purchase by consumers. Other marketing materials designed to introduce the Company's newest products to consumers and encourage trial and purchase include point-of-sale testers on the Company's display units that provide information about the Company's products and permit consumers to test the products, thereby achieving the benefits of an in-store demonstrator without the corresponding cost, magazine inserts containing samples of the Company's newest products, trial size products and "shade samplers," which are collections of trial size products in different shades. Additionally, the Company has its own website which features current product and promotional information.

   Professional Products. Professional products are marketed through educational seminars on their application and benefits and advertising, displays and samples to communicate to professionals and consumers the quality and performance characteristics of such products. The shift to exclusive line distributors will significantly reinforce the Company's marketing and educational efforts with salon professionals. The Company believes that its presence in the professional markets benefits its consumer products business since the Company is able to anticipate consumer trends in hair, nail and skin care which often appear first in salons.

NEW PRODUCT DEVELOPMENT AND RESEARCH AND DEVELOPMENT

   The Company believes that it is an industry leader in the development of innovative and technologically-advanced consumer and professional products. The Company's marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new product introductions, tailor line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. The Company's Advanced Concept Group consists of a select group of researchers that conducts research on a wide range of areas to develop new and innovative technology. The Company independently develops substantially all of its new products. The Company also has entered into joint research projects with major university and commercial laboratories to develop advanced technologies.

   The Company believes that its Edison, New Jersey facility is one of the most extensive cosmetics research and development facilities in the United States. The Edison facility is responsible for all new product research worldwide. The Edison facility performs research for new products, ideas, concepts and packaging. Research and development for consumer products is also conducted at manufacturing facilities in Brazil. Research and development for professional products is conducted principally at the Edison facility.

   The research and development group at the Edison facility performs extensive safety and quality tests on the Company's products, including toxicology, microbiology and package testing. Additionally, quality control testing is performed at each manufacturing facility.

   In certain instances, proprietary technology developed for use in products and packaging is available for licensing to third parties. The Company received the Innovation Award from the Coalition of NorthEast Governors ("CONEG") for its ENVIROGLUV glass decorating technology (which resulted in significant cost reductions in decorating REVLON AGE DEFYING and COLORSTAY makeup bottles and REVLON nail enamel bottles in 1996 and which is being offered for licensing to qualified glass decorators). The CONEG challenge awards program is a nationwide competition to publicly recognize companies which make significant contributions to environmental issues relating to packaging and source reduction.

   As of December 31, 1996, the Company employed approximately 200 people in its research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In 1996, 1995 and 1994, the Company spent approximately $26.3 million, $22.3 million and $19.7 million, respectively, on research and development activities.

MANUFACTURING AND RELATED OPERATIONS AND RAW MATERIALS

   The Company is rationalizing its worldwide manufacturing operations which is intended to lower costs and improve customer service and product quality. The globalization of the Company's core brands allows it to centralize production of some product categories for sale throughout the world within designated facilities and shift production of certain other product categories to more cost effective manufacturing sites to reduce production costs. Shifts of production may result in the closing of certain of the Company's less significant manufacturing facilities, and the Company continually reviews its needs in this regard. In addition, as part of its efforts to continuously improve operating efficiencies, the Company attempts to ensure that a significant portion of its capital expenditures are devoted to improving operating efficiencies.

   In the United States, the Company manufactures REVLON brand color cosmetics, personal care products and fragrances for sale in the United States, Japan and most of the countries in Latin America and Southeast Asia at its Phoenix, Arizona facility. The Company manufactures ULTIMA II cosmetics and skin treatment products for sale in the United States and most of the countries in Latin America and Southeast Asia, personal care products for sale in the United States and ALMAY brand products for sale throughout the world at its Oxford, North Carolina facility. Nail care and other implements for sale throughout the world are manufactured at the Company's Irvington, New Jersey facility and Vista, California facility. The Company manufactures salon and retail professional products and personal care consumer products for sale in the United States and Canada at the Company's Jacksonville, Florida facility. The Phoenix facility has been ISO-9002 certified.

   The Company manufactures its entire line of consumer products (except implements) for sale in most of the countries of Europe at its Maesteg, South Wales facility. Local production of cosmetics and personal care products takes place at the Company's facilities in Spain, Canada, Venezuela, Mexico, New Zealand, Brazil, Australia and South Africa. The manufacture of professional products for sale by retailers outside the United States has been centralized principally at the Company's facilities in Ireland, Spain and Italy. Production of color cosmetics for Japan and Mexico has been shifted to the United States while production of personal care products for Argentina has been centralized in Brazil. The Maestag facility has been certified by the British equivalent of ISO-9002.

   The Company purchases raw materials and components throughout the world. The Company continuously pursues reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing its large purchasing capacity to maximize cost savings. The global sourcing of raw materials and components from accredited vendors also ensures the quality of the raw materials and components. The Company believes that alternate sources of raw materials and components exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials.

   The Company's improvements in manufacturing, sourcing and related operations have contributed to improved customer service, including an improvement in the percentage of timely order fulfillment at the Company's manufacturing sites in Oxford, North Carolina, Phoenix, Arizona, Irvington, New Jersey and Maesteg, South Wales, and the timeliness and accuracy of new product and promotion deliveries. The Company measures the improvement in operating performance by tracking key performance indicators, such as the percentage of timely order fulfillment which was approximately 99% for the Company's major United States facilities in 1996. To promote the Company's understanding of and responsiveness to the needs of its retail customers, the Company assigns members of senior operations management to lead inter-departmental teams that visit significant accounts, and has provided retail accounts with a designated customer service representative. As a result of these efforts, accompanied by stronger and more customer-focused management, the Company has developed strong relationships with its retailers.

   The Company emphasizes safety and increased training of employees resulting in an improved safety record. The Company anticipates that the globalization of, and continued improvement in, the quality of its manufacturing operations will result in lower manufacturing costs.

BUSINESS PROCESS ENHANCEMENTS

   The Company's management information systems have been substantially upgraded to provide comprehensive order processing, production and accounting support for the Company's business. The Company's expenditures on improvements to its management information systems were approximately $13 million for 1996. The Company intends to continue to upgrade management information systems in

1997. The Company's expenditures on improvements to its management information systems are anticipated to be approximately $10 million for 1997. Systems improvements have been and the Company anticipates that they will continue to be instrumental in contributing to the reduction of the time from order entry to shipment, improved forecasting of demand and improved operating efficiencies.

DISTRIBUTION

   As a result of its improved customer service and consumer traffic generated by its products and innovative marketing programs, the Company believes that its relationships with self-select distribution cosmetic retailers are the best in the cosmetics industry. The Company's products are sold in approximately 175 countries and territories. The Company's worldwide sales force had approximately 2,100 people as of December 31, 1996, including a dedicated sales force for cosmetics, skin care and fragrance products in the self-select distribution channel, for the demonstrator-assisted distribution channel, for personal care products distribution and for salon distribution. In addition, the Company utilizes sales representatives and independent distributors to serve specialized markets and related distribution channels.

   United States. The United States operation's net sales accounted for approximately 58.0% of the Company's 1996 net sales. Of these net sales, approximately 86% were made in the self-select distribution channel. However, the Company intends to use premium products such as ULTIMA II to maintain its presence in the demonstrator-assisted distribution channel. The Company also sells a broad range of consumer and retail professional products to United States Government military exchanges and commissaries. The Company licenses its trademarks to select manufacturers for products that the Company believes have the potential to extend the Company's brand names and image. As of December 31, 1996, 19 licenses were in effect relating to 23 product categories to be marketed in the self-select distribution channel. Pursuant to the licenses, the Company retains strict control over product design and development, product quality, advertising and use of its trademarks. These licensing arrangements offer opportunities for the Company to generate revenues and cash flow through earned royalties, royalty advances and, in some cases, up-front licensing fees. Products designed for professional use or resale by beauty salons are sold through wholesale beauty supply distributors and directly to professional salons. Various hair care products, such as ethnic hair relaxers, scalp conditioners, shampoos and hair coloring products and wigs and hairpieces are sold directly and through wholesalers to chain drug stores and mass volume retailers. Wigs and hairpieces are also sold through mail order direct marketing, retail outlet malls, salons and certain department stores.

   The Company also operates through PFC, a subsidiary of Products Corporation, approximately 200 retail outlet stores throughout the United States in factory outlet malls, rural areas and other similar locations that are not disruptive to the Company's principal distribution channels. In these stores, the Company sells its first quality, first quality excess, returned and refurbished, and discontinued consumer products and retail professional products, as well as similar products of competing cosmetics companies. On November 27, 1996, Products Corporation and PFC entered into an Agreement and Plan of Merger with Cosmetic Center pursuant to which PFC will merge with and into Cosmetic Center, with Cosmetic Center surviving the merger (the "PFC Merger"). In the PFC Merger, Products Corporation would receive newly issued Class C common stock of Cosmetic Center constituting between 74% and 84% of Cosmetic Center's outstanding common stock. The PFC Merger is subject to a number of significant conditions, including obtaining financing for Cosmetic Center and the PFC Merger and approval of the transaction by Cosmetic Center stockholders, among other conditions. Subject to satisfaction of these conditions, the transaction is expected to close during the first quarter of 1997.

   International. The International operation's net sales accounted for approximately 42.0% of the Company's 1996 net sales. The International operation's ten largest countries in terms of these sales, which include Brazil, Japan, the United Kingdom, Australia, South Africa, Canada and Spain accounted for approximately 30.7% of the Company's net sales in 1996, with Brazil accounting for approximately 6.1% of the Company's net sales. The International operation is increasing distribution through the expanding self-select distribution channels outside the United States, such as drug stores/chemists, hypermarkets/mass volume retailers and variety stores, as these channels gain importance. The

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International operation also distributes through department stores and specialty stores such as perfumeries. The International operation's professional products are sold directly to beauty salons by the Company's direct sales force in Spain, France, Germany, Portugal, Italy, Mexico and Ireland and through distributors in other countries. The Company actively sells its products through wholly owned subsidiaries in 26 countries outside of the United States, through joint ventures in India and Indonesia, and through a large number of distributors and licensees elsewhere around the world. The Company continues to pursue strategies to establish its presence in new emerging markets. Such new and emerging markets include Eastern Europe; South Korea; Southeast Asia; Chile; the Middle East; India; and China, where in 1996 the Company established a subsidiary with a local minority partner. In addition, the Company is building a franchise through local distributorships in northern and central Africa, where the Company intends to expand the distribution of its products by capitalizing on its market strengths in South Africa.

CUSTOMERS

   The Company's principal customers include chain drug stores and large mass volume retailers, including such well known retailers as Wal-Mart, Walgreens, Kmart, Target, CVS Drug Stores, Drug Emporium, American Drug Stores, Eckerd Drug stores, Revco and Thrifty Payless in the self-select distribution channel, J.C. Penney in the demonstrator-assisted distribution channel, Sally's Beauty Company for professional products, Shoppers Drug Mart in Canada and Boots in the United Kingdom and Western Europe. The foregoing customers are representative of the Company's customers, and for 1996, each of the foregoing customers accounted for 1% or more of the Company's net sales. Wal-Mart and its affiliates accounted for approximately 10.1% of the Company's 1996 consolidated net sales. Although the loss of Wal-Mart as a customer could have an adverse effect on the Company, the Company believes that its relationship with Wal-Mart is satisfactory and the Company has no reason to believe that Wal-Mart will not continue as a customer.

COMPETITION

   The cosmetics and skin care, fragrance, personal care and professional products business is characterized by vigorous competition throughout the world. Brand recognition, together with product quality, performance and price and the extent to which consumers are educated on product benefits, have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions, also have a significant impact on buying decisions, and the structure and quality of the sales force affect product reception, in-store position, permanent display space and inventory levels in retail outlets. The Company competes in most of its product categories against a number of companies, some of which have substantially greater resources than the Company. In addition to products sold in the self-select and demonstrator-assisted distribution channels, the Company's products also compete with similar products sold door-to-door or through mail order or telemarketing by representatives of direct sales companies. The Company's principal competitors include L'Oreal S.A., The Procter & Gamble Company, Helene Curtis Industries, Inc., and Joh A. Benckiser GmbH in the self-select distribution channel; L'Oreal S.A., Unilever N.V., Estee Lauder, Inc. and Joh A. Benckiser GmbH in the demonstrator-assisted distribution channel; and L'Oreal S.A. and Matrix Essentials, Inc., which is owned by Bristol-Myers Squibb Company, in professional products.

SEASONALITY

   The Company's business is subject to certain seasonal fluctuations, with net sales in the second half of the year generally benefiting from increased retailer purchases in the United States for the back-to-school and Christmas selling seasons.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

   The Company's major trademarks are registered in the United States and in many other countries, and the Company considers trademark protection to be very important to its business. Significant trademarks include REVLON, COLORSTAY, REVLON AGE DEFYING, FLEX, MITCHUM, ETERNA 27, ULTIMA II, ALMAY, CHARLIE, JEAN NATE, REVLON RESULTS, COLORAMA, FIRE & ICE, MOON DROPS, SUPER LUSTROUS and WONDERWEAR LIPSEXXXY for consumer products and REVLON, ROUX FANCI-FULL, REALISTIC, FERMODYL, COLOMER, CREATIVE NAIL, AMERICAN CREW, R PRO and INTERCOSMO for professional products.

   The Company utilizes certain proprietary or patented technologies in the formulation or manufacture of a number of the Company's products, including COLORSTAY lipcolor and cosmetics, FLEX & GO shampoo, LENGTHWISE mascara, REVLON nail enamel, REVLON AGE DEFYING foundation and cosmetics, NEW COMPLEXION makeup, WONDERWEAR foundation, WONDERWEAR LIPSEXXXY lipstick, DAY INTO NIGHT eyeshadows, ALMAY TIME-OFF skin care and makeup, OUTRAGEOUS shampoo, FLEX hairspray and various professional products, including FERMODYL shampoo and conditioners. The Company also protects certain of its packaging and component concepts through design patents. The Company considers its proprietary technology and patent protection to be important to its business.

GOVERNMENT REGULATION

   The Company is subject to regulation by the Federal Trade Commission and the Food and Drug Administration (the "FDA") in the United States, as well as various other federal, state, local and foreign regulatory authorities. The Phoenix, Arizona and Oxford, North Carolina manufacturing facilities are registered with the FDA as drug manufacturing establishments, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients such as sunscreens. Compliance with federal, state, local and foreign laws and regulations pertaining to discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect upon the capital expenditures, earnings or competitive position of the Company. State and local regulations in the United States that are designed to protect consumers or the environment have an increasing influence on product claims, contents and packaging.

WOMEN'S HEALTH INITIATIVES

   The Company vigorously supports research, advocacy and public education on women's health through a range of ongoing programs. In 1993, the Company co-led with the National Breast Cancer Coalition (the "NBCC") the successful campaign to deliver more than 2.6 million signatures to President Clinton, which prompted the President to declare breast cancer a national health priority. In 1996, Revlon and the NBCC launched a similar campaign which is expected to culminate in 1997 in Washington D.C. and generate increased federal funding for breast cancer research. Since 1994, a Canadian subsidiary has sponsored the "Kiss for the Cure" campaign, in which one dollar from the sale of each "KISS FOR THE CURE" lipstick is donated to Canada's Breast Cancer Foundation. In 1995, a "Kiss for the Cure" campaign was launched in Argentina. Since 1994, the Company has sponsored the annual Revlon Run/Walk for Women, which, through 1996, has raised more than $3.2 million for breast and ovarian cancer research and related community service programs. The proceeds have gone to the Revlon/UCLA Women's Cancer Research Program, the Wellness Community and the Watts Health Foundation. In 1996, more than 25,000 people participated in this event. The Company also helps to raise funds for the Revlon/UCLA Women's Cancer Research Program through the annual Fire and Ice Ball.

   The Company sponsors the annual SHARE walk. SHARE is a self-help group for women with breast or ovarian cancer. The Company sponsors women's health seminars and supports a variety of women's health organizations. The Company's award winning video entitled "Once a Year . . . For a Lifetime" emphasizes the importance of education and early detection in the fight against breast cancer and is made available at no cost to hospitals, universities and community groups. In 1995, the Company received the 1995 Pink Ribbon Award, which is given each year by Self Magazine in recognition of a commitment to the fight against breast cancer, and was also honored by Health Watch for its women's health efforts particularly geared to women of color. In addition, the Company was honored for its commitment to the fight against breast and ovarian cancer at the Dreamball, the annual benefit for the American Cancer Society and the Look Good . . . Feel Better program, a joint program of the American Cancer Society, the Cosmetics, Toiletries & Fragrance Association and the National Cosmetology Association that helps women cancer patients contend with chemotherapy's appearance-related side

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effects. The Company also focuses its health initiatives on its employees, providing free mammography screenings as well as on-site workshops and lectures on health issues.

INDUSTRY SEGMENTS, FOREIGN AND DOMESTIC OPERATIONS

   The Company operates in a single business segment. Certain information concerning geographic segments of the Company is set forth in Note 15 of the Notes to Consolidated Financial Statements of the Company included elsewhere in this Offering Memorandum.

EMPLOYEES

   As of December 31, 1996, the Company employed the equivalent of approximately 14,300 full-time persons. Approximately 2,100 of such employees in the United States at the end of 1996 were covered by collective bargaining agreements. The agreements covering employees in Phoenix, Arizona and Jacksonville, Florida expire in 1997. In addition, the Company will be negotiating collective bargaining agreements or portions thereof covering employees in twelve countries outside of the United States during 1997. The Company expects that such agreements will be renewed in the ordinary course of negotiations, and further believes that its employee relations are satisfactory.

PROPERTIES

   The following table sets forth as of December 31, 1996 the Company's major manufacturing, research and warehouse/distribution facilities all of which are owned except where otherwise noted.

                                                                                   APPROXIMATE
                                                                                   FLOOR SPACE
LOCATION                              USE                                            SQ. FT.
------------------------------------  -----------------------------------------  -------------
Oxford, North Carolina............... Manufacturing, warehousing, distribution      1,012,000
                                      and office
Phoenix, Arizona..................... Manufacturing, warehousing, distribution        706,000
                                      and office (partially leased)
Holmdel, New Jersey.................. Warehousing, distribution and office            540,000
Jacksonville, Florida................ Manufacturing, warehousing, distribution,       526,000
                                      research and office
Mississauga, Canada.................. Manufacturing, warehousing, distribution        245,000
                                      and office
Edison, New Jersey................... Research and office (leased)                    133,000
Irvington, New Jersey................ Manufacturing, warehouse and office              96,000
Sao Paulo, Brazil.................... Manufacturing, warehousing, distribution,       408,000
                                      office and research
Maesteg, South Wales, United
 Kingdom............................. Manufacturing, distribution and office          316,000
Santa Maria, Spain................... Manufacturing and warehousing                   173,000
Barcelona, Spain..................... Manufacturing, warehousing, research            152,000
                                      and office
Caracas, Venezuela................... Manufacturing, distribution and office          145,000
Argenteuil, France................... Warehousing and distribution (leased)            73,000
Kempton Park, South Africa........... Warehousing, distribution and office            127,000
                                      (leased)
Canberra, Australia.................. Warehousing, distribution and office            125,000
                                      (leased)
Isando, South Africa................. Manufacturing, warehousing, distribution         94,000
                                      and office
Rydalmere, Australia................. Manufacturing, warehousing, distribution         93,000
                                      and office
Bologna, Italy....................... Manufacturing, warehousing, distribution,        60,000
                                      office and research

   In addition to the facilities described above, additional facilities are owned and leased in various areas throughout the world, including the lease for the Company's executive offices in New York, New York (345,000 square feet, of which 85,000 square feet are currently sublet to affiliates of the Company). Management considers the Company's facilities to be well-maintained and satisfactory for the Company's operations, and believes that the Company's facilities provide sufficient capacity for its current and expected production requirements. Products Corporation leases from Holdings on arms' length terms its research and development facility located in Edison, New Jersey. See "Relationship with MacAndrews & Forbes -- Other."

LEGAL PROCEEDINGS

   The Company is involved in various routine legal proceedings incident to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on the business or consolidated financial condition of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

 The Issuer

   The following table sets forth certain information (ages as of January 1, 1997) concerning the Directors and executive officers of the Issuer. Each Director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier.

 NAME                 AGE  POSITION
------------------  -----  ----------------------------------------------------
Ronald O. Perelman    54   Chairman of the Board and Director
Howard Gittis         62   Vice Chairman of the Board and Director
Irwin Engelman        62   Executive Vice President and Chief Financial Officer
Barry F. Schwartz     47   Executive Vice President and General Counsel

 Revlon, Inc.

   The Company conducts its business through Revlon, Inc., Products Corporation and Products Corporation's subsidiaries. The following table sets forth certain information (ages as of January 1, 1997) concerning the Directors and executive officers of Revlon, Inc. Each Director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier.

 NAME                  AGE  POSITION
-------------------  -----  -------------------------------------------------------
Ronald O. Perelman     54   Chairman of the Executive Committee of the Board
                             and Director
Jerry W. Levin         52   Chairman of the Board and Director
George Fellows         54   President, Chief Executive Officer and Director
William J. Fox         40   Senior Executive Vice President, Chief Financial
                            Officer and Director
Carlos Colomer         52   Executive Vice President
Ronald H. Dunbar       59   Senior Vice President, Human Resources
M. Katherine Dwyer     47   Senior Vice President
Wade H. Nichols III    54   Senior Vice President and General Counsel
Donald G. Drapkin      48   Director
Meyer Feldberg         54   Director
Howard Gittis          62   Director
Vernon E. Jordan       61   Director
Henry A. Kissinger     73   Director
Edward J. Landau       67   Director
Linda G. Robinson      44   Director
Terry Semel            53   Director
Martha Stewart         55   Director

   Mr. Perelman has been Chairman of the Board and a Director of the Issuer since its formation in 1997 and of Revlon Worldwide since its formation in 1993. Mr. Perelman has been Chairman of the Executive Committee of the Board of Revlon, Inc. and of Products Corporation since November 1995, and a Director of Revlon Inc. and of Products Corporation since their respective formations in 1992. Mr. Perelman was Chairman of the Board of Revlon, Inc.
and of Products Corporation from their respective formations in 1992 to November 1995. Mr. Perelman has been Chairman of the Board and Chief
Executive Officer of MacAndrews Holdings and various of its affiliates for more than the past five years. Mr. Perelman also is Chairman of the Board of Andrews Group Incorporated ("Andrews Group"), Consolidated Cigar Holdings
Inc. ("Cigar Holdings"), Mafco Consolidated Group Inc. ("Mafco Consolidated"), Meridian Sports Incorporated ("Meridian"), Power Control Technologies, Inc. ("PCT") and Toy Biz, Inc. ("Toy Biz") and is the Chairman of the Executive Committee of the Board of Directors of Marvel Entertainment Group, Inc. ("Marvel"). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, California Federal Bank, A Federal Savings Bank ("California Federal"), The Coleman Company, Inc. ("Coleman"), Coleman Holdings Inc. ("Coleman Holdings"), Coleman Worldwide Corporation ("Coleman Worldwide"), Cigar Holdings,

Consolidated Cigar Corporation ("Consolidated Cigar"), First Nationwide Holdings Inc. ("FN Holdings"), First Nationwide (Parent) Holdings Inc. ("FN Parent"), Mafco Consolidated, Marvel, Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc. ("Marvel Parent"), Marvel III Holdings Inc. ("Marvel III"), Meridian, PCT, Pneumo Abex Corporation ("Pneumo Abex"), Products Corporation, Revlon, Inc., Revlon Worldwide and Toy Biz. (On December 27, 1996, Marvel Holdings, Marvel Parent, Marvel III and Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code).

   Mr. Gittis has been Vice Chairman of the Board of the Issuer since March 1997 and a Director of the Issuer and of Revlon Worldwide since their respective formations in 1997 and 1993. Mr. Gittis has been a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992 and of Holdings since 1985. He has been Vice Chairman of MacAndrews Holdings and various of its affiliates for more than five years. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, California Federal, Cigar Holdings, Consolidated Cigar, FN Holdings, FN Parent, Mafco Consolidated, PCT, Pneumo Abex, Products Corporation, Revlon, Inc., Revlon Worldwide, Jones Apparel Group, Inc., Loral Space & Communications Ltd. and Rutherford-Moran Oil Corporation.

   Mr. Engelman has been Executive Vice President and Chief Financial Officer of the Issuer since March 1997. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes, Marvel Holdings, Marvel Parent, Marvel III and various other affiliates of MacAndrews & Forbes since February 1992. (On December 27, 1996, Marvel Holdings, Marvel Parent, Marvel III and several of the subsidiaries of Marvel Holdings filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.) He was Executive Vice President and Chief Financial Officer of GAF Corporation from 1990 to 1991; Director, President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to 1988; and Director and Executive Vice President of General Foods Corporation for more than five years prior to 1987. Mr. Engelman is a Director of the following corporation which files reports pursuant to the Exchange Act: Products Corporation.

   Mr. Schwartz has been Executive Vice President and General Counsel of the Issuer since March 1997. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. (On December 27, 1996, Marvel Holdings, Marvel Parent, Marvel III and Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

   Mr. Levin was President, Chief Executive Officer, Chief Operating Officer and a Director of the Issuer and of Revlon Worldwide from their respective formations in 1997 and 1993 to March 1997. Mr. Levin has been Chairman of the Board of Revlon, Inc. and of Products Corporation since November 1995 and a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992. Mr. Levin was Chief Executive Officer of Revlon, Inc. and of Products Corporation from their respective formations in 1992 to January 1997 and President of Revlon, Inc. and of Products Corporation from their respective formations in 1992 to November 1995. He has been the President and a Director of Holdings since 1991 and Chief Executive Officer since March 1992. Mr. Levin has been Executive Vice President of MacAndrews Holdings since March 1989. Mr. Levin has been Chairman and Acting Chief Executive Officer of Coleman since February 1997. For 15 years prior to joining MacAndrews Holdings, he held various senior executive positions with The Pillsbury Company. Mr. Levin is a Director of the following corporations which file reports pursuant to the Exchange Act: Coleman, Coleman Holdings, Coleman Worldwide, Ecolab, Inc., First Bank System, Inc., Meridian, Products Corporation, Revlon, Inc. and Revlon Worldwide.

   Mr. Fellows has been President and Chief Executive Officer of Revlon, Inc. and of Products Corporation since January 1997. He was President and Chief Operating Officer of Revlon, Inc. and Products Corporation from November 1995 until January 1997, and has been a Director of Revlon, Inc. since November 1995 and a Director of Products Corporation since 1994. Mr. Fellows was Senior Executive Vice President of Revlon, Inc. and of Products Corporation and President and Chief Operating

Officer of the Consumer Group from February 1993 to November 1995. From 1989 through January 1993, he was a senior executive officer of Mennen Corporation and then Colgate-Palmolive Company which acquired Mennen Corporation in 1992. From 1986 to 1989, he was Senior Vice President of Holdings. Prior to 1986, he was President of Holdings' Domestic Beauty Group.

   Mr. Fox was Executive Vice President and Chief Financial Officer of the Issuer and of Revlon Worldwide from their respective formations in 1997 and 1993 to March 1997. Mr. Fox has been Senior Executive Vice President and Chief Financial Officer of Revlon, Inc. and of Products Corporation since January 1997. Mr. Fox was Executive Vice President and Chief Financial Officer of Revlon, Inc. and of Products Corporation since their respective formations in 1992 until January 1997. Mr. Fox was elected as a Director of Revlon, Inc. in November 1995 and of Products Corporation in September 1994. He has been Executive Vice President and Chief Financial Officer of Holdings since November 1991 and prior to such time had been a Vice President of Holdings since 1987. He has been Senior Vice President of MacAndrews Holdings since August 1990. He was Vice President of MacAndrews Holdings from February 1987 to August 1990 and was Treasurer of MacAndrews Holdings from February 1987 to September 1992. Prior to February 1987 he was Vice President and Assistant Treasurer of MacAndrews Holdings. Mr. Fox joined MacAndrews & Forbes Group, Incorporated in 1983 as Assistant Controller prior to which time he was a certified public accountant at the international auditing firm of Coopers & Lybrand. Mr. Fox is a Director of The Hain Food Group, Inc., which files reports pursuant to the Exchange Act.

   Mr. Colomer has been Executive Vice President of Revlon, Inc. and of Products Corporation since August 1993. Prior to August 1993, he served as President and General Manager of various of Revlon, Inc.'s and Holdings' international subsidiaries. Mr. Colomer joined Holdings in 1979 when Henry Colomer, S.A., the haircare and cosmetics company which was founded by his father, was acquired by Holdings, and has held positions of increasing responsibility since that date.

   Mr. Dunbar has been Senior Vice President, Human Resources of Revlon, Inc. and of Products Corporation since their respective formations in 1992. He was elected Senior Vice President, Human Resources of Holdings in July 1991. Mr. Dunbar was Vice President and General Manager of Arnold Menn and Associates, a career management consulting and executive outplacement firm, from 1989 to 1991 and Executive Vice President and Chief Human Resources Officer of Ryder System Inc., a highway transportation firm, from 1978 to 1989. Prior to that, Mr. Dunbar served in senior executive human resources positions at Xerox Corporation and Ford Motor Company.

   Ms. Dwyer was elected as Senior Vice Presient of Revlon, Inc. and of Products Corporation in November 1996. Prior to that she served in various appointed officer positions for Revlon, Inc. and for Products Corporation, including President of Products Corporation's United States Cosmetics Unit from November 1995 to November 1996 and Executive Vice President and General Manager of Products Corporation's Mass Cosmetics Unit from June 1993 to November 1995. From 1991 to 1993, Ms. Dwyer was Executive Vice President and General Manager for Victoria Creations. Prior to 1991, she served in various senior positions for Avon Products Inc., Cosmair, Inc. and Gillette.

   Mr. Nichols was Senior Vice President and General Counsel of the Issuer and of Revlon Worldwide from their respective formations in 1997 and 1993 to March 1997. Mr. Nichols has been Senior Vice President and General Counsel of Revlon, Inc. and of Products Corporation since their respective formations in 1992. He was elected Senior Vice President and General Counsel of Holdings in March 1992. He was Vice President and Secretary of Holdings from 1984 to 1992 and Secretary from 1981 to 1984. He joined Holdings in 1978. Mr. Nichols has been Vice President-Law of MacAndrews Holdings since 1988.

   Mr. Drapkin was a Director of the Issuer and of Revlon Worldwide from their respective formations in 1997 and 1993 to March 1997. Mr. Drapkin has been a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992 and a Director of Holdings since January 1992. He has been Vice Chairman of MacAndrews Holdings and various of its affiliates since March 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years prior to March 1987. Mr. Drapkin is a Director of the following corporations which file reports pursuant to the Exchange Act: Algos Pharmaceutical Corporation, Andrews
Group, Coleman, Coleman Holdings, Coleman Worldwide, Cigar Holdings, Consolidated Cigar, Marvel, Marvel Holdings, Marvel Parent, Marvel III, Products Corporation, Revlon, Inc., Revlon Worldwide, Toy Biz and VIMRx Pharmaceuticals Inc. (On December 27, 1996, Marvel Holdings, Marvel Parent, Marvel III and Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy
Code).

   Dr. Feldberg has been a Director of Revlon, Inc. since February 1997. Dr. Feldberg has been the Dean of Columbia University Business School for more than the past five years. Dr. Feldberg is a Director of the following corporations which file reports pursuant to the Exchange Act: Federated Department Stores, Inc., Paine Webber Group, Inc. (certain funds) and KIII Communications Corporation.

   Mr. Jordan has been a Director of Revlon, Inc. since June 1996. Mr. Jordan is a Senior Partner in the Washington, D.C. law firm of Akin, Gump, Strauss, Hauer & Feld, LLP where he has practiced law since 1982. He is a Director of the following corporations which file reports pursuant to the Exchange Act:
American Express Company, Bankers Trust Company, Bankers Trust New York Company, Corning Incorporated, Dow Jones & Company, Inc., J.C. Penney Company, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation. He is also trustee of the Ford Foundation and Howard University.

   Dr. Kissinger has been a Director of Revlon, Inc. since June 1996. Dr. Kissinger has been Chairman of the Board and Chief Executive Officer of Kissinger Associates, Inc., an international consulting firm since 1982. Dr. Kissinger is an Advisor to the Board of Directors of American Express Company, serves as Counselor to The Chase Manhattan Bank and is a member of its International Advisory Committee. He is Chairman of the International Advisory Board of American International Group, Inc. and is a Director of Continental Grain Company, Hollinger International Inc. and Freeport-McMoran, Inc., all of which file reports pursuant to the Exchange Act.

   Mr. Landau has been a Director of Revlon, Inc. since June 1996. Mr. Landau has been a Senior Partner in the New York law firm of Lowenthal, Landau, Fischer & Bring, P.C. for more than the past five years. He has been a Director of Products Corporation since June 1992 and was a director of Holdings from 1989 until April 1993. Mr. Landau is a director of Offitbank Investment Fund, Inc., which files reports pursuant to the Exchange Act.

   Ms. Robinson has been a Director of Revlon, Inc. since June 1996. Ms. Robinson has been Chairman and Chief Executive Officer of Robinson Lerer & Montgomery, LLC, a strategic communications consulting firm, since May 1996. For more than five years prior to that she was Chairman and Chief Executive Officer of Robinson Lerer Sawyer Miller Group, or its predecessors. Ms. Robinson is a director of VIMRx Pharmaceuticals, Inc. which files reports pursuant to the Exchange Act, and is a trustee of New York University Medical Center.

   Mr. Semel has been a Director of Revlon, Inc. since June 1996. Mr. Semel has been Chairman and Co-Executive Officer of the Warner Bros. Division of Time Warner Entertainment LP ("Warner Brothers") since March 1994 and of Warner Music Group since November 1995. For more than ten years prior to that he was President of Warner Brothers or its predecessor Warner Bros. Inc.

   Ms. Stewart has been a Director of Revlon, Inc. since June 1996. Ms. Stewart is the Chairman of Martha Stewart Living Omnimedia LLC. She has been an author, founder of the magazine Martha Stewart Living, creator of a syndicated television series, a syndicated newspaper column and a catalog company and a lifestyle consultant and lecturer for more than the past five years.

EXECUTIVE COMPENSATION

   The Company conducts its business through Revlon Inc., Products
Corporation and Products Corporation's subsidiaries. For 1996, the Company's executive officers were compensated by Products Corporation for services rendered to the Company and its subsidiaries, participated in benefit plans sponsored by Products Corporation and did not receive compensation from the Issuer or from Revlon, Inc. other than grants of options under the Revlon, Inc. Stock Plan. The following table sets forth certain compensation awarded to, earned by or paid to the Chief Executive Officer and the four most highly paid executive officers, other than the Chief Executive Officer, who served as executive officers of Revlon, Inc. as of December 31, 1996 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                              ANNUAL COMPENSATION (A)                   AWARDS
                                 ------------------------------------------------  --------------
                                                                        OTHER                            ALL
                                                                        ANNUAL        SECURITIES        OTHER
            NAME AND                        SALARY        BONUS      COMPENSATION     UNDERLYING     COMPENSATION
       PRINCIPAL POSITION          YEAR       ($)          ($)           ($)           OPTIONS           ($)
-------------------------------  ------  -----------  -----------  --------------  --------------  --------------
Jerry W. Levin (b)
Chairman of the Board ..........   1996    1,500,000    1,500,000       93,801         170,000         307,213
                                   1995    1,450,000    1,450,000       42,651            0            308,002
                                   1994    1,300,000    1,300,000       39,184            0            540,177
George Fellows(c)
President and Chief Executive
 Officer........................   1996    1,025,000      870,000       15,242         120,000           4,500
                                   1995      841,667      531,700       68,559            0              4,500
                                   1994      745,833      449,200       11,625            0            104,500
William J. Fox (d)
Senior Executive Vice President
 and Chief Financial Officer ...   1996      750,000      598,600       50,143          50,000          56,290
                                   1995      660,000      455,000       54,731            0             56,290
                                   1994      601,333      329,900       59,143            0             56,290
Carlos Colomer
Executive Vice President........   1996      700,000      192,600         --            37,000              --
                                   1995      600,000      135,200         --              0                 --
                                   1994      550,000      280,200         --              0                 --
M. Katherine Dwyer (e)
Senior Vice President...........   1996      500,000      326,100       90,029          45,000           4,500

------------

(a) The amounts shown in Annual Compensation for 1996, 1995 and 1994 reflect salary, bonus and other annual compensation awarded to, earned by or paid to the persons listed for services rendered to the Company and its subsidiaries. Revlon, Inc. has a bonus plan (the "Executive Bonus Plan") in which executives participate (including the Chief Executive Officer and the other Named Executive Officers). The Executive Bonus Plan provides for payment of cash compensation upon the achievement of predetermined individual and corporate performance goals during the calendar year.

(b) Mr. Levin was Chief Executive Officer of Revlon, Inc. during 1994, 1995 and 1996. The amount shown for Mr. Levin under Other Annual Compensation for 1996 includes $26,400 in respect of personal use of a company-provided automobile and payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by Revlon, Inc. in respect of life insurance. The amount shown for Mr. Levin under All Other Compensation for 1996 reflects $302,713 in respect of life insurance premiums and $4,500 in respect of matching contributions under the Revlon Employees' Savings and Investment Plan (the "401(k) Plan"). The amount shown for Mr. Levin under Other Annual Compensation for 1995 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by Revlon, Inc. in respect of life insurance. The amount shown for Mr. Levin under All Other Compensation for 1995 reflects $303,502 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan. The amount shown for Mr. Levin under Other Annual Compensation for 1994 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by Revlon, Inc. in respect of life insurance. The amounts shown for Mr. Levin under All Other Compensation for 1994 reflect payments in respect of life insurance premiums and certain relocation expenses and matching contributions under the 401(k) Plan. In connection with such relocation, Revlon, Inc. purchased for face value a $525,000 purchase money note made by the purchaser of Mr. Levin's home secured by a mortgage on such home.

(c) Mr. Fellows became Chief Executive Officer of Revlon, Inc. in January 1997. The amount shown for Mr. Fellows under Other Annual
        Compensation for 1996 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by Revlon, Inc. in respect of life insurance. The amount shown for Mr. Fellows under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan. The amount shown for Mr. Fellows under Other Annual Compensation for 1995 includes $43,251 in respect of membership fees and related expenses for personal use of a health and country club and $9,458 in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile. The amount shown for Mr. Fellows under All Other Compensation for 1995 reflects matching contributions under the 401(k) Plan. The amount shown for Mr. Fellows under Other Annual Compensation for 1994 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile. The amounts shown for Mr. Fellows under All Other Compensation for 1994 reflect matching contributions under the 401(k) Plan and reimbursement for long-term compensation and other benefits under plans of his prior employer, which Mr. Fellows forfeited by accepting employment with Revlon, Inc.

(d) Mr. Fox became Senior Executive Vice President of Revlon, Inc. in January 1997. The amount shown for Mr. Fox under Other Annual Compensation for 1996 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by Revlon, Inc. in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1996 reflects $51,790 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan. The amount shown for Mr. Fox under Other Annual Compensation for 1995 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by Revlon, Inc. in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1995 reflects $51,790 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan. The amount shown for Mr. Fox under Other Annual Compensation for 1994 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by Revlon, Inc. in respect of life insurance for Mr. Fox. The amounts shown for Mr. Fox under All Other Compensation for 1994 reflect payments in respect of life insurance premiums and matching contributions under the 401(k) Plan.

(e) Ms. Dwyer became an executive officer of Revlon, Inc. on December 17, 1996. The amount shown for Ms. Dwyer under Other Annual Compensation for 1996 reflects $57,264 in expense reimbursements and payments in respect of gross up for taxes on imputed income arising out of personal use of a company-provided automobile. The amount shown for Ms. Dwyer under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR

   During 1996, the following grants of stock options were made pursuant to the Revlon, Inc. Stock Plan to the executive officers named in the Summary Compensation Table:

                                                                                      GRANT DATE
                                                                                        VALUE
                                INDIVIDUAL GRANTS (A)                                    (B)
                           -----------------------------                            ------------
                                            PERCENT OF
                             NUMBER OF     TOTAL OPTIONS
                             SECURITIES     GRANTED TO      EXERCISE
                             UNDERLYING      EMPLOYEES      OF BASE                   GRANT DATE
                              OPTIONS        IN FISCAL       PRICE      EXPIRATION     PRESENT
           NAME             GRANTED (#)        YEAR          ($/SH)        DATE        VALUE $
-------------------------  ------------  ---------------  ----------  ------------  ------------
Jerry W. Levin
 Chairman (c).............    170,000           17%          24.00       2/28/06      1,885,079
George Fellows
 President and Chief
 Executive Officer (c) ...    120,000           12%          24.00       2/28/06      1,330,644
William J. Fox
 Senior Executive Vice
 President and Chief
 Financial Officer (c)  ..     50,000            5%          24.00       2/28/06        554,435
Carlos Colomer
 Executive Vice
 President................     37,000            4%          24.00       2/28/06        410,282
M. Katherine Dwyer
 Senior Vice President (c)     45,000            5%          24.00       2/28/06        498,992

------------

(a) Prior to the consummation of the Revlon IPO, the Board of Directors made initial grants under the Revlon, Inc. Stock Plan of non-qualified options having a term of 10 years to purchase shares of Class A Common Stock at an exercise price equal to the initial public offering price. The grants to Messrs. Levin, Fellows, Fox and Colomer and Ms. Dwyer will not vest as to any portion until the third anniversary of the grant date and will thereupon become 100% vested, except that upon termination of employment by Revlon, Inc. other than for "cause", death or "disability" under the applicable employment agreement, such options will vest with respect to 50% of the shares subject thereto (if the termination is between the second and third anniversaries of the grant).

(b) Present values were calculated using the Black-Scholes option pricing model. The model as applied used the grant date of February 29, 1996, and the exercise price per share specified in the table above was equal to the fair market value per share of Class A Common Stock on the date of grant. The model also assumes (i) risk-free rate of return of 5.99%, which was the rate as of the grant date for the U.S. Treasury Zero Coupon Bond issues with a remaining term similar to the expected term of the options, (ii) stock price volatility of 31% based upon the peer group average, (iii) a constant dividend rate of zero percent and (iv) that the options normally would be exercised on the final day of their seventh year after grant. No discount from the theoretical value was taken to reflect the waiting period, if any, prior to vesting of the stock options, the restrictions on the transfer of the stock options and the likelihood that the stock options will be exercised in advance of the final day of their term.

(c) Mr. Levin served as Chief Executive Officer of Revlon, Inc. during 1996. Mr. Fellows was elected Chief Executive Officer of Revlon, Inc. in January 1997. Mr. Fox was elected Senior Executive Vice President of Revlon, Inc. in January 1997. Ms. Dwyer became an executive officer of Revlon, Inc. in December 1996.


                     AGGREGATED OPTION EXERCISES IN LAST
                FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

   The following chart shows the number of stock options exercised during 1996 and the 1996 year-end value of the stock options held by the executive officers named in the Summary Compensation Table:

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED  VALUE OF UNEXERCISED
                                                             OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS
                                   SHARES        VALUE          YEAR-END (#)       AT FISCAL YEAR-END
                                 ACQUIRED ON    REALIZED        EXERCISABLE/          EXERCISABLE/
             NAME               EXERCISE (#)      ($)          UNEXERCISABLE       UNEXERCISABLE (A)($)
-----------------------------  -------------  ----------  ----------------------  ----------------------
Jerry W. Levin
 Chairman (b).................        0            0             0/170,000              0/998,750
George Fellows
 President and
 Chief Executive Officer (b)          0            0             0/120,000              0/705,000
William J. Fox
 Senior Executive Vice
 President and
 Chief Financial Officer (b) .        0            0              0/50,000              0/293,750
Carlos Colomer
 Executive Vice President ....        0            0              0/37,000              0/217,375
M. Katherine Dwyer
 Senior Vice President (b) ...        0            0              0/45,000              0/264,375

------------

(a) Amounts shown represent the market value of the underlying shares of Class A Common Stock at year-end calculated using the December 31, 1996 New York Stock Exchange (the "NYSE") closing price per share of Class A Common Stock of $29.875 minus the exercise price of the stock option. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of shares of Class A Common Stock exceeds the exercise price per share when the stock options are exercised. The actual value realized may be greater or less than the value shown in the table.

(b) Mr. Levin served as Chief Executive Officer during 1996. Mr. Fellows was elected Chief Executive Officer in January 1997. Mr. Fox was elected Senior Executive Vice President in January 1997. Ms. Dwyer became an executive officer of Revlon, Inc. in December 1996.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

   Each of the Named Executive Officers has entered into an executive employment agreement with Products Corporation (except in the case of Mr. Colomer, who has entered into an Executive Employment Agreement with a subsidiary of Products Corporation), which became effective upon consummation of the Revlon IPO, providing for their continued employment. Effective
January 1, 1997, Mr. Fellows' Employment Agreement was amended to provide that he will serve as the President and Chief Executive Officer of Revlon, Inc. at a base salary of $1,250,000 for 1997; $1,350,000 for 1998; $1,450,000 for
1999; $1,550,000 for 2000 and $1,700,000 for 2001. At any time after
January 1, 2001, Revlon, Inc. may terminate the term of Mr. Fellows' agreement by 12 months prior notice of non-renewal. The agreements for Messrs. Levin, Fox and Colomer and Ms. Dwyer provide for base salary of not less than $1,500,000, $1,650,000, and $1,800,000 during 1996, 1997 and 1998 and thereafter, respectively, in the case of Mr. Levin, and $750,000, $700,000 and $500,000 (or any greater amount to which such base salary amounts may be increased) in the case of Messrs. Fox and Colomer and Ms. Dwyer, respectively, and further provide that at any time on or after the second anniversary of the effective date of the relevant agreement, Revlon, Inc. may terminate the term by 12 months prior notice of non-renewal. All of the agreements provide for participation in the Executive Bonus Plan, continuation of life insurance and executive medical insurance coverage in the event of permanent disability, the provision of post-retirement life insurance coverage in the amount of two times base salary in certain circumstances, and participation in other executive benefit plans on a basis equivalent to senior executives of Revlon, Inc. generally. The agreements with Messrs. Fellows and Colomer and Ms. Dwyer provide for company-paid supplemental term life insurance during employment in the amount of three times base salary, while the agreements with Messrs. Levin and Fox provide that, in lieu of any participation in company-paid pre-retirement life insurance coverage, Products Corporation will pay premiums and gross ups for taxes thereon in respect of, in the case of Mr. Levin, whole life insurance policies on his life in the amount of $14,100,000 under a split dollar arrangement pursuant to which Products Corporation would be repaid the amount of premiums it paid up to the cash surrender value of the policies from insurance proceeds payable under the policies and, in the case of Mr. Fox, a whole life insurance policy on his life in the amount of $5,000,000 under an arrangement providing for all insurance proceeds to be paid to the designated beneficiary under such policy. The agreements also require that management recommend to the Compensation Committee that Messrs. Levin, Fellows, Fox and Colomer and Ms. Dwyer be granted options to purchase 170,000, 170,000, 50,000, 37,000, and 45,000 (in first year and 30,000 thereafter) shares of Class A Common Stock, respectively, each year during the term of the relevant executive employment agreement. The agreements provide that in the event of termination of the term of the relevant executive employment agreement by Products Corporation otherwise than for "good reason" as defined in the Executive Severance Policy or failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, the executive would be entitled to severance pursuant to the Executive Severance Policy as in effect on January 1, 1996 (see -"Executive Severance Policy"). In addition, the employment agreement with Mr. Fellows provides that if he remains continuously employed with Products Corporation or its affiliates until age 60, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates (expressed as a straight life annuity) equals $500,000. Upon any earlier retirement with Products Corporation's consent or any earlier termination of employment by Products Corporation otherwise than for "good reason" (as defined in the Executive Severance Policy), Mr. Fellows will be entitled to a reduced annual payment in an amount equal to the product of multiplying $28,540 by the number of anniversaries, as of the date of retirement or termination, of Mr. Fellows' fifty-third birthday (but in no event more than would have been payable to Mr. Fellows under the foregoing provision had he retired at age 60). In each case, Products Corporation reserves the right to treat Mr. Fellows as having deferred payment of pension for purposes of computing such supplemental payments.

   As of December 31, 1996, 1995 and 1994, Mr. Colomer had a loan outstanding from Revlon, Inc.'s subsidiary in Spain in the amount of 25.0 million Spanish pesetas (approximately $205,000 U.S. dollar equivalent as of December 31, 1996) dating from 1991 pursuant to a management retention program grandfathered under a 1992 change in the Spanish tax law which currently covers certain executives of such subsidiary, including Mr. Colomer. Pursuant to this management retention program, outstanding loans do not bear interest but an amount equal to the one-year government bond interest rate in effect at the beginning of the year is deducted from the executives' annual compensation, and loans must be repaid in full upon termination of employment. The amount deducted from Mr. Colomer's compensation was 2.15 million Spanish pesetas (approximately $16,988 U.S. dollar equivalent as of December 31, 1996) for 1996; 2.25 million Spanish pesetas (approximately $18,097 U.S. dollar equivalent as of December 31, 1995) for 1995 and 2.25 million Spanish pesetas (approximately $17,094 U.S. dollar equivalent as of December 31, 1994) for 1994.

EXECUTIVE SEVERANCE POLICY

   Products Corporation's Executive Severance Policy, as amended effective January 1, 1996, provides that upon termination of employment of eligible executive employees, including the Named

Executive Officers, other than voluntary resignation, retirement or termination by Products Corporation for good reason, in consideration for the execution of a release and confidentiality agreement and Revlon, Inc.'s standard Employee Agreement as to Confidentiality and Non-Competition (the "Non-Competition Agreement"), the eligible executive will be entitled to receive, in lieu of severance under any employment agreement then in effect or under Products Corporation's basic severance plan, a number of months of severance pay in semi-monthly installments based upon such executive's grade level and years of service reduced by the amount of any compensation from subsequent employment, unemployment compensation or statutory termination payments received by such executive during the severance period, and, in certain circumstances, by the actuarial value of enhanced pension benefits received by the executive as well as continued participation in medical and certain other benefit plans for the severance period (or in lieu thereof, upon commencement of subsequent employment, a lump sum payment equal to the then present value of 50% of the amount of base salary then remaining payable through the balance of the severance period, not to exceed six months' base salary). Pursuant to the Executive Severance Policy, upon meeting the conditions set forth therein, Messrs. Levin, Fellows, Colomer and Fox and Ms. Dwyer would be entitled to severance pay equal to two years of base salary at the rate in effect on the date of employment termination plus continued participation in the medical and dental plans for two years on the same terms as active employees.

DEFINED BENEFIT PLANS

   The following table shows the estimated annual retirement benefits payable (as of December 31, 1996) at normal retirement age (65) to a person retiring with the indicated average compensation and years of credited service, on a straight life annuity basis, after Social Security offset, under the Revlon Employees' Retirement Plan (the "Retirement Plan"), including amounts attributable to the Pension Equalization Plan, each as described below:

  HIGHEST CONSECUTIVE
   FIVE-YEAR AVERAGE
      COMPENSATION         ESTIMATED ANNUAL STRAIGHT LIFE BENEFITS AT RETIREMENT
DURING FINAL TEN YEARS           WITH INDICATED YEARS OF CREDIT SERVICE (A)
----------------------  ----------------------------------------------------------
                             15          20          25          30          35
                        ----------  ----------  ----------  ----------  ----------
$ 600,000..............   $152,022    $202,696    $253,370    $304,044    $304,044
  700,000..............    178,022     237,363     296,703     356,044     356,044
  800,000..............    204,022     272,029     340,037     408,044     408,044
  900,000..............    230,022     306,696     383,370     460,044     460,044
1,000,000..............    256,022     341,363     426,703     500,000     500,000
1,100,000..............    282,022     376,029     470,037     500,000     500,000
1,200,000..............    308,022     410,696     500,000     500,000     500,000
1,300,000..............    334,022     445,363     500,000     500,000     500,000
1,400,000..............    360,022     480,029     500,000     500,000     500,000
1,500,000..............    386,022     500,000     500,000     500,000     500,000
2,000,000..............    500,000     500,000     500,000     500,000     500,000
2,500,000..............    500,000     500,000     500,000     500,000     500,000

------------

(a) The normal form of benefit for the Retirement Plan and the Pension Equalization Plan is a life annuity.

   The Retirement Plan is intended to be a tax qualified defined benefit plan. Retirement Plan benefits are a function of service and final average compensation. The Retirement Plan is designed to provide an employee having 30 years of credited service with an annuity generally equal to 52% of final average compensation, less 50% of estimated individual Social Security benefits. Final average compensation is defined as average annual base salary and bonus (but not any part of bonuses in excess of 50% of base salary) during the five consecutive calendar years in which base salary and bonus (but not any part of bonuses in excess of 50% of base salary) were highest out of the last 10 years prior to retirement or earlier termination. Except as otherwise indicated, credited service only includes all periods of employment with Revlon, Inc. or a subsidiary prior to retirement. The base salaries and bonuses of each of the Named Executive Officers are set forth in the Summary Compensation Table under columns entitled "Salary" and "Bonus," respectively.

   The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. In addition, the Omnibus Budget Reconciliation Act of 1993 limits the annual amount of compensation that can be considered in determining the level of benefits under qualified plans. The Pension Equalization Plan, as amended effective January 1, 1996, is a non-qualified benefit arrangement designed to provide for the payment by Revlon, Inc. of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the Retirement Plan but for such limitations, up to a combined maximum annual straight life annuity benefit at age 65 under the Retirement Plan and the Pension Equalization Plan of $500,000. Benefits provided under the Pension Equalization Plan are conditioned on the participant's compliance with his or her Non-Competition Agreement and, in any case, on the participant not competing with Products Corporation for one year after termination of employment.

   The number of years of credited service under the Retirement Plan and the Pension Equalization Plan as of January 1, 1997 for Mr. Levin is seven years (which includes credit for service with MacAndrews Holdings), for Mr. Fellows is eight years (which includes credit for prior service with Holdings), for Mr. Fox is 13 years (which includes credit for service with MacAndrews Holdings) and for Ms. Dwyer is 3 years. Mr. Colomer does not participate in the Retirement Plan or the Pension Equalization Plan. Mr. Colomer participates in the Revlon Foreign Service Employees Pension Plan (the "Foreign Pension Plan"). The Foreign Pension Plan is a non-qualified defined benefit plan. The plan is designed to provide an employee with 2% of final average salary for each year of credited service, up to a maximum of 30 years, reduced by the sum of all other Revlon, Inc. provided retirement benefits and social security or other government provided retirement benefits. Credited service includes all periods of employment with Revlon, Inc. or a subsidiary prior to retirement. Final average salary is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last 10 years prior to retirement. The normal form of payment under the Foreign Pension Plan is a life annuity. Mr. Colomer's credited service as of January 1, 1997 under the Foreign Pension Plan is 17 years (which includes credit for service with Holdings).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of Revlon, Inc. (made up of Messrs. Gittis and Drapkin and from and after June 6, 1996 Mr. Semel) determined compensation of executive officers of Revlon, Inc., from and after the Revlon IPO.

   Revlon, Inc. has used an airplane which was owned by a corporation of which Messrs. Gittis, Drapkin and Levin were the sole stockholders. As of December 31, 1996, Mr. Levin no longer holds an ownership interest in the corporation that owns the airplane. See "Relationship with MacAndrews and Forbes."

                          OWNERSHIP OF COMMON STOCK

   Ronald O. Perelman, 35 East 62nd Street, New York, New York 10021, through MacAndrews & Forbes, beneficially owns all of the outstanding shares of Common Stock of the Issuer. No other director, executive officer or other person beneficially owns any shares of common stock of the Issuer. MacAndrews & Forbes, through Revlon Worldwide, beneficially owns 11,250,000 shares of Class A Common Stock of Revlon, Inc. (representing 56.6% of the outstanding shares of Class A Common Stock) and all of the outstanding 31,250,000 shares of Class B Common Stock of Revlon, Inc., which together represent approximately 83.1% of the outstanding shares of Common Stock and approximately 97.4% of the combined voting power of the outstanding shares of Common Stock of Revlon, Inc. All of the shares of Common Stock of Revlon, Inc. owned by Revlon Worldwide are currently pledged by Revlon Worldwide to secure its obligations under the Revlon Worldwide Notes. Following the Revlon Worldwide

Notes Defeasance, Revlon Worldwide will be merged with and into the Issuer. All of the shares of Common Stock of Revlon, Inc. then held by the Issuer will be pledged either to secure the Notes or the Non-Recourse Guaranty. The shares of common stock of the Issuer and shares of common stock of intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates.

   The Class A Common Stock and Class B Common Stock of Revlon, Inc. are substantially identical except that each share of Class A Common Stock entitles the holder thereof to one vote and each share of Class B Common Stock entitles the holder to ten votes on all matters submitted to a vote of stockholders. Each share of Class B Common Stock is convertible at the holder's option into one share of Class A Common Stock. Upon any transfer of shares of Class B Common Stock other than to a Permitted Transferee (generally defined to include affiliates of the holder of the Class B Common Stock), including upon a foreclosure on pledged shares, such shares of Class B Common Stock are automatically converted into shares of Class A Common Stock.

                    RELATIONSHIP WITH MACANDREWS & FORBES

   MacAndrews & Forbes beneficially owns all shares of common stock of the Issuer. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of the Company and control the vote on all matters submitted to a vote of the Company's stockholders, including extraordinary transactions such as mergers, sales of all or substantially all of the Company's assets or going private transactions. MacAndrews & Forbes is wholly owned by Ronald O. Perelman, who is Chairman of the Board and a Director of the Issuer. Messrs. Perelman, Levin, Fox and Nichols, each of whom is an executive officer of the Issuer, have been, and are expected to continue to be, officers of MacAndrews & Forbes and certain of its affiliates.

   MacAndrews & Forbes is a diversified holding company with interests in several industries. Through the Company, MacAndrews & Forbes is engaged in the cosmetics and skin care, fragrance and personal care products business. MacAndrews & Forbes owns 83% of Coleman, which is engaged in the manufacture and marketing of recreational outdoor products, portable generators, power-washing equipment, spas and hot tubs and 65% of Meridian, a manufacturer and marketer of specialized boats and watersports equipment. Marvel, a youth entertainment company, is 80% owned by MacAndrews & Forbes. MacAndrews & Forbes is engaged through its 85% ownership of Mafco Consolidated in the manufacture and distribution of cigars and pipe tobacco and through its 36% ownership of PCT, in the processing of licorice and other flavors. MacAndrews & Forbes is also in the financial services business through its 80% ownership of California Federal. The principal executive offices of MacAndrews & Forbes are located at 35 East 62nd Street, New York, New York 10021.

TRANSFER AGREEMENTS

   In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the
"Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"), and pursuant to such agreements on June 24, 1992, Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities. The assets transferred to Products Corporation included all the operating assets and manufacturing and other facilities of Holdings. Holdings, however, retained the Retained Brands and other intangible assets, its investment in Laboratory Corporation of America Holdings (formerly known as National Health Laboratories Holdings, Inc.) ("LabCorp."), and certain nonoperating assets, including $37.0 million in cash. Products Corporation did not assume (i) liabilities associated with the Retained Brands to the extent such liabilities were not reflected on the books and records of Holdings or, if so reflected, exceeded the reserves recorded on Holdings' books, (ii) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded the reserves recorded on Holdings' books as of January 1, 1992 or were not of the nature reserved for, (iii) other tax liabilities to the extent such liabilities are related to the businesses and assets retained by Holdings, (iv) certain liabilities related to agreements pursuant to which Holdings acquired or sold certain of its businesses except to the extent such liabilities relate to assets transferred to Products Corporation and (v) liabilities associated with certain self-funded risks related to LabCorp. to the extent that such liabilities exceeded the reserves recorded on Holdings' books immediately prior to the transfer ((i) through (v) are collectively, the "Excluded Liabilities"). In connection with the Transfer Agreements, substantially all employees of Holdings became employees of Products Corporation. Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1996, 1995 and 1994 were $1.4 million, $4.0 million and $7.4 million, respectively.

BENEFIT PLANS ASSUMPTION AGREEMENT

   Holdings, Products Corporation and Revlon, Inc. entered into a benefit plans assumption agreement dated as of July 1, 1992 pursuant to which Products Corporation assumed all rights, liabilities and obligations under all of Holdings' benefit plans, arrangements and agreements, including obligations under the Revlon Employees' Retirement Plan and the Revlon Employees' Savings and Investment Plan. Products Corporation was substituted for Holdings as sponsor of all such plans theretofore sponsored by Holdings.

OPERATING SERVICES AGREEMENT

   In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation manufactures, markets, distributes, warehouses and administers, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation is reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. The net amounts reimbursed by Holdings to Products Corporation for such direct and indirect costs for 1996, 1995 and 1994 were $5.1 million, $8.6 million and $11.5 million, respectively. Holdings also pays Products Corporation a fee equal to 5% of the net sales of the Retained Brands, payable quarterly. The fees paid by Holdings to Products Corporation pursuant to the Operating Services Agreement for services with respect to the Retained Brands for 1996, 1995 and 1994 were approximately $0.6 million, $1.7 million and $1.9 million, respectively. The Operating Services Agreement may be terminated by either party on 90 days' notice; provided, however, that Revlon, Inc. may not terminate the Operating Services Agreement during such time as any contracts with third parties relating to the Retained Brands entered into with the consent of Revlon, Inc. or Products Corporation remain in effect. As part of the Operating Services Agreement, Holdings has granted Products Corporation a right of first refusal with respect to any proposed sale or other disposition by Holdings of any of the Retained Brands.

REIMBURSEMENT AGREEMENTS

   Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews Holdings is obligated to provide certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products
Corporation, to the extent requested by Products Corporation, and (ii)
Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to Products Corporation and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews Holdings and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. In addition, in connection with certain insurance coverage provided by MacAndrews Holdings, Products Corporation obtained letters of credit under the standby letter of credit facility (which aggregated approximately $26.4 million as of December 31, 1996) to support certain self-funded risks of MacAndrews Holdings and its affiliates, including Revlon, Inc., associated with such insurance coverage. The costs of such letters of credit are allocated among, and paid by, the affiliates of MacAndrews Holdings, including Revlon, Inc., which participate in the insurance coverage to which the letters of credit relate. The Company expects that these self-funded risks will be paid in the ordinary course and, therefore, it is unlikely that such letters of credit will be drawn upon. MacAndrews Holdings has agreed to indemnify Revlon, Inc. and Products Corporation to the extent amounts are drawn under any of such letters of credit with respect to claims for which Products Corporation is not responsible. The net amounts reimbursed by MacAndrews Holdings to Products Corporation for the services provided under the Reimbursement Agreements for 1996, 1995 and 1994 were $2.2 million, $3.0 million and $1.6 million, respectively. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. The Company does not expect Revlon, Inc. to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Revlon, Inc.
as could be obtained from unaffiliated third parties.

   In March 1993, Revlon Worldwide and MacAndrews Holdings entered into a reimbursement agreement pursuant to which MacAndrews Holdings agreed to provide third party services to Revlon Worldwide on the same basis as it provides services to Revlon, Inc., and Revlon Worldwide agreed to indemnify MacAndrews Holdings on the same basis as Revlon, Inc. is obligated to indemnify MacAndrews Holdings under the Reimbursement Agreements. There were no services provided pursuant to this agreement during 1996, 1995 or 1994.

TAX SHARING AGREEMENT

   Holdings, Revlon Worldwide, Revlon, Inc. and Products Corporation are for federal income tax purposes included in the affiliated group of which Mafco Holdings is the common parent, and the Company's, Revlon Worldwide's, Revlon, Inc.'s and Product Corporation's federal taxable income and loss will be included in such group's consolidated tax return filed by Mafco Holdings. The Issuer, Revlon Worldwide, Revlon, Inc. and Products Corporation also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries.

   In June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "1992 Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. or Products Corporation and its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc., Products Corporation or a subsidiary of Products Corporation is a member of such group. Pursuant to the 1992 Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to Holdings amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that Revlon, Inc. will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making such tax sharing payments other than in respect of state income taxes.

   In March 1993, Revlon Worldwide and Mafco Holdings entered into a tax sharing agreement (the "1993 Tax Sharing Agreement" and, together with the 1992 Tax Sharing Agreement, the "Tax Sharing Agreements") pursuant to which, for all taxable periods beginning on or after January 1, 1993, Revlon Worldwide will pay to Mafco Holdings amounts equal to the taxes that Revlon Worldwide would otherwise have to pay if it were to file separate federal, state and local income tax returns for itself, excluding Revlon, Inc. and its subsidiaries (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the tax liability relating to any such period which is attributable to Revlon Worldwide).

   Since the payments to be made by Revlon, Inc. under the 1992 Tax Sharing Agreement and by Revlon Worldwide under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or Revlon Worldwide, as the case may be, would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or Revlon Worldwide against losses and tax credits generated by Mafco Holdings and its other subsidiaries. There were no cash tax payments made by Revlon, Inc. or Revlon Worldwide pursuant to the Tax Sharing Agreements for 1996, 1995 or 1994.

FINANCING REIMBURSEMENT AGREEMENT

   Holdings and Products Corporation entered into a financing reimbursement agreement (the "Financing Reimbursement Agreement") in 1992 pursuant to which Holdings agreed to reimburse Products Corporation for Holdings' allocable portion of (i) the debt issuance cost and advisory fees related to the capital restructuring of Holdings and (ii) interest expense attributable to the higher cost of funds paid by Products Corporation under the credit agreement in effect at that time as a result of additional borrowings for the benefit of Holdings in connection with the assumption of certain liabilities by Products Corporation under the Asset Transfer Agreement and the repurchase of Original Senior Subordinated Notes from affiliates. The amount of interest reimbursed by Holdings for 1994 was approximately $0.8 million and was evidenced by noninterest-bearing promissory notes originally due and payable on June 30, 1995. In connection with the execution of the Former Credit Agreement in February 1995, the $13.3 million in notes payable by Holdings to Products Corporation under the Financing Reimbursement Agreement was offset against the $25.0 million advance (the "Advance") payable by Products Corporation to Holdings (see "--Other") and Holdings agreed not to demand payment under the resulting $11.7 million note payable by Products Corporation so long as any indebtedness remained outstanding under the Former Credit Agreement. In connection with the execution of the Former Credit Agreement in February 1995, the Financing Reimbursement Agreement was amended and extended to provide that Holdings would reimburse Products Corporation for a portion of the debt issuance costs and advisory fees related to the Former Credit Agreement (which portion was approximately $4.7 million and was evidenced by a noninterest-bearing promissory note payable on June 30, 1996) and 1 1/2% per annum of the average balance outstanding under the Former Credit Agreement and the average balance outstanding under working capital borrowings from affiliates through June 30, 1996 (see "--Other"), and such amounts were evidenced by a noninterest-bearing promissory note payable on June 30, 1996. The amount of interest reimbursed by Holdings for 1995 was approximately $4.2 million (see "--Other"). As of December 31, 1995 the aggregate amount of notes payable by Holdings under the Financing Reimbursement Agreement was $8.9 million. In June 1996, $10.9 million in notes due to Products Corporation, which included $2.0 million of interest reimbursement in 1996, under the Financing Reimbursement Agreement from Holdings was offset against a $11.7 million demand note payable by Products Corporation to Holdings. The Financing Reimbursement Agreement expired on June 30, 1996.

REGISTRATION RIGHTS AGREEMENT

   Prior to the consummation of the Revlon IPO, Revlon, Inc. and Revlon Worldwide entered into the Registration Rights Agreement pursuant to which Revlon Worldwide and certain transferees of Common Stock held by Revlon Worldwide (the "Revlon, Inc. Holders") have the right to require Revlon, Inc. to register all or part of the Class A Common Stock owned by such Revlon, Inc. Holders and the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Revlon, Inc. Holders under the Securities Act (a "Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon, Inc. Revlon Worldwide does not have any present intention to request any such registration. In addition, the Revlon, Inc. Holders will have the right to participate in registrations by Revlon, Inc. of its Class A Common Stock (a "Piggyback Registration"). The Revlon, Inc. Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Revlon, Inc. Holders.

NON-RECOURSE GUARANTY

   The Issuer expects to make the Non-Recourse Guaranty of the obligations of an affiliate under a credit facility and to pledge as security therefor the shares of common stock of Revlon Worldwide and after the Revlon Worldwide Merger, the shares of Common Stock of Revlon, Inc., as the case may be, that are owned by the Issuer and are not pledged as security for the Notes.

OTHER

   Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leases to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent are not to exceed $2.0 million per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which Products Corporation is responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed $8.0 million (the amount of such claims and costs for which Products Corporation is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, Products Corporation agreed to indemnify Holdings for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify Products Corporation for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1996 and 1995 Products Corporation rented a portion of the administration building located at the Edison facility and space for a retail store of Products Corporation. Products Corporation provides certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which Products Corporation pays on behalf of Holdings costs associated with the Edison facility and is reimbursed by Holdings for such costs, less the amount owed by Products Corporation to Holdings pursuant to the Edison Lease and the occupancy agreement. The net amount reimbursed by Holdings to Products Corporation for such costs with respect to the Edison facility for 1996, 1995 and 1994 was $1.1 million, $1.2 million and $2.1 million, respectively.

   Effective January 1, 1996, Products Corporation acquired from Holdings substantially all of the assets of Tarlow. Products Corporation assumed substantially all of the liabilities and obligations of Tarlow. Net liabilities assumed were approximately $3.4 million. The assets acquired and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements have been restated as if the acquisition took place at the beginning of the earliest period. In addition to the liabilities assumed, Products Corporation paid $4.1 million to Holdings, which payment was accounted for as an increase in capital deficiency. A nationally recognized investment banking firm rendered its written opinion that the terms of the purchase are fair from a financial standpoint to Products Corporation.

   Effective January 1, 1994, Products Corporation sold the inventory, contracts, dedicated tools, dies and molds, intellectual property and a license agreement relating to the NEW ESSENTIALS brand to Holdings for $2.2 million (representing the net book value of such brand which Products Corporation believes approximated its fair market value at the time of sale), and the Operating Services Agreement was amended to include NEW ESSENTIALS as a "Retained Brand."

   During 1996, 1995 and 1994, Products Corporation leased certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases including space at Products Corporation's New York headquarters and at Products Corporation's offices in London and Tokyo. The rent paid by MacAndrews & Forbes or its affiliates to Products Corporation for 1996, 1995 and 1994 was $4.6 million, $5.3 million and $4.1 million, respectively.

   During 1992, Holdings made the Advance of $25.0 million to Products Corporation. The Advance was evidenced by a noninterest-bearing demand note payable by Products Corporation, the payment of which was subordinated to the obligations of Products Corporation under its then existing credit agreement. The note was reduced to $11.7 million as a result of the offset against it of amounts owed to Products Corporation by Holdings under the Financing Reimbursement Agreement and in June 1996, amounts due under the Financing Reimbursement Agreement were offset against the note. Holdings agreed not to demand payment under the note so long as any indebtedness remained outstanding under the Former Credit Agreement.

   In October 1993, Products Corporation borrowed from Holdings approximately $23.2 million, as adjusted and subject to further adjustment for expenses, representing certain amounts received by Holdings from an escrow account relating to the sale by Holdings of certain of its businesses. In July 1995, Products Corporation borrowed from Holdings approximately $0.8 million, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of certain of its businesses. In 1995, Products Corporation borrowed from Holdings approximately $5.6 million, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses. Such amounts are evidenced by noninterest-bearing promissory notes. Holdings agreed not to demand payment under such notes so long as any indebtedness remains outstanding under the Credit Agreement.

   The Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, (i) the capital stock and certain assets of certain subsidiaries of Holdings and (ii) a mortgage on Holdings' Edison, New Jersey facility.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1996. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facility in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1996, 1995 and 1994 was $0.5 million, $1.2 million and $1.1 million, respectively.

   In November 1993, Products Corporation assigned to Holdings a lease for warehouse space in New Jersey (the "N.J. Warehouse") between Products Corporation and a trust established for the benefit of certain family members of Ronald O. Perelman. The N.J. Warehouse had become vacant as a result of divestitures and restructuring of Products Corporation. The lease has annual lease payments of approximately $2.3 million and terminates on June 30, 2005. In consideration for Holdings assuming all liabilities and obligations under the lease, Products Corporation paid Holdings $7.5 million (for which a liability was previously recorded) in three installments of $2.5 million each in January 1994, January 1995 and January 1996. A nationally recognized investment banking firm rendered its written opinion that the terms of the lease transfer were fair from a financial standpoint to Products Corporation. During 1996,

1995 and 1994, Products Corporation paid certain costs associated with the N.J. Warehouse on behalf of Holdings and was reimbursed by Holdings for such amount. The amounts reimbursed by Holdings to Products Corporation for such costs were $0.2 million, $0.2 million and $0.3 million for 1996, 1995 and 1994, respectively.

   During 1996, 1995 and 1994, Products Corporation used an airplane which was owned by a corporation of which Messrs. Gittis, Drapkin and Levin were the sole stockholders. Products Corporation paid approximately $0.2 million, $0.4 million and $0.5 million for the usage of the airplane in 1996, 1995 and 1994, respectively. As of December 31, 1996, Mr. Levin no longer holds an ownership interest in the corporation that owned the airplane.

   Consolidated Cigar, an affiliate of Products Corporation, assembles lipstick cases for Products Corporation. Products Corporation paid approximately $1.0 million, $1.0 million and $0.6 million for such services in 1996, 1995 and 1994, respectively.

   In the fourth quarter of 1996, Products Corporation and certain of its subsidiaries purchased an inactive subsidiary from an affiliate for net cash consideration of approximately $3.0 million in a series of transactions in which Products Corporation expects to realize certain tax benefits in future years.

   During 1994, the Company was retained by an affiliate, Meridian, to act as licensing agent for Meridian's trademarks. The Company will receive a percentage of any royalties generated by such licenses. No royalties were earned by Meridian for 1996, 1995 or 1994. However, Meridian paid Products Corporation approximately $0.1 million in 1994 for reimbursement of expenses incurred in connection with such licensing activities.

   In January 1995, Products Corporation agreed to license certain of its trademarks to Guthy-Renker Corporation ("Guthy-Renker"), a corporation in which an affiliate of MacAndrews & Forbes held a 37.5% equity interest, to be used by Guthy-Renker in connection with the marketing and sale of hair extensions and hair pieces. The amount paid by Guthy-Renker to Products Corporation pursuant to such license for 1995 was less than $60,000. In connection with this licensing arrangement, Guthy-Renker agreed to use Products Corporation as its exclusive supplier of hair extensions and hair pieces. Guthy-Renker purchased $1.1 million of wigs from Products Corporation during 1995. Products Corporation terminated the license with Guthy-Renker during 1995.

   The Company believes, and the Board of Directors of Revlon, Inc. or Products Corporation, as applicable, has determined that the terms of the foregoing transactions are at least as favorable to Revlon, Inc. or Products Corporation, as applicable, as those that could be obtained from unaffiliated third parties.

                           DESCRIPTION OF THE NOTES

   The New Notes will be issued under the Indenture dated as of March 1, 1997 between the Issuer and The Bank of New York, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and all the provisions of the Indenture and the Notes, including the definitions therein of terms not defined in this Prospectus. Certain terms used herein are defined below under "Certain Definitions." The New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by the 180th day following the Deposit Date (or if such day is not a business day, the first business day thereafter), interest will accrue on the Old Notes (in addition to the accrual of Original Issue Discount) from and including such date until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on March 15 and September 15, commencing September 15, 1997, at a rate per annum equal to .50% of the Accredited Value of the Old Notes as of the September 15 or March 15 immediately preceding such interest payment date.

GENERAL

   The Notes will mature on March 15, 2001. The Trustee authenticated and delivered Old Notes for original issue in an aggregate principal amount at maturity of $770 million.

   The Old Notes were offered at a substantial discount from their principal amount. See "Certain Tax Aspects." There will be no periodic cash payments of interest, except as described below. The New Notes will be treated as a continuation of the Old Notes, which were issued at an Original Issue Discount (the difference between the original issue price of the Notes and their principal amount at maturity). The calculation of the accrual of Original Issue Discount in the period during which a New Note remains outstanding will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accrual will commence from the date of original issue of the Notes. The aggregate principal amount at maturity of the Notes represents a yield to maturity of 10.75%, without giving effect to any periodic payments of interest described below. Redemption or purchase by the Issuer of a Note may cause the Original Issue Discount and interest, if any, to cease to accrue on such Note, under the terms and subject to the conditions of the Indenture.

   If by the 180th day following the Deposit Date (or if such day is not a business day, the first business day thereafter) neither (i) the Exchange Offer is consummated nor (ii) a shelf registration statement with respect to the resale of the Old Notes (the "Shelf Registration Statement") is declared effective, interest will accrue (in addition to the accrual of Original Issue Discount) on the Old Notes from and including such date until but excluding the earlier of (i) the consummation of the Exchange Offer and (ii) the effective date of such Shelf Registration Statement. In each case such interest will be payable in cash semi-annually in arrears on March 15 and September 15 commencing September 15, 1997 at a rate per annum equal to .50% of the Accreted Value of the Notes as of the Semi-Annual Accrual Date (as defined) immediately preceding the interest payment date. Payments of such interest, if any, on Old Notes in exchange for which the New Notes were issued will be made to the persons who, at the close of business on March 1 or September 1 next preceding the interest payment date, are registered holders of such Old Notes if such record date occurs prior to such exchange, or are registered holders of the New Notes if such record date occurs on or after the date of such exchange, even if Notes are cancelled after the record date and on or before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Holders of Old Notes accepted for exchange will be deemed to have waived the right to receive any other payments or accrued interest on the Old Notes.

   Principal and interest will be payable at the office of the Trustee, but, at the option of the Issuer, interest may be paid by check mailed to the registered holders of the Notes at their registered addresses. The Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Wherever it is provided that the Accreted Value, the Put Amount, the Due Amount or the principal amount at maturity with respect to a Note will be paid, such provision will be deemed to require the simultaneous payment of accrued and unpaid interest (if any) on such Note.

   Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

OPTIONAL REDEMPTION

   On and after March 15, 2000, the Notes may be redeemed at the option of the Issuer in whole, or from time to time in part, at 102.6875% of the Accreted Value thereof at the time of redemption (subject to the right of holders of record on the relevant record date to receive interest due (if any) on the relevant interest payment date). In addition, the Notes may be redeemed at the option of the Issuer in connection with the occurrence of a Change of Control as a whole at a redemption price equal to the sum of the Accreted Value thereof plus the Applicable Premium thereon at the time of redemption (subject to the right of holders of record on the relevant record date to receive interest due (if any) on the relevant interest payment date).

   "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at maturity of Notes:

     (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

 SEMI-ANNUAL ACCRUAL DATE  ACCRETED VALUE
------------------------  --------------
March 5, 1997 ...........    $  655.90
March 15, 1997...........       657.81
September 15, 1997 ......       693.17
March 15, 1998 ..........       730.42
September 15, 1998 ......       769.68
March 15, 1999 ..........       811.06
September 15, 1999 ......       854.65
March 15, 2000 ..........       900.59
September 15, 2000 ......       948.99
March 15, 2001 ..........     1,000.00

     (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) an amount equal to the product of (i) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (ii) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is March 5, 1997, the denominator of which is 10).

   Notice of redemption will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of Notes to be redeemed at its registered address. Notes in denominations larger than $1,000 principal amount at maturity may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest (if any) on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date, on and after such date Accreted Value ceases to increase and interest (if any) ceases to accrue on such Notes (or such portions thereof) called for redemption.

   The following definitions are used to determine the Applicable Premium:

   "Applicable Premium" means, with respect to a Note at any time, the greater of (i) 1.0% of the Accreted Value of such Note at such time and (ii) the excess of (A) the present value at such time of the principal amount at maturity plus any required interest payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the Accreted Value of such Note at such time.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to Stated Maturity) of the Notes; provided, however, that if the average life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SINKING FUND

   There will be no mandatory sinking fund payments for the Notes.

ESCROW OF PROCEEDS AND OTHER AMOUNTS; SPECIAL MANDATORY REDEMPTION

   Concurrently with the closing of the Offering, the Issuer entered into an escrow and pledge agreement with The Bank of New York, as escrow agent (the "Escrow Agent") (such agreement, the "Escrow Agreement"), pursuant to which the Issuer deposited with the Escrow Agent an amount in cash or Treasury Securities (as defined in the Escrow Agreement) (such cash and Treasury Securities, together with the interest, dividends and distributions thereof, the "Escrowed Property") in an amount sufficient to redeem in cash the Notes at a redemption price equal to 100% of the Accreted Value of the Notes on the Mandatory Redemption Date (such redemption price, the "Mandatory Redemption Price" assuming such redemption occurs on the date referred to in clause (a) of the next sentence). The "Mandatory Redemption Date" means (a) June 25, 1997 in the event that the Required Actions (as defined below) have not occurred on or prior to June 5, 1997 (the "Deposit Deadline Date"), or (b) the 20th day (or if such day is not a business day, the next following business day) following the acceleration of the Revlon Worldwide Notes by the holders thereof in the event of such acceleration prior to the release of the Escrowed Property.

   The Issuer will redeem all the Notes (the "Special Mandatory Redemption") in the event that (a) the Required Actions have not occurred on or prior to the Deposit Deadline Date or (b) the Revlon Worldwide Notes are accelerated by the holders thereof prior to the release of the Escrowed Property. The Required Actions shall include the following:

     (i) the Issuer's irrevocable deposit, substantially simultaneously with the release of the Escrowed Property, in trust with the Trustee for the Revlon Worldwide Notes (the "Revlon Worldwide Trustee") of cash and U.S. Government Obligations for the payment of principal and interest, if any, on the Revlon Worldwide Notes at maturity in the amount required to permit the issuance of the accountant's certificate described in clause (ii) of this paragraph (the "Deposit");

     (ii) the Issuer's delivery to the Trustee of a copy, certified by an Officer of the Issuer, of the certificate from a nationally recognized firm of independent accountants delivered to the Revlon Worldwide Trustee expressing their opinion that the aggregate amount of (A) the payments of principal and interest when due and without reinvestment on the U.S. Government Obligations included in the Deposit and (B) any money without investment included in the Deposit, will provide cash at such times and in such amounts as will be sufficient to pay principal and interest, if any, when due on all the Revlon Worldwide Notes at maturity; and

     (iii) the Issuer's delivery to the Trustee of an Opinion of Counsel (relying on an Officers' Certificate as to factual matters) stating that all conditions precedent to the Revlon Worldwide Notes Defeasance have been satisfied other than (A) the passing of 123 days during which no default under the bankruptcy provisions of the Revlon Worldwide Indenture has occurred with respect to Revlon Worldwide and (B) the delivery of the Opinion of Counsel and Officers' Certificate, each as required by the Revlon Worldwide Indenture, stating that all conditions to the Revlon Worldwide Notes Defeasance have been met.

   If the Escrow Agent receives a notice of Special Mandatory Redemption pursuant to the terms of the Notes, the Escrow Agent will liquidate all Escrowed Property then held by it not later than the third

Business Day prior to the Mandatory Redemption Date and release to the Paying Agent for the Notes an amount of Escrowed Property equal to the aggregate Mandatory Redemption Price of the Notes for payment to holders on the Mandatory Redemption Date. Concurrently with such release to the Paying Agent, the Escrow Agent will release any excess of Escrowed Property over the Mandatory Redemption Price to the Issuer which, in turn, will be permitted to use such funds in its discretion, including to dividend such excess to its stockholders.

   Pursuant to the Escrow Agreement, the Escrow Agent will release all Escrowed Property to the Issuer upon the Issuer's delivery to the Trustee of an Officers' Certificate stating that (i) the Issuer has received cash and U.S. Government Obligations which, together with the Escrowed Property, will provide cash at such times and in such amounts as will be sufficient to pay principal and interest, if any, when due on all the Revlon Worldwide Notes at maturity; (ii) all conditions precedent to the Revlon Worldwide Notes Defeasance have been or will be satisfied immediately after the release of the Escrowed Property, other than (A) the Deposit, (B) the passing of 123 days during which no default under the bankruptcy provisions of the Revlon Worldwide Indenture has occurred with respect to Revlon Worldwide and (C) the delivery of the Opinion of Counsel and Officers' Certificate, each as required by the Revlon Worldwide Indenture, stating that all conditions to the Revlon Worldwide Notes Defeasance have been met; (iii) no Default has occurred and is continuing on the date of the Deposit and after giving effect thereto; and (iv) the Issuer will immediately and irrevocably deposit the Escrowed Property upon its release with the Revlon Worldwide Trustee.

   Certain provisions relating to the Issuer's obligation to redeem Notes in a Special Mandatory Redemption may not be waived or modified without the written consent of the holders of all the Notes.

COLLATERAL

   During the period from the Issue Date through the time of the Merger, the Notes will be secured by a security interest in and a pledge by the Issuer of all its right, title and interest in and to (i) 471 shares of Revlon Worldwide Common Stock (representing 47.1% of the outstanding shares of Revlon Worldwide Common Stock) plus 47.1% of any additional shares of Revlon Worldwide Common Stock issued after the date of the Indenture and prior to the Merger (collectively, the "Revlon Worldwide Pledged Shares") and (ii) all dividends, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing (the "Revlon Worldwide Collateral").

   After the Merger, the Notes will be secured by a security interest in and a pledge by the Issuer of all its right, title and interest in and to (i) a number of shares of Common Stock of Revlon, Inc. equal to the Revlon, Inc. Collateral Number (collectively, the "Revlon, Inc. Pledged Shares," which term shall exclude any Withdrawn Shares but shall include any Other Revlon Shares (as defined below); and the Revlon, Inc. Pledged Shares, together with the Revlon Worldwide Pledged Shares, are referred to as the "Pledged Shares") and (ii) all dividends, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Revlon, Inc. Pledged Shares (clauses (i) and (ii) collectively, the "Revlon, Inc. Collateral," which term shall exclude any Withdrawn Collateral). The Indenture will permit the Issuer, so long as no Default has occurred and is continuing and so long as the Class A shares of Common Stock of Revlon, Inc. and the Class B shares of Common Stock of Revlon, Inc. are substantially identical except with respect to voting rights, to withdraw Revlon, Inc. Pledged Shares of either class of Common Stock of Revlon, Inc., in whole or in part, by substituting therefor with the Trustee an equal number of shares of the other class of Common Stock of Revlon, Inc. (such other shares, the "Other Revlon Shares").

   The Indenture also will permit the Issuer to release Revlon, Inc. Collateral in whole or in part by substituting therefor with the Trustee cash or U.S. Government Obligations sufficient for the payment of principal at maturity or redemption of, and interest (if any) on, all the Notes or the applicable pro rata portion thereof and by satisfying certain other conditions, including the delivery to the Trustee of a certificate of an independent accounting firm as to the sufficiency of such cash and U.S. Government Obligations (such cash and U.S. Government Obligations, the "Substitute Collateral"). The Revlon, Inc. Pledged Shares to be withdrawn will consist of Class A shares of Revlon, Inc. Common Stock and Class

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B shares of Revlon, Inc. Common Stock in such proportions as the Issuer shall elect. If less than all of the Revlon, Inc. Collateral is to be released, the Issuer will be required to deliver an Officer's Certificate to the Trustee stating that the ratio of (x) the Market Value of the remaining Revlon, Inc. Collateral, after giving effect to such release and all prior releases of Revlon, Inc. Collateral, to (y) the aggregate Accreted Value of that portion of the outstanding Notes not covered by cash or U.S. Government Obligations (the "Revlon, Inc.-Secured Portion"), after giving effect to such release, is at least equal to such ratio immediately prior to such release; provided, however, that no such release shall be permitted if (x) such ratio, after giving effect to the release, would be less than 1.5 to 1.0 or (y) the Market Value of the remaining Revlon, Inc. Collateral would be less than the aggregate principal amount at maturity of the Revlon, Inc.-Secured Portion, after giving effect to such release.

   After the Merger, in connection with or after a redemption of the Notes in part or upon delivery from time to time by the Issuer of less than all the Notes for cancellation, the Indenture will permit the Issuer to request a release of a portion of the Revlon, Inc. Collateral, so long as (x) the ratio of the Market Value of the remaining Revlon, Inc. Collateral to the aggregate Accreted Value of the Notes not so redeemed or delivered and not covered by cash or U.S. Government Obligations, is at least equal to such ratio immediately prior to such release; provided, however, that no such release shall be permitted if (x) such ratio, after giving effect to the release, would be less than the 1.5 to 1.0 or (y) the Market Value of the remaining Revlon, Inc. Collateral would be less than the aggregate principal amount at maturity of the Revlon, Inc.-Secured Portion, after giving effect to such release. The Revlon, Inc. Pledged Shares to be withdrawn will consist of Class A shares of Revlon, Inc. Common Stock and Class B shares of Revlon, Inc. Common Stock in such proportions as the Issuer shall elect. In addition, in connection with a redemption of Notes, or with a purchase of Notes pursuant to the provisions described under "Change of Control," or with the payment at maturity of the principal amount of the Notes, the Indenture permits the Issuer to request, subject to certain conditions, a release of Substitute Collateral to the extent necessary to pay the redemption price, purchase price or principal amount at maturity, as the case may be.

   In addition, prior to the release of the Escrowed Property, the Notes will be secured by the pledge by the Company, pursuant to the Escrow Agreement, of the Escrowed Property. The Escrowed Property, together with the Revlon Worldwide Collateral, the Revlon, Inc. Collateral and the Substitute Collateral are referred to herein as the "Collateral."

   The security interest in the Revlon Worldwide Collateral and the Revlon, Inc. Collateral will be a first priority security interest. However, absent any Default, the Issuer will be able to vote, as it sees fit in its sole discretion, the Revlon Worldwide Pledged Shares, prior to the Merger, and the Revlon, Inc. Pledged Shares, after the Merger, provided that no vote may be cast, and no consent, waiver or ratification given or action taken, which would be inconsistent with or violate any provision of the Indenture or the Notes.

   Notwithstanding anything to the contrary in the six preceding paragraphs, upon satisfaction by the Issuer after the Merger of the conditions to its legal defeasance option or its covenant defeasance option or the discharge of the Indenture, the Lien of the Indenture on all the Collateral will terminate and all the Collateral will be released without any further action by the Trustee or any other person.

   There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture following an Event of Default would be sufficient to satisfy payments due on the Notes. In addition, the ability of the holders of Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

   If an Event of Default occurs under the Indenture, the Trustee, on behalf of the holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay the Default Amount (as defined) on the Notes.

CHANGE OF CONTROL

   Upon the occurrence of any of the following events (each a "Change of Control"), each holder of Notes will have the right to require the Issuer to repurchase all or any part of such holder's Notes at a

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purchase price equal to their Put Amount as of the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due (if any) on the relevant interest payment date):

     (i) prior to the earlier to occur of the first public offering of Voting Stock of Parent or the first public offering of Voting Stock of the Issuer, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Issuer, whether as a result of issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by Parent or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders will be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders "beneficially own," directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

     (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Permitted Holders "beneficially own," directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer (for the purposes of this clause (ii), such other person will be deemed to "beneficially own" any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns," directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own," directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

     (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of 66 2/3% of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or

     (iv) a "Change of Control," as defined in any Products Corporation Indenture, shall have occurred as a result of a pledgee (or pledgees) or their transferees following foreclosure of shares of Common Stock of Revlon, Inc. becoming the "beneficial owner" (as defined in such Products Corporation Indenture) of such shares.

   Within 45 days following any Change of Control, the Issuer will mail a notice to each holder stating (i) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase all or any part of such holder's Notes at a purchase price in cash equal to their Put Amount as of the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due (if any) on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(iv) the instructions, determined by the Issuer consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

   The Issuer's ability to pay cash to holders of Notes upon a purchase may be limited by the Issuer's then existing financial resources. The Issuer will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Issuer to repurchase the Notes as a result of a Change of Control.

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   The provisions relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

CERTAIN COVENANTS

   Set forth below are certain covenants contained in the Indenture:

     Limitation on Debt of the Issuer, Revlon Worldwide and Revlon, Inc.; Limitation on Preferred Stock of Revlon Worldwide, Revlon, Inc. and Products Corporation. (a) The Issuer will not, and will not permit (i) Revlon, Inc. or (ii) prior to the Merger, Revlon Worldwide, to, issue any Debt; provided, however, that the foregoing shall not prohibit the issuance of the following Debt:

        (1) the Notes and Debt issued by the Issuer in exchange for, or the proceeds of which are used to Refinance, any Debt permitted by this clause (1); provided, however, that in the case of any Debt (other than any New Notes) issued in connection with a Refinancing, (i) the Debt so issued does not provide for any payment of principal or interest in cash prior to the Stated Maturity of the Notes, (ii) the principal amount (or, in the case of Debt issued at a discount, the accreted value) of the Debt so issued as of the date of the Stated Maturity of the Debt being Refinanced will not exceed the sum of (A) the principal amount (or if the Debt being Refinanced was issued at a discount, the accreted value) of the Debt being Refinanced as of the date of the Stated Maturity of the Debt being Refinanced and (B) any Refinancing Costs thereof, and (iii) the Stated Maturity of the Debt so issued is later than the Stated Maturity of the Notes;

        (2) Debt owed to and held by Products Corporation or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to Products Corporation or a Wholly Owned Recourse Subsidiary) will be deemed, in each case, to constitute the issuance of such Debt by the Issuer, Revlon Worldwide or Revlon, Inc., as the case may be;

        (3) Debt of Revlon, Inc. outstanding on the Issue Date consisting of a guarantee of Products Corporation's obligations under or in respect of the Credit Agreement and any Debt issued in the form of a guarantee of any other Debt of Products Corporation and its Subsidiaries permitted to be issued as described under "Limitation on Debt of Products Corporation and its Subsidiaries" below;

        (4) the Revlon Worldwide Notes;

        (5) any Secured Non-Recourse Guarantee;

        (6) Debt of the Issuer acquired as a result of the Merger; and

        (7) Debt of the Issuer that is not secured by a Lien on any assets, property or Capital Stock owned by the Issuer or any of its Subsidiaries, the proceeds of which Debt are used solely for deposit (or the purchase of U.S. Government Obligations to be deposited) with the Escrow Agent in an aggregate principal amount not to exceed the amount necessary, together with the net proceeds of this Offering, to comply with the Issuer's obligations described in the first paragraph under "--Escrow of Proceeds and Other Amounts; Special Mandatory Redemption."

     (b) The Issuer will not permit (i) Revlon, Inc. or Products Corporation or (ii) prior to the Merger, Revlon Worldwide to issue any Preferred Stock; provided, however, that Revlon, Inc. or Products Corporation may issue the following Preferred Stock:

        (1) Preferred Stock outstanding on the Issue Date and Preferred Stock issued to Refinance any Preferred Stock permitted by this clause (1); provided, however, that in the case of a Refinancing, the liquidation value of the Preferred Stock so issued does not exceed the liquidation value of the Preferred Stock so Refinanced plus any Refinancing Costs thereof;

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       (2) Preferred Stock (other than Preferred Stock described in clause
       (1)) of Revlon, Inc. issued to and held by the Issuer and Preferred Stock (other than Preferred Stock described in clause (1)) of Products Corporation issued to and held by the Issuer or Revlon, Inc.; provided, however, that any subsequent transfer of such Preferred Stock (other than to the Issuer or a wholly owned Subsidiary of the Issuer), will be deemed, in each case, to constitute the issuance of such Preferred Stock by Revlon, Inc. or Products Corporation, as the case may be; and

       (3) Preferred Stock (other than Preferred Stock described in clauses
       (1) and (2) but including Preferred Stock described in the proviso to clause (2)) issued by Products Corporation; provided, however, that the liquidation value of any Preferred Stock issued pursuant to this clause (3) will constitute Debt of Products Corporation for purposes of the covenant described under "Limitation on Debt of Products Corporation and its Subsidiaries" below and dividends on such Preferred Stock will be included in determining Consolidated Interest Expense for purposes of calculating the Consolidated EBITDA Coverage Ratio under the provision described in the first paragraph of "Limitation on Debt of Products Corporation and its Subsidiaries" below.

   Limitation on Debt of Products Corporation and its Subsidiaries. The Issuer will not permit Products Corporation or any Subsidiary of Products Corporation to issue, directly or indirectly, any Debt; provided, however, that Products Corporation and its Subsidiaries will be permitted to issue Debt if, at the time of such issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is issued exceeds the ratio of 2.50 to 1.0.

   Notwithstanding the foregoing, Products Corporation and its Subsidiaries may issue the following Debt:

    (1) Debt issued pursuant to the Credit Agreement, any Refinancing Agreement or any other credit agreement, indenture or other agreement, in an aggregate principal amount not to exceed $600 million outstanding at any one time;

    (2) Debt (other than Debt described in clause (1) above) issued for working capital and general corporate purposes in an aggregate principal amount at the time of such issue which, when taken together with the aggregate principal amount then outstanding of all other Debt issued pursuant to this clause (2), will not exceed the sum of (i) 50% of the book value of the inventory of Products Corporation and its consolidated Subsidiaries and (ii) 80% of the book value of the accounts receivable of Products Corporation and its consolidated Subsidiaries, in each case as determined in accordance with GAAP;

    (3) Debt (other than Debt described in clauses (1) and (2) above) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of Products Corporation or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $150 million over
    (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit issued under the Credit Agreement, any Refinancing Agreement or any other credit agreement, indenture or other agreement pursuant to clause (1) above;

    (4) Debt of Products Corporation issued to and held by a Wholly Owned Recourse Subsidiary and Debt of a Subsidiary of Products Corporation issued to and held by Products Corporation or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to Products Corporation or a Wholly Owned Recourse Subsidiary) will be deemed, in each case, to constitute the issuance of such Debt by Products Corporation or of such Debt by such Subsidiary;

    (5) the Debt Issued pursuant to each of the Products Corporation Indentures and Debt issued to Refinance any Debt permitted by this clause
    (5); provided, however, that, in the case of a Refinancing, the principal amount of the Debt so issued may not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

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    (6) Debt (other than Debt described in clause (1), (2), (3), (4) or (5)
    above or (11) below) outstanding on the Issue Date and Debt issued to Refinance any Debt permitted by this clause (6), or by the first paragraph of this covenant; provided, however, that, in the case of a Refinancing, the principal amount of the Debt so issued may not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

    (7) Debt issued and arising out of purchase money obligations for property acquired in an amount not to exceed, for the period through June 30, 1997, $15 million, plus for each period of twelve consecutive months ending on June 30 thereafter, $15 million; provided, however, that any such amounts which are available to be utilized during any 12-month period and are not so utilized may be utilized during any succeeding period;

    (8) Debt of a Subsidiary of Products Corporation issued and outstanding on or prior to the date on which such Subsidiary was acquired by Products Corporation (other than Debt issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of Products Corporation or was acquired by Products Corporation);

    (9) Debt issued to Refinance Debt referred to in the foregoing clause (8) or this clause (9); provided, however, that the principal amount of such Debt so issued may not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

    (10) Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed to constitute the issuance of such Debt by the issuer thereof;

    (11) Permitted Affiliate Debt; and

    (12) Debt (other than Debt described in clauses (1) through (11) above and in the first paragraph of this covenant) in an aggregate principal amount outstanding at any time not to exceed $150 million.

   To the extent Products Corporation or any Subsidiary of Products Corporation guarantees any Debt of Products Corporation or of a Subsidiary of Products Corporation, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the indebtedness will be deemed to be outstanding.

   Limitation on Restricted Payments. (a) The Issuer will not, and will not permit (i) Revlon, Inc., Products Corporation or any Subsidiary of Products Corporation (other than a Non-Recourse Subsidiary), directly or indirectly, or (ii) prior to the Merger, Revlon Worldwide, directly or indirectly, to make any Restricted Payment if, at the time such Restricted Payment is made:

     (1) a Default has occurred or is continuing (or would result therefrom);
    or

     (2) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (i) 50% of Consolidated Net Income (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such deficit) of the Issuer accrued during the period (treated as one accounting period) from January 1, 1997, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment and (ii) the aggregate Net Cash Proceeds from sales of Capital Stock of the Issuer (other than Redeemable Stock or Exchangeable Stock) or cash capital contributions (other than the Issuer Capital Contribution) made to the Issuer.

   (b) The preceding paragraph will not prohibit the following (none of which will be included in the calculation of the amount of Restricted Payments, except to the extent expressly provided in clause (v) below):

     (i) so long as no Default has occurred and is continuing or would result from such transaction, any Restricted Payment to the extent it consists of Unrestricted Assets;

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     (ii) any purchase, repurchase, redemption, defeasance or other acquisition by a Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary;

     (iii) dividends or distributions made by Revlon Worldwide, Revlon, Inc. or Products Corporation to the Issuer, Revlon Worldwide, or Revlon, Inc. and, if Revlon, Inc. (or, after any merger or consolidation of Revlon, Inc. and Products Corporation with each other, Products Corporation) is not wholly owned, to its other stockholders on a pro rata basis;

     (iv) dividends or distributions made by a Subsidiary of Products Corporation to the Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or a Subsidiary of Products Corporation and, if a Subsidiary of Products Corporation is not wholly owned, to its other stockholders to the extent they are not Affiliates of the Issuer;

     (v) dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or commitment such dividend or other Restricted Payment would have complied with this covenant; provided, however, that at the time of payment of such dividend or the making of such Restricted Payment no other Default has occurred or is continuing (or will result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments; and

     (vi) so long as no Default under the Products Corporation Indentures has occurred and is continuing or would result from such transaction, amounts paid or property transferred pursuant to the Permitted Transactions.

   (c) The Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or any Subsidiary of Products Corporation may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in clause (b) of this covenant; provided, however, that the making of such Restricted Payment will be conditioned upon the occurrence of such event.

   Limitation on Restrictions on Distributions from Subsidiaries. (a) The Issuer will not, and will not permit (i) Revlon, Inc. or (ii) prior to the Merger, Revlon Worldwide, to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of Revlon, Inc. to (x) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Issuer or, prior to the Merger, Revlon Worldwide, (y) make any loans or advances to the Issuer or, prior to the Merger, Revlon Worldwide, or (z) transfer any of its property or assets to the Issuer or, prior to the Merger, Revlon Worldwide, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to Revlon, Inc. pursuant to an agreement effecting a guarantee of Bank Debt or a Refinancing of any Debt issued pursuant to an agreement referred to in clause
(1) above or this clause (2) or contained in any amendment to an agreement referred to in clause (1) above or this clause (2); provided, however, that any such encumbrance or restriction with respect to Revlon, Inc. is no less favorable to the holders of Notes than the least favorable of the encumbrances and restrictions with respect to Revlon, Inc. contained in the agreements referred to in clause (1) above; and (3) any encumbrance or restriction relating to Unrestricted Assets.

   (b) The Issuer will not, and will not permit Products Corporation or any Subsidiary of Products Corporation to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of Products Corporation or any Subsidiary of Products Corporation to
(i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Issuer, (ii) make any loans or advances to the Issuer or Revlon Worldwide or (iii) transfer any of its property or assets to the Issuer or Revlon Worldwide, except as follows:

     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

     (2) any encumbrance or restriction with respect to a Subsidiary of Products Corporation pursuant to an agreement relating to any Debt issued by such Subsidiary on or prior to the date on

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    which such Subsidiary was acquired by Products Corporation (other than
    Debt issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of Products Corporation or was acquired by Products Corporation) and outstanding on such date;

     (3) any encumbrance or restriction with respect to Products Corporation or any Subsidiary of Products Corporation pursuant to an agreement effecting an issuance of Bank Debt or a Refinancing of any other Debt issued pursuant to an agreement referred to in clause (1) or (2) above or this clause (3) (or in the case of Products Corporation, an issuance of any other Debt permitted to be issued under the Indenture) or contained in any amendment to an agreement referred to in clause (1) or (2) above or this clause (3); provided, however, that any such encumbrance or restriction with respect to Products Corporation or any Subsidiary of Products Corporation, as the case may be, is no less favorable to the holders of the Notes than the least favorable of the encumbrances and restrictions with respect to Products Corporation or such Subsidiary of Products Corporation, as the case may be, contained in the agreements referred to in clause (1) or (2) above;

     (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

     (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of Products Corporation or a Subsidiary of Products Corporation (other than security agreements securing Debt of a Subsidiary of Products Corporation issued in connection with any agreement referred to in clause (1), (2) or (3) above) and restrictions contained in agreements relating to a disposition of property of Products Corporation or a Subsidiary of Products Corporation, to the extent such restrictions restrict the transfer of the property subject to such agreements;

     (6) any encumbrance or restriction binding on a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has issued Debt consisting of working capital borrowings; and

     (7) any encumbrance or restriction relating to a Non-Recourse Subsidiary.

   Limitation on Liens and Sales of Assets and Subsidiary Stock. (a) The Issuer will not, and will not permit (i) Revlon, Inc. or (ii) prior to the Merger, Revlon Worldwide, to, make any Asset Disposition. The Issuer will not create, incur or suffer to exist a Lien on the Collateral (other than the Lien of the Indenture or the Escrow Agreement) or on any Unrestricted Assets (other than a Lien to secure a Secured Non-Recourse Guarantee).

   (b) The Issuer will not permit Products Corporation or any Subsidiary of Products Corporation (other than a Non-Recourse Subsidiary) to make any Asset Disposition unless (i) Products Corporation or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of Products Corporation, the determination of which will be conclusive and evidenced by a resolution of the Board of Directors of Products Corporation (including as to the value of all non-cash consideration), of the Capital Stock and assets subject to such Asset Disposition, (ii) at least 75% of the consideration consists of cash, cash equivalents, readily marketable securities which Products Corporation intends, in good faith, to liquidate promptly after such Asset Disposition or the assumption of liabilities (including, in the case of the sale of the Capital Stock of a Subsidiary of Products Corporation, liabilities of such Subsidiary) (provided, however, that in respect of an Asset Disposition, more than 25% of the consideration may consist of consideration other than cash, cash equivalents, such readily marketable securities or such assumed liabilities if (x) such Asset Disposition is approved by a majority of those members of the Board of Directors of Products Corporation having no personal stake in such Asset Disposition and (y) if such Asset Disposition involves aggregate consideration in excess of $10 million (with the value of any non-cash consideration being determined by a majority of those members of the Board of Directors of Products Corporation having no personal stake in such Asset Disposition), such Asset Disposition has been determined, in the written opinion of a nationally recognized investment banking firm, to be fair from

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a financial point of view to Products Corporation or such Subsidiary, as the case may be); and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Products Corporation (or such Subsidiary, as the case may be) at Products Corporation's election (1) to the prepayment, repayment or repurchase of Debt of Products Corporation or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to (i) an Unrestricted Subsidiary, (ii) a Non-Recourse Subsidiary or (iii) an Affiliate of the Issuer which is not a Subsidiary of the Issuer) (whether or not the related loan commitment is permanently reduced in connection therewith), (2) to the investment by Products Corporation or such Wholly Owned Recourse Subsidiary (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the investment by such Subsidiary) in (x) assets to replace the assets that were the subject of such Asset Disposition, (y) assets that (as determined by the Board of Directors of Products Corporation, the determination of which will be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of Products Corporation and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the businesses of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto or (z) Temporary Cash Investments or (3) to make a Restricted Payment to Revlon, Inc., Revlon Worldwide or the Issuer.

   Notwithstanding the foregoing, Products Corporation and its Subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph (b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions made by Products Corporation and its Subsidiaries which are not applied in accordance with this paragraph (b) exceed $10 million.

   Limitation on Transactions with Affiliates. The Issuer will not, and will not permit (i) Revlon, Inc., Products Corporation or any Subsidiary of Products Corporation (other than a Non-Recourse Subsidiary) or (ii) prior to the Merger, Revlon Worldwide, to conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or with an Affiliate of any such owner.

   The provisions of the preceding paragraph will not prohibit (i) any Restricted Payment permitted to be paid as described under "Limitation on Restricted Payments" above, (ii) any transaction between the Issuer and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or a Wholly Owned Recourse Subsidiary) of the Issuer or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or any Affiliate of such owner (other than the Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or any Wholly Owned Recourse Subsidiary), (iii) any transaction between Subsidiaries of the Issuer; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or a Wholly Owned Recourse Subsidiary) of the Issuer or
(y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or any Affiliate of such owner (other than the Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or any Wholly Owned Recourse Subsidiary), (iv) any transaction between Revlon, Inc., Products Corporation or a Subsidiary of Products Corporation and its own employee stock ownership plan, (v) any transaction with an officer or director of Products Corporation or any Subsidiary of Products Corporation entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, such officer holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Issuer, (vi) any Permitted Transaction,
(vii) the Merger, and (viii) with respect to Products Corporation and its Subsidiaries, any transaction permitted by the first paragraph of the covenant limiting transactions with Affiliates of any of the Products Corporation Indentures.

   Limitation on Other Business Activities. The Issuer will not (i) prior to the Merger, engage in any trade or business other than (A) the ownership of the Capital Stock of Revlon Worldwide and (B) the ownership of the Capital Stock of one or more Unrestricted Subsidiaries and (ii) thereafter, engage in any

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trade or business other than (A) the ownership of the Capital Stock of
Revlon, Inc., and (B) the ownership of the Capital Stock of one or more Unrestricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to engage in any business other than the ownership of Capital Stock of one or more Unrestricted Subsidiaries and the ownership of Unrestricted Assets. Unless Revlon, Inc. and Products Corporation have merged with each other or have otherwise consolidated with each other, the Issuer will not permit Revlon, Inc. to (i) engage in any trade or business other than the ownership of the Capital Stock of Products Corporation or (ii) fail to own 100% of the Capital Stock of Products Corporation. After any such merger or consolidation, the covenants described herein under "Certain Covenants" restricting the activities of Revlon, Inc. (but not Products Corporation) will not be applicable to the surviving corporation.

   The Escrow Release and the Merger. As soon as practicable after the receipt of the Issuer Capital Contribution, the Issuer shall deliver to the Escrow Agent the Officers' Certificate described under "Escrow of Proceeds and Other Amounts; Special Mandatory Redemption." Upon release of the Escrowed Property, the Issuer shall irrevocably deposit such Escrowed Property with the Revlon Worldwide Trustee and shall cause Revlon Worldwide to immediately take all actions required to be taken by it for the Revlon Worldwide Notes Defeasance in accordance with the Revlon Worldwide Notes Indenture to the extent that such actions can be taken at such time.

   The Issuer shall cause the Merger to occur as promptly as practicable after the 123rd day after the deposit of the Escrowed Property with the Revlon Worldwide Trustee but in any event not later than the Business Day immediately following the 130th day after such deposit.

   Minimum Collateral Percentage. The Issuer shall not at any time after the Merger permit the number of Revlon, Inc. Pledged Shares to constitute less than the Minimum Collateral Percentage of the number of shares of Common Stock of Revlon, Inc. outstanding at such time (treating all shares of Common Stock of all classes as a single class). The "Minimum Collateral Percentage" at any time shall equal 25% multiplied by (i) the principal amount at maturity of the then outstanding Revlon, Inc.-Secured Portion divided by (ii) $770 million.

   Maintenance of Non-Investment Company Status. The Issuer will not at any time be or become an "investment company" registered or required to become so registered under the Investment Company Act of 1940 or any successor law, rule or regulation.

   SEC Reports. Notwithstanding that the Issuer may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, from and after the earlier of (such date, the "reporting date") (i) the effectiveness of the Shelf Registration Statement (as defined herein) or the Exchange Offer Registration Statement (as defined herein) or (ii) the Merger, the Issuer will file or cause to be filed with the SEC and provide the Trustee and holders of the Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) specified in Sections 13 and 15(d) of the Exchange Act. Prior to the reporting date, the Issuer shall provide the Trustee and holders of the Notes information that is substantially similar to that required to be provided to such persons after the reporting date. The Issuer also will comply with the other provisions of TIA Section 314(a).

SUCCESSOR ISSUER

   The Issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless:
(i) the resulting, surviving or transferee person (if not the Issuer) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Indenture and the Notes; (ii) except in the case of the Merger, immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any of its Subsidiaries as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Default has happened and is continuing; (iii) except in the case of the Merger, immediately after giving effect to such transaction, the resulting,

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surviving or transferee person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Issuer immediately prior to such transaction and (iv) the Issuer delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The resulting, surviving or transferee person will be the successor company and thereafter, except in the case of a lease, the Issuer will be discharged from all obligations and covenants under the Indenture and the Notes.

DEFAULTS

   An Event of Default is defined in the Indenture as (i) a default in the payment of interest (if any) on the Notes when due, continued for 30 days,
(ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise, (iii) (1) the failure by the Issuer to comply with its obligations described under "Successor Issuer" above, (2) the failure by the Issuer to comply with its obligations described under "--Escrow Release and the Merger," "Minimum Collateral Percentage" or "Maintenance of Non-Investment Company Status" above, or (3) the Trustee fails to have a perfected security interest in the Revlon Worldwide Collateral or the Revlon, Inc. Collateral (the "continued perfection provision"), (iv) the failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "Limitation on Debt of the Issuer, Revlon Worldwide and Revlon, Inc.; Limitation on Preferred Stock of Revlon Worldwide, Revlon, Inc. and Products Corporation," "Limitation on Debt of Products Corporation and its Subsidiaries," "Limitation on Restricted Payments," "Limitation on Restrictions on Distributions from Subsidiaries," "Limitation on Liens and Sales of Assets and Subsidiary Stock," "Limitation on Transactions with Affiliates," "Limitation on Other Business Activities," "SEC Reports," or "Change of Control" (other than a failure to purchase Notes), (v) the failure by the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture, the Escrow Agreement or the Notes or with certain representations and warranties given in relation to the grant of the security interest described under "Collateral" above, (vi) Debt of the Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the "bankruptcy provisions") or
(viii) any judgment or decree for the payment of money in excess of $25 million is entered against the Issuer or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision"). However, a default under clauses (iv), (v), (vi) and (viii)(B) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount at maturity of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

   If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may declare the Accreted Value of and accrued interest (if any) on all the Notes as of the date of declaration to be due and payable (the "Default Amount"). Upon such a declaration, such Default Amount will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the Default Amount on all the Notes as of the date of such Event of Default will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or

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powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (if any) when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

   The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest, if any, on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the holders of the Notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENT, SUPPLEMENT, WAIVER

   Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the principal amount at maturity of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest (if any) on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note or reduce the Accreted Value, Put Amount, Due Amount or Default Amount of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the rights of any holder of the Notes to receive payment of principal of and interest (if any) on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such holder's Notes, (vii) make any change to the provisions regarding security and the pledge of collateral that adversely affects such holder, (viii) make certain changes to the Issuer's obligation to redeem Notes in a Special Mandatory Redemption or (ix) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

   Without the consent of or notice to any holder of the Notes, the Issuer and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture if in compliance with the provisions described under "Successor Issuer" above, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes or to secure (or provide additional security for) the Notes, to add to the covenants of the Issuer for the

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benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer, to provide for issuance of the Exchange Notes under the Indenture (including to provide for treatment of the Exchange Notes and the Notes as a single class of securities) in connection with the Exchange Offer, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

   The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Indenture becomes effective, the Issuer is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

   A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender.

TRANSFER

   The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "Book Entry; Delivery and Form."

DEFEASANCE

   The Issuer at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under "Certain Covenants," "Change of Control" and "Collateral," above and the operation of the continued perfection provision, the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (iii) described under "Successor Issuer" above ("covenant defeasance").

   The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii)(2) and (3), (iv),
(vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "Defaults" above, or because of the failure of the Issuer to comply with clause (iii) described under "Successor Issuer" above, or with its obligations under "Collateral" above.

   In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Notes will mature or be redeemed within 40 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

   The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes.

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GOVERNING LAW

   The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

   "Affiliate" of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Applicable Premium" means, with respect to a Note at any time, the greater of (i) 1.0% of the Accreted Value of such Note at such time and (ii) the excess of (A) the present value at such time of the principal amount at maturity plus any required interest payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the Accreted Value of such Note at such time.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Issuer (other than directors' qualifying shares and other than Capital Stock of an Unrestricted Subsidiary or a Non-Recourse Subsidiary), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Issuer or any of its Subsidiaries (other than an Unrestricted Subsidiary or a Non-Recourse Subsidiary) (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary of Products Corporation to Products Corporation or by Products Corporation or a Subsidiary of Products Corporation to a Wholly Owned Recourse Subsidiary,
(ii) a disposition of property or assets by Products Corporation or its Subsidiaries at fair market value in the ordinary course of business, (iii) a disposition by Products Corporation or its Subsidiaries of obsolete assets in the ordinary course of business, (iv) a disposition subject to or permitted by the provisions described under "Limitation on Restricted Payments" above,
(v) a disposition by the Issuer of any Unrestricted Assets, (vi) a Revlon, Inc. Primary Issuance, (vii) a disposition of (A) Capital Stock of Revlon Worldwide to the Issuer, (B) Capital Stock of Revlon, Inc. to the Issuer or Revlon Worldwide or (C) Capital Stock of Products Corporation to Revlon, Inc., (viii) an issuance of employee stock options, (ix) a merger of Revlon, Inc. with or into Products Corporation or the Issuer, (x) the Merger and (xi) a disposition by Products Corporation or any of its Subsidiaries in which Products Corporation or its Subsidiaries receive as consideration Capital Stock of (or similar interests in) a person engaged in, or assets that will be used in, the businesses of Products Corporation and its Wholly Owned Recourse Subsidiaries, or additionally, in the case of a disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary, existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of Products Corporation, the determination of which will be conclusive and evidenced by a resolution of the Board of Directors of Products Corporation.

   "Bank Debt" means any and all amounts payable by Products Corporation or any Subsidiary of Products Corporation under or in respect of the Credit Agreement or any Refinancing Agreement, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Products Corporation), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit Products Corporation or any Subsidiary of Products Corporation to issue any Debt that is not permitted pursuant to the provisions described under "Limitation on Debt of Products Corporation and its Subsidiaries" above.

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   "Board of Directors" means, with respect to any person, the Board of
Directors of such person or any committee thereof duly authorized to act on behalf of such Board.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Lease Obligations" of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

   "Closing Price" on any Trading Day with respect to the per share price of any Capital Stock means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such Capital Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Issuer for that purpose and is reasonably acceptable to the Trustee.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Consolidated EBITDA Coverage Ratio" for any period means the ratio of (i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that (1) if Products Corporation or any Subsidiary of Products Corporation has issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period Products Corporation or any Subsidiary of Products Corporation will have made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of Products Corporation or any Subsidiary of Products Corporation Refinanced or otherwise discharged with respect to Products Corporation and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or if the Capital Stock of any Subsidiary of Products Corporation is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent Products Corporation and its continuing Subsidiaries are no longer liable for such Debt after such sale) and (3) if since the beginning of such period Products Corporation or any Subsidiary of Products Corporation (by merger or otherwise) will have made an Investment in any Subsidiary of Products Corporation (or any person which becomes a Subsidiary of Products Corporation) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of

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income or earnings relating thereto, and the amount of Consolidated Interest
Expense associated with any Debt issued in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of Products Corporation. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

   "Consolidated Interest Expense" means, for any period, the sum of (a) the interest expense of Products Corporation and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Preferred Stock of Products Corporation or any Subsidiary of Products Corporation (other than a Non-Recourse Subsidiary) held by persons other than Products Corporation or a Wholly Owned Recourse Subsidiary, plus
(c) the cash contributions to an employee stock ownership plan of Products Corporation and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest.

   "Consolidated Net Income" means with respect to any person, for any period, the consolidated net income (or loss) of such person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains or losses; (ii) the portion of net income (or loss) of such person and its consolidated Subsidiaries attributable to minority interests in unconsolidated persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such person, to the limitations contained in clause (v) below) and, in the case of net loss, such person or any Subsidiary of such person has actually contributed, lent or transferred cash to such unconsolidated person; (iii) net income (or loss) of any other person attributable to any period prior to the date of combination of such other person with such person or any of its Subsidiaries on a "pooling of interests" basis; (iv) net gains or losses in respect of dispositions of assets by such person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business; (v) the net income of any Subsidiary of such person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (vi) any net income or loss of any Non-Recourse Subsidiary, except that such person's equity in the net income of any such Non-Recourse Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such person as a dividend or other distribution, and (vii) the cumulative effect of a change in accounting principles; provided, however, that in using Consolidated Net Income for purposes of calculating the Consolidated EBITDA Coverage Ratio at any time, net income of a Subsidiary of the type described in clause (v) of this definition will not be excluded; provided further, however, that in calculating Consolidated Net Income of the Issuer, net income of a Subsidiary of the type described in clause (v) of this definition will not be excluded.

   "Consolidated Net Worth" of any person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

   "Credit Agreement" means the Amended and Restated Credit Agreement dated as of January 24, 1996, by and among Products Corporation, The Chase Manhattan Bank, N.A., Chemical Bank and Citibank, N.A., as agents, and the Banks named therein, as the same may be amended or restated from time to time.

   "Debt" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or

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assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of Products Corporation, any Preferred Stock and, in the case of any other person, any Redeemable Stock (but excluding in each case any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Due Amount" as of any date means with respect to each $1,000 principal amount at maturity of Notes, the Accreted Value thereof on such date plus any premium due and payable thereon.

   "EBITDA" for any period means the Consolidated Net Income of Products Corporation for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period) and (vi) foreign currency gains or losses.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchangeable Stock" means any Capital Stock of a person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such person which is neither Exchangeable Stock nor Redeemable Stock).

   "Foreign Subsidiary" means any Subsidiary of Products Corporation which
(i) is organized under the laws of any jurisdiction outside of the United States, (ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (iii) has substantially all its operations outside of the United States, or (iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands.

   "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, except that for purposes of calculating Consolidated EBITDA Coverage Ratio, it shall mean generally accepted accounting principles in the United States as in effect on the Issue Date.

   "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

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   "Investment" in any person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term "Invest" has a corresponding meaning. For purposes of the definitions of "Non-Recourse Subsidiary," "Unrestricted Subsidiary" and "Restricted Payment" and for purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include a designation after the Issue Date of a Subsidiary as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary or an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer (or of Products Corporation in the case of a Non-Recourse Subsidiary), and if such property so transferred (including in a series of related transactions) has a fair market value, as so determined by such Board of Directors, in excess of $10 million, such determination shall be confirmed by an independent appraiser.

   "issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary of another person (whether by merger, consolidation, acquisition or otherwise) will be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other person.

   "Issue Date" means the date of original issue of the Notes.

   "Issuer" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained therein and required by the TIA, each other obligor on the indenture securities.

   "Issuer Capital Contribution" means the capital contribution to the Issuer referred to in the second paragraph of "Transactions" above.

   "Legal Holiday" means a Saturday, a Sunday, or a day on which banking institutions are not required to be open in the State of New York.

   "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

   "Market Value" means as of any date the sum of (i) in respect of Revlon, Inc. Pledged Shares, an amount equal to the product of (x) the average of the Closing Prices per share of the Class A Common Stock of Revlon, Inc. during the five Trading Days ending immediately prior to such date and (y) the number of Revlon, Inc. Pledged Shares, (ii) as to Collateral consisting of cash, the amount of such cash, (iii) as to any other Collateral having a purported value equal to or less than $5 million, the fair market value thereof as of such date as determined by the Board of Directors of the Issuer (the determination of which will be conclusive and will be evidenced by a resolution of such Board of Directors), and (iv) as to any other Collateral having a purported value more than $5 million, the fair market value thereof as of such date as determined by an independent appraiser.

   "Merger" means the merger of Revlon Worldwide with and into the Issuer.

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which

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must by its terms, or in order to obtain a necessary consent to such Asset
Disposition, or by applicable law be repaid out of the proceeds from or in connection with such Asset Disposition and (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; provided, however, that in connection with an Asset Disposition to a Subsidiary of Products Corporation (other than a Wholly Owned Recourse Subsidiary), Net Available Cash will be deemed to be a percentage of Net Available Cash (as calculated above) equal to (A) 100% minus (B) Products Corporation's percentage ownership in such Subsidiary.

   "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

   "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock will not include any Redeemable Stock or Exchangeable Stock.

   "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which neither Products Corporation nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Products Corporation or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

   "Non-Recourse Subsidiary" means a Subsidiary of Products Corporation (i) which has been designated as such by Products Corporation, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as Products Corporation and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

   "Obligations" means (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under the Indenture and the Notes and (b) the full and punctual performance of all other obligations of the Issuer under the Indenture and the Notes.

   "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Issuer.

   "Officers' Certificate" means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Issuer, and delivered to the Trustee. The principal executive, financial or accounting officer of the Issuer will be one of the Officers signing an Officers' Certificate given pursuant to (i) the requirement for a Compliance Certificate as described in the last paragraph under "Defaults" above, (ii) the requirement for an Officers' Certificate as described in the fourth paragraph under "Escrow of Proceeds and Other Amounts; Special Mandatory Redemption" above or (iii) the requirement for an Officers' Certificate described in the third paragraph under "Collateral" above.

   "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer (or its Parent or one of its Subsidiaries) or the Trustee.

   "Parent" means Revlon Holdings Inc. and any other person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Issuer.

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   "Permitted Affiliate Debt" means (i) Debt of Products Corporation issued to the Issuer or an Affiliate of the Issuer representing amounts owing by Products Corporation pursuant to the Tax Sharing Agreements described under clauses (i) and (iii) of the definition of "Tax Sharing Agreements" and (ii) Debt of Products Corporation issued to the Issuer or an Affiliate of the Issuer to the extent of cash actually received by Products Corporation, which cash either is required to be advanced or contributed to Products Corporation pursuant to the terms of the Credit Agreement or any Refinancing Agreement or, if not advanced or contributed to Products Corporation, would lead to a default under the Credit Agreement or any Refinancing Agreement.

   "Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

   "Permitted Transactions" means any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) between the Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or any Subsidiary of Products Corporation, on the one hand, and any Affiliate of the Issuer or any legal or beneficial owner of 10% or more of the voting power of Voting Stock of the Issuer or an Affiliate of any such owner, on the other hand, existing on, or pursuant to an agreement in effect on, the Issue Date and disclosed in a Schedule to the Indenture and any Tax Sharing Agreement.

   "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "principal" of a Note as of any date means the Accreted Value of the Note as of such date plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "principal amount at maturity" of a Note means the amount specified as such on the face of such Note.

   "Products Corporation Indentures" means the Indenture, dated as of February 15, 1993, the Indenture dated as of April 1, 1993, and the Indenture dated as of June 1, 1993, each between Products Corporation and the trustee thereunder, and in each case as in effect on the Issue Date; provided, however, for purposes of interpreting provisions of the Indenture that refer to the Products Corporation Indentures, the provisions of the Products Corporation Indentures (but not the Debt issued thereunder) will be deemed to be in effect whether or not such Indentures have been discharged.

   "Put Amount" as of any date means, with respect to each $1,000 principal amount at maturity of Notes, 101% of the Accreted Value thereof as of the date of repurchase.

   "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

   "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Agreement" means any credit agreement, indenture or other agreement pursuant to which Products Corporation or any Subsidiary of Products Corporation Refinances, in whole or in part, Debt of Products Corporation or any Subsidiary of Products Corporation issued pursuant to the provisions described under clause (1) of the second paragraph of "Limitation on Debt of Products

                               106
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Corporation and its Subsidiaries" above; provided, however, that the principal amount of the Refinancing Debt issued pursuant to such Refinancing Agreement may exceed the principal amount of the Debt so Refinanced, but, to the extent such Refinancing Debt is issued pursuant to the provisions described under clause (1) of the second paragraph of "Limitation on Debt of Products Corporation and its Subsidiaries," such Refinancing Debt does not in any event exceed, after taking into account all other Debt outstanding under the Credit Agreement and all other Refinancing Agreements (to the extent such other outstanding Debt was issued pursuant to the provisions described under such clause (1)), $600 million.

   "Refinancing Costs" means, with respect to any Debt or Preferred Stock being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing; provided, that if any Debt issued in connection with such a Refinancing is issued at a discount, Refinancing Costs shall be an amount equal to the accreted value (as of the Stated Maturity of the Debt being Refinanced) of the portion of such Debt used to pay such premiums, costs and expenses.

   "Registration Agreement" means the Registration Agreement dated March 5, 1997, between the Issuer and certain other parties.

   "Restricted Payment" means, as to any person making a Restricted Payment,
(i) any dividend or any distribution on or in respect of the Capital Stock of such person (including any payment in connection with any merger or consolidation involving such person) or to the holders of the Capital Stock of such person (except dividends or distributions payable solely in the Non-Convertible Capital Stock of such person or in options, warrants or other rights to purchase the Non-Convertible Capital Stock of such person), (ii) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or of any direct or indirect parent of the Issuer or (iii) any Investment in (A) any Affiliate of the Issuer other than a Subsidiary of the Issuer and other than an Affiliate of the Issuer which will become a Subsidiary of the Issuer as a result of any such Investment, or (B) a Non-Recourse Subsidiary or (C) an Unrestricted Subsidiary.

   "Revlon, Inc. Collateral Number" means 20,000,000; provided, however, that in the event, prior to the Merger, of (i) the distribution of a dividend upon shares of Revlon, Inc. in shares of Revlon, Inc., (ii) the combination of shares of Common Stock of Revlon, Inc. into a smaller number of shares or other units, (iii) the subdivision of outstanding shares of Common Stock of Revlon, Inc., (iv) the conversion or reclassification of shares of Common Stock of Revlon, Inc. by issuance or exchange of other securities or (v) a consolidation, merger or binding shares exchange, the Revlon, Inc. Collateral Number in effect immediately before such action shall be adjusted to equal the number of shares of Common Stock of Revlon, Inc. that would have constituted Revlon, Inc. Pledged Shares had the Merger occurred immediately prior to such action.

   "Revlon, Inc. Nonpledged Shares" means the Capital Stock of Revlon, Inc. that does not constitute Revlon, Inc. Collateral.

   "Revlon, Inc. Primary Issuance" means any primary issuance of Capital Stock of Revlon, Inc.

   "Revlon Worldwide" means Revlon Worldwide Corporation, a Delaware corporation which is the immediate parent corporation of Revlon, Inc. and the wholly owned direct subsidiary of the Issuer on the Issue Date, and its successors.

   "Revlon Worldwide Indenture" means the Indenture dated as of March 15, 1993, between Revlon Worldwide and the trustee thereunder, pursuant to which the Revlon Worldwide Notes were issued, as such agreement may be amended and in effect from time to time.

   "Revlon Worldwide Notes" means the Series B Senior Secured Discount Notes Due 1998 of Revlon Worldwide.

   "Revlon Worldwide Notes Defeasance" means the termination of certain obligations under the covenant defeasance provisions of the Revlon Worldwide Indenture.

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   "Secured Non-Recourse Guarantee" means any Guarantee by the Issuer or an
Unrestricted Subsidiary of obligations of any other Person in respect of which Guarantee the holders thereof have no recourse to any assets of the Issuer or its Subsidiaries, other than Unrestricted Assets.

   "Shelf Registration Statement" has the meaning ascribed thereto in the Registration Agreement.

   "Significant Subsidiary" means (i) prior to the Merger, Revlon Worldwide,
(ii) any Subsidiary (other than a Non-Recourse Subsidiary and other than an Unrestricted Subsidiary) of the Issuer which at the time of determination either (A) had assets which, as of the date of Products Corporation's most recent quarterly consolidated balance sheet, constituted at least 5% of Products Corporation's total assets on a consolidated basis as of such date, in each case determined in accordance with generally accepted accounting principles, or (B) had revenues for the 12-month period ending on the date of Products Corporation's most recent quarterly consolidated statement of income which constituted at least 5% of Products Corporation's total revenues on a consolidated basis for such period, or (iii) any Subsidiary of the Issuer (other than a Non-Recourse Subsidiary and other than an Unrestricted Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Issuer, would at the time of determination either (A) have had assets which, as of the date of Products Corporation's most recent quarterly consolidated balance sheet, would have constituted at least 10% of Products Corporation's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of Products Corporation's most recent quarterly consolidated statement of income which would have constituted at least 10% of Products Corporation's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). "Defaulting Subsidiary" means any Subsidiary of the Issuer (other than a Non-Recourse Subsidiary and other than an Unrestricted Subsidiary) with respect to which an event described under clause (vi), (vii) or (viii) of "Defaults" above has occurred and is continuing.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

   "Subsidiary" means, with respect to any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

   "Tax Sharing Agreements" means (i) that certain agreement dated June 24, 1992, as amended to the Issue Date, among Holdings, Products Corporation, certain of its Subsidiaries, Revlon, Inc. and Mafco Holdings, (ii) that certain agreement dated March 17, 1993, as amended to the Issue Date, between Revlon Worldwide and Mafco Holdings and (iii) any other tax allocation agreement between the Issuer or any of its Subsidiaries with the Issuer, Revlon Worldwide, Revlon, Inc., Products Corporation or any direct or indirect shareholder of the Issuer with respect to consolidated or combined tax returns including the Issuer or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Issuer or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Issuer or such Subsidiary would have been required to make to any relevant taxing authority had the Issuer or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Issuer or its Subsidiaries (provided that any such agreement may provide that, if the Issuer or any such Subsidiary ceases to be a member of the affiliated group of corporations of which Mafco Holdings is the common parent for purposes of filing a consolidated federal income tax return (such cessation, a "Deconsolidation Event"), then the Issuer or such Subsidiary will indemnify such direct or indirect shareholder with respect to any federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Issuer, such Subsidiary or any predecessor business thereof (computed

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as if the Issuer, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Issuer or such Subsidiary with respect to any such period).

   "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company (including the Trustee) which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of $250,000,000 and whose debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by any registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Corporation, (v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause (ii) above and (vi) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

   "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than a day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

   "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

   "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

   "Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

   "Unrestricted Assets" means (i) the Revlon, Inc. Nonpledged Shares, (ii) Capital Stock of Unrestricted Subsidiaries and (iii) all dividends, cash and other property and proceeds (including proceeds of sale) from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

   "Unrestricted Subsidiary" means a Subsidiary of the Issuer, other than Revlon, Inc. or any of its Subsidiaries, which (i) is acquired or organized by the Issuer or any other Unrestricted Subsidiary (or any combination of the foregoing), (ii) is capitalized only with Unrestricted Assets and (iii) does not have any Debt (A) which is held by the Issuer, (B) as to which the Issuer or any of its Subsidiaries (other than an Unrestricted Subsidiary) have provided credit support (other than any Secured Non-Recourse Guarantee) or
(C) any default as to which would permit any holder (whether upon notice, after lapse of time or both) of any Debt of the Issuer or any of its Subsidiaries (other than an Unrestricted Subsidiary) to declare a default on such Debt or to cause the payment thereof to be accelerated prior to its Stated Maturity.

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   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Wholly Owned Recourse Subsidiary" means a Subsidiary of Products Corporation (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by Products Corporation or another Wholly Owned Recourse Subsidiary.

   "Withdrawn Collateral" means any Withdrawn Shares, together with any cash, instruments or other Collateral which are released from the Lien of the Indenture.

   "Withdrawn Shares" means any Pledged Shares which are released from the Lien of the Indenture as provided under "Collateral" above.

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REGISTRATION RIGHTS

   Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. The Issuer has entered into a registration agreement (the "Registration Agreement") with the Initial Purchasers, for the benefit of the holders of the Old Notes, pursuant to which the Issuer has agreed that it will, at its cost, by the 150th day after the Deposit Date (or if such day is not a business day, the first business day thereafter), use its best efforts to cause a registration statement (the "Registration Statement") to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer. Upon the Registration Statement being declared effective, the Issuer will offer the New Notes in exchange for surrender of the Old Notes. The Issuer will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Issuer pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Because the New Notes will be treated as a continuation of the Old Notes, Original Issue Discount on each New Note will accrue from March 5, 1997, the date of original issuance of the Old Notes. Under existing SEC interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The Issuer has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).

   In the event that applicable interpretations of the staff of the SEC do not permit the Issuer to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated by the 180th day after the consummation of the Deposit Date (or if such day is not a business day, the first business day thereafter), the Issuer will, at its cost, (a) as promptly as practicable, file a shelf registration statement with respect to the resale of the Old Notes (the "Shelf Registration Statement") covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after its effective date. The Issuer will, in the event of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

   If by the 180th day after the Deposit Date (or if such day is not a business day, the first business day thereafter), neither (i) the Exchange Offer is consummated nor (ii) the Shelf Registration Statement is declared effective, interest will accrue (in addition to the accrual of Original Issue Discount) on the Notes from and including such date, until but excluding the earlier of (i) the consummation of the Exchange Offer and (ii) the effective date of a Shelf Registration Statement. In each case, such interest will be payable in cash semiannually in arrears on March 15 and September 15, commencing September 15, 1997, at a rate per annum equal to .50% of the Accreted Value of the Old Notes as of the September 15 and March 15 immediately preceding such interest payment date.

   The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

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                      DESCRIPTION OF OTHER INDEBTEDNESS

   Each of the following summaries of certain indebtedness of the Company is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. Capitalized terms used below and not defined have the meanings set forth in the respective agreements.

REVLON WORLDWIDE NOTES

   On March 25, 1993, Revlon Worldwide issued and sold $1,115.8 million principal amount of senior secured discount notes (the "Original Revlon Worldwide Notes") having terms substantially identical in all material respects to the Revlon Worldwide Notes. The Original Revlon Worldwide Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Original Revlon Worldwide Notes were issued at a substantial discount from their principal amount at maturity representing a yield to maturity of approximately 12% per annum calculated at March 25, 1993. On June 15, 1993, Revlon Worldwide consummated a registered exchange offer whereby holders of the Original Revlon Worldwide Notes exchanged such notes for the Revlon Worldwide Notes. There are no periodic payments on the Revlon Worldwide Notes. At December 31, 1996, the accreted value of the Revlon Worldwide Notes was $969.6 million.

   The Revlon Worldwide Notes are secured by a pledge of all of the Common Stock of Revlon, Inc. owned by Revlon Worldwide, a portion of which may be released upon the occurrence of certain events as specified in the indenture relating to the Revlon Worldwide Notes (the "Revlon Worldwide Notes Indenture"). The Revlon Worldwide Notes are senior secured obligations of Revlon Worldwide and mature on March 15, 1998.

   The Revlon Worldwide Notes may be redeemed at the option of Revlon Worldwide in whole or from time to time in part at any time at 100% of their principal amount at maturity. The Revlon Worldwide Notes may be redeemed in whole or in part upon the occurrence of other events specified in the Revlon Worldwide Notes Indenture at the prices and under the conditions specified therein, such as upon a Change of Control (as defined in the Revlon Worldwide Notes Indenture).

   The Revlon Worldwide Notes Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Revlon Worldwide and Revlon, Inc. and the issuance of preferred stock by Revlon, Inc., (ii) the issuance of debt and preferred stock by Products Corporation and its subsidiaries, (iii) the payment of dividends on capital stock of Revlon Worldwide and its subsidiaries and the redemption of capital stock of Revlon Worldwide, (iv) the sale of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all Revlon Worldwide's assets. The Revlon Worldwide Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   Events of default under the Revlon Worldwide Notes Indenture include, among other things, (i) a default continuing for 30 days in payment of interest (if any) when due, (ii) a default in the payment of any principal when due at maturity, upon redemption, upon required purchase, upon declaration or otherwise, (iii) failure to comply with the covenants in the Revlon Worldwide Notes Indenture, such as the covenant that the pledged shares constitute a majority of the voting stock of Revlon, Inc. (the "majority ownership provision"), subject in certain instances to grace periods, (iv) the failure to have a perfected security interest in the collateral (the "continued perfection provision"), (v) failure to pay other indebtedness of Revlon Worldwide or any Significant Subsidiary (as defined in the Revlon Worldwide Notes Indenture) in excess of $25 million upon final maturity or as a result of acceleration and such default continues for 10 days after notice (the "cross-acceleration provision"), (v) certain events of bankruptcy, insolvency or reorganization of Revlon Worldwide or a Significant Subsidiary (the "bankruptcy provisions") and (vi) failure to pay any judgment in excess of $25 million against Revlon Worldwide or a Significant Subsidiary (the "judgment default provision").

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   Revlon Worldwide at any time may terminate all its obligations under the
Revlon Worldwide Notes and the Revlon Worldwide Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Pursuant to the Revlon Worldwide Notes Indenture, Revlon Worldwide at any time may terminate its obligations under the covenants described above, the provisions relating to the Revlon, Inc. stock securing the Revlon Worldwide Notes and the operation of the majority ownership provision, the continued perfection provision, the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision and the financial net worth test required to be met for mergers involving Revlon Worldwide ("covenant defeasance"). The Revlon Worldwide Notes Defeasance will constitute "covenant defeasance" for purposes of the Revlon Worldwide Notes Indenture.

   Following the Revlon Worldwide Notes Defeasance, payment of the Revlon Worldwide Notes may not be accelerated because of an Event of Default arising with respect to the majority ownership provision, the continued perfection provision, the breach of certain covenants, the cross-acceleration provision, the bankruptcy provisions, (with respect only to Significant Subsidiaries) or the judgment default provisions, or because of the failure of Revlon Worldwide to comply with the financial net worth condition for mergers provisions, or its obligations to secure the Revlon Worldwide Notes.

   As a condition to the Revlon Worldwide Notes Defeasance, Revlon Worldwide must irrevocably deposit in trust (the "defeasance trust") with the trustee under the Revlon Worldwide Notes Indenture (the "Revlon Worldwide Notes Trustee") money or U.S. Government Obligations (as defined in the Revlon Worldwide Notes Indenture) for the payment of principal and interest (if any) on the Revlon Worldwide Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including the following: (i) delivery to the trustee under the Revlon Worldwide Notes Indenture of a certificate from a nationally recognized independent accounting firm that the cash and U.S. Government Obligations constituting the Deposit will be sufficient, without reinvestment thereof, to pay the principal and interest, if any, when due on the maturity of the Revlon Worldwide Notes, (ii) no Default (as defined in the Revlon Worldwide Notes Indenture) has occurred and is continuing on the date of the Deposit and after giving effect thereto,
(iii) the Deposit does not constitute a default under any other agreement binding on Revlon Worldwide, (iv) delivery to the Revlon Worldwide Notes Trustee of an opinion of counsel to the effect that the trust resulting from the Deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940 and (v) delivery to the Revlon Worldwide Notes Trustee of an opinion of counsel to the effect that the holders of the Revlon Worldwide Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Deposit and Revlon Worldwide Notes Defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the Deposit and the Revlon Worldwide Notes Defeasance had not occurred.

CREDIT AGREEMENT

   In January 1996, Products Corporation entered into a credit agreement (the "Credit Agreement"), which became effective upon consummation of the Revlon IPO on March 5, 1996. The Credit Agreement amended and restated the Former Credit Agreement in its entirety.

   The Credit Agreement is comprised of four senior secured facilities: a $130.0 million term loan facility (the "Term Loan Facility"), a $220.0 million multi-currency facility (the "Multi-Currency Facility"), a $200.0 million revolving acquisition facility (the "Acquisition Facility") and a $50.0 million standby letter of credit facility (the "Special LC Facility" and together with the Term Loan Facility, the Multi-Currency Facility and the Acquisition Facility, the "Credit Facilities"). The Multi-Currency Facility is available (i) to Products Corporation, in revolving credit loans denominated in U.S. dollars (the "Revolving Credit Loans"), (ii) to Products Corporation, in standby and commercial letters of credit denominated in U.S. dollars (the "Operating Letters of Credit") and (iii) to Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. Dollars and other currencies (the "Local Loans"). The Credit Facilities (other than loans in

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foreign currencies) bear interest at a rate equal to, at Products
Corporation's option, either (A) the Alternate Base Rate plus 1.5% (or 2.5% for Local Loans); or (B) the Eurodollar Rate plus 2.5%. Loans in foreign currencies bear interest at a rate equal to the Eurocurrency Rate or, in the case of Local Loans, the local lender rate, in each case plus 2.5%. The applicable margin is reduced (or increased, but not above 2% for Alternate Base Rate Loans not constituting Local Loans and 3% for other loans) in the event Products Corporation attains (or fails to attain) certain leverage ratios. Products Corporation pays the Lender a commitment fee of 1/2 of 1% of the unused portion of the Credit Facilities. Products Corporation also paid certain facility and other fees to the lenders and agents upon closing of the Credit Agreement. Prior to its termination date, the commitments under the Credit Facilities will be reduced by: (i) the net proceeds in excess of $10.0 million each year received during such year from sales of assets by Holdings (or certain of its subsidiaries), Products Corporation or any of its subsidiaries (and $25.0 million with respect to certain specified dispositions), subject to certain limited exceptions, (ii) certain proceeds from the sales of collateral security granted to the lenders, (iii) the net proceeds from the issuance by Holdings, Products Corporation or any of its subsidiaries of certain additional debt, (iv) 50% of the excess cash flow of Products Corporation and its subsidiaries and (v) certain scheduled reductions in the case of the Term Loan Facility, which commence on January 31, 1997 in the amount of $1.0 million annually over the remaining life of the Credit Agreement, and the Acquisition Facility, which will commence on December 31, 1997 in the amount of $20.0 million, $50.0 million in 1998, $60.0 million in 1999 and $70.0 million in 2000. In addition, the Credit Agreement requires that the net proceeds from any sale of equity securities of any parent of Products Corporation which has the assets of Products Corporation or certain of its subsidiaries as its only substantial assets be contributed to Products Corporation (except to the extent that such proceeds are applied to repay or refinance the Revlon Worldwide Notes or are deposited with the trustee under the Indenture covering such notes) and that Products Corporation use 50% of such proceeds, in certain circumstances, to reduce commitments under the Credit Agreement. The Credit Agreement will terminate on December 31, 2000 (subject to earlier termination on March 31, 1999 if Products Corporation has not refinanced its 9-1/2% Senior Notes Due 1999 (the "1999 Senior Notes") before March 31, 1999 or if an alternative plan for the refinancing of the 1999 Senior Notes has not been approved by the majority lenders prior to March 15, 1999). As of December 31, 1996, Products Corporation had approximately $130.0 million outstanding under the Term Loan Facility, $57.2 million outstanding under the Multi-Currency Facility, none outstanding under the Acquisition Facility and $33.5 million outstanding under the Special LC Facility.

   The Credit Facilities, subject to certain exceptions and limitations, are supported by guarantees from Holdings and certain of its subsidiaries, Revlon, Inc., Products Corporation and the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the Credit Facilities and the obligations under the aforementioned guarantees are secured, subject to certain limitations, by (i) mortgages on Holdings' Edison, New Jersey and Products Corporation's Phoenix, Arizona facilities;
(ii) the capital stock of Products Corporation and its domestic subsidiaries and 66% of the capital stock of its first tier foreign subsidiaries and the capital stock of certain subsidiaries of Holdings; (iii) domestic intellectual property and certain other domestic intangibles of (x) Products Corporation and its domestic subsidiaries and (y) certain subsidiaries of Holdings; (iv) domestic inventory and accounts receivable of (x) Products Corporation and its domestic subsidiaries and (y) certain subsidiaries of Holdings; and (v) the assets of certain foreign subsidiary borrowers under the Multi-Currency Facility (to support their borrowings only). The Credit Agreement provides that the liens on the stock and personal property referred to above may be shared from time to time with specified types of other obligations incurred or guaranteed by Products Corporation that were not included in the Former Credit Agreement, such as interest rate hedging obligations, working capital lines and the Yen Credit Agreement.

   The Credit Agreement contains various restrictive covenants prohibiting Products Corporation and its subsidiaries from, among other things, (i) incurring additional indebtedness, with certain exceptions, (ii) making dividend, tax sharing (see "Relationship with MacAndrews & Forbes -- Tax Sharing Agreement") and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, permitting Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public

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holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as SEC filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 million per annum in certain circumstances to finance the purchase by Revlon, Inc. of its common stock in connection with the delivery of such common stock to grantees under any stock option plan, (iii) creating liens or other encumbrances on their assets or revenues, granting negative pledges or selling or transferring any of their assets except in the ordinary course of business, all subject to certain limited exceptions, (iv) with certain exceptions, engaging in merger or acquisition transactions, (v) prepaying indebtedness, subject to certain limited exceptions, (vi) making investments, subject to certain limited exceptions and (vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms' length transaction. In addition to the foregoing, the Credit Agreement contains certain financial covenants including, among other things, covenants requiring Products Corporation and its subsidiaries to maintain minimum consolidated adjusted net worth, minimum EBITDA (defined as earnings before interest, taxes, depreciation and amortization and certain other charges), minimum interest coverage, and covenants which limit the amount of total indebtedness of Products Corporation and its subsidiaries and the amount of capital expenditures.

   In January 1997, the Credit Agreement was amended to, among other things,
(i) permit the merger of PFC, a wholly owned subsidiary of Products Corporation, into Cosmetic Center and to generally exclude Cosmetic Center (as the survivor of the PFC Merger) from the definition of "subsidiary" under the Credit Agreement, (ii) increase the amount of permitted dividends and distributions to finance the purchase by Revlon, Inc. of its common stock in connection with the delivery of such common stock to grantees under any stock option plan to $6.0 million per annum, and (iii) permit Products Corporation to purchase capital stock of Revlon, Inc. for purposes of making matching contributions under a proposed Non-Qualified Excess Savings Plan for Key Executives.

   "Events of Default" under the Credit Agreement include (i) a default in the payment when due of any principal of or interest on the loans under the Credit Agreement, (ii) a default in the payment of any other amounts payable under the Credit Agreement for five days after the due date thereof, (iii) the failure to comply with the covenants in the Credit Agreement or the ancillary security documents, subject in certain instances to grace periods,
(iv) the institution of any bankruptcy, insolvency or similar proceeding by or against Products Corporation or any of its subsidiaries, (v) a default by Revlon, Inc. or any of its subsidiaries under any debt instruments in excess of $5.0 million, if the effect of such default is to cause or permit the acceleration of the maturity of the obligation under such instruments, (vi) the agreements by certain affiliates of Products Corporation providing that such affiliates will not demand payment of or retain proceeds of any payment on account of certain indebtedness of Products Corporation held by such affiliates, ceasing to be valid and enforceable or if an affiliate which holds indebtedness of Products Corporation fails to execute such agreement,
(vii) the acceleration of, or failure to pay principal or interest when due under, any of Revlon Worldwide's debt instruments in excess of $500,000,
(viii) failure to pay any judgment in excess of $5.0 million and such judgment shall not have been vacated, stayed, satisfied or bonded pending appeal within 60 days from the entry thereof, (ix) the occurrence of a change of control such that (x) Revlon, Inc. shall cease to own 100% of the capital stock of Products Corporation, (y) in the event that Ronald O. Perelman (and heirs and affiliates) shall cease to control Products Corporation, any other person either (A) controls Products Corporation or (B) owns more than 25% of the voting stock of Products Corporation or (z) the directors of Products Corporation in January 1996 (or other directors nominated by at least two-thirds of such continuing directors) shall cease to constitute at least two-thirds of the Board of Directors of Products Corporation, (x) the failure of Products Corporation to have received from Revlon, Inc. any cash capital contributions in the amount equal to the net proceeds of certain equity offerings of certain parents of Products Corporation or the failure of certain dividends to be used by the recipient for certain specified purposes,
(xi) Products Corporation or any of its subsidiaries paying any amount in respect of federal capital gains taxes other than pursuant to a promissory note for the amount of such capital gains, (xii) any representation or warranty of the borrower,

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any guarantor or any pledgor failing to be correct in all material respects when made or confirmed, and (xiii) Revlon, Inc. having any meaningful assets or indebtedness (with certain exceptions) or Revlon, Inc. conducting any meaningful business other than those that are customary for a publicly traded holding company which is not itself an operating company.

1999 SENIOR NOTES

   On June 4, 1993, Products Corporation issued and sold $200.0 million principal amount of 1999 Senior Notes. The 1999 Senior Notes were sold in a registered offering under the Securities Act and applicable state securities laws. The 1999 Senior Notes bear interest at 9 1/2% per annum, payable semiannually on each June 1 and December 1. The 1999 Senior Notes are senior unsecured obligations of Products Corporation and mature on June 1, 1999.

   The 1999 Senior Notes may not be redeemed prior to maturity. Upon a Change of Control (as defined in the indenture pursuant to which the 1999 Senior Notes were issued (the "1999 Senior Note Indenture")), and subject to certain conditions, each holder of 1999 Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 1999 Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the 1999 Senior Note Indenture), Products Corporation will be obligated to make offers to purchase the 1999 Senior Notes.

   The 1999 Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the 1999 Senior Notes, (iv) the payment of dividends on and redemption of capital stock of Products Corporation and its subsidiaries and the redemption of certain subordinated obligations of Products Corporation, except that the 1999 Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as SEC filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 million per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Stock Plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 1999 Senior Note Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   Events of default under the 1999 Senior Note Indenture include, among other things, (i) a default continuing for 30 days in the payment of interest when due, (ii) a default in the payment of any principal when due, (iii) the failure to comply with the covenants in the 1999 Senior Note Indenture, subject in certain instances to grace periods, (iv) a failure to pay other indebtedness of Products Corporation or a Significant Subsidiary (as defined in the 1999 Senior Note Indenture) in excess of $25 million upon final maturity or as a result of such indebtedness becoming accelerated and such default continues for a period of 10 days after notice thereof, (v) certain events of bankruptcy, insolvency or reorganization of Products Corporation or a Significant Subsidiary and (vi) the failure to pay any judgment in excess of $25 million.

SENIOR NOTES

   On April 6, 1993, Products Corporation issued and sold $260.0 million principal amount of senior notes (the "Original Senior Notes") having terms substantially identical in all material respects to Products Corporation's $260.0 million principal amount of 9 3/8% Senior Notes Due 2001 (together with the Original Senior Notes, the "Senior Notes"). The Original Senior Notes were sold pursuant to

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exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Original Senior Notes bore interest at 9 7/8% per annum until the consummation of an offer to exchange the Senior Notes for a like principal amount of such notes, at which time the interest on the Senior Notes permanently decreased to 9 3/8% per annum. On June 15, 1993, Products Corporation consummated a registered exchange offer whereby holders of the Original Senior Notes exchanged such notes for registered Senior Notes. Interest is payable semiannually on each April 1 and October 1. The Senior Notes are senior unsecured obligations of Products Corporation and mature on April 1, 2001.

   The Senior Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after April 1, 1998 at the redemption prices set forth therein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the indenture pursuant to which the Senior Notes were issued (the "Senior Note Indenture")), Products Corporation will have the option to redeem the Senior Notes in whole at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and, subject to certain conditions, each holder of Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior
Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Notes.

   The Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the Senior Notes, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as SEC filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 million per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Stock Plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and
(vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   Events of default under the Senior Note Indenture include, among other things, (i) a default continuing for 30 days in the payment of interest when due, (ii) a default in the payment of any principal when due, (iii) the failure to comply with the covenants in the Senior Note Indenture, subject in certain instances to grace periods, (iv) failure to pay other indebtedness of Products Corporation or a Significant Subsidiary (as defined in the Senior
Note Indenture) in excess of $25 million upon final maturity or as a result of such indebtedness becoming accelerated and such default continues for a period of 10 days after notice thereof, (v) certain events of bankruptcy, insolvency or reorganization of Products Corporation or a Significant Subsidiary and (vi) the failure to pay any judgment in excess of $25 million.

SENIOR SUBORDINATED NOTES

   On February 25, 1993, Products Corporation issued and sold $555.0 million principal amount of senior subordinated notes (the "Original Senior Subordinated Notes") having terms substantially identical in all material respects with Products Corporation's $555.0 million principal amount of 10 1/2% Senior Subordinated Notes Due 2003 (together with the Original Senior Subordinated Notes, the "Senior Subordinated Notes"). The Original Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state

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securities laws. The Original Senior Subordinated Notes bore interest at 11%
per annum until the consummation of an offer to exchange the Senior Subordinated Notes for a like principal amount of such notes, at which time the interest rate on the Senior Subordinated Notes permanently decreased to 10 1/2% per annum. On June 15, 1993, Products Corporation consummated a registered exchange offer whereby holders of Original Senior Subordinated Notes exchanged such notes for registered Senior Subordinated Notes. Interest is payable semiannually on each February 15 and August 15. The Senior Subordinated Notes are unsecured senior subordinated obligations of Products Corporation and are subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture pursuant to which the Senior Subordinated Notes were issued (the "Senior Subordinated Note Indenture")). The Senior Subordinated Notes mature on February 15, 2003.

   The Senior Subordinated Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after February 15, 1998 at the redemption prices set forth therein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the Senior Subordinated Note Indenture), Products Corporation will have the option to redeem the "Senior Subordinated Notes in whole or in part at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Subordinated Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and subject to certain conditions, each holder of Senior Subordinated Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Subordinated Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior Subordinated Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Subordinated Notes.

   The Senior Subordinated Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries,
(iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries to secure debt other than Senior Debt (as defined in the Senior Subordinated Note Indenture) or debt of a subsidiary unless the Senior Subordinated Notes are equally and ratably secured, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Subordinated Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as SEC filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 million per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Stock Plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and
(vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Subordinated Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   Events of default under the Senior Subordinated Note Indenture include, among other things, (i) a default continuing for 30 days in the payment of interest when due, (ii) a default in the payment of any principal when due,
(iii) the failure to comply with the covenants in the Senior Subordinated
Note Indenture, subject in certain instances to grace periods, (iv) failure to pay other indebtedness of Products Corporation or a Significant Subsidiary (as defined in the Senior Subordinated Note Indenture) in excess of $25 million upon final maturity or as a result of such indebtedness becoming accelerated and such default continues for a period of 10 days after notice thereof, (v) certain events of bankruptcy, insolvency or reorganization of Products Corporation or a Significant Subsidiary and (vi) the failure to pay any judgment in excess of $25 million.

SINKING FUND DEBENTURES

   In connection with the transfer to Products Corporation of the cosmetics and skin care, fragrance and personal care products business of Holdings, Products Corporation assumed all obligations of

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Holdings under the indenture pursuant to which the Sinking Fund Debentures were issued (the "Sinking Fund Debentures Indenture"). The Sinking Fund Debentures bear interest at the rate of 10 7/8% per annum, payable semiannually on each January 15 and July 15, and mature on July 15, 2010. The aggregate principal amount of Sinking Fund Debentures outstanding as of December 31, 1996 was $85.0 million face amount (net of repurchases) ($79.6 million carrying value).

   On each July 15 until maturity, Products Corporation will be required to make a mandatory sinking fund payment for the redemption of $9.0 million aggregate principal amount of Sinking Fund Debentures, at 100% of their principal amount, together with accrued but unpaid interest to the date fixed for redemption subject to reduction for certain prior redemptions. In May 1982 and May 1984, Holdings surrendered to the trustee for the Sinking Fund Debentures $40 million and $75 million, in principal amount, respectively, of Sinking Fund Debentures for cancellation and for application to mandatory sinking fund payments. As of December 31, 1996, Products Corporation had approximately $61.0 million aggregate principal amount of such surrendered Sinking Fund Debentures available to be used to satisfy sinking fund payment obligations. Products Corporation also may at its option on each July 15 until maturity make an optional sinking fund payment for the redemption of up to an additional $13.5 million aggregate principal amount of Sinking Fund Debentures, at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption. In addition, the Sinking Fund Debentures may be redeemed at any time, at the option of Products Corporation, at 101.95% of their principal amount for the year beginning July 15, 1996 and thereafter at a premium that declines annually until July 15, 2000 to 100% of their principal amount, in each case plus accrued and unpaid interest, if any, to the date of redemption.

   The Sinking Fund Debentures Indenture contains various restrictive covenants prohibiting (with certain exceptions) Products Corporation and its subsidiaries from (i) incurring indebtedness in excess of 5% of the consolidated net tangible assets, where such indebtedness is secured by any manufacturing plant or warehouse in the United States owned or leased by Products Corporation or any of its subsidiaries, the book value of which exceeds 2% of the consolidated net tangible assets of Products Corporation, unless the Sinking Fund Debentures are equally and ratably secured, (ii) entering into certain sale and leaseback transactions or (iii) consolidating or merging with or into, or selling or transferring all or substantially all of their properties and assets to, another corporation, unless certain conditions are satisfied. Events of default under the Sinking Fund Debentures Indenture include, among other things, (i) a default in the payment of any principal when due (including any sinking fund payment), (ii) a default continuing for 60 days in the payment of any interest or a failure to comply with any covenant continuing for 60 days after notice thereof, (iii) a default under other indebtedness in excess of $10 million resulting in such indebtedness becoming accelerated and remaining unpaid for a period of 10 days after notice thereof and (iv) certain events of bankruptcy, insolvency or reorganization of Products Corporation. The Credit Agreement provides that the Sinking Fund Debentures are equally and ratably secured by the Phoenix, Arizona facility.

YEN CREDIT AGREEMENT

   The Pacific Finance & Development Corp., a subsidiary of Products Corporation ("Pacific Finance"), is the borrower under the Yen Credit Agreement, which had a principal balance of approximately yen 4.8 billion as of December 31, 1996 (approximately $41.7 million U.S. dollar equivalent as of December 31, 1996). In accordance with the terms of the Yen Credit Agreement, approximately yen 2.7 billion (approximately $26.9 million U.S. dollar equivalent) was paid in January 1995 and approximately yen 539 million (approximately $5.2 million U.S. dollar equivalent) was paid in January 1996. A payment of approximately yen 539 million (approximately $4.6 million U.S. dollar equivalent as of December 31, 1996) was paid in January 1997. The balance of the Yen Credit Agreement of approximately yen 4.3 billion (approximately $37.1 million U.S. dollar equivalent as of December 31, 1996) is currently due on December 31, 1997. Products Corporation is currently renegotiating an extension of the term of the Yen Credit Agreement. In the event that such extension is not secured, Products Corporation is able and intends to refinance the Yen Credit Agreement under existing long-term credit facilities. Accordingly, Products Corporation's obligation under the Yen Credit Agreement has been classified as long-term as of December 31, 1996. The applicable interest rate at December 31, 1996 under the Yen Credit

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Agreement was the Euro-Yen rate plus 2.5% which approximated 3.1%. The interest rate at December 31, 1995, applicable to the remaining balance, was the Euro-Yen rate plus 3.5%, which approximated 4.1%.

   Borrowings under the Yen Credit Agreement are secured by a first mortgage on certain real property in Tokyo, Japan owned by Revlon Real Estate K.K., a pledge of all of the common stock of Revlon Real Estate K.K., a pledge of a note payable by Products Corporation to Pacific Finance and a pledge of all of the common stock of PFC. In addition, Products Corporation has guaranteed the obligations of Pacific Finance to repay any amounts due under the Yen Credit Agreement.

   The Yen Credit Agreement contains certain restrictive covenants, including provisions prohibiting Pacific Finance from (with certain limited exceptions) incurring material obligations, creating liens, engaging in any new activities or consolidating with, or merging into, any other entity or selling, leasing or otherwise transferring or permitting the transfer of all or any substantial part of its assets to any other entity. Events of default under the Yen Credit Agreement include, among other things, (i) a default in the payment of all or any principal when due, (ii) a default continuing for three days in the payment of interest or a failure to comply with any covenant (subject to grace periods in certain instances), (iii) a default under any indebtedness of Products Corporation, Pacific Finance or Revlon Real Estate K.K. in excess of $10.0 million beyond the period of cure provided under such indebtedness, (iv) a judgment in excess of $5.0 million being entered against Products Corporation or certain subsidiaries of Products Corporation, including Pacific Finance, which is not covered by insurance and which remains unsatisfied for 30 days and (v) change of control and certain events of bankruptcy, insolvency or reorganization relating to Products Corporation or certain subsidiaries of Products Corporation.

OTHER INDEBTEDNESS

   The Company also maintains working capital lines in various countries outside the United States for use in its international operations. As of December 31, 1996, the aggregate amount outstanding under these lines was approximately $27.1 million having a weighted average interest rate of 5.7%, converted into U.S. dollars at the applicable exchange rates on such date. Most of these working capital lines are short-term facilities that contain customary events of default and few restrictive covenants. In addition, a mortgage on the Company's Oxford, North Carolina facility secures a $4.6 million borrowing which matures on January 1, 1998. The obligations under several of these foreign working capital lines are guaranteed by Products Corporation.

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                             CERTAIN TAX ASPECTS

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Issuer, has advised the Issuer that the following discussion, except as otherwise indicated, expresses their opinion as to the material federal income tax considerations applicable to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign partners) may be subject to special rules not discussed below. The description assumes that holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment purposes) within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

   The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes do not differ materially in kind or extent from the Old Notes, and because the exchange will occur by operation of the terms of the Old Notes. Rather the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, no gain or loss will be recognized on the exchange of Old Notes for New Notes pursuant to the Exchange Offer.

ORIGINAL ISSUE DISCOUNT

   The Old Notes were issued on March 5, 1997 and have Original Issue Discount for federal income tax purposes. Because the New Notes will be treated as a continuation of the Old Notes, which were issued with Original Issue Discount, the New Notes will have Original Issue Discount for federal income tax purposes, and holders of the New Notes will be required to recognize such Original Issue Discount as ordinary income in advance of the receipt of the cash payments to which such income is attributable (regardless of the holder's regular method of accounting).

   The total amount of Original Issue Discount with respect to a New Note will be equal to the excess of the "stated redemption price at maturity" of such New Note over its "issue price." The "stated redemption price at maturity" of a New Note will be equal to the stated principal amount due at maturity. The "issue price" of all the New Notes will be equal to the issue price of the Old Notes. Holders of New Notes are required to include Original Issue Discount in income as it accrues in accordance with a constant yield method based on compounding at the end of each accrual period (regardless of a holder's regular method of accounting). In general, the amount of Original Issue Discount that is includable in income is determined by allocating to each day in an accrual period the ratable portion of Original Issue Discount allocable to the accrual period. The amount of Original Issue Discount that is allocable to an accrual period is generally an amount equal to the product of the adjusted issue price of a Note at the beginning of such accrual period (the issue price of the Notes determined as described above, generally increased by all prior accruals of Original Issue Discount with respect to the Notes) and the yield to maturity (the discount rate, which when applied to all payments under the Notes results in a present value equal to the issue price) less any qualified stated interest (interest that is unconditionally payable in cash or property at least annually at a single fixed rate) allocable to the accrual period.

DISPOSITION OF NEW NOTES

   A holder's tax basis in a New Note will be increased by the amount of Original Issue Discount that is includable in such holder's income. If a New
Note is redeemed, sold or otherwise disposed of, the

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holder thereof will generally recognize gain or loss equal to the difference between the amount realized on the redemption, sale or other disposition of such New Note and the holder's adjusted basis in the New Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, a holder has a holding period for the New Notes (which would include the holding period of the Old Notes) of more than one year.

   Under the market discount rules of the Code, an exchanging holder (other than a holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the adjusted issue price of the Old Note on the holder's date of purchase exceeds the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holding period of such New Note (which would include the holding period of the Old Note). A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

INFORMATION REPORTING

   Each New Note will contain a legend stating that it has Original Issue Discount and setting forth the issue date, the issue price, the amount of Original Issue Discount and the yield to maturity. The Issuer will report annually to the IRS and to each holder (other than holders not subject to the information reporting requirements) the amount of Original Issue Discount accrued with respect to such New Note and any interest paid with respect to the Old Notes as described above under "Description of the Notes -- Registration Rights."

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                        BOOK-ENTRY; DELIVERY AND FORM

   Except as set forth below, the Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

   DTC has advised the Issuer that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participation (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

   The Issuer expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

   So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

   Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Issuer understands that under existing industry practice, in the event the Issuer requests any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

   Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED SECURITIES

   If (i) the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Issuer is unable to locate a qualified successor within 90 days, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

   Neither the Issuer nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until         , 1997, all dealers effecting
transactions in the New Notes may be required to deliver a prospectus.

   The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, the Issuer will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                LEGAL MATTERS

   Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for the Issuer by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York and, with respect to certain federal income tax considerations, by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for the Issuer in connection with the Exchange Offer. Skadden, Arps, Slate, Meagher & Flom LLP and Paul, Weiss, Rifkind, Wharton & Garrison have from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including the Issuer and Revlon, Inc.) in connection with certain legal matters. Joseph H. Flom, a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Revlon Group Incorporated, a wholly owned subsidiary of MacAndrews & Forbes.

                                   EXPERTS

   The financial statements and schedule of the Company and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, included herein and elsewhere in the Registration Statement have been audited and reported on by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements and schedule have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                            PAGE

                                                                                         --------

Independent Auditors' Report............................................................    F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995............................    F-3

Consolidated Statements of Operations for each of the years in the three-year period
 ended December 31, 1996................................................................    F-4

Consolidated Statements of Stockholders' Deficiency for each of the years in the
 three-year period ended December 31, 1996..............................................    F-5

Consolidated Statements of Cash Flows for each of the years in the three-year period
 ended December 31, 1996................................................................    F-6

Notes to Consolidated Financial Statements..............................................    F-7


                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Revlon Worldwide (Parent) Corporation:

   We have audited the accompanying consolidated balance sheets of Revlon Worldwide (Parent) Corporation and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholders' deficiency for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revlon Worldwide (Parent) Corporation and its subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, in 1994 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

                                          KPMG PEAT MARWICK LLP

New York, New York
January 28, 1997

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1996            1995
                                                        --------------  --------------
ASSETS
Current assets:
 Cash and cash equivalents.............................    $    38.6       $    36.3
 Trade receivables, less allowances of $24.9 and
  $23.7, respectively..................................        426.3           363.1
 Inventories...........................................        281.0           277.8
 Prepaid expenses and other............................         74.5            62.4
                                                        --------------  --------------
  Total current assets.................................        820.4           739.6
Property, plant and equipment, net.....................        381.1           367.1
Other assets...........................................        144.2           152.1
Intangible assets related to businesses acquired, net .        280.6           285.7
                                                        --------------  --------------
  Total assets.........................................    $ 1,626.3       $ 1,544.5
                                                        ==============  ==============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
 Short-term borrowings--third parties..................    $    27.1       $    22.7
 Current portion of long-term debt--third parties .....          8.8             9.2
 Accounts payable......................................        161.9           151.6
 Accrued expenses and other............................        365.2           370.6
                                                        --------------  --------------
  Total current liabilities............................        563.0           554.1
Long-term debt--third parties..........................      2,291.4         2,289.1
Long-term debt--affiliates.............................         30.4            41.3
Other long-term liabilities............................        202.8           215.7

Stockholders' deficiency:
 Common stock, par value $1.00 per share; 1,000 shares
  authorized, issued and outstanding...................           --              --
 Capital deficiency....................................       (971.0)         (967.0)
 Accumulated deficit since June 24, 1992...............       (472.1)         (566.7)
 Adjustment for minimum pension liability..............        (12.4)          (17.0)
 Currency translation adjustment.......................         (5.8)           (5.0)
                                                        --------------  --------------
  Total stockholders' deficiency.......................     (1,461.3)       (1,555.7)
                                                        --------------  --------------
  Total liabilities and stockholders' deficiency ......    $ 1,626.3       $ 1,544.5
                                                        ==============  ==============

               See Notes to Consolidated Financial Statements.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN MILLIONS)

                                                           YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                         1996        1995        1994
                                                     ----------  ----------  ----------
Net sales...........................................   $2,167.0    $1,937.8    $1,732.5
Cost of sales.......................................      725.7       652.1       597.3
                                                     ----------  ----------  ----------
  Gross profit......................................    1,441.3     1,285.7     1,135.2
Selling, general and administrative expenses .......    1,241.1     1,139.1     1,026.8
                                                     ----------  ----------  ----------
  Operating income..................................      200.2       146.6       108.4
                                                     ----------  ----------  ----------
Other expenses (income):
 Interest expense ..................................      240.1       237.5       221.2
 Interest and net investment income ................       (3.4)       (4.9)       (6.3)
 Amortization of debt issuance costs................       12.5        15.2        12.6
 Foreign currency losses, net.......................        5.7        10.9        18.2
 Miscellaneous, net.................................        6.4         1.8         2.8
 Gain on sale of subsidiary stock ..................     (187.8)         --          --
                                                     ----------  ----------  ----------
  Other expenses, net...............................       73.5       260.5       248.5
                                                     ----------  ----------  ----------
Income (loss) before income taxes ..................      126.7      (113.9)     (140.1)
Provision for income taxes..........................       25.5        25.4        22.8
                                                     ----------  ----------  ----------
Income (loss) before extraordinary item and
 cumulative effect of accounting change ............      101.2      (139.3)     (162.9)
Extraordinary item--early extinguishment of debt ...       (6.6)         --          --
Cumulative effect of accounting change:
 Postemployment benefits, net of income tax benefit
 of $1.3............................................         --          --       (28.8)
                                                     ----------  ----------  ----------
Net income (loss)...................................   $   94.6    $ (139.3)   $ (191.7)
                                                     ==========  ==========  ==========

               See Notes to Consolidated Financial Statements.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                            (DOLLARS IN MILLIONS)

                                                                                  CURRENCY
                                      CAPITAL      ACCUMULATED       OTHER       TRANSLATION
                                     DEFICIENCY    DEFICIT (A)    ADJUSTMENTS    ADJUSTMENT
                                   ------------  -------------  -------------  -------------
Balance, January 1, 1994..........    $(967.2)       $(235.7)       $(13.9)         $(4.4)
 Net loss.........................                    (191.7)(b)
 Capital contribution from
  parent..........................        0.2
 Adjustment for minimum pension
  liability.......................                                     3.0
 Currency translation adjustment .                                                   (1.4)
                                   ------------  -------------  -------------  -------------
Balance, December 31, 1994........     (967.0)        (427.4)        (10.9)          (5.8)
 Net loss.........................                    (139.3)
 Adjustment for minimum pension
  liability.......................                                    (6.1)
 Currency translation adjustment .                                                    0.8
                                   ------------  -------------  -------------  -------------
Balance, December 31, 1995........     (967.0)        (566.7)        (17.0)          (5.0)
 Net income.......................                      94.6
 Capital contribution from
  parent..........................        0.1
 Adjustment for minimum pension
  liability.......................                                     4.6
 Currency translation adjustment .                                                   (0.8)(d)
 Acquisition of business..........       (4.1)(c)
                                   ------------  -------------  -------------  -------------
Balance, December 31, 1996........    $(971.0)       $(472.1)       $(12.4)         $(5.8)
                                   ============  =============  =============  =============

------------

(a) Represents net loss since June 24, 1992, the effective date of the transfer agreements referred to in Note 12.
(b) Includes cumulative effect of change to new accounting standard for postemployment benefits as of January 1, 1994.
(c) Represents amounts paid to Revlon Holdings Inc. for the Tarlow Advertising Division ("Tarlow"). See Note 12.
(d) Includes $2.1 of gains related to the Company's simplification of its international corporate structure.

See Notes to Consolidated Financial Statements.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN MILLIONS)

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------
                                                                     1996        1995        1994
                                                                  ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................................   $  94.6    $(139.3)    $(191.7)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
 Depreciation and amortization...................................      95.1       92.6        83.0
 Amortization of debt discount...................................     106.7       94.9        84.5
 Gain on sale of subsidiary stock................................    (187.8)        --          --
 Extraordinary item..............................................       6.6         --          --
 Gain on sale of business interests and certain fixed assets,
  net............................................................        --       (2.2)         --
 Cumulative effect of accounting change..........................        --         --        28.8
 Change in assets and liabilities:
  Increase in trade receivables..................................     (67.5)     (44.5)      (22.1)
  (Increase) decrease in inventories.............................      (5.5)     (15.3)       14.1
  (Increase) decrease in prepaid expenses and other
   current assets................................................      (7.2)       4.5        19.1
  Increase in accounts payable...................................      10.8       10.2        23.4
  Decrease in accrued expenses and other current liabilities  ...     (10.2)     (12.2)      (22.8)
  Other, net ....................................................     (45.8)     (40.4)      (17.6)
                                                                  ---------  ----------  ----------
Net cash used for operating activities...........................     (10.2)     (51.7)       (1.3)
                                                                  ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.............................................     (58.0)     (54.3)      (52.5)
Proceeds from the sale of business interests and certain fixed
 assets..........................................................        --        3.0         4.6
Acquisition of businesses, net of cash acquired..................      (7.1)     (21.2)       (3.1)
                                                                  ---------  ----------  ----------
Net cash used for investing activities...........................     (65.1)     (72.5)      (51.0)
                                                                  ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings--third parties .       5.8     (122.9)       (5.8)
Proceeds from the issuance of long-term debt--third parties .....     266.4      493.7       157.6
Repayment of long-term debt--third parties.......................    (366.6)    (236.3)     (197.8)
Net proceeds from initial public offering........................     187.8         --          --
Proceeds from the issuance of debt--affiliates...................     115.0      157.4       141.7
Repayment of debt--affiliates....................................    (115.0)    (151.0)     (141.7)
Net contribution from parent.....................................       0.1         --         0.2
Acquisition of business from affiliate...........................      (4.1)        --          --
Payment of debt issuance costs...................................     (10.9)     (15.7)       (3.0)
                                                                  ---------  ----------  ----------
Net cash provided by (used for) financing activities ............      78.5      125.2       (48.8)
                                                                  ---------  ----------  ----------
Effect of exchange rate changes on cash..........................      (0.9)      (0.1)        0.9
                                                                  ---------  ----------  ----------
 Net increase (decrease) in cash and cash equivalents ...........       2.3        0.9      (100.2)
 Cash and cash equivalents at beginning of period................      36.3       35.4       135.6
                                                                  ---------  ----------  ----------
 Cash and cash equivalents at end of period......................   $  38.6    $  36.3     $  35.4
                                                                  =========  ==========  ==========
Supplemental schedule of cash flow information:
 Cash paid during the period for:
  Interest.......................................................   $ 139.0    $ 148.2     $ 138.5
  Income taxes, net of refunds...................................      15.4       18.8         3.9
Supplemental schedule of noncash investing activities:
 In connection with business acquisitions, liabilities were
  assumed as follows:
  Fair value of assets acquired..................................   $   9.7    $  27.3     $   3.3
  Cash paid......................................................      (7.2)     (21.6)       (3.1)
                                                                  ---------  ----------  ----------
  Liabilities assumed............................................   $   2.5    $   5.7     $   0.2
                                                                  =========  ==========  ==========

See Notes to Consolidated Financial Statements.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

   Revlon Worldwide (Parent) Corporation ("Revlon Worldwide (Parent)" and together with its subsidiaries, the "Company") is a holding company, formed in 1997, that conducts its business exclusively through its indirect subsidiary, Revlon Consumer Products Corporation ("Products Corporation") and its subsidiaries. The Company operates in a single business segment with many different products, which include an extensive array of glamorous, exciting and innovative cosmetic and skin care, fragrance and personal care products, and professional products (products for use in and resale by professional salons). In the United States and increasingly in international markets, the Company's products are sold principally in the self-select distribution channel. The Company also sells certain products in the demonstrator-assisted distribution channel, sells consumer and professional products to United States military exchanges and commissaries, operates retail outlet stores and has a licensing group. Outside the United States, the Company also sells consumer products through department stores and specialty stores, such as perfumeries.

   Products Corporation was formed in April 1992 and, on June 24, 1992, succeeded to assets and liabilities of the cosmetic and skin care, fragrance and personal care products business of its then parent company whose name was changed from Revlon, Inc. to Revlon Holdings Inc. ("Holdings"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to the Company's business and which historically had not been profitable (the "Retained Brands") and certain other assets and liabilities are retained by Holdings. Revlon Worldwide (Parent) has had no business operations of its own and its only material asset is its ownership of all of the common stock of Revlon Worldwide Corporation ("Revlon Worldwide"), which in turn has as its only material asset 83.1% of the outstanding shares of capital stock of Revlon, Inc. (which represents approximately 97.4% of the voting power of those outstanding shares), which, in turn, owns all of the capital stock of Products Corporation. As such for the years ended December 31, 1996, 1995 and 1994 its net income (loss) has consisted almost entirely of its equity in the net income (loss) of Revlon, Inc., and accretion of interest expense and amortization of debt issuance costs related to Revlon Worldwide's Senior Secured Discount Notes Due 1998 (the "Senior Secured Discount Notes"). For such years, Revlon Worldwide has had no cash flows of its own other than capital contributions from its parent in 1994 and 1996.

   The Consolidated Financial Statements of the Company presented herein relate to the business to which the Company succeeded and include the assets, liabilities and results of operations of such business. Assets, liabilities, revenues, other income, costs and expenses which were identifiable specifically to the Company are included herein and those identifiable specifically to the retained and divested businesses of Holdings have been excluded. Amounts which were not identifiable specifically to either the Company or Holdings are included herein to the extent applicable to the Company pursuant to a method of allocation generally based on the respective proportion of the business of the Company to the applicable total of the businesses of the Company and Holdings. The operating results of the Retained Brands and divested businesses of Holdings have not been reflected in the Consolidated Financial Statements of the Company. Management of the Company believes that the basis of allocation and presentation is reasonable.

   Although the Retained Brands were not transferred to Products Corporation when the cosmetic and skin care, fragrance and personal care products business of Holdings was transferred to Products Corporation, Products Corporation's bank lenders required that all assets and liabilities relating to such Retained Brands existing on the date of transfer (June 24, 1992), other than the brand names themselves and certain other intangible assets, be transferred to Products Corporation. Any assets and liabilities that had not been disposed of or satisfied by December 31 of the applicable year have been

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

 reflected in the Company's consolidated financial position as of such dates. However, any new assets or liabilities generated by such Retained Brands since the transfer date and any income or loss associated with inventory that has been transferred to Products Corporation relating to such Retained Brands have been and will be for the account of Holdings. In addition, certain assets and liabilities relating to divested businesses were transferred to Products Corporation on the transfer date and any remaining balances as of December 31 of the applicable year have been reflected in the Company's Consolidated Balance Sheets as of such dates. At December 31, 1996 and 1995, the amounts reflected in the Company's Consolidated Balance Sheets aggregated a net liability of $23.6 and $31.2, respectively, of which $5.2 and $6.8, respectively, are included in accrued expenses and other and $18.4 and $24.4, respectively, are included in other long-term liabilities, respectively.

   The Consolidated Financial Statements include the accounts of Revlon Worldwide (Parent) and its subsidiaries after elimination of all material intercompany balances and transactions. Further, the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   Revlon Worldwide (Parent) is a partially direct and partially indirect wholly owned subsidiary of Holdings and an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman.

CASH AND CASH EQUIVALENTS:

   Cash equivalents (primarily investments in time deposits which have original maturities of three months or less) are carried at cost, which approximates fair value.

INVENTORIES:

   Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT:

   Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 to 40 years; buildings and improvements, 5 to 50 years; machinery and equipment, 3 to 17 years; and office furniture and fixtures, 2 to 12 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

INTANGIBLE ASSETS RELATED TO BUSINESSES ACQUIRED:

   Intangible assets related to businesses acquired principally represent goodwill, which is being amortized on a straight-line basis over 40 years. The Company evaluates, when circumstances warrant, the recoverability of its intangible assets on the basis of undiscounted cash flow projections and through the use of various other measures, which include, among other things, a review of its image, market share and business plans. Accumulated amortization aggregated $94.2 and $84.2 at December 31, 1996 and 1995, respectively.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

 REVENUE RECOGNITION:

   The Company recognizes net sales upon shipment of merchandise. Net sales comprise gross revenues less expected returns, trade discounts and customer allowances. Cost of sales is reduced for the estimated net realizable value of expected returns.

INCOME TAXES:

   Income taxes are calculated using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

   The Company is included in the affiliated group of which Mafco Holdings is the common parent, and the Company's federal taxable income and loss will be included in such group's consolidated tax return filed by Mafco Holdings. The Company also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. For all periods presented, federal, state and local income taxes are provided as if the Company filed its own income tax returns. On June 24, 1992, Holdings, Products Corporation and certain of its subsidiaries, Revlon, Inc. and Mafco Holdings entered into a tax sharing agreement and on March 17, 1993 Revlon Worldwide and Mafco Holdings entered into a tax sharing agreement, each of which is described in Note 9.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

   Products Corporation sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. For plans in the United States, the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually. Various subsidiaries outside the United States have retirement plans under which funds are deposited with trustees or reserves are provided.

   Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires the Company to accrue for benefits such as severance, disability and health insurance provided to former employees prior to their retirement, if estimable. The cumulative effect of this change was an after-tax charge of $28.8 principally for severance related to benefits previously recorded on an as and when paid basis. Such benefits generally are vested and accumulate over employees' service periods. Effective January 1, 1994, the Company accounts for such benefits on a terminal basis in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies," as amended by SFAS No. 112, which requires companies to accrue for postemployment benefits when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated, which is generally when an employee is terminated. The Company does not believe such liabilities can be reasonably estimated prior to termination.

RESEARCH AND DEVELOPMENT:

   Research and development expenditures are expensed as incurred. The amounts charged against earnings in 1996, 1995 and 1994 were $26.3, $22.3 and $19.7, respectively.

FOREIGN CURRENCY TRANSLATION:

   Assets and liabilities of foreign operations are generally translated into United States dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

 resulting from translation of financial statements of foreign subsidiaries and branches operating in non-highly inflationary economies are recorded as a component of stockholders' deficiency. Foreign subsidiaries and branches operating in highly inflationary economies translate nonmonetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

ISSUANCE OF SUBSIDIARY STOCK:

   The Company recognizes gains and losses on issuances of subsidiary stock in its Consolidated Statements of Operations.

STOCK-BASED COMPENSATION:

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 11.

DERIVATIVE FINANCIAL INSTRUMENTS:

   Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks. The Company maintains a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

   The differentials to be received or paid under interest rate contracts designated as hedges are recognized in income over the life of the contracts as adjustment to interest expense. Gains and losses on terminations of interest rate contracts designated as hedges are deferred and amortized into interest expense over the remaining life of the original contracts. Unrealized gains and losses on outstanding contracts designated as hedges are not recognized.

   Gains and losses on contracts to hedge identifiable foreign currency commitments are deferred and accounted for as part of the related foreign currency transaction. Gains and losses on all other forward exchange contracts are included in income currently. Transaction gains and losses have not been material.

2. INVENTORIES

                                DECEMBER 31,
                             -----------------
                                1996     1995
                             --------  -------
Raw materials and supplies     $ 76.6   $ 84.8
Work-in-process ............     19.4     27.9
Finished goods .............    185.0    165.1
                             --------  -------
                               $281.0   $277.8
                             ========  =======

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

3. PREPAID EXPENSES AND OTHER

                                                      DECEMBER 31,
                                                   ----------------
                                                     1996     1995
                                                   -------  -------
Prepaid expenses .................................   $43.1    $36.5
Other ............................................    31.4     25.9
                                                   -------  -------
                                                     $74.5    $62.4
                                                   =======  =======

4. PROPERTY, PLANT AND EQUIPMENT, NET

                                                        DECEMBER 31,
                                                   --------------------
                                                      1996       1995
                                                   ---------  ---------
Land and improvements ............................   $  37.5    $  39.4
Buildings and improvements .......................     207.6      203.2
Machinery and equipment ..........................     194.9      192.8
Office furniture and fixtures ....................      59.4       47.8
Leasehold improvements ...........................      37.5       33.6
Construction-in-progress .........................      43.7       41.4
                                                   ---------  ---------
                                                       580.6      558.2
Accumulated depreciation .........................    (199.5)    (191.1)
                                                   ---------  ---------
                                                     $ 381.1    $ 367.1
                                                   =========  =========

   Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $39.1, $38.6 and $34.7, respectively.

5. ACCRUED EXPENSES AND OTHER

                                                       DECEMBER 31,
                                                   ------------------
                                                      1996      1995
                                                   --------  --------
Advertising and promotional costs and accrual for
 sales returns ...................................   $136.4    $127.8
Compensation and related benefits ................     95.5     100.7
Interest .........................................     36.7      37.9
Taxes, other than federal income taxes ...........     35.0      33.8
Restructuring costs ..............................      6.9      15.2
Net liabilities assumed from Holdings ............      5.2       6.8
Other ............................................     49.5      48.4
                                                   --------  --------
                                                     $365.2    $370.6
                                                   ========  ========

6. SHORT-TERM BORROWINGS

   Products Corporation maintained short-term bank lines of credit at December 31, 1996 and 1995 aggregating approximately $72.7 and $69.0, respectively, of which approximately $27.1 and $22.7 were outstanding at December 31, 1996 and 1995, respectively. Compensating balances at December 31, 1996 and 1995 were approximately $7.4 and $7.2, respectively. Interest rates on amounts borrowed under such short-term lines at December 31, 1996 and 1995 varied from 2.2% to 12.1% and 2.0% to 13.4%, respectively.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

 7. LONG-TERM DEBT

                                                     DECEMBER 31,
                                                ---------------------
                                                    1996       1995
                                                ----------  ---------
Working capital lines (a) .....................   $  187.2   $  277.5
Bank mortgage loan agreement due 1997 (b)  ....       41.7       52.4
9 1/2% Senior Notes due 1999 (c) ..............      200.0      200.0
9 3/8% Senior Notes due 2001 (d) ..............      260.0      260.0
10 1/2% Senior Subordinated Notes due 2003 (e)       555.0      555.0
10 7/8% Sinking Fund Debentures due 2010 (f)  .       79.6       79.2
Advances from Holdings (g) ....................       30.4       41.3
Senior Secured Discount Notes Due 1998, net of
 unamortized discount of $146.2 and $252.9 (h)       969.6      862.9
Other mortgages and notes payable (8.6%-13.0%)
 due through 2001 .............................        7.1       11.3
                                                ----------  ---------
                                                   2,330.6    2,339.6
Less current portion ..........................       (8.8)      (9.2)
                                                ----------  ---------
                                                  $2,321.8   $2,330.4
                                                ==========  =========

------------
(a) The credit agreement in effect at December 31, 1995 (the "Former Credit Agreement"), which was subsequently amended, provided up to $500.0 comprised of three senior secured facilities: a $100.0 term loan facility, a $225.0 revolving credit facility and a $175.0 multi-currency facility. Products Corporation complied with each of the financial covenants contained in the Former Credit Agreement, as of and for the defined measurement periods ended December 31, 1995. The Former Credit Agreement was scheduled to expire on June 30, 1997.

   In connection with repayments of indebtedness under the Former Credit Agreement in 1996, the commitments thereunder were extinguished, representing an early extinguishment of a portion of such facilities. Consequently, in 1996, the Company recognized a loss of approximately $6.6 representing the then unamortized debt issuance costs, which have been reported in the Consolidated Statements of Operations as an extraordinary item.

   Loans that were outstanding under the Former Credit Agreement's revolving credit facility and term loan facility bore interest initially at a rate equal to, at Products Corporation's option, either (A) the alternate base rate, defined to mean the highest of (i) the prime rate, (ii) the secondary market rate for certificates of deposit plus 1% and (iii) the federal funds rate plus 1/2%; in each case plus 2-1/2% or (B) the Eurodollar Rate plus 3-1/2%. The multi-currency facility bore interest at a rate equal to the Eurocurrency Rate, the local lender rate or the alternate base rate, in each case plus 3-1/2%.

   In January 1996, Products Corporation entered into a credit agreement (the "Credit Agreement"), which became effective upon consummation of Revlon, Inc.'s initial public equity offering (the "Offering") on March 5, 1996. The Credit Agreement includes, among other things, (i) an extension of the term of the facilities from June 30, 1997 to December 31, 2000 (subject to earlier termination in certain circumstances), (ii) a reduction of the interest rates, (iii) an increase in the amount of the credit facilities from $500.0 to $600.0 (subject to reduction as described below) and (iv) the release of security interests in assets of certain foreign subsidiaries of Products Corporation which were then pledged.

   The Credit Agreement is comprised of four senior secured facilities: a $130.0 term loan facility (the "Term Loan Facility"), a $220.0 multi-currency facility (the "Multi-Currency Facility"), a $200.0 revolving

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT  (Continued)

 acquisition facility (the "Acquisition Facility") and a $50.0 standby letter of credit facility (the "Special LC Facility" and together with the Term Loan Facility, the Multi-Currency Facility and the Acquisition Facility, the "Credit Facilities"). The Multi-Currency Facility is available (i) to Products Corporation, in revolving credit loans denominated in U.S. dollars (the "Revolving Credit Loans"), (ii) to Products Corporation, in standby and commercial letters of credit denominated in U.S. dollars (the "Operating Letters of Credit") and (iii) to Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies (the "Local Loans"). The Credit Facilities (other than loans in foreign currencies) bear interest at a rate equal to, at Products Corporation's option, either (A) the Alternate Base Rate plus 1.5% (or 2.5% for Local Loans); or (B) the Eurodollar Rate plus 2.5%. Loans in foreign currencies bear interest at a rate equal to the Eurocurrency Rate or, in the case of Local Loans, the local lender rate, in each case plus 2.5%. The applicable margin is reduced (or increased, but not above 2% for Alternate Base Rate Loans not constituting Local Loans and 3% for other loans) in the event Products Corporation attains (or fails to attain) certain leverage ratios. Products Corporation pays the Lender a commitment fee of 1/2 of 1% of the unused portion of the Credit Facilities. Products Corporation also paid certain facility and other fees to the lenders and agents upon closing of the Credit Agreement. Prior to its termination date, the commitments under the Credit Facilities will be reduced by: (i) the net proceeds in excess of $10.0 each year received during such year from sales of assets by Holdings (or certain of its subsidiaries), Products Corporation or any of its subsidiaries (and $25.0 with respect to certain specified dispositions), subject to certain limited exceptions, (ii) certain proceeds from the sales of collateral security granted to the lenders, (iii) the net proceeds from the issuance by Holdings, Products Corporation or any of its subsidiaries of certain additional debt, (iv) 50% of the excess cash flow of Products Corporation and its subsidiaries and (v) certain scheduled reductions in the case of the Term Loan Facility, which commence on January 31, 1997 in the amount of $1.0 annually over the remaining life of the Credit Agreement, and the Acquisition Facility, which will commence on December 31, 1997 in the amount of $20.0, $50.0 in 1998, $60.0 in 1999 and $70.0 in 2000. In addition, the Credit Agreement requires that the net proceeds from any sale of equity securities of any parent of Products Corporation which has the assets of Products Corporation or certain of its subsidiaries as its only substantial assets be contributed to Products Corporation (except to the extent that such proceeds are applied to repay or refinance the Senior Secured Discount Notes of Revlon Worldwide or are deposited with the trustee under the Indenture covering such notes) and that Products Corporation use 50% of such proceeds, in certain circumstances, to reduce commitments under the Credit Agreement. The Credit Agreement will terminate on December 31, 2000 (subject to earlier termination on March 31, 1999 if Products Corporation has not refinanced its 9-1/2% Senior Notes due 1999 (the "1999 Senior Notes") before March 31, 1999 or if an alternative plan for the refinancing of the 1999 Senior Notes has not been approved by the majority lenders prior to March 15, 1999). As of December 31, 1996, Products Corporation had approximately $130.0 outstanding under the Term Loan Facility, $57.2 outstanding under the Multi-Currency Facility, none outstanding under the Acquisition Facility and $33.5 outstanding under the Special LC Facility.

   The Credit Facilities, subject to certain exceptions and limitations, are supported by guarantees from Holdings and certain of its subsidiaries, Revlon, Inc. and the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the Credit Facilities and the obligations under the aforementioned guarantees are secured, subject to certain limitations, by (i) mortgages on Holdings' Edison, New Jersey and Products Corporation's Phoenix, Arizona facilities; (ii) the capital stock of Products Corporation and its domestic subsidiaries and 66% of the capital stock of its first tier foreign subsidiaries and the capital stock of certain subsidiaries of Holdings; (iii) domestic intellectual property and certain other domestic intangibles of (x) Products Corporation and its domestic subsidiaries and (y) certain subsidiaries of Holdings; (iv) domestic inventory and accounts receivable of (x) Products

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT  (Continued)

 Corporation and its domestic subsidiaries and (y) certain subsidiaries of Holdings; and (v) the assets of certain foreign subsidiary borrowers under the Multi-Currency Facility (to support their borrowings only). The Credit Agreement provides that the liens on the stock and personal property referred to above may be shared from time to time with specified types of other obligations incurred or guaranteed by Products Corporation that were not included in the Former Credit Agreement, such as interest rate hedging obligations, working capital lines and the Yen Credit Agreement (as defined below).

   The Credit Agreement contains various restrictive covenants prohibiting Products Corporation and its subsidiaries from, among other things, (i) incurring additional indebtedness, with certain exceptions, (ii) making dividend, tax sharing (see Note 9 "Income Taxes") and other payments or loans to the Company or other affiliates, with certain exceptions, including among others, permitting Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Securities and Exchange Commission ("Commission") filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum in certain circumstances to finance the purchase by Revlon, Inc. of its common stock in connection with the delivery of such common stock to grantees under any stock option plan, (iii) creating liens or other encumbrances on their assets or revenues, granting negative pledges or selling or transferring any of their assets except in the ordinary course of business, all subject to certain limited exceptions, (iv) with certain exceptions, engaging in merger or acquisition transactions, (v) prepaying indebtedness, subject to certain limited exceptions, (vi) making investments, subject to certain limited exceptions and (vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms' length transaction. In addition to the foregoing, the Credit Agreement contains certain financial covenants including, among other things, covenants requiring Products Corporation and its subsidiaries to maintain minimum consolidated adjusted net worth, minimum EBITDA (defined as earnings before interest, taxes, depreciation and amortization and certain other charges), minimum interest coverage, and covenants which limit the amount of total indebtedness of Products Corporation and the amount of capital expenditures.

   In January 1997, the Credit Agreement was amended to, among other things,
(i) permit the merger of Prestige Fragrance & Cosmetics, Inc. ("PFC"), a wholly owned subsidiary of Products Corporation, into The Cosmetic Center, Inc. ("Cosmetic Center") and to generally exclude Cosmetic Center (as the survivor of the merger) from the definition of "subsidiary" under the Credit Agreement, (ii) increase the amount of permitted dividends and distributions to finance the purchase by Revlon, Inc. if its common stock in connection with the delivery of such common stock to grantees under any stock option plan to $6.0 per annum, and (iii) permit Products Corporation to purchase capital stock of Revlon, Inc. for purposes of making matching contributions under a proposed Non-Qualified Excess Savings Plan for Key Executives.

   (b) The Pacific Finance & Development Corp., a subsidiary of Products Corporation, is the borrower under a yen denominated credit agreement (the "Yen Credit Agreement"), which had a principal balance of approximately yen
4.8 billion as of December 31, 1996 (approximately $41.7 U.S. dollar equivalent as of December 31, 1996). In accordance with the terms of the Yen Credit Agreement, approximately yen 2.7 billion (approximately $26.9 U.S. dollar equivalent) was paid in January 1995 and approximately yen 539 million (approximately $5.2 U.S. dollar equivalent) was paid in January 1996. A payment of approximately yen 539 million (approximately $4.6 U.S. dollar equivalent as of December 31, 1996) was paid in January 1997. The balance of the Yen Credit Agreement of approximately yen 4.3 billion (approximately $37.1 U.S. dollar equivalent as of December 31, 1996) is currently due on December 31, 1997. Products

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT  (Continued)

 Corporation is currently renegotiating an extension of the term of the Yen Credit Agreement. In the event that such extension is not obtained, Products Corporation is able and intends to refinance the Yen Credit Agreement under existing long-term credit facilities. Accordingly, the obligation under the Yen Credit Agreement has been classified as long-term as of December 31, 1996. The applicable interest rate at December 31, 1996 under the Yen Credit Agreement was the Euro-Yen rate plus 2.5% which approximated 3.1%. The interest rate at December 31, 1995, applicable to the remaining balance, was the Euro-Yen rate plus 3.5%, which approximated 4.1%.

   (c) The 1999 Senior Notes are senior unsecured obligations of Products Corporation and rank pari passu in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the 1999 Senior Notes (the "1999 Senior Note Indenture")). The 1999 Senior Notes bear interest at 9 1/2% per annum. Interest is payable on June 1 and December 1.

   The 1999 Senior Notes may not be redeemed prior to maturity. Upon a Change of Control (as defined in the 1999 Senior Note Indenture) and subject to certain conditions, each holder of 1999 Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 1999 Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the 1999 Senior Note Indenture), Products Corporation will be obligated to make offers to purchase the 1999 Senior Notes.

   The 1999 Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the 1999 Senior Notes, (iv) the payment of dividends on and redemption of capital stock of Products Corporation and its subsidiaries and the redemption of certain subordinated obligations of Products Corporation, except that the 1999 Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The 1999 Senior Note Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   (d) The 9 3/8% Senior Notes due 2001 (the "Senior Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the Senior Notes (the "Senior Note Indenture")). The Senior Notes bear interest of 9 3/8% per annum. Interest is payable on April 1 and October 1.

   The Senior Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after April 1, 1998 at the redemption prices set forth therein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the Senior Note Indenture), Products Corporation will have the option to redeem the Senior Notes in whole or in part at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and, subject to certain

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT  (Continued)

 conditions, each holder of Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior
Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Notes.

   The Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the Senior Notes, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   (e) The Senior Subordinated Notes are unsecured obligations of Products Corporation and are subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the Senior Subordinated Notes (the "Senior Subordinated Note Indenture")). The Senior Subordinated Notes bear interest of 10 1/2% per annum. Interest is payable on February 15 and August 15.

   The Senior Subordinated Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after February 15, 1998 at the redemption prices set forth therein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the Senior Subordinated Note Indenture), Products Corporation will have the option to redeem the Senior Subordinated Notes in whole or in part at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Subordinated Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and, subject to certain conditions, each holder of Senior Subordinated Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior Subordinated Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Subordinated Notes.

   The Senior Subordinated Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries,
(iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries to secure debt other than Senior Debt (as defined in the Senior Subordinated Note Indenture) or debt of a subsidiary, unless the Senior Subordinated Notes are equally and ratably secured, (iv) the payment of dividends on capital

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT  (Continued)

 stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Subordinated Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up $5.0 per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Subordinated Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   (f) Holdings' 10 7/8% Sinking Fund Debentures due 2010 (face value of $85.0, net of repurchases) (the "Sinking Fund Debentures") are redeemable, in whole or in part, at 101.96% of the principal amount for the year beginning July 15, 1996, decreasing evenly each year on July 15, to par by July 15, 2000. Mandatory sinking fund redemptions of $9.0 per year commenced in 1991. Optional sinking fund redemptions of up to an additional $13.5 per year may be made annually and may be applied to reduce any subsequent mandatory sinking fund redemption. Interest is payable on January 15 and July 15. Holdings purchased $115.0 of the Sinking Fund Debentures in the open market prior to 1985, $9.0 of which had been used in each of the years 1991 through 1996 to satisfy sinking fund payment obligations and approximately $61.0 of which is creditable to future sinking fund requirements. The indenture relating to the Sinking Fund Debentures contains various restrictive covenants prohibiting Products Corporation and its subsidiaries from (i) incurring indebtedness in excess of 5% of the consolidated net tangible assets, where such indebtedness is secured by any manufacturing plant in the United States owned or leased by Products Corporation, the book value of which exceeds 2% of the consolidated net tangible assets of Products Corporation, unless the Sinking Fund Debentures are equally and ratably secured, (ii) entering into certain sale and leaseback transactions or (iii) consolidating or merging with or into, or selling or transferring all or substantially all of their properties and assets to, another corporation, unless certain conditions are satisfied.

   (g) During 1992, Holdings made an advance of $25.0 to Products Corporation. This advance was evidenced by a noninterest-bearing demand note payable by Products Corporation, the payment of which was subordinated to the obligations of Products Corporation under the credit agreement in effect at that time. Holdings agreed not to demand payment under the note so long as any indebtedness remained outstanding under the credit agreement in effect at that time. In February 1995, the $13.3 in notes due to Products Corporation under the Financing Reimbursement Agreement, referred to in Note 12, was offset against the $25.0 note and Holdings agreed not to demand payment under the resulting $11.7 note so long as indebtedness remains outstanding under the Credit Agreement. In October 1993, Products Corporation borrowed from Holdings approximately $23.2 (as adjusted and subject to further adjustment for certain expenses) representing amounts received by Holdings from an escrow account relating to divestiture by Holdings of certain of its predecessor businesses. In July 1995, Products Corporation borrowed from Holdings approximately $0.8, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of certain of its businesses. In 1995, Products Corporation borrowed from Holdings approximately $5.6, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses. In June 1996, $10.9 in notes due to Products Corporation under the Financing Reimbursement Agreement from Holdings was offset

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT  (Continued)

 against the $11.7 demand note (referred to above) payable by Products Corporation to Holdings. In accordance with the Credit Agreement, such amounts, as adjusted, are evidenced by noninterest-bearing promissory notes payable to Holdings that are subordinated to Products Corporation's obligations under the Credit Agreement.

   (h) The Senior Secured Discount Notes were issued by Revlon Worldwide on March 25, 1993 in the aggregate principal amount of $1,115.8. The Senior Secured Discount Notes were issued at a substantial discount from their principal amount at maturity representing a yield to maturity of approximately 12% per annum calculated at March 25, 1993. There are no periodic interest payments on the Senior Secured Discount Notes.

   The Senior Secured Discount Notes are secured by a pledge of all of the common stock of Revlon, Inc. owned by Revlon Worldwide, a portion of which may be released upon the occurrence of certain events as specified in the indenture relating to the Senior Secured Discount Notes (the "Senior Secured Discount Notes Indenture"). The Senior Secured Discount Notes are senior debt of Revlon Worldwide and rank pari passu in right of payment with any future senior debt of Revlon Worldwide. Revlon Worldwide is a holding company and substantially all of its liabilities (other than the Senior Secured Discount Notes) are liabilities of subsidiaries. The Senior Secured Discount Notes are effectively subordinated to all liabilities of Revlon Worldwide's subsidiaries, including trade payables.

   The Senior Secured Discount Notes may be redeemed at the option of Revlon Worldwide in whole or from time to time in part at any time at 100% of their principal amount at maturity. The Senior Secured Discount Notes may be redeemed in whole or in part upon the occurrence of other events specified in the Senior Secured Discount Notes Indenture at the prices and under the conditions specified therein, such as upon a Change of Control (as defined in the Senior Secured Discount Notes Indenture).

   The Senior Secured Discount Notes Indenture contains covenants that, among other things, limit (i) the issuance of other debt and redeemable stock by Revlon Worldwide and Revlon, Inc. and the issuance of preferred stock by Revlon, Inc., (ii) the issuance of debt and preferred stock by Products Corporation and its subsidiaries, (iii) the payment of dividends on capital stock of Revlon Worldwide and its subsidiaries and the redemption of capital stock of Revlon Worldwide, (iv) the sale of assets and subsidiary stock, (v) transactions with affiliates, and (vi) consolidations, mergers and transfers of all or substantially all Revlon Worldwide's assets. The Senior Secured Discount Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings at interest rates more favorable to Products Corporation than the rate under the Credit Agreement. No such borrowings were outstanding at December 31, 1996 or 1995.

   The aggregate amounts of long-term debt maturities and sinking fund requirements (at December 31, 1996), in the years 1997 through 2001 are $8.8, $1,010.2, $201.2, $214.9 and $260.9, respectively, and $634.6 thereafter.

8. FINANCIAL INSTRUMENTS

   As of December 31, 1996, Products Corporation was party to a series of interest rate swap agreements (which expire at various dates through December
2001) totaling a notional amount of $225.0 in which Products Corporation agreed to pay on such notional amount a variable interest rate equal to the six month London Inter-Bank Offered Rate (5.6875% per annum at January 24,
1997) to its counterparties and the counterparties agreed to pay on such notional amounts fixed interest rates

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

8. FINANCIAL INSTRUMENTS  (Continued)

 averaging approximately 6.03% per annum. Products Corporation entered into these agreements in 1993 and 1994 (and in the first quarter of 1996 extended a portion equal to a notional amount of $125.0 through December 2001) to convert the interest rate on $225.0 of fixed-rate indebtedness to a variable rate. If Products Corporation had terminated these agreements, which Products Corporation considers to be held for other than trading purposes, on December 31, 1996, a loss of approximately $3.5 would have been realized. Certain other swap agreements were terminated in 1993 for a gain of $14.0. The amortization of the realized gain on these agreements for 1996 and 1995 was approximately $3.2 in each of the years. The remaining unamortized gain, which is being amortized over the original lives of the agreements, is $3.1 as of December 31, 1996. Although cash flow from the presently outstanding agreements was positive for 1996, future positive or negative cash flows from these agreements will depend upon the trend of short-term interest rates during the remaining lives of such agreements. In the event of nonperformance by the counterparties at any time during the remaining lives of the agreements, Products Corporation could lose some or all of any possible future positive cash flows from these agreements. However, Products Corporation does not anticipate nonperformance by such counterparties, although no assurances can be given.

   Products Corporation enters into forward foreign exchange contracts from time to time to hedge certain cash flows denominated in foreign currencies. At December 31, 1996, Products Corporation had forward foreign exchange contracts denominated in various currencies, predominantly the U.K. pound of approximately $62.0 (U.S. dollar equivalent). If Products Corporation had terminated these contracts on December 31, 1996, no material gain or loss would have been realized. Products Corporation had similar contracts outstanding at December 31, 1995 in the amount of $8.0 (U.S. dollar equivalent).

   The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt at December 31, 1996 was approximately $35.6 more than the carrying value of $2,330.6. Because considerable judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amounts.

   Products Corporation also maintains standby and trade letters of credit with certain banks for various corporate purposes under which Products Corporation is obligated, of which approximately $40.9 were outstanding at December 31, 1996. Included in this amount are $26.4 in standby letters of credit which support Products Corporation's self-insurance programs. See Note
12. The estimated liability under such programs is accrued by Products Corporation.

   The carrying amounts of cash and cash equivalents, trade receivables, accounts payable and short-term borrowings approximate their fair values.

9. INCOME TAXES

   In June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "1992 Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. or Products Corporation and its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc., Products Corporation or a subsidiary of Products Corporation is a member of

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

9. INCOME TAXES  (Continued)

 such group. Pursuant to the 1992 Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to Holdings amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that Revlon, Inc. will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent Products Corporation is prohibited under the Credit Agreement from making cash tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making such cash tax sharing payments other than in respect of state and local income taxes.

   In March 1993, Revlon Worldwide and Mafco Holdings entered into a tax sharing agreement (the "1993 Tax Sharing Agreement" and, together with the 1992 Tax Sharing Agreement, the "Tax Sharing Agreements") pursuant to which, for all taxable periods beginning on or after January 1, 1993, Revlon Worldwide will pay to Mafco Holdings amounts equal to the taxes that Revlon Worldwide would otherwise have to pay if it were to file separate federal, state and local income tax returns for itself, excluding Revlon, Inc. and its subsidiaries (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the tax liability relating to any such period which is attributable to Revlon Worldwide).

   Since the payments to be made by Revlon, Inc. under the 1992 Tax Sharing Agreement and by Revlon Worldwide under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or Revlon Worldwide, as the case may be, would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or Revlon Worldwide against losses and tax credits generated by Mafco Holdings and its other subsidiaries. As a result of the net operating tax losses and prohibitions under the Credit Agreement, no federal tax payments or payments in lieu of taxes pursuant to the 1992 Tax Sharing Agreement were required by Revlon, Inc. for 1996, 1995 or 1994 and with respect to Revlon Worldwide as a result of the absence of business operations or source of income of its own, no federal tax payments or payments in lieu of taxes pursuant to the 1993 Tax Sharing Agreement were required for 1996, 1995 or 1994.

   Pursuant to the asset transfer agreement referred to in Note 12, Products Corporation assumed all tax liabilities of Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded reserves on Holdings' books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Holdings.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

9. INCOME TAXES  (Continued)

   The Company's income (loss) before income taxes and the applicable provision (benefit) for income taxes are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996       1995        1994
                                                         --------  ----------  ----------
Income (loss) before income taxes:
 Domestic  .............................................  $ 86.2     $(137.5)    $(156.9)
 Foreign  ..............................................    40.5        23.6        16.8
                                                         --------  ----------  ----------
                                                          $126.7     $(113.9)    $(140.1)
                                                         ========  ==========  ==========
Provision (benefit) for income taxes:
 Federal  ..............................................  $   --     $    --     $    --
 State and local  ......................................     1.2         3.4         2.8
 Foreign  ..............................................    24.3        22.0     $  20.0
                                                         --------  ----------  ----------
                                                          $ 25.5     $  25.4     $  22.8
                                                         ========  ==========  ==========
 Current  ..............................................  $ 22.7     $  37.1     $  40.5
 Deferred  .............................................     6.6         3.0         1.4
 Benefits of operating loss carryforwards  .............    (4.7)      (15.4)      (18.1)
 Carryforward utilization applied to goodwill  .........     1.0         0.8          --
 Effect of enacted change of tax rates  ................    (0.1)       (0.1)         --
 Beginning-of-year valuation allowance adjustment  .....      --          --        (1.0)
                                                         --------  ----------  ----------
                                                          $ 25.5     $  25.4     $  22.8
                                                         ========  ==========  ==========

   The effective tax rate on income (loss) before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                             1996      1995       1994
                                                          --------  ---------  ---------
Statutory federal income tax rate .......................    35.0%     (35.0)%    (35.0)%
State and local taxes, net of federal income tax benefit      0.6        1.9        1.3
Foreign and U.S. tax effects attributable to operations
 outside the U.S. .......................................    14.3       12.1       10.1
Nondeductible amortization expense ......................     2.3        2.2        1.8
U.S. loss without benefit ...............................    19.8       41.1       38.1
Nontaxable gain on issuance of subsidiary stock  ........   (51.9)        --         --
                                                          --------  ---------  ---------
Effective rate ..........................................    20.1%      22.3%      16.3%
                                                          ========  =========  =========

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

9. INCOME TAXES  (Continued)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                                      DECEMBER 31,
                                                                 --------------------
                                                                    1996       1995
                                                                 ---------  ---------
Deferred tax assets:
 Accounts receivable, principally due to doubtful accounts  ....   $   3.9    $   3.7
 Inventories ...................................................      12.5       12.8
 Net operating loss carryforwards ..............................     395.4      357.3
 Restructuring and related reserves ............................      10.2       13.4
 Employee benefits .............................................      31.7       36.3
 State and local taxes .........................................      12.8       12.8
 Self-insurance ................................................       3.6        3.9
 Advertising, sales discounts and returns and coupon
  redemptions ..................................................      23.6       19.1
 Other .........................................................      23.9       19.7
                                                                 ---------  ---------
  Total gross deferred tax assets ..............................     517.6      479.0
  Less valuation allowance .....................................    (473.2)    (444.2)
                                                                 ---------  ---------
  Net deferred tax assets ......................................      44.4       34.8
Deferred tax liabilities:
 Plant, equipment and other assets .............................     (43.0)     (34.6)
 Inventories ...................................................      (0.2)      (0.2)
 Other .........................................................      (7.2)      (6.3)
                                                                 ---------  ---------
  Total gross deferred tax liabilities .........................     (50.4)     (41.1)
                                                                 ---------  ---------
  Net deferred tax liability ...................................   $  (6.0)   $  (6.3)
                                                                 =========  =========

   The valuation allowance for deferred tax assets at January 1, 1996 was $444.2. The valuation allowance increased by $29.0 during the year ended December 31, 1996 and increased by $53.9 during the year ended December 31, 1995.

   During 1996, 1995 and 1994, certain of the Company's foreign operations generated taxable income as to which the related tax liability was offset by the utilization of operating loss carryforwards generated in prior years. Accordingly, credits of $4.7, $15.4 and $18.1 representing the reduction of current foreign taxes payable for the years ended December 31, 1996, 1995 and 1994, respectively, have been recognized in the Consolidated Statements of Operations. Certain other foreign operations generated losses during the years 1996, 1995 and 1994 for which the potential tax benefit was reduced by a valuation allowance as it is more likely than not that such benefit will not be realized. At December 31, 1996, the Company had foreign tax loss carryforwards of approximately $332.2 which expire in future years as follows: 1997-$53.3; 1998-$30.0; 1999-$33.0; 2000-$12.1; 2001 and
beyond-$30.4; unlimited-$173.4. The Company will receive a benefit only to the extent it has taxable income during the carryforward periods in the applicable foreign jurisdictions.

   Appropriate United States and foreign income taxes have been accrued on foreign earnings that have been or are expected to be remitted in the near future. Unremitted earnings of foreign subsidiaries which have been, or are currently intended to be, permanently reinvested in the future growth of the business aggregated approximately $16.1 at December 31, 1996, excluding those amounts which, if remitted in the near future, would not result in significant additional taxes under tax statutes currently in effect.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

 10. POSTRETIREMENT BENEFITS

PENSIONS:

   The Company uses a September 30 date for measurement of Plan obligations and assets.

   The following tables reconcile the funded status of all of the Company's significant pension plans with the respective amounts recognized in the Consolidated Balance Sheets at the dates indicated:

                                                                   DECEMBER 31, 1996
                                                       ---------------------------------------
                                                         OVERFUNDED    UNDERFUNDED
                                                           PLANS          PLANS        TOTAL
                                                       ------------  -------------  ----------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation as of September 30,
  1996, includes vested benefits of $286.9 ...........    $(163.7)       $(131.4)     $(295.1)
                                                       ============  =============  ==========
 Projected benefit obligation as of September 30,
  1996 for service rendered to date ..................    $(198.1)       $(141.4)     $(339.5)
Fair value of plan assets as of September 30, 1996  ..      173.3           81.6        254.9
                                                       ------------  -------------  ----------
Plan assets less than projected benefit obligation  ..      (24.8)         (59.8)       (84.6)
Amounts contributed to plans during fourth quarter
 1996 ................................................        0.2            0.5          0.7
Unrecognized net (assets) obligation .................       (1.5)           0.2         (1.3)
Unrecognized prior service cost ......................        5.2            3.9          9.1
Unrecognized net loss ................................       20.2           20.5         40.7
Adjustment to recognize additional minimum liability           --          (15.3)       (15.3)
                                                       ------------  -------------  ----------
    Accrued pension cost .............................    $  (0.7)       $ (50.0)     $ (50.7)
                                                       ============  =============  ==========

                                                                    DECEMBER 31, 1995
                                                        ---------------------------------------
                                                          OVERFUNDED    UNDERFUNDED
                                                            PLANS          PLANS        TOTAL
                                                        ------------  -------------  ----------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation as of September 30,
  1995, includes vested benefits of $269.1 ............     $(18.8)       $(257.2)     $(276.0)
                                                        ============  =============  ==========
 Projected benefit obligation as of September 30, 1995
  for service rendered to date ........................     $(21.9)       $(294.1)     $(316.0)
Fair value of plan assets at September 30, 1995  ......       26.3          185.0        211.3
                                                        ------------  -------------  ----------
Plan assets in excess of (less than) projected benefit
 obligation ...........................................        4.4         (109.1)      (104.7)
Amounts contributed to plans during fourth quarter
 1995 .................................................        0.2            0.9          1.1
Unrecognized net (assets) obligation ..................       (1.3)           0.2         (1.1)
Unrecognized prior service cost .......................        0.3            9.9         10.2
Unrecognized net loss .................................        1.9           45.2         47.1
Adjustment to recognize additional minimum liability  .         --          (19.9)       (19.9)
                                                        ------------  -------------  ----------
    Prepaid (accrued) pension cost ....................     $  5.5        $ (72.8)     $ (67.3)
                                                        ============  =============  ==========

   The weighted-average discount rate assumed was 7.75% for 1996 and 1995 for domestic plans. For foreign plans, the weighted-average discount rate was 7.9% and 7.6% for 1996 and 1995, respectively. The rate of future compensation increases was 5.25% for 1996 and 1995 for domestic plans and was a weighted-average of 5.05% and 4.81% for 1996 and 1995, respectively, for foreign plans. The expected long-term rate of return on assets was 9.0% for 1996 and 1995 for domestic plans and a weighted-average of 10.4% for 1996 and 1995 for foreign plans.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

10. POSTRETIREMENT BENEFITS  (Continued)

    Plan assets consist primarily of common stock, mutual funds and fixed income securities, which are stated at fair market value and cash equivalents which are stated at cost, which approximates fair market value.

   In accordance with the provisions of SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional liability to the extent that, for certain U.S. plans, the unfunded accumulated benefit obligation exceeded recorded liabilities. At December 31, 1996, the additional liability was recognized by recording an intangible asset to the extent of unrecognized prior service costs of $1.8, a due from affiliates of $1.1 and a charge to stockholders' deficiency of $12.4. At December 31, 1995, the additional liability was recognized by recording an intangible asset to the extent of unrecognized prior service costs of $1.6, a due from affiliates of $1.3, and a charge to stockholders' deficiency of $17.0.

   Net periodic pension cost for the pension plans consisted of the following components

                                                    YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                    1996      1995      1994
                                                 --------  --------  --------
Service cost-benefits earned during the period     $ 10.6    $  8.2    $  9.1
Interest cost on projected benefit obligation  .     24.3      21.7      20.8
Actual (return) loss on plan assets ............    (30.4)    (27.3)      2.7
Net amortization and deferrals .................     15.1      13.4     (14.4)
                                                 --------  --------  --------
                                                     19.6      16.0      18.2
Portion allocated to Holdings ..................     (0.3)     (0.3)     (0.3)
                                                 --------  --------  --------
Net periodic pension cost of the Company  ......   $ 19.3    $ 15.7    $ 17.9
                                                 ========  ========  ========

   A substantial portion of the Company's employees in the United States are covered by defined benefit retirement plans. To the extent that aggregate pension costs could be identified as relating to the Company or to Holdings, such costs have been so apportioned. The components of the net periodic pension cost applicable solely to the Company are not presented as it is not practical to segregate such information between Holdings and the Company. In 1996 and 1995, there was a settlement loss of $0.3 and $0.1, respectively, and a curtailment loss of $1.0 and $0.1, respectively, resulting from workforce reductions.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

   During 1996, 1995 and 1994, the Company sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of certain key employees. Participation in this plan is limited to participants enrolled as of December 31, 1993. Net periodic postretirement benefit cost for each of the years ended December 31, 1996, 1995 and 1994 was $0.7 which consists primarily of interest on the accumulated postretirement benefit obligation. The Company's date of measurement of Plan obligations is September 30. At December 31, 1996 and 1995, the portion of accumulated benefit obligation attributable to retirees was $6.9 and $6.7, respectively, and to other fully eligible participants, $1.3 and $1.0, respectively. The amount of unrecognized gain at December 31, 1996 and 1995 was $1.2 and $1.7, respectively. At December 31, 1996 and 1995, the accrued postretirement benefit obligation recorded on the Company's Consolidated Balance Sheets was $9.4. Of these amounts, $2.0 and $2.2 was attributable to Holdings and was recorded as a receivable from affiliates at December 31, 1996 and 1995, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation at September 30, 1996 and 1995 was 7.75%.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

 11. STOCK COMPENSATION PLAN

   At December 31, 1996, Revlon, Inc. has a stock-based compensation plan (the "Plan"), which is described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. Under APB Opinion No. 25, because the exercise price of Revlon, Inc.'s employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized. Had compensation cost for Revlon, Inc.'s Plan been determined consistent with SFAS No. 123, the Company's net income for 1996 of $94.6 would have been reduced to the pro forma amount of $91.4. The effects of applying SFAS 123 in this pro forma disclosure are not necessarily indicative of future amounts.

   Under the Plan, Revlon, Inc. may grant options to its employees for up to an aggregate of 5.0 million shares of Class A Common Stock. Non-qualified options granted under the Plan have a term of 10 years during which the holder can purchase shares of Class A Common Stock at an exercise price which must be not less than the market price on the date of the grant. Options granted in 1996 to certain executive officers will not vest as to any portion until the third anniversary of the grant date and will thereupon become 100% vested, except that upon termination of employment by Revlon, Inc. other than for "cause", death or "disability" under the applicable employment agreement, such options will vest with respect to 25% of the shares subject thereto (if the termination is between the first and second anniversaries of the grant) and 50% of the shares subject thereto (if the termination is between the second and third anniversaries of the grant). All other initial option grants will vest 25% each year beginning on the first anniversary of the date of grant and will become 100% vested on the fourth anniversary of the date of grant. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for option grants in 1996: no dividend yield; expected volatility of 31%; risk-free interest rate of 5.99%; and an expected average life of seven years for the Plan's options. At December 31, 1996 there were no options exercisable under the Plan.

   A summary of the status of the Plan as of December 31, 1996, and changes during the year then ended is presented below:

                                     SHARES    WEIGHTED AVERAGE
                                      (000)     EXERCISE PRICE
                                   ---------  ----------------
Outstanding at beginning of year          --            --
Granted ..........................   1,010.2        $24.33
Exercised ........................        --            --
Fortfeited .......................    (119.1)        24.00
                                   ---------
Outstanding at end of year  ......     891.1         24.37
                                   =========

   The weighted average fair value of each option granted during 1996 approximated $11.00.

   The following table summarizes information about the Plan's options outstanding at December 31, 1996:

                                   WEIGHTED     WEIGHTED
     RANGE OF         NUMBER        AVERAGE     AVERAGE
     EXERCISE       OUTSTANDING      YEARS      EXERCISE
      PRICES           (000)       REMAINING     PRICE
----------------  -------------  -----------  ----------
$24.00 to  $29.88      855.1         9.16        $24.06
31.00 to 33.88 ..       36.0         9.79         31.88
                  -------------
24.00 to 33.88 ..      891.1         9.19         24.37
                  =============

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS

TRANSFER AGREEMENTS

   In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"), and pursuant to such agreements on June 24, 1992, Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Holdings retained certain small brands that historically had not been profitable ("Retained Brands"). Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1996, 1995 and 1994 were $1.4, $4.0 and $7.4, respectively.

BENEFIT PLANS ASSUMPTION AGREEMENT

   Holdings, Revlon, Inc. and Products Corporation entered into a benefit plans assumption agreement dated as of July 1, 1992 pursuant to which Products Corporation assumed all rights, liabilities and obligations under all of Holdings' benefit plans, arrangements and agreements, including obligations under the Revlon Employees' Retirement Plan and the Revlon Employees' Savings and Investment Plan. Products Corporation was substituted for Holdings as sponsor of all such plans theretofore sponsored by Holdings.

OPERATING SERVICES AGREEMENT

   In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation manufactures, markets, distributes, warehouses and administers, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation is reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. The net amounts reimbursed by Holdings to Products Corporation for such direct and indirect costs for 1996, 1995 and 1994 were $5.1, $8.6 and $11.5, respectively. Holdings also pays Products Corporation a fee equal to 5% of the net sales of the Retained Brands, payable quarterly. The fees paid by Holdings to Products Corporation pursuant to the Operating Services Agreement for services with respect to the Retained Brands for 1996, 1995 and 1994 were approximately $0.6, $1.7 and $1.9, respectively.

REIMBURSEMENT AGREEMENTS

   Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews Holdings is obligated to provide certain professional and administrative services, including employees, to Revlon, Inc.and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS  (Continued)

obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to Products Corporation and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews Holdings and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. In addition, in connection with certain insurance coverage provided by MacAndrews Holdings, Products Corporation obtained letters of credit under the Special LC Facility (which aggregated approximately $26.4 as of December 31, 1996) to support certain self-funded risks of MacAndrews Holdings and its affiliates, including Revlon, Inc., associated with such insurance coverage. The costs of such letters of credit are allocated among, and paid by, the affiliates of MacAndrews Holdings, including Revlon, Inc., which participate in the insurance coverage to which the letters of credit relate. Revlon Worldwide expects that these self-funded risks will be paid in the ordinary course and, therefore, it is unlikely that such letters of credit will be drawn upon. MacAndrews Holdings has agreed to indemnify Revlon, Inc. and Products Corporation to the extent amounts are drawn under any of such letters of credit with respect to claims for which Revlon, Inc. and Products Corporation are not responsible. The net amounts reimbursed by MacAndrews Holdings to Products Corporation for the services provided under the Reimbursement Agreements for 1996, 1995 and 1994 were $2.2, $3.0 and $1.6, respectively. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. Revlon Worldwide does not expect Revlon, Inc. to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Revlon, Inc. as could be obtained from unaffiliated third parties.

   In March 1993, Revlon Worldwide and MacAndrews Holdings entered into a reimbursement agreement pursuant to which MacAndrews Holdings agreed to provide third party services to Revlon Worldwide on the same basis as it provides services to Revlon, Inc., and Revlon Worldwide agreed to indemnify MacAndrews Holdings on the same basis as Revlon, Inc. is obligated to indemnify MacAndrews Holdings under the Reimbursement Agreements. There were no services provided pursuant to this agreement during 1996, 1995 or 1994.

TAX SHARING AGREEMENTS

   Holdings, Revlon Worldwide, Products Corporation and certain of its subsidiaries, Revlon, Inc. and Mafco Holdings are parties to the Tax Sharing Agreements which are described in Note 9. Since the payments to be made by Revlon, Inc. under the 1992 Tax Sharing Agreement and by Revlon Worldwide under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or Revlon Worldwide, as the case may be, would otherwise have to pay if it were to file separate federal, state and local income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or Revlon Worldwide against losses and tax credits generated by Mafco Holdings and its other subsidiaries.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS  (Continued)

FINANCING REIMBURSEMENT AGREEMENT

   Holdings and Products Corporation entered into a financing reimbursement agreement (the "Financing Reimbursement Agreement") in 1992 pursuant to which Holdings agreed to reimburse Products Corporation for Holdings' allocable portion of (i) the debt issuance cost and advisory fees related to the capital restructuring of Holdings, and (ii) interest expense attributable to the higher cost of funds paid by Products Corporation under the credit agreement in effect at that time as a result of additional borrowings for the benefit of Holdings in connection with the assumption of certain liabilities by Products Corporation under the Asset Transfer Agreement and the repurchase of Old Senior Subordinated Notes from affiliates. The amount of interest to be reimbursed by Holdings for 1994 was approximately $0.8 and was evidenced by noninterest-bearing promissory notes originally due and payable on June 30, 1995. In February 1995, the $13.3 in notes then payable by Holdings to Products Corporation under the Financing Reimbursement Agreement was offset against a $25.0 note payable by Products Corporation to Holdings and Holdings agreed not to demand payment under the resulting $11.7 note payable by Products Corporation so long as any indebtedness remained outstanding under the Former Credit Agreement. In February 1995, the Financing Reimbursement Agreement was amended and extended to provide that Holdings would reimburse Products Corporation for a portion of the debt issuance costs and advisory fees related to the Former Credit Agreement (which portion was approximately $4.7 and is evidenced by a noninterest-bearing promissory note payable on June 30, 1996), and 1 1/2% per annum of the average balance outstanding under the Former Credit Agreement and the average balance outstanding under working capital borrowings from affiliates through June 30, 1996 and such amounts were evidenced by a noninterest-bearing promissory note payable on June 30, 1996. The amount of interest to be reimbursed by Holdings for 1995 was approximately $4.2. As of December 31, 1995, the aggregate amount of notes payable by Holdings under the Financing Reimbursement Agreement was $8.9. In June 1996, $10.9 in notes due to Products Corporation, which included $2.0 of interest reimbursement in 1996, under the Financing Reimbursement Agreement from Holdings was offset against an $11.7 demand note payable by Products Corporation to Holdings. The Financing Reimbursement Agreement expired on June 30, 1996.

REGISTRATION RIGHTS AGREEMENT

   Prior to the consummation of the Offering, Revlon, Inc. and Revlon Worldwide, entered into the Registration Rights Agreement pursuant to which Revlon Worldwide and certain transferees of Common Stock held by Revlon Worldwide (the "Holders") have the right to require Revlon, Inc. to register all or part of the Class A Common Stock owned by such Holders and the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Holders under the Securities Act (a "Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon, Inc. In addition, the Holders have the right to participate in registrations by Revlon, Inc. of its Class A Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Revlon, Inc. will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Holders.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS  (Continued)

 OTHER

   Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leases to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 and certain shared operating expenses payable by Products Corporation which, together with the annual rent are not to exceed $2.0 per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which Products Corporation is responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed $8.0 (the amount of such claims and costs for which Products Corporation is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, Products Corporation agreed to indemnify Holdings for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify Products Corporation for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1996 and 1995 Products Corporation rented a portion of the administration building located at the Edison facility and space for a retail store of Products Corporation. Products Corporation provides certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which Products Corporation pays on behalf of Holdings costs associated with the Edison facility and is reimbursed by Holdings for such costs, less the amount owed by Products Corporation to Holdings pursuant to the Edison Lease and the occupancy agreement. The net amount reimbursed by Holdings to Products Corporation for such costs with respect to the Edison facility for 1996, 1995 and 1994 was $1.1, $1.2 and $2.1, respectively.

   In the fourth quarter of 1996, Products Corporation and certain of its subsidiaries purchased an inactive subsidiary from an affiliate for net cash consideration of approximately $3.0 in a series of transactions in which Products Corporation expects to realize foreign tax benefits in future years.

   Effective January 1, 1996, Products Corporation acquired from Holdings substantially all of the assets of Tarlow in consideration for the assumption of substantially all of the liabilities and obligations of Tarlow. Net liabilities assumed were approximately $3.4. The assets acquired and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements have been restated as if the acquisition took place at the beginning of the earliest period. Products Corporation paid $4.1 to Holdings which was accounted for as an increase in capital deficiency. A nationally recognized investment banking firm rendered its written opinion that the terms of the purchase are fair from a financial standpoint to Products Corporation.

   Effective January 1, 1994, Products Corporation sold the inventory, contracts, dedicated tools, dies and molds, intellectual property and a license agreement relating to the NEW ESSENTIALS brand to Holdings for $2.2 (representing the net book value of such brand which Products Corporation believes approximated its fair market value at the time of sale), and the Operating Services Agreement was amended to include NEW ESSENTIALS as a Retained Brand.

   During 1996, 1995 and 1994, Products Corporation leased certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases including space at Products Corporation's New York headquarters and at Products Corporation's offices in London and Tokyo. The rent paid by MacAndrews & Forbes or its affiliates to Products Corporation for 1996, 1995 and 1994 was $4.6, $5.3 and $4.1, respectively.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS  (Continued)

    In July 1995, Products Corporation borrowed from Holdings approximately $0.8, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of certain of its businesses. In 1995, Products Corporation borrowed from Holdings approximately $5.6, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses. Such amounts are evidenced by noninterest-bearing promissory notes. Holdings agreed not to demand payment under such notes so long as any indebtedness remains outstanding under the Credit Agreement.

   The Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, (i) the capital stock and certain assets of certain subsidiaries of Holdings and (ii) a mortgage on Holdings' Edison, New Jersey facility.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1996, 1995 or 1994. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facility in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1996, 1995 and 1994 was $0.5, $1.2 and $1.1, respectively.

   In November 1993, Products Corporation assigned to Holdings a lease for warehouse space in New Jersey (the "N.J. Warehouse") between Products Corporation and a trust established for the benefit of certain family members of the Chairman of the Executive Committee. The N.J. Warehouse had become vacant as a result of divestitures and restructuring of Products Corporation. The lease has annual lease payments of approximately $2.3 and terminates on June 30, 2005. In consideration for Holdings assuming all liabilities and obligations under the lease, Products Corporation paid Holdings $7.5 (for which a liability was previously recorded) in three installments of $2.5 each in January 1994, January 1995 and January 1996. A nationally recognized investment banking firm rendered its written opinion that the terms of the lease transfer were fair from a financial standpoint to Products Corporation. During 1996, 1995 and 1994, Products Corporation paid certain costs associated with the N.J. Warehouse on behalf of Holdings and was reimbursed by Holdings for such amounts. The amounts reimbursed by Holdings to Products Corporation for such costs were $0.2, $0.2 and $0.3 for 1996, 1995 and 1994, respectively.

   During 1996, 1995 and 1994, Products Corporation used an airplane which was owned by a corporation of which Messrs. Gittis, Drapkin and Levin were the sole stockholders. Products Corporation paid approximately $0.2, $0.4 and $0.5 for the usage of the airplane for 1996, 1995 and 1994, respectively. As of December 31, 1996, Mr. Levin no longer holds an ownership interest in the corporation that owned the airplane.

   Consolidated Cigar, an affiliate of Products Corporation, assembles lipstick cases for Products Corporation. Products Corporation paid approximately $1.0, $1.0 and $0.6 for such services for 1996, 1995 and 1994, respectively.

   During 1994, Products Corporation was retained by an affiliate, Meridian, to act as licensing agent for Meridian's trademarks. Products Corporation will receive a percentage of any royalties generated by such licenses. No royalties were earned by Meridian for 1994, 1995 or 1996. However, Meridian paid Products Corporation approximately $0.1 in 1994 for reimbursement of expenses incurred in connection with such licensing activities.

   In January 1995, Products Corporation agreed to license certain of its trademarks to Guthy-Renker Corporation ("Guthy-Renker"), a corporation in which an affiliate of MacAndrews & Forbes held a 37.5%

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS  (Continued)

equity interest, to be used by Guthy-Renker in connection with the marketing and sale of hair extensions and hair pieces. The amount paid by Guthy-Renker to Products Corporation pursuant to such license for 1995 was less than $0.1. In connection with this licensing arrangement, Guthy-Renker agreed to use Products Corporation as its exclusive supplier of hair extensions and hair pieces. Guthy-Renker purchased $1.1 of wigs from Products Corporation during 1995. Products Corporation terminated the license with Guthy-Renker during 1995.

13. COMMITMENTS AND CONTINGENCIES

   The Company currently leases manufacturing, executive, including research and development, and sales facilities and various types of equipment under operating lease agreements. Rental expense was $51.7, $49.3 and $51.0 for the years ended December 31, 1996, 1995 and 1994, respectively. Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities and the Edison research and development facility, with remaining lease terms in excess of one year from December 31, 1996 aggregated $230.0; such commitments for each of the five years subsequent to December 31, 1996 are $37.9, $36.4, $31.2, $28.6 and $25.6, respectively. Such amounts exclude the minimum rentals to be received in the future under noncancelable subleases of $16.1.

   The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company's management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not result in a material effect on the Company's consolidated financial condition or results of operations.

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

   The following is a summary of the unaudited quarterly results of operations:

                                                  YEAR ENDED DECEMBER 31, 1996
                                          -------------------------------------------
                                              1ST         2ND        3RD        4TH
                                            QUARTER     QUARTER    QUARTER    QUARTER
                                          ----------  ---------  ---------  ---------
Net sales ...............................    $464.3     $517.9     $571.1     $613.7
Gross profit ............................     311.4      347.2      378.1      404.6
Income (loss) before extraordinary item       132.4(a)   (26.1)      (6.7)       1.6
Net income (loss) .......................     125.8(b)   (26.1)      (6.7)       1.6

                                               YEAR ENDED DECEMBER 31, 1995 (C)
                                          ------------------------------------------
                                             1ST        2ND        3RD        4TH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                          ---------  ---------  ---------  ---------
Net sales  ..............................   $412.2     $452.6     $514.5     $558.5
Gross profit  ...........................    270.6      299.0      346.8      369.3
Net loss  ...............................    (57.0)     (38.6)     (21.5)     (22.2)

------------

   (a) Includes the gain on issuance of subsidiary stock of $187.8 that was recognized in connection with the Offering. See Note 16.

   (b) Includes a charge of $6.6 resulting from the write-off of deferred financing costs associated with the extinguishment of the Former Credit Agreement prior to maturity.

   (c) Effective January 1, 1996, Products Corporation acquired from Holdings substantially all of the assets of Tarlow in consideration for the assumption of substantially all of the liabilities and obligations

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)  (Continued)

 of Tarlow. Net liabilities assumed were approximately $3.4. The assets acquired and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements presented have been restated as if the acquisition took place at the beginning of the earliest period. Products Corporation paid $4.1 to Holdings which was accounted for as an increase to capital deficiency.

15. GEOGRAPHIC SEGMENTS

   The Company operates in a single business segment. The Company has operations based in 26 foreign countries and its products are sold throughout the world. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates. The Company enters into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. In addition, the Company's operations in Brazil (which accounted for approximately 6.1% of the Company's net sales for 1996) are subject to hyperinflationary conditions. There can be no assurance as to the future effect of changes in social, political and economic conditions on the Company's business or financial condition. During 1996, one customer accounted for approximately 10.1% of the Company's consolidated net sales. Information related to the Company's geographic segments for each of the years in the three-year period ended December 31, 1996 with respect to operating results, and as of December 31, 1996 and 1995 with respect to identifiable assets, is presented below.

   Operating profit (loss), as presented below, is operating income, net foreign currency translation (gains) losses and identifiable miscellaneous income and expense; it excludes general corporate income and expenses, net interest and investment income and expense, including amortization of debt issuance costs, and income taxes. Export sales, including those to affiliates, are not significant. Export sales to non-affiliates and related operating profits are reflected in their geographic area of origin.

   Identifiable assets, as presented below, are those assets used in each geographic area. Corporate assets are principally cash and cash equivalents, certain property and equipment and nonoperating assets.

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

15. GEOGRAPHIC SEGMENTS  (Continued)

                                                         YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                       1996        1995        1994
                                                   ----------  ----------  ----------
GEOGRAPHIC AREAS
Net Sales:
  United States  .................................   $1,282.2    $1,155.8    $1,019.8
  Europe, Middle East and Africa  ................      404.1       357.1       320.7
  Latin America, Canada and Puerto Rico  .........      297.2       259.5       253.4
  Far East, Australia and other areas of the
  world  .........................................      183.5       165.4       138.6
                                                   ----------  ----------  ----------
                                                     $2,167.0    $1,937.8    $1,732.5
                                                   ==========  ==========  ==========
Operating profit (loss):
  United States  .................................   $  163.9    $  121.7    $   85.7
  Europe, Middle East and Africa  ................        9.9         7.6        16.2
  Latin America, Canada and Puerto Rico  .........       23.3        14.9        18.3
  Far East, Australia and other areas of the
  world  .........................................        7.5         7.8        (3.7)
                                                   ----------  ----------  ----------
                                                        204.6       152.0       116.5
Unallocated expenses (income):
  Interest expense  ..............................      240.1       237.5       221.2
  Interest and net investment income  ............       (3.4)       (4.9)       (6.3)
  Amortization of debt issuance costs  ...........       12.5        15.2        12.6
  Corporate expenses and miscellaneous, net  .....       16.5        18.1        29.1
  Gain on issuance of subsidiary stock  ..........     (187.8)         --          --
                                                   ----------  ----------  ----------
  Income (loss) before income taxes  .............   $  126.7    $ (113.9)   $ (140.1)
                                                   ==========  ==========  ==========

                                                                    DECEMBER 31,
                                                               ---------------------
                                                                   1996       1995
                                                               ----------  ---------
Identifiable assets:
 United States ...............................................   $  944.1   $  897.6
 Europe, Middle East and Africa ..............................      287.6      268.3
 Latin America, Canada and Puerto Rico .......................      198.7      167.8
 Far East, Australia and other areas of the world ............      130.6      127.0
 Corporate ...................................................       65.3       83.8
                                                               ----------  ---------
                                                                 $1,626.3   $1,544.5
                                                               ==========  =========

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

15. GEOGRAPHIC SEGMENTS  (Continued)

                                                           SKIN CARE,
                                            COSMETICS     PERSONAL CARE
                                               AND             AND
                                            FRAGRANCES    PROFESSIONAL      TOTAL
                                          ------------  ---------------  ----------
CLASSES OF SIMILAR PRODUCTS (UNAUDITED):
  1996  .................................    $1,263.9         903.1        $2,167.0
  % of net sales  .......................          58%           42%            100%
  1995  .................................    $1,075.2         862.6         1,937.8
  % of net sales  .......................          55%           45%            100%
  1994  .................................    $  884.8         847.7         1,732.5
  % of net sales  .......................          51%           49%            100%

16. GAIN ON ISSUANCE OF SUBSIDIARY STOCK

   On March 5, 1996, Revlon, Inc. completed an initial public offering in which it issued and sold 8,625,000 shares of its Class A Common Stock for $24.00 per share. The proceeds, net of underwriter's discount and related fees and expenses, of $187.8 were contributed to Products Corporation and were used by Products Corporation to repay borrowings outstanding under Products Corporation's credit agreement in effect at that time and to pay fees and expenses related to the Credit Agreement.

17. PENDING ACQUISITION

   On November 27, 1996, Products Corporation and PFC entered into an Agreement and Plan of Merger with Cosmetic Center pursuant to which PFC will merge with and into Cosmetic Center, with Cosmetic Center surviving the merger (the "Merger"). In the Merger, Products Corporation would receive newly issued common stock of Cosmetic Center constituting between 74% and 84% of the outstanding common stock. The Merger is subject to a number of significant conditions, including obtaining financing for Cosmetic Center and approval of the transaction by Cosmetic Center stockholders, among other conditions.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

-----------------------------------------------------------------------------

TABLE OF CONTENTS

Available Information................     2
Prospectus Summary...................     3
Risk Factors ........................    17
Use of Proceeds .....................    24
Capitalization ......................    25
Price Range of Class A Common Stock
 of Revlon, Inc. ....................    26
Selected Historical and Pro Forma
 Financial Data .....................    27
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations ......................    31
The Exchange Offer...................    40
Business ............................    47
Management ..........................    66
Ownership of Common Stock ...........    76
Relationship with MacAndrews
 & Forbes ...........................    77
Description of the Notes.............    84
Description of Other Indebtedness  ..   112
Certain Tax Aspects .................   121
Book-Entry; Delivery and Form  ......   123
Plan of Distribution.................   124
Legal Matters .......................   125
Experts..............................   125
Index to Consolidated Financial
 Statements .........................   F-1

UNTIL       1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                 $770,000,000
                               REVLON WORLDWIDE
                             (PARENT) CORPORATION
                       SERIES B SENIOR SECURED DISCOUNT
                                NOTES DUE 2001

                                    REVLON

                                  PROSPECTUS

                                      , 1997

Appendix of Graphic Material Omitted from Prospectus


Page
 No.                              Description
 ---                              -----------

 55 Bar chart of the Company's market share for color cosmetics in the United States self-select distribution channel, depicting the Company's market share of 17.1%, 19.5% and 21.4% for 1994, 1995 and 1996, respectively.

 55 Bar chart of the Company's market share for lip makeup in the United States self-select distribution channel, depicting the Company's market share of 28.9%, 33.5% and 32.6% for 1994, 1995 and 1996, respectively.

 55 Bar chart of the Company's market share for nail enamel in the United States self-select distribution channel, depicting the Company's market share of 20.1%, 22.4% and 24.7% for 1994, 1995 and 1996, respectively.

 56 Bar chart of the Company's market share for face makeup in the United States self-select distribution channel, depicting the Company's market share of 13.0%, 15.7% and 19.1% for 1994, 1995 and 1996, respectively.

 56 Bar chart of the Company's market share for foundation in the United States self-select distribution channel, depicting the Company's market share of 15.4%, 20.0% and 25.3% for 1994, 1995 and 1996, respectively.

 56 Bar chart of the Company's market share for eye makeup in the United States self-select distribution channel, depicting the Company's market share of 10.9%, 10.9% and 12.7% for 1994, 1995 and 1996.

 57 Bar chart depicting the Company's growth in retail sales in the United States self-select distribution channel for color cosmetics, lip makeup, face makeup, nail enamel and eye makeup

         Compared with overall growth in retail sales in such product categories for 1996 over 1995, as follows:

                                            Category       Revlon
                                            --------       ------
         Total color ...................      13.9%         25.2%
         Lip makeup ....................      17.5          14.3
         Face makeup ...................       9.6          32.0
         Nail ..........................      23.0          35.6
         Eye ...........................      13.0          33.5

 57 Bar chart of the Company's market share for implements in the United States self-select distribution channel, depicting the Company's market share of 35.8%, 35.8% and 36.3% for 1994, 1995 and 1996, respectively.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Set forth below is a table of the SEC registration fee and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement:

SEC registration fee.................   $153,044
Printing and engraving expenses .....        *
Legal fees and expenses..............        *
Transfer agent fees and expenses ....        *
Accounting fees and expenses.........        *
Miscellaneous........................        *
                                      ------------
                                         $
  Total..............................        *
                                      ============


------------
*      To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

   Article VIII of the By-laws of the Registrant, a copy of which is filed as
Exhibit 3.2 to this Registration Statement, allows the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the Registrant. Article VIII of the Registrant's By-Laws provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

   Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article Sixth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of the Director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) pursuant to Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   In connection with the organization of the Registrant, on February 24, 1997, National Health Care Group, Inc., Revlon Holdings Inc. and Charles of the Ritz Group Ltd. contributed, respectively, 750, 230 and 20 shares of common stock of Revlon Worldwide Corporation to the Registrant in exchange for, respectively, 750, 230 and 20 shares of common stock of the Registrant. On March 5, 1997, the Registrant sold $770,000,000 aggregate principal amount at maturity of the Old Notes to Chase Securities Inc. and Smith Barney Inc. (collectively, the "Initial Purchasers") for $505,043,000 less a discount to the Initial Purchasers of $12,626,075. Such transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in reliance on section 4(2) of such Act on the basis that such transactions did not involve a public offering. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Old Notes, such initial purchasers agreed to offer and sell such notes only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). Except for the transactions described above there have not been any recent sales of unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:

 EXHIBIT NO.                                            DESCRIPTION

-----------  ------------------------------------------------------------------------------------------------

     3.      CERTIFICATE OF INCORPORATION AND BY-LAWS.

     3.1     Certificate of Incorporation of Registrant.

     3.2     By-Laws of Registrant.

     4.      INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS, INCLUDING INDENTURES.

     4.1     Indenture, dated as of March 1, 1997, between the Registrant and The Bank of New York, as
             Trustee, relating to the Senior Secured Discount Notes due 2001 and the Series B Senior Secured
             Discount Notes due 2001.

     4.2     Indenture, dated as of July 15, 1980, between Holdings and The Chase Manhattan Bank, N.A., as
             Trustee, relating to the 10 7/8% Sinking Fund Debentures due 2010 (the "Debentures Indenture").
             (Incorporated by reference to Exhibit 4.1 to the Form S-1 of Revlon, Inc. filed with the
             Securities and Exchange Commission on May 22, 1992, File No. 33-47100 (the "Revlon 1992 Form
             S-1")).

     4.3     First Supplemental Indenture, dated as of August 15, 1986, to the Debentures Indenture.
             (Incorporated by reference to Exhibit 4.2 to the Revlon 1992 Form S-1).

     4.4     Instrument of Appointment and Acceptance of Successor Trustee and Appointment of Agent dated as of November 19, 1987, to appoint First National Bank of Minneapolis, as Trustee, relating to the
             Debentures Indenture. (Incorporated by reference to Exhibit 4.3 to the Revlon 1992 Form S-1).

     4.5     Second Supplemental Indenture, dated as of June 24, 1992, among Holdings, Revlon, Inc. and First
             National Bank of Minneapolis, as Trustee, to the Debentures Indenture. (Incorporated by
             reference to Exhibit 4.4 to the Amendment No. 1 to the Revlon Form S-1 filed with the Securities and Exchange Commission on June 29,1992, File No. 33-47100 (the "Revlon 1992 Amendment No. 1")).

     4.6     Third Supplemental Indenture, dated as of June 24, 1992, among Revlon, Inc., Products
             Corporation and First National Bank of Minneapolis, as Trustee, to the Debentures Indenture.
             (Incorporated by reference to Exhibit 4.5 to the Revlon 1992 Amendment No. 1).

                               II-2

EXHIBIT NO.                                             DESCRIPTION

-----------  ------------------------------------------------------------------------------------------------

    4.7      Indenture, dated as of February 15, 1993, between Products Corporation and The Bank of New York, as Trustee, relating to Products Corporation's 10 1/2% Series B Senior Subordinated Notes Due
             2003. (Incorporated by reference to Exhibit 4.31 to the Registration Statement on Form S-1 of
             Products Corporation filed with the Securities and Exchange Commission on March 17, 1993, File
             No. 33-59650).

    4.8      Indenture, dated as of April 1, 1993, between Products Corporation and NationsBank of Georgia,
             National Association, as Trustee, relating to Products Corporation's 9 3/8 % Senior Notes Due
             2001 and Products Corporation's 9 3/8% Series B Senior Notes Due 2001. (Incorporated by
             reference to Exhibit 4.28 to the Amendment No. 1 to the Registration Statement on Form S-1 of
             Products Corporation as filed with the Securities and Exchange Commission on April 13, 1993,
             File No. 33-59650).

    4.9      Indenture dated as of June 1, 1993, between Products Corporation and NationsBank of Georgia,
             National Association, as Trustee, relating to Products Corporation's 9 1/2% Senior Notes Due
             1999. (Incorporated by reference to Exhibit 4.31 to the Quarterly Report on Form 10-Q for the
             quarterly period ended June 30, 1993 of Products Corporation).

    4.10     Financing Reimbursement Agreement by and between Holdings and Products Corporation dated
             February 28, 1995. (Incorporated by reference to Exhibit 4.30 to the Annual Report on Form 10-K for the year ended December 31, 1994 of Products Corporation (the "Products Corporation 1994
             10-K")).

    4.11     Amendment to the Financing Reimbursement Agreement by and between Holdings and Products
             Corporation dated May 3, 1996. (Incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K for the year ended December 31, 1996 of Revlon, Inc. (the "Revlon, Inc. 1996
             10-K")).

    4.12     Second Amended and Restated Credit Agreement dated as of December 22, 1994, between Pacific
             Finance & Development Corp. and the Long-Term Credit Bank of Japan, Ltd. (the "Yen Credit
             Agreement"). (Incorporated by reference to Exhibit 4.32 to the Products Corporation 1994 10-K).

    4.13     Credit Agreement, dated as of February 28, 1995 among Products Corporation, Chemical Bank,
             Citibank N.A. and the lenders party thereto (the "Former Credit Agreement"). (Incorporated by reference to Exhibit 4.33 to the Quarterly Report on Form 10-Q for the quarterly period ended
             March 31, 1995 of Products Corporation (the "Products Corporation First Quarter 10-Q")).

    4.14     First Amendment, dated as of February 28, 1995, with respect to the Former Credit Agreement.
             (Incorporated by reference to Exhibit 4.34 to the Products Corporation First Quarter 10-Q).

    4.15     Second Amendment, dated as of February 28, 1995, with respect to the Former Credit Agreement.
             (Incorporated by reference to Exhibit 4.35 to the Quarterly Report on Form 10-Q for the
             quarterly period ended June 30, 1995 of Products Corporation).

    4.16     Third Amendment, dated as of October 30, 1995, with respect to the Former Credit Agreement.
             (Incorporated by reference to Exhibit 4.17 to the Registration Statement on Form S-1 of Revlon,
             Inc. filed with the Securities and Exchange Commission on November 17,1995 (File No.
             33-99558)(the "Revlon 1995 Form S-1")).

    4.17     Amended and Restated Credit Agreement, dated as of January 24,1996, among Products Corporation,
             Chemical Bank, Citibank N.A., Chemical Securities Inc. and the lenders party thereto.
             (Incorporated by reference to Exhibit 4.18 to the Amendment No. 3 to the Revlon 1995 Form S-1
             filed with the Securities and Exchange Commission on February 5, 1996 (the "Revlon 1995
             Amendment No. 3")).

    4.18     First Amendment and Consent Number 1 dated as of January 9, 1997 to the Credit Agreement.
             (Incorporated by reference to Exhibit 4.18 to the Revlon, Inc. 1996 10-K).

                               II-3

EXHIBIT NO.                                             DESCRIPTION

-----------  ------------------------------------------------------------------------------------------------

     4.19    Indenture dated as of March 15, 1993, between Revlon Worldwide and the First National Bank of
             Boston, as Trustee, relating to the Senior Secured Discount Notes due 1998 and the Series B
             Senior Secured Discount Notes Due 1998. (Incorporated by reference to Exhibit 4.28 to the
             Worldwide Form S-1).

     4.20    Registration Agreement, dated March 5, 1997, among the Registrant and the Initial Purchasers.

     5.      OPINIONS.

    *5.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Registrant.

    *8.1O    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Registrant.

    10.      MATERIAL CONTRACTS.

    10.1     Purchase and Sale Agreement and Amendment thereto by and between Products Corporation and
             Holdings, each dated as of February 18,1993, relating to the Edison, New Jersey facility.
             (Incorporated by reference to Exhibit 4.22 to the Annual Report on Form 10-K for the year ended
             December 31, 1992 of Products Corporation (the "Products Corporation 1992 10-K")).

    10.2     Asset Transfer Agreement, dated as of June 24, 1992, among Holdings, National Health Care Group,
             Inc., Charles of the Ritz Group Ltd., Products Corporation and Revlon, Inc. (Incorporated by
             reference to Exhibit 10.1 to the Revlon 1992 Amendment No. 1).

    10.3     Real Property Asset Transfer Agreement, dated as of June 24,1992, among Holdings, Revlon, Inc.
             and Products Corporation. (Incorporated by reference to Exhibit 10.2 to the Revlon 1992
             Amendment No. 1).

    10.4     Assumption Agreement relating to the Edison facility by and between Products Corporation and
             Holdings, each dated as of February 18, 1993, relating to the Edison, New Jersey facility.
             (Incorporated by reference to Exhibit 4.23 to the Products Corporation 1992 10-K).

    10.5     Tax Sharing Agreement, dated as of June 24, 1992, among Mafco Holdings, Revlon, Inc., Products
             Corporation and certain subsidiaries of Products Corporation (the "Tax Sharing Agreement").
             (Incorporated by reference to Exhibit 10.5 to the Revlon 1992 Amendment
             No. 1).

    10.6     First Amendment, dated as of February 28, 1995, to the Tax Sharing Agreement. (Incorporated by
             reference to Exhibit 10.5 to the Products Corporation 1994 10-K).

    10.7     Second Amendment, dated as of January 1, 1997, to the Tax Sharing Agreement. (Incorporated by
             reference to Exhibit 10.7 to the Revlon, Inc. 1996 10-K).

    10.8     Second Amended and Restated Operating Services Agreement by and among Holdings, Revlon, Inc. and
             Products Corporation, as of January 1, 1996. (Incorporated by reference to Exhibit 10.8 to the
             Revlon, Inc. 1996 10-K).

    10.9     Employment Agreement dated as of January 1, 1996 between Products Corporation and Jerry W.
             Levin. (Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the
             year ended December 31, 1995 of Products Corporation (the "Products Corporation 1995 10-K")).

    10.10    Employment Agreement dated as of January 1, 1996 between Products Corporation and George
             Fellows. (Incorporated by reference to Exhibit 10.11 to the Products Corporation 1995 10-K).

    10.11    Employment Agreement dated as of January 1, 1996 between Products Corporation and William J.
             Fox. (Incorporated by reference to Exhibit 10.12 to the Products Corporation 1995 10-K).

                               II-4

EXHIBIT NO.                                             DESCRIPTION

-----------  ------------------------------------------------------------------------------------------------

    10.12    Employment Agreement dated as of January 1, 1996 between RIROS Corporation and Carlos Colomer
             Casellas. (Incorporated by reference to Exhibit 10.13 to the Products Corporation 1995 10-K).

    10.13    Employment Agreement dated as of January 1, 1996 between Products Corporation and
             M. Katherine Dwyer. (Incorporated by reference to Exhibit 10.13 to the Revlon, Inc. 1996 10-K).

    10.14    Revlon Employees' Savings and Investment Plan effective as of January 1, 1996. (Incorporated by reference to Exhibit 10.15 to the Products Corporation 1995 10-K).

    10.15    Revlon Employees' Retirement Plan as amended and restated December 19, 1994. (Incorporated by reference to Exhibit 10.15 to the Products Corporation 1994 10-K).

    10.16    Amended and Restated Revlon Pension Equalization Plan, effective January 1, 1996. (Incorporated by reference to Exhibit 10.17 to the Revlon 1995 Amendment No. 4).

    10.17    Executive Supplemental Medical Expense Plan Summary dated July 1991. (Incorporated by reference to Exhibit 10.18 to the Revlon 1992 Form S-1).

    10.18    Description of Post Retirement Life Insurance Program for Key Executives. (Incorporated by
             reference to Exhibit 10.19 to the Revlon 1992 Form S-1).

    10.19    Benefit Plans Assumption Agreement dated as of July 1, 1992, by and among Holdings, Revlon, Inc.
             and Products Corporation. (Incorporated by reference to Exhibit 10.25 to the Products
             Corporation 1992 10-K).

    10.20    Revlon Executive Bonus Plan effective January 1, 1997. (Incorporated by reference to Exhibit
             10.20 to the Revlon, Inc. 1996 10-K).

    10.21    Revlon Executive Deferred Compensation Plan, amended as of October 15, 1993. (Incorporated by reference to Exhibit 10.25 to the Products Corporation 1993 10-K).

    10.22    Revlon Executive Severance Policy effective January 1, 1996. (Incorporated by reference to
             Exhibit 10.23 to the Revlon 1995 Amendment No. 3).

    10.23    Revlon, Inc. 1996 Stock Plan, amended and restated as of December 17, 1996. (Incorporated by reference to Exhibit 10.23 to the Revlon, Inc. 1996 10-K).

    10.24    Tax Sharing Agreement, dated as of March 17, 1993, between Revlon Worldwide and Mafco Holdings
             Inc. (Incorporated by reference to Exhibit 10.30 to the Worldwide Form S-1).

    10.25    Indemnity Agreement, dated March 25, 1993, between Revlon Worldwide and Holdings. (Incorporated by reference to Exhibit 10.32 to the Worldwide Form S-1).

    10.26    Form of Registration Rights Agreement. (Incorporated by reference to Exhibit 10.1 to the Annual
             Report on Form 10-K for the year ended December 31, 1995 of Revlon Worldwide).

    12.      RATIO OF EARNINGS TO FIXED CHARGES.

    12.1     Statement regarding the computation of ratio of earnings to fixed charges for the Registrant.

    21.      SUBSIDIARIES.

    21.1     Subsidiaries of the Registrant.

    23.      CONSENTS.

    23.1     Consent of KPMG Peat Marwick LLP and Report on Schedule.

   *23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Registrant (included in Exhibit 5.1).

   *23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Registrant (included in Exhibit 8.1).

                               II-5

EXHIBIT NO.                                             DESCRIPTION

-----------  ------------------------------------------------------------------------------------------------

    24.      POWERS OF ATTORNEY.

    24.1     Power of Attorney executed by Ronald O. Perelman.

    24.2     Power of Attorney executed by Howard Gittis.

    24.3     Power of Attorney executed by Irwin Engelman.

    24.4     Power of Attorney executed by Lawrence E. Kreider.

    25.      FORM T-1.

    25.1     Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the Registrant's Series B Senior Secured Discount Notes due 2001.

    27.      FINANCIAL DATA SCHEDULE.

    27.1     Financial Data Schedule.

    99.      MISCELLANEOUS.

   *99.1     Form of Letter of Transmittal.

   *99.2     Form of Notice of Guaranteed Delivery.

   *99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

   *99.4     Form of Letter to Clients.

------------
*     To be filed by amendment.

   (b)        Financial Statement Schedules:
              Schedule II--Valuation and Qualifying Accounts.

 ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 14, 1997.

                                          REVLON WORLDWIDE (PARENT)
                                           CORPORATION
                                          By /s/ Glenn P. Dickes
                                          -----------------------------------
                                            Glenn P. Dickes
                                            Vice President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                           TITLE                         DATE

---------------------------  -------------------------------------  ------------------

   /s/ Ronald O. Perelman    Chairman of the Board and Director         March 14, 1997
 ---------------------------   (Principal Executive Officer)
 Ronald O. Perelman

      /s/ Howard Gittis      Vice Chairman of the Board and             March 14, 1997
 ---------------------------   Director
 Howard Gittis

     /s/ Irwin Engelman      Executive Vice President and Chief         March 14, 1997
 ---------------------------   Financial Officer
 Irwin Engelman                (Principal Financial Officer)

  /s/ Lawrence E. Kreider    Senior Vice President, Controller and      March 14, 1997
 ---------------------------   Chief Accounting Officer (Principal
 Lawrence E. Kreider           Accounting Officer)

   *Joram C. Salig, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.

                                          By /s/ Joram C. Salig
                                          -----------------------------------
                                            Joram C. Salig
                                            Attorney-in-Fact

                                                                  SCHEDULE II

            REVLON WORLDWIDE (PARENT) CORPORATION AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                            (DOLLARS IN MILLIONS)

                                          BALANCE AT    CHARGED TO                  BALANCE
                                          BEGINNING      COST AND       OTHER       AT END
                                           OF YEAR       EXPENSES     DEDUCTIONS    OF YEAR
                                        ------------  ------------  ------------  ---------
YEAR ENDED DECEMBER 31, 1996:
Applied against asset accounts:
 Allowance for doubtful accounts  .....     $13.6         $ 7.1         $ (7.8)(1)   $12.9
 Allowance for volume and early
  payment discounts ...................     $10.1         $43.8         $(41.9)(2)   $12.0

YEAR ENDED DECEMBER 31, 1995:
Applied against asset accounts:
 Allowance for doubtful accounts  .....     $11.1         $ 5.5         $ (3.0)(1)   $13.6
 Allowance for volume and early
  payment discounts ...................     $10.6         $33.3         $(33.8)(2)   $10.1

YEAR ENDED DECEMBER 31, 1994:
Applied against asset accounts:
 Allowance for doubtful accounts  .....     $14.6         $ 4.6         $ (8.1)(1)   $11.1
 Allowance for volume and early
  payment discounts ...................     $ 9.7         $26.0         $(25.1)(2)   $10.6

------------

Notes:
(1) Doubtful accounts written off, less recoveries, reclassifications and foreign currency translation adjustments.
(2) Discounts taken, reclassifications and foreign currency translation adjustments.

                                EXHIBIT INDEX

                                                                                                           PAGE
EXHIBIT NO.                                          DESCRIPTION                                           NO.

-----------  -----------------------------------------------------------------------------------------  --------

     3.      CERTIFICATE OF INCORPORATION AND BY-LAWS.

     3.1     Certificate of Incorporation of Registrant.

     3.2     By-Laws of Registrant.

     4.      INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS, INCLUDING INDENTURES.

     4.1     Indenture, dated as of March 1, 1997, between the Registrant and The Bank of New York, as
             Trustee, relating to the Senior Secured Discount Notes due 2001 and the Series B Senior
             Secured Discount Notes due 2001.

     4.2     Indenture, dated as of July 15, 1980, between Holdings and The Chase Manhattan Bank,
             N.A., as Trustee, relating to the 10 7/8% Sinking Fund Debentures due 2010 (the
             "Debentures Indenture"). (Incorporated by reference to Exhibit 4.1 to the Form S-1 of
             Revlon, Inc. filed with the Securities and Exchange Commission on May 22, 1992, File No.
             33-47100 (the "Revlon 1992 Form S-1")).

     4.3     First Supplemental Indenture, dated as of August 15, 1986, to the Debentures Indenture.
             (Incorporated by reference to Exhibit 4.2 to the Revlon 1992 Form S-1).

     4.4     Instrument of Appointment and Acceptance of Successor Trustee and Appointment of Agent
             dated as of November 19, 1987, to appoint First National Bank of Minneapolis, as Trustee, relating to the Debentures Indenture. (Incorporated by reference to Exhibit 4.3 to the
             Revlon 1992 Form S-1).

     4.5     Second Supplemental Indenture, dated as of June 24, 1992, among Holdings, Revlon, Inc.
             and First National Bank of Minneapolis, as Trustee, to the Debentures Indenture.
             (Incorporated by reference to Exhibit 4.4 to the Amendment No. 1 to the Revlon Form S-1
             filed with the Securities and Exchange Commission on June 29,1992, File No. 33-47100 (the
             "Revlon 1992 Amendment No. 1")).

     4.6     Third Supplemental Indenture, dated as of June 24, 1992, among Revlon, Inc., Products
             Corporation and First National Bank of Minneapolis, as Trustee, to the Debentures
             Indenture. (Incorporated by reference to Exhibit 4.5 to the Revlon 1992 Amendment No. 1).

     4.7     Indenture, dated as of February 15, 1993, between Products Corporation and The Bank of
             New York, as Trustee, relating to Products Corporation's 10 1/2% Series B Senior
             Subordinated Notes Due 2003. (Incorporated by reference to Exhibit 4.31 to the
             Registration Statement on Form S-1 of Products Corporation filed with the Securities and
             Exchange Commission on March 17, 1993, File No. 33-59650).

     4.8     Indenture, dated as of April 1, 1993, between Products Corporation and NationsBank of
             Georgia, National Association, as Trustee, relating to Products Corporation's 9 3/8 %
             Senior Notes Due 2001 and Products Corporation's 9 3/8% Series B Senior Notes Due 2001.
             (Incorporated by reference to Exhibit 4.28 to the Amendment No. 1 to the Registration
             Statement on Form S-1 of Products Corporation as filed with the Securities and Exchange
             Commission on April 13, 1993, File No. 33-59650).

     4.9     Indenture dated as of June 1, 1993, between Products Corporation and NationsBank of
             Georgia, National Association, as Trustee, relating to Products Corporation's 9 1/2%
             Senior Notes Due 1999. (Incorporated by reference to Exhibit 4.31 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1993 of Products Corporation).

                                                                                                           PAGE
EXHIBIT NO.                                          DESCRIPTION                                           NO.

-----------  -----------------------------------------------------------------------------------------  --------

    4.10     Financing Reimbursement Agreement by and between Holdings and Products Corporation dated
             February 28, 1995. (Incorporated by reference to Exhibit 4.30 to the Annual Report on
             Form 10-K for the year ended December 31, 1994 of Products Corporation (the "Products
             Corporation 1994 10-K")).

    4.11     Amendment to the Financing Reimbursement Agreement by and between Holdings and Products
             Corporation dated May 3, 1996. (Incorporated by reference to Exhibit 4.10 to the Annual
             Report on Form 10-K for the year ended December 31, 1996 of Revlon, Inc. (the "Revlon,
             Inc. 1996 10-K")).

    4.12     Second Amended and Restated Credit Agreement dated as of December 22, 1994, between
             Pacific Finance & Development Corp. and the Long-Term Credit Bank of Japan, Ltd. (the
             "Yen Credit Agreement"). (Incorporated by reference to Exhibit 4.32 to the Products
             Corporation 1994 10-K).

    4.13     Credit Agreement, dated as of February 28, 1995 among Products Corporation, Chemical
             Bank, Citibank N.A. and the lenders party thereto (the "Former Credit Agreement").
             (Incorporated by reference to Exhibit 4.33 to the Quarterly Report on Form 10-Q for the
             quarterly period ended March 31, 1995 of Products Corporation (the "Products Corporation
             First Quarter 10-Q")).

    4.14     First Amendment, dated as of February 28, 1995, with respect to the Former Credit
             Agreement. (Incorporated by reference to Exhibit 4.34 to the Products Corporation First
             Quarter 10-Q).

    4.15     Second Amendment, dated as of February 28, 1995, with respect to the Former Credit
             Agreement. (Incorporated by reference to Exhibit 4.35 to the Quarterly Report on Form
             10-Q for the quarterly period ended June 30, 1995 of Products Corporation).

    4.16     Third Amendment, dated as of October 30, 1995, with respect to the Former Credit
             Agreement. (Incorporated by reference to Exhibit 4.17 to the Registration Statement on
             Form S-1 of Revlon, Inc. filed with the Securities and Exchange Commission on November
             17,1995 (File No. 33-99558)(the "Revlon 1995 Form S-1")).

    4.17     Amended and Restated Credit Agreement, dated as of January 24,1996, among Products
             Corporation, Chemical Bank, Citibank N.A., Chemical Securities Inc. and the lenders party thereto. (Incorporated by reference to Exhibit 4.18 to the Amendment No. 3 to the Revlon
             1995 Form S-1 filed with the Securities and Exchange Commission on February 5, 1996 (the
             "Revlon 1995 Amendment No. 3")).

    4.18     First Amendment and Consent Number 1 dated as of January 9, 1997 to the Credit Agreement.
             (Incorporated by reference to Exhibit 4.18 to the Revlon, Inc. 1996 10-K).

    4.19     Indenture dated as of March 15, 1993, between Revlon Worldwide and the First National
             Bank of Boston, as Trustee, relating to the Senior Secured Discount Notes due 1998 and the Series B Senior Secured Discount Notes Due 1998. (Incorporated by reference to
             Exhibit 4.28 to the Worldwide Form S-1).

    4.20     Registration Agreement, dated March 5, 1997, among the Registrant and the Initial
             Purchasers.

    5.       OPINIONS.

   *5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Registrant.

   *8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Registrant.

                                                                                                           PAGE
EXHIBIT NO.                                          DESCRIPTION                                           NO.

-----------  -----------------------------------------------------------------------------------------  --------

    10.      MATERIAL CONTRACTS.

    10.1     Purchase and Sale Agreement and Amendment thereto by and between Products Corporation and
             Holdings, each dated as of February 18,1993, relating to the Edison, New Jersey facility.
             (Incorporated by reference to Exhibit 4.22 to the Annual Report on Form 10-K for the year ended December 31, 1992 of Products Corporation (the "Products Corporation 1992 10-K")).

    10.2     Asset Transfer Agreement, dated as of June 24, 1992, among Holdings, National Health Care
             Group, Inc., Charles of the Ritz Group Ltd., Products Corporation and Revlon, Inc.
             (Incorporated by reference to Exhibit 10.1 to the Revlon 1992 Amendment No. 1).

    10.3     Real Property Asset Transfer Agreement, dated as of June 24,1992, among Holdings, Revlon,
             Inc. and Products Corporation. (Incorporated by reference to Exhibit 10.2 to the Revlon
             1992 Amendment No. 1).

    10.4     Assumption Agreement relating to the Edison facility by and between Products Corporation and Holdings, each dated as of February 18, 1993, relating to the Edison, New Jersey facility. (Incorporated by reference to Exhibit 4.23 to the Products Corporation 1992
             10-K).

    10.5     Tax Sharing Agreement, dated as of June 24, 1992, among Mafco Holdings, Revlon, Inc.,
             Products Corporation and certain subsidiaries of Products Corporation (the "Tax Sharing
             Agreement"). (Incorporated by reference to Exhibit 10.5 to the Revlon 1992 Amendment No.
             1).

    10.6     First Amendment, dated as of February 28, 1995, to the Tax Sharing Agreement.
             (Incorporated by reference to Exhibit 10.5 to the Products Corporation 1994 10-K).

    10.7     Second Amendment, dated as of January 1, 1997, to the Tax Sharing Agreement.
             (Incorporated by reference to Exhibit 10.7 to the Revlon, Inc. 1996 10-K).

    10.8     Second Amended and Restated Operating Services Agreement by and among Holdings, Revlon,
             Inc. and Products Corporation, as of January 1, 1996. (Incorporated by reference to
             Exhibit 10.8 to the Revlon, Inc. 1996 10-K).

    10.9     Employment Agreement dated as of January 1, 1996 between Products Corporation and Jerry
             W. Levin. (Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 1995 of Products Corporation (the "Products Corporation
             1995 10-K")).

    10.10    Employment Agreement dated as of January 1, 1996 between Products Corporation and George
             Fellows. (Incorporated by reference to Exhibit 10.11 to the Products Corporation 1995
             10-K).

    10.11    Employment Agreement dated as of January 1, 1996 between Products Corporation and William
             J. Fox. (Incorporated by reference to Exhibit 10.12 to the Products Corporation 1995
             10-K).

    10.12    Employment Agreement dated as of January 1, 1996 between RIROS Corporation and Carlos
             Colomer Casellas. (Incorporated by reference to Exhibit 10.13 to the Products Corporation
             1995 10-K).

    10.13    Employment Agreement dated as of January 1, 1996 between Products Corporation and M.
             Katherine Dwyer. (Incorporated by reference to Exhibit 10.13 to the Revlon, Inc. 1996
             10-K).

    10.14    Revlon Employees' Savings and Investment Plan effective as of January 1, 1996.
             (Incorporated by reference to Exhibit 10.15 to the Products Corporation 1995 10-K).

                                                                                                           PAGE
EXHIBIT NO.                                          DESCRIPTION                                           NO.

-----------  -----------------------------------------------------------------------------------------  --------

    10.15    Revlon Employees' Retirement Plan as amended and restated December 19, 1994.
             (Incorporated by reference to Exhibit 10.15 to the Products Corporation 1994 10-K).

    10.16    Amended and Restated Revlon Pension Equalization Plan, effective January 1, 1996.
             (Incorporated by reference to Exhibit 10.17 to the Revlon 1995 Amendment No. 4).

    10.17    Executive Supplemental Medical Expense Plan Summary dated July 1991. (Incorporated by reference to Exhibit 10.18 to the Revlon 1992 Form S-1).

    10.18    Description of Post Retirement Life Insurance Program for Key Executives. (Incorporated
             by reference to Exhibit 10.19 to the Revlon 1992 Form S-1).

    10.19    Benefit Plans Assumption Agreement dated as of July 1, 1992, by and among Holdings,
             Revlon, Inc. and Products Corporation. (Incorporated by reference to Exhibit 10.25 to the
             Products Corporation 1992 10-K).

    10.20    Revlon Executive Bonus Plan effective January 1, 1997. (Incorporated by reference to
             Exhibit 10.20 to the Revlon, Inc. 1996 10-K).

    10.21    Revlon Executive Deferred Compensation Plan, amended as of October 15, 1993.
             (Incorporated by reference to Exhibit 10.25 to the Products Corporation 1993 10-K).

    10.22    Revlon Executive Severance Policy effective January 1, 1996. (Incorporated by reference to Exhibit 10.23 to the Revlon 1995 Amendment No. 3).

    10.23    Revlon, Inc. 1996 Stock Plan, amended and restated as of December 17, 1996. (Incorporated by reference to Exhibit 10.23 to the Revlon, Inc. 1996 10-K).

    10.24    Tax Sharing Agreement, dated as of March 17, 1993, between Revlon Worldwide and Mafco
             Holdings Inc. (Incorporated by reference to Exhibit 10.30 to the Worldwide Form S-1).

    10.25    Indemnity Agreement, dated March 25, 1993, between Revlon Worldwide and Holdings.
             (Incorporated by reference to Exhibit 10.32 to the Worldwide Form S-1).

    10.26    Form of Registration Rights Agreement. (Incorporated by reference to Exhibit 10.1 to the
             Annual Report on Form 10-K for the year ended December 31, 1995 of Revlon Worldwide).

    12.      RATIO OF EARNINGS TO FIXED CHARGES.

    12.1     Statement regarding the computation of ratio of earnings to fixed charges for the
             Registrant.

    21.      SUBSIDIARIES.

    21.1     Subsidiaries of the Registrant.

    23.      CONSENTS.

    23.1     Consent of KPMG Peat Marwick LLP and Report on Schedule.

   *23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Registrant
             (included in Exhibit 5.1).

   *23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Registrant
             (included in Exhibit 8.1).

                                                                                                           PAGE
EXHIBIT NO.                                          DESCRIPTION                                           NO.

-----------  -----------------------------------------------------------------------------------------  --------

    24.      POWERS OF ATTORNEY.

    24.1     Power of Attorney executed by Ronald O. Perelman.

    24.2     Power of Attorney executed by Howard Gittis.

    24.3     Power of Attorney executed by Irwin Engelman.

    24.4     Power of Attorney executed by Lawrence E. Kreider.

    25.      FORM T-1.

    25.1     Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as
             Trustee under the Indenture relating to the Registrant's Series B Senior Secured Discount
             Notes due 2001.

    27.      FINANCIAL DATA SCHEDULE.

    27.1     Financial Data Schedule.

    99.      MISCELLANEOUS.

   *99.1     Form of Letter of Transmittal.

   *99.2     Form of Notice of Guaranteed Delivery.

   *99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

   *99.4     Form of Letter to Clients.

------------
*     To be filed by amendment.